Exhibit 2.1

OMNIBUS CONTRIBUTION AND PARTIAL

INTEREST ASSIGNMENT AGREEMENT

AMONG

PARKWAY OPERATING PARTNERSHIP LP

CONTRIBUTION ENTITIES (AS DEFINED HEREIN)

CPPIB US RE-A, INC.

AND

PERMIAN INVESTOR LP

Dated as of February 17, 2017

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(continued)

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(continued)

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(continued)

EXHIBITS:
EXHIBIT 1 –	EFFECTIVE DATE STRUCTURE CHART
EXHIBIT 2 –	COMPANY LP AGREEMENT
EXHIBIT 3 –	HOLDCO LLC AGREEMENT
EXHIBIT 4 –	POPLP RETAINED CAPITALIZED WORK OBLIGATIONS
EXHIBIT 5 –	FORM OF LP ASSIGNMENT AND ASSUMPTION
EXHIBIT 6 –	THE LAND
EXHIBIT 7 –	SCHEDULE OF INSURANCE POLICIES/MATERIAL CONTRACTS
EXHIBIT 8 –	GS LOAN COMMITMENT
EXHIBIT 9 –	MANAGEMENT AND LEASING SERVICES AGREEMENT
EXHIBIT 10 –	POPLP RETAINED LEASING OBLIGATIONS
EXHIBIT 11 –	POST-CLOSING STRUCTURE CHART
EXHIBIT 12 –	TITLE COMMITMENT(S)
EXHIBIT 13 –	LIST OF TRANSFER DOCUMENTS
EXHIBIT 14 –	FORM OF ESCROW AGREEMENT
EXHIBIT 15 –	WIRING INSTRUCTIONS

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(continued)

EXHIBIT 16 –	POPLP RETAINED RENT CONCESSION AMOUNT
EXHIBIT 17 –	ACCESS AND CONFIDENTIALITY AGREEMENT
EXHIBIT 18 –	SCHEDULE OF LITIGATION
EXHIBIT 19 –	RENT ROLL
EXHIBIT 20 –	FORM OF TENANT ESTOPPELS
EXHIBIT 21 –	MAJOR TENANTS
EXHIBIT 22 –	SCHEDULE OF LEASING AND BROKERAGE AGREEMENTS

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OMNIBUS CONTRIBUTION AND PARTIAL

INTEREST ASSIGNMENT AGREEMENT

THIS OMNIBUS CONTRIBUTION AND PARTIAL INTEREST ASSIGNMENT AGREEMENT (this “Agreement”), dated as of February 17, 2017 (the “Effective Date”), among: (a) PARKWAY OPERATING PARTNERSHIP LP, a Delaware limited partnership (“POPLP”); (b) each of the entities noted on Exhibit 1 (each a “Contribution Entity” and, collectively, the “Contribution Entities”); (c) PERMIAN INVESTOR LP, a Delaware limited partnership (“TIAA/SP”); and (d) CPPIB US RE-A, Inc., a corporation organized under the laws of Ontario (“CPPIB”).

RECITALS:

WHEREAS, the Contribution Assets (such term, and any other capitalized term used but not defined in these recitals, defined below) are currently 100% owned, directly or indirectly, by the Contribution Entities.

WHEREAS, simultaneously with the execution and delivery of this Agreement, POPLP and GS have entered into the GS Loan Commitment with the intention that (a) GS will make the GS Loan to the Propcos (and possibly Mezzco) and (b) the Propcos (and possibly Mezzco) will be the borrowers under the GS Loan Documents.

WHEREAS, subject to the provisions of this Agreement and in connection with the Closing, POPLP will form (a) PKY GWP JV GP, LLC as a single member wholly-owned limited liability company under the LLC Act (defined below) (“PKY/GP”) and (b) PKY GWP JV LP, LLC as a single member wholly-owned limited liability company under the LLC Act (“PKY/LP”).

WHEREAS, subject to the provisions of this Agreement and in connection with the Closing, POPLP will cause PKY/GP and PKY/LP to form a limited partnership under the Limited Partnership Act to be known as GWP JV Limited Partnership (the “Company”) pursuant to a Certificate of Limited Partnership to be filed with the Office of the Secretary of State of the State of Delaware (the “Company Certificate”) and (b) enter into an initial limited partnership agreement of the Company in a form reasonably approved by CPPIB and TIAA/SP (the “Initial Company LP Agreement”).

WHEREAS, subject to the provisions of this Agreement and in connection with the Closing, POPLP will cause PKY/GP, as the general partner of the Company, to own 1% of the outstanding Partnership Interests in the Company and will cause PKY/LP, as the limited partner of the Company, to own 99% of the outstanding Partnership Interests in the Company.

WHEREAS, subject to the provisions of this Agreement and in connection with the Closing, POPLP will (a) cause PKY/GP to cause the Company to form a single member limited liability company under the LLC Act to be known as GWP JV Holdings, LLC (“Holdco”) pursuant to a Certificate of Formation to be filed with the Office of the Secretary of State of the State of Delaware (the “Holdco Certificate”), with Holdco to be wholly-owned by the Company (until the issuance of the Holdco Preferred Shares as contemplated by the Holdco LLC Agreement).

WHEREAS, subject to the provisions of this Agreement and in connection with the Closing, Holdco will (a) form a wholly-owned single member limited liability company under the LLC Act to be known as GWP JV Mezzanine, LLC (“Mezzco”) pursuant to a Certificate of Formation to be filed with the Office of the Secretary of State of the State of Delaware (the “Mezzco Certificate”) and (b) enter into an initial limited liability company operating agreement of Mezzco (the “Mezzco LLC Agreement”).

WHEREAS, subject to the provisions of this Agreement and in connection with the Closing, Holdco will cause Mezzco to (a) form each Propco as a wholly-owned single member limited liability company under the LLC Act pursuant to the applicable Propco LLC Certificate and (b) enter into the applicable Propco LLC Agreement for each Propco.

WHEREAS, subject to the provisions of this Agreement and in connection with the Closing, Holdco will (a) form a wholly-owned single member limited liability company under the LLC Act to be known as GWP TRS, LLC (“TRS”) pursuant to a Certificate of Formation to be filed with the Office of the Secretary of State of the State of Delaware (the “TRS Certificate”); and (b) enter into an initial limited liability company operating agreement of TRS (the “TRS LLC Agreement”).

WHEREAS, subject to the provisions of this Agreement and in connection with the Closing, by no later than 11:00 AM (EST) on the Closing Date, CPPIB will fund the Class D Closing Date Payment Amount into the Escrow Account and (b) TIAA/SP will fund its Class C-1 Closing Date Payment Amount into the Escrow Account.

WHEREAS, subject to the provisions of this Agreement, on the Closing Date (but subsequent to the funding by CPPIB and TIAA/SP of the amounts as described in the Recital clause immediately above): (a) POPLP will cause each applicable Contribution Entity to contribute the Contribution Assets owned by such Contribution Entity to the Company; (b) the Company will contribute all such Contribution Assets to Holdco; (c) Holdco will contribute all such Contribution Assets to Mezzco; and (d) Mezzco will contribute all such Contribution Assets to the applicable Propcos.

WHEREAS, subject to the provisions of this Agreement, on the Closing Date (but subsequent to the contribution of assets and interests as described in the Recital clause immediately above): (a) if applicable, the GS Loan will close and Escrow Agent will release the proceeds of the GS Loan (less any GS Loan Reserves) to the Propcos (and, if applicable, Mezzco); (b) the Propcos will distribute any net proceeds received by them to Mezzco; (c) Mezzco will distribute any net proceeds received from the Propcos (and, if applicable, directly by Mezzco) to Holdco; (d) Holdco will distribute any net proceeds received from Mezzco (less any applicable additional working capital reserves provided for in the Approved Annual Business Plan (the “Holdco Additional Reserves”)) to the Company; (e) the Company will distribute such net proceeds to PKY/GP and PKY/LP; (f) PKY/GP and PKY/LP will distribute such net proceeds to POPLP; and (g) POPLP will satisfy the BOA Term Loan (although the Parties acknowledge and agree that, as provided for in this Agreement, the GS Closing is not a condition of the CPPIB Closing Obligations).

WHEREAS, subject to the provisions of this Agreement, on the Closing Date (but subsequent to the release and distribution of the proceeds of the GS Loan as described in the Recital clause immediately above): (a) Escrow Agent will release the Class D Assignment Consideration Amount to PKY/LP; (b) Escrow Agent will release the Class D Interest Assignment to CPPIB; (c) Escrow Agent will release the Class C-1 Assignment Consideration Amount to PKY/LP; and (d) Escrow Agent will release the Class C-1 Interest Assignment to TIAA/SP.

WHEREAS, subject to the provisions of this Agreement, on the Closing Date (but subsequent to the actions described in the Recital clauses above), first, PKY/GP PKY/LP, TIAA/SP and CPPIB will amend and restate the Initial Company LP Agreement in the form attached as Exhibit 2 (the “Company LP Agreement”) and second, the Company will enter into the limited liability agreement of Holdco in the form attached as Exhibit 3 (the “Holdco LLC Agreement”).

WHEREAS, after the Closing (and as provided for in the Company LP Agreement and the Holdco LLC Agreement), Holdco will: (a) elect to be treated as an “association” taxable as a corporation for federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(c) (the “CTB Election”) by timely filing Form 8832 for Entity Classification Election with an effective date of two (2) days following the Closing Date (the date the CTB Election is effective being the “CTB Election Effective Date”) (the “Form 8832”) with the Form 8832 to be mailed on the CTB Election Effective Date to the address set forth in the instructions thereto by certified mail, return receipt requested; (b) elect to be treated as a real estate investment trust pursuant to Section 856 et. seq. of the IRS Code for its taxable year ending December 31, 2017, with such election to be made by timely filing a Form 1120-REIT for the taxable year of Holdco commencing on the CTB Election Effective Date and ending on December 31, 2017; and (c) issue Holdco Preferred Shares to not less than one hundred (100) qualified shareholders prior to January 30, 2018.

WHEREAS, on the CTB Election Effective Date or at any time thereafter that it elects, CPPIB may transfer its Partnership Interests to its sole shareholder, CPP Investment Board Real Estate Holdings, Inc., which may then, in turn, transfer such Partnership Interests to its sole shareholder, Canada Pension Plan Investment Board, provided that as a condition to such transfer the transferee must assume all rights and obligations of CPPIB pursuant to Section 4.11 of this Agreement.

WHEREAS, following the CTB Election Effective Date as provided in this Agreement: (i) TIAA/SP will pay PKY/LP an amount equal to the Class C-2 Assignment Consideration Amount and (ii) the Escrow Agent will release the Class C-2 Interest Assignment to TIAA/SP.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the mutual receipt and sufficiency of which are hereby acknowledged, POPLP, the Contribution Entities, CPPIB and TIAA/SP hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01    Certain Defined Terms. For purposes of this Agreement:

“Access and Confidentiality Agreement” is defined in Section 5.01.

“Accounting Principles” has the meaning ascribed to it in the Company LP Agreement.

“Adjusted Contribution Asset Value Amount” means an amount equal to the Gross Initial Contribution Asset Value as adjusted pursuant to Article III.

“Affiliate” has the meaning ascribed to such term in the Company LP Agreement.

“Aggregate PP Closing Date Payment Amount” means: (a) if TIAA/SP and CPPIB are both a Purchasing Party, an amount equal to the sum of (i) the C-1 Assignment Consideration Amount, less the TIAA/SP Deposit and (ii) the applicable Class D Assignment Consideration Amount, less the CPPIB Deposit and (b) if CPPIB is the sole Purchasing Party, an amount equal to the applicable Class D Assignment Consideration Amount, less the CPPIB Deposit.

“Aggregate PP Assignment Consideration Amount” means: (a) if TIAA/SP and CPPIB are both a Purchasing Party, an amount equal to the sum of (i) the C-1 Assignment Consideration Amount and (ii) the applicable Class D Assignment Consideration Amount and (b) if CPPIB is the sole Purchasing Party, an amount equal to the applicable Class D Assignment Consideration Amount.

“Agreement” is defined in the introduction.

“Alternate Title Insurers” is defined in Section 6.08.

“Approved” has the meaning ascribed to it in the Company LP Agreement and the Holdco LLC Agreement.

“Approved Annual Business Plan” has the meaning ascribed to it in the Company LP Agreement and the Holdco LLC Agreement.

“Approved Interim Period Actions” means any and all actions taken by or on behalf of POPLP and/or any of the Contribution Entities between the Effective Date and the Closing Date that: (a) are provided for in or contemplated by the Approved Annual Business Plan; (b) are taken to implement Approved Interim Period Major Decisions; (c) PKY/GP would have the authority to take, without the requirement to have such action(s) Approved, if the Company LP Agreement had been in effect; (d) the Officers (as defined in the Holdco LLC Agreement) and/or the majority of the Board of Directors (as defined in the Holdco LLC Agreement) would have had the authority to take, without the requirement to have such action(s) unanimously Approved as a Major Decision, if the Holdco LLC Agreement had been in effect from the Effective Date through the Closing Date; and/or (e) that would have been a Necessary Action (as such term is defined in the Company LP Agreement or the Holdco LLC Agreement) if the Company LP Agreement or the Holdco LLC Agreement, as applicable, had been in effect from the Effective Date through the Closing Date.

“Approved Interim Period Expenses” means any and all (a) costs or expenses of implementing any Approved Interim Period Actions and, without duplication, (b) Leasing Costs, other than POPLP Retained Leasing Obligations, paid or incurred by POPLP and/or any Contribution Entity from and after November 1, 2016 through the Closing Date (provided that same are properly allocable to the period of time from and after November 1, 2016).

“Approved Interim Period Major Decisions” means any and all actions taken by or on behalf of POPLP and/or any of the Contribution Entities between the Effective Date and the Closing Date that have been Approved by Purchasing Party.

“BOA Term Loan” means that certain $350,000,000 portion of the credit facility described as the Term Loan in the Credit Agreement dated October 6, 2016 among, inter alia, POPLP, PKY REIT and Bank of America, N.A. (“BOA”).

“BOA Term Loan Satisfaction Amount” means the aggregate amount required to be paid in order to fully satisfy the BOA Term Loan.

“Building(s)” is defined in the definition of Contribution Assets.

“Business Days” means all days except Saturday, Sunday, New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, the day following Thanksgiving, Christmas and any other days which are observed by the federal government of the United States of America, the Federal Government of Canada or the government of Ontario as legal holidays.

“Cap Amount” means: (a) if clause (a) of the definition of Partnership Interest is applicable, Forty Million Dollars ($40,000,000); and (b) if clause (b) of the definition of Partnership Interest is applicable, the product of (i) Forty Million Dollars ($40,000,000) and a fraction, with the numerator equal to 45 and denominator equal to 49.

“C-2 Default Closing Date” is defined in Section 4.11.

“Casualty Event” means an event that (a) causes physical damage to any of the Real Property and (b) gives rise to a need to spend money to restore and/or repair the damage.

“Class C-1 Assignment” means the Assignment and Assumption of the Class C-1 Interest in the form attached as Exhibit 5.

“Class C-1 Assignment Consideration Amount” means an amount equal to the sum of (a) the product of (x) the Class C-1 Percentage Interest and (y) the Adjusted Contribution Asset Value Amount plus (b) any Purchasing Party GS Loan Pro Rata Share Deficiency Amount owed by TIAA/SP to POPLP.

“Class C-1 Closing Date Payment Amount” means the applicable Class C-1 Assignment Consideration Amount, less the TIAA/SP Deposit.

“Class C-1 Default Assignment” means the Assignment and Assumption of the Class C-1 Interest in the form attached as Exhibit 5.

“Class C-1 Default Assignment Consideration Amount” means an amount equal to the Class C-1 Assignment Consideration Amount excluding the amounts described in clause (b) of the definition of Class C-1 Assignment Consideration Amount to the extent the same represent GS Covenant Breach Costs or interest accruals on late payments of GS Additional Payment Amounts and/or GS Covenant Breach Costs.

“Class C-1 Interest” is a Partnership Interest with a Percentage Interest equal to the Class C-1 Percentage Interest and is more fully described in the Company LP Agreement.

“Class C-1 Percentage Interest” means twelve and one-half percent (12.5%).

“Class C-2 Assignment” means the Assignment and Assumption of the Class C-2 Interest in the form attached as Exhibit 5.

“Class C-2 Assignment Consideration Amount” means an amount equal to the product of (x) twelve percent (12%) and (y) the Adjusted Contribution Asset Value Amount.

“Class C-2 Default” is defined in Section 4.11.

“Class C-2 Default Assignment” means the Assignment and Assumption of the Class C-2 Interest in the form attached as Exhibit 5.

“Class C-2 Default Assignment Consideration Amount” means an amount equal to the product of (x) 8% multiplied by (y) the Adjusted Contribution Asset Value Amount.

“Class C-2 Default Notice” is defined in Section 4.11.

“Class C-2 Interest” means (i) if acquired by TIAA/SP, a Partnership Interest with a Percentage Interest equal to 12% and (ii) if acquired by CPPIB, a Partnership Interest with a Percentage Interest equal to 8%, and is more fully described in the Company LP Agreement.

“Class C-2 Percentage Interest” means twelve percent (12%).

“Class D Assignment” means the Assignment and Assumption of the Class D Interest in the form attached as Exhibit 5.

“Class D Assignment Consideration Amount” means

(a)    If TIAA/SP and CPPIB are both a Purchasing Party, an amount equal to (i) 24.5% of the Adjusted Contribution Asset Value Amount, plus (ii) any Purchasing Party GS Loan Pro Rata Share Deficiency Amount owed by CPPIB to POPLP.

(b)    If CPPIB is the sole Purchasing Party, an amount equal to (i) 45% of the Adjusted Contribution Asset Value Amount, plus (ii) any Purchasing Party GS Loan Pro Rata Share Deficiency Amount owed by CPPIB to POPLP.

“Class D Closing Date Payment Amount” means the applicable Class D Assignment Consideration Amount, less the CPPIB Deposit.

“Class D Interest” has the meaning ascribed to the Class D LP Interest in the Company LP Agreement.

“Closing” means the consummation of the actions described in Recital Clauses 2 – 10 and the other applicable actions enumerated in this Agreement as required to be completed on the Closing Date (or the written waiver by the party in whose favor such action is intended).

“Closing Date” is defined in Section 4.01.

“Closing Document” means any and all documents, instruments and agreements to be executed and delivered in connection with the Closing.

“Closing Notice” is defined in Section 4.05.

“Closing Property Adjustment Schedule” is defined in Section 11.02.

“Company” is defined in the Recitals.

“Company Certificate” is defined in the Recitals.

“Company LP Agreement” is defined in the Recitals.

“Contract” means any agreement or instrument to which any Contribution Entity is a party or is otherwise bound by assumption, as successor by operation of law or otherwise, and/or which relates to the ownership, use and/or operation of any portion of the Contribution Assets Contracts shall not include: (i) any Permitted Exceptions or Non-Permitted Title Objections (except for purposes of the definition of Contribution Assets); (ii) the Leases; (iii) the BOA Term Loan; or (iv) the Phoenix Loan).

“Contribution Assets” means all of the right, title, and interests, subject to all of the responsibilities, liabilities and obligations, of the Contribution Entities of any kind or nature whatsoever (but specifically excluding the POPLP Retained Obligations) in and to the following:

(a)    The ground leasehold or fee interest, as applicable, in the tracts of land described by metes and bounds on Exhibits 6.1 – 6.9 (each, a “Land Tract” and collectively, the “Land”) and all easements, rights-of-way and appurtenances thereto.

(b)    The improvements on each Land Tract, including all office buildings, parking garages and the Tract 11 Assets (collectively, the “Improvements”) with the name attributable to the specific Improvements on each applicable Land Tract listed on Exhibit 6 (each, a “Building” and collectively the “Buildings”, which for purposes of clarity are part of the Improvements, and such Improvements and the Land, each, an “Individual Property” and collectively, the “Real Property”).

(c)    The leases, subleases, tenancies, concessions, licenses and occupancy rights, including any licenses or other access agreements with telecommunications companies (including all rights of Tenants), and all modifications, renewals, expansions, extensions and amendments thereto, affecting the Buildings and entered into on or before October 31, 2016 (collectively, the “Existing Leases”), together with leases, subleases, tenancies, concessions, licenses and occupancy rights affecting the Buildings, and all modifications and amendments of an Existing Lease entered into on or after November 1, 2016 (collectively, the “New Leases” and collectively with the Existing Leases, the “Leases”), including (i) all security deposits, letters of credit and similar cash or cash equivalents, if any, held by any of the Contribution Entities (collectively, the “Security Deposits”) and (ii) all guarantees of any Leases.

(d)    Any equipment, fixtures and appliances that are affixed to the Real Property (the “Fixtures”).

(e)    Any plans, drawings, renderings, specifications and other design documents that: (a) relate to the Real Property; (b) are in the possession or control of a Contribution Entity; and (c) are assignable.

(f)    Any licenses, permits and any warranties, guaranties or other rights with respect to defective or non-conforming design or construction that relate to the Real Property (collectively “Warranty Rights”), to the extent assignable, and any claims against third parties with respect to the Warranty Rights.

(g)    Any equipment, furniture, appliances, tools, machinery, supplies, building materials and other similar personal property which are attached to, appurtenant to or located in the Improvements and used in the day-to-day operation or maintenance of the Improvements, but expressly excluding the Fixtures and any and all equipment, appliances, tools, machinery, supplies, building materials and other personal property owned by tenants or other occupants, public or private utilities, contractors or others.

(h)    The Contracts.

(i)    The internet domain name “Greenway Plaza” (provided however that Purchasing Party expressly acknowledges and agrees that the Contribution Assets shall not include (and the Company shall have no right of any kind or nature whatsoever to use) the names and marks “Parkway”, “Parkway Properties”, “PKY” and similar/related names and marks).

(j)    The term “Contribution Assets” also includes the undertaking and obligation of POPLP to satisfy all of the POPLP Retained Obligations. For the avoidance of doubt, all such assets shall be held directly and/or indirectly by Holdco at all times as of the Closing Date and for U.S. federal income tax purposes, Holdco shall be considered to become the owner thereof at the commencement of business on the CTB Election Effective Date.

“Contribution Entities” is defined in the introduction.

“Contribution Entity” is defined in the introduction.

“CPPIB” means CPPIB US RE-A, Inc., an Ontario corporation.

“CPPIB Additional Amount” is defined in Section 2.01(c).

“CPPIB Additional Deposit” means $8,370,000.

“CPPIB Closing Obligations” is defined in Section 4.03.

“CPPIB Deposit” is defined in Section 2.01(b).

“CPPIB Deposit Principal Amount” is defined in Section 2.01(b).

“CPPIB Sole Purchasing Party Provisions” means that if a TIAA/SP is a Withdrawing Purchasing Party or has failed to fund the TIAA/SP Deposit or any portion of its GS Payment Amounts in accordance with Section 2.01, then automatically and completely and without further notice to or from or act on the part of any party: (a) CPPIB shall become the sole Purchasing Party; (b) CPPIB shall be responsible for 45% of the GS Payment Amounts; (c) if applicable, the provisions of Section 4.01(c) shall apply; (d) the Class D Assignment Consideration Amount will be the product of (i) 45% and (ii) the Adjusted Contribution Asset Value Amount; (e) the Aggregate PP Closing Date Payment Amount shall equal 45% of the Adjusted Contribution Asset Value Amount, less the CPPIB Deposit; (f) Section 4.02 shall be deemed deleted; (g) at the Closing, CPPIB shall have a 45% Partnership Interest (the Class C LP Interest (as defined in the Company LP Agreement) and the Class D LP Interest (as defined in the Company LP Agreement) shall be collapsed into a Class D Interest that will represent a 45% Partnership Interest); (h) at the Closing, PKY/LP will have a 54% Partnership Interest (the Class B LP Interest (as defined in the Company LP Agreement) shall represent a 54% Partnership Interest); (i) POPLP and CPPIB shall cause modifications to be made to the Class D Interest Assignment, the Company LP Agreement and the Holdco LLC Agreement to the extent necessary to implement the foregoing; and (j) CPPIB and the Parkway Parties shall proceed with the Closing as if TIAA/SP had not been a party to this Agreement.

“CTB Election” is defined in the Recitals.

“CTB Election Effective Date” is defined in the Recitals.

“Damages Notice” means any of the following that is not a Termination Notice: (a) a Title Objection Notice; (b) a Default Losses Notice; and/or (c) a notice of a Parkway Willful Default under clause (i) of Section 12.08(a) that is not a Willful Default Specific Performance Notice under clause (iii) of Section 12.08(a).

“Data Room” means: (a) the copies of studies, surveys, charts, work product, Leases, Contracts and other documents and agreements; (b) financial data and information; and (c) any other data and information, in each case as may be made available from time to time in the data room maintained by or on behalf of POPLP, to which the Purchasing Party has access; provided that if a document is uploaded to the data room after the Effective Date, it shall only be deemed to be available to a Purchasing Party in the Data Room on the date that such Purchasing Party is notified of the inclusion of such document in the data room via e-mail to adlera@sullcrom.com and jfischer@cppib.com(for CPPIB) and ZG@silverpeakre.com and christophermeltzer@paulhastings.com (for TIAA/SP).

“Default Losses” means the direct adverse economic diminution to the value of the Contribution Assets or to the Company directly arising from (i) a Parkway Breach, (ii) a Title Objection that is not a Permitted Exception or (iii) a Parkway Willful Default with respect to which neither Purchasing Party delivers a Willful Default Specific Performance Notice, provided that:

(a)    If the Parkway Breach is a Fixed Financial Obligation, the applicable Default Losses shall in no event exceed the amount of the Fixed Financial Obligation.

(b)    Default Losses shall in no event include any adverse economic diminution arising from, out of or in connection with any change between the Effective Date and the Closing in the facts, circumstances, conditions or events relating to the status of a Lease (including the failure of a Tenant to make any of the monetary payments required under such Lease and/or the termination of such Lease) or a Contract (except to the extent any such change in the facts, circumstances, conditions or events arises from a Parkway Breach of the covenants described in Section 9.01 hereof or a Parkway Willful Default).

(c)    Default Losses shall in no event include any adverse economic diminution arising from, out of or in connection with any misrepresentation relating to Insurance Policies or Material Contracts to the extent the costs and expenses of same are (i) disclosed in any Insurance Policy summary or Material Contract if such Insurance Policy or Material Contract is listed on Exhibit 7 (provided that a summary of such Insurance Policy and a true, correct and complete copy of such Material Contracts have been made available to each Purchasing Party through the Data Room) or (ii) Approved Interim Period Expenses.

(d)    Default Losses shall in no event include any consequential, punitive, indirect or other similar types of damages, except to the extent such damages are actually paid or payable to a third party by the Company, Holdco, Mezzco, or any Propco.

(e)    Notwithstanding the forgoing exclusion of consequential and punitive damages from inclusion in the definition of Default Losses, for purposes of illustration, if the documents in the Data Room regarding a Lease show an annual base rent of one hundred dollars ($100.00) per year with a remaining term of five (5) years and if there is an undisclosed amendment to the Lease that reduces the annual base rent from one hundred dollars ($100) per year to fifty dollars ($50.00) per year without any concomitant reduction in the space rented or the obligations of the landlord under the Lease (and/or, if the reduction in the annual base rent was the result of a reduction in the square footage of the demised premises rented under the applicable Lease, then to the extent such “take back” square footage has not been released at the same or greater annual base rent per square foot), then the excess of the net present value (using a discount rate of 8% for all net present value calculations pursuant to this clause (e)) of the rent stream as disclosed in the documents in the Data Room over the net present value of the rent stream after taking into account the reduction in the annual base rent in the undisclosed amendment to the Lease (assuming the same was not re-let as described in the prior parenthetical) (all as calculated in accordance with the Accounting Principles) shall be deemed to be Default Losses.

(f)    Default Losses shall be calculated on a cumulative basis without duplication to the extent there are multiple Parkway Breaches that arise from, out of or relate to overlapping facts, circumstances, conditions or events.

“Default Losses Notice” is defined in Section 12.02.

“Defaulting Purchasing Party” means: a Purchasing Party that (i) is not otherwise a Terminating Purchasing Party and (ii) has failed or refused to fund its applicable portion of the Deposit; (ii) has failed or refused to fund its applicable portion of the Aggregate PP Closing Date Payment Amount; and/or (iii) has failed or refused to perform its other Purchasing Party Closing Obligations in accordance with the terms and conditions of this Agreement.

“Deficiency Loan Rate” has the meaning ascribed to such term in the Company LP Agreement.

“Deposit” means, as applicable, the TIAA/SP Deposit and/or the CPPIB Deposit.

“Disregarded Estoppel” is defined in Section 9.02.

“Effective Date” is defined in the introduction.

“Escrow Account” is defined in Section 2.01(a).

“Escrow Agent” means Commonwealth Land Title Insurance Company.

“Escrow Agreement” is defined in Section 2.01.

“Escrow Closing Instructions Letter” is defined in Section 4.02.

“Estoppel Threshold” is defined in Section 9.02.

“Existing Leases” is defined in the definition of Contribution Assets.

“Fixed Financial Obligation” means a Parkway Breach of a type that can be cured by performing specific work or paying a liquidated amount.

“Fixtures” is defined in the definition of Contribution Assets.

“Floor Amount” means Seven Hundred Fifty Thousand Dollars ($750,000).

“Foreign Corrupt Practices Act” means Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-l. et seq.

“Form 8832” is defined in the Recitals.

“Formation and Subdivision Expenses” means all substantiated, actual out-of-pocket costs and expenses of any kind or nature whatsoever paid or incurred by or on behalf of POPLP arising from, out of or relating to: (a) the formation of the Company, Holdco, Mezzco and/or the Propcos (excluding, for the avoidance of doubt, all costs and expenses incurred in connection with the negotiation of this Agreement and the Company LP Agreement or the Holdco LLC Agreement); (b) the Subdivision; and (c) any GS Payment Amounts paid by or on behalf of POPLP (and/or the Company, Holdco, Mezzco and/or any Propco) except to the extent that same were matched by each Purchasing Party in accordance with its Pro Rata Share.

“Government Lists” is defined in Section 14.01(f)(iii).

“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Gross Initial Contribution Asset Value” means an amount equal to (a) One Billion Forty-Five Million Dollars ($1,045,000,000).

“GS” means Goldman Sachs Mortgage Company or its designee, and its successors and assigns.

“GS Additional Expense Payment Amounts” is defined in Section 5.03(a).

“GS Additional Carry/Breakage Payment Amounts” is defined in Section 5.03(a).

“GS Additional Payment Amounts” is defined in Section 5.03(a).

“GS Closing” means the (a) execution and delivery of the GS Loan Documents and (b) disbursement of the proceeds of the GS Loan (including the Net GS Loan Proceeds and the GS Loan Reserves).

“GS Commitment Agreements” is defined in Section 5.03(a).

“GS Covenant Breach Costs” is defined in Section 5.03(a).

“GS Covenant Breach Costs Notice” is defined in Section 5.03(c).

“GS Loan” is defined in the definition of GS Loan Commitment.

“GS Loan Commitment” means the commitment by GS to issue a new loan (the “GS Loan”) to certain of the Propcos to be secured by the Real Property (other than the Phoenix Assets) and interests in the Propcos (other than the Phoenix Propco) pursuant to the commitment letter, and GS Rate Lock Agreement attached hereto Exhibit 8.

“GS Loan Documents” means those documents, instruments and agreements that (i) will evidence and secure the GS Loan in accordance with the terms of the GS Loan Commitment between (A) Mezzco and/or certain of the Propcos (as the borrower(s)) and (B) the lender and (ii) are customary and reasonable for similar types of loans (and provided that the GS Loan

Documents shall not impose any restriction or additional cost upon the transfer of the Class D Interest from CPPIB to CPP Investment Board Real Estate Holdings, Inc. or from CPP Investment Board Real Estate Holdings, Inc. to Canada Pension Plan Investment Board).

“GS Loan Reserves” means any and all reserves, retainages and similar deductions (even if funded to Holdco, Mezzco, and/or any Propco) required pursuant to any of the GS Loan Documents.

“GS Payment Amounts” means the sum of: (a) the GS Up Front Payment Amount; (b) the GS Additional Expense Payment Amounts; (c) any and all other costs and expenses (including title charges and attorneys’ fees paid or incurred by or on behalf of POPLP, the Company, Holdco, Mezzco and/or any Propco) incurred in connection with the negotiation of the GS Loan Commitment and the GS Loan and/or the GS Closing; and (d) all fees and expenses of counsel to GS.

“GS Rate Lock Agreement” means that certain Forward Rate Lock Agreement between GS, as Lender, and POPLP, as Sponsor.

“GS Termination Event” means that (a) GS has delivered a written notice to POPLP stating that GS has declined to close the GS Loan under the GS Loan Commitment or (b) GS fails or refuses to close the GS Loan on the Closing Date (as the same may be adjourned from time to time).

“GS Up Front Payment Amount” means $9,625,000.

“HFF” means Holiday Fenoglio Fowler, L.P.

“Holdco” is defined in the Recitals.

“Holdco Additional Reserves” is defined in the Recitals.

“Holdco Certificate” is defined in the Recitals.

“Holdco LLC Agreement” is defined in the Recitals.

“Improvements” is defined in the definition of Contribution Assets.

“Individual Property” is defined in the definition of Contribution Assets.

“Initial Company LP Agreement” is defined in the Recitals.

“Initial Outside Closing Date” is defined in Section 4.01(b).

“Insurance Policies” is defined in Section 9.01(c).

“Interim Period Capital Expenses” means the sum of (a) those capital expenses (as determined by POPLP in accordance with Accounting Principles) set forth in the Approved Annual Business Plan, (b) expenses related to the Phoenix Asset garage expansion paid from and after October 7, 2016, and (c) Necessary Expenses that are capital expenses and unforeseen capital expenses (as determined by POPLP in accordance with the Accounting Principles) that arise between November 1, 2016 and the Closing Date, to the extent such capital expenses are incurred in accordance with Approved Interim Period Actions.

“Land” is defined in the definition of Contribution Assets.

“Land Tract” is defined in the definition of Contribution Assets.

“Law” means any law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) of any Governmental Authority.

“Leases” is defined in the definition of Contribution Assets.

“Leasing Costs” means any and all of the following costs with respect to any Existing Lease or New Lease: (A) tenant improvement costs and/or allowances; (B) leasing and/or brokerage commissions for all brokers; (C) free rent periods and/or rent abatements; (D) tenant moving expenses; (E) legal, accounting and other professional fees in connection with negotiation and execution of the applicable Lease; (F) work the landlord under any such lease is obligated to complete; and/or (G) other tenant inducements or leasing concessions.

“Limited Partnership Act” shall mean the Delaware Revised Uniform Limited Partnership Act, Delaware Code, Title 6, Sections 17-101, et seq. (as amended from time to time).

“LLC Act” means the Delaware Limited Liability Company Act, Delaware Code, Title 6, Sections 18-101, et seq. (as amended from time to time).

“Loan Conditions Precedent” shall mean the closing of the GS Loan.

“Major Casualty” is defined in Section 13.01(a).

“Major Casualty Termination Notice” is defined in Section 13.01(a).

“Major Condemnation” is defined in Section 13.02(a).

“Major Condemnation Termination Notice” is defined in Section 13.02(a).

“Major Lease” has the meaning ascribed to such term in the Holdco LLC Agreement.

“Major Tenants” is defined in Section 9.02.

“Management, Leasing and Services Agreement” shall mean that certain Management, Leasing and Service agreement attached hereto as Exhibit 9.

“Material Adverse Title Effect” means a state of facts where all Title Objections that are not Fixed Financial Obligations, taken together, have a materially adverse effect on the value of any Individual Property.

“Material Contracts” means any Contract under which the aggregate payments reasonably likely to be made by the party thereunder exceed $1,000,000.

“Mezzco” is defined in the Recitals.

“Necessary Expenses” has the meaning ascribed to such term for in the Company LP Agreement and the Holdco LLC Agreement.

“Net GS Loan Proceeds” means an amount equal to the outstanding principal balance of the GS Loan as of the Closing Date, less the GS Loan Reserves as of the Closing Date.

“New Leases” is defined in the definition of Contribution Assets.

“Non-Cooperating Purchasing Party” is defined in Section 4.06(d).

“Non-Permitted Title Objections” mean:

(a)     liens that secure the BOA Term Loan; and

(b)     liens that arise from POPLP Retained Obligations; and

(c)     liens not otherwise described in the definition of Permitted Exceptions that: (i) secure monies borrowed by PKY 3200 SW Freeway LLC (the “Phoenix Entity”) other than the Phoenix Loan; (ii) secure monies borrowed by any of the other Contribution Entities; (iii) arise from the failure of the Phoenix Entity to pay for work ordered by the Phoenix Entity (unless the Phoenix Entity has the right to be reimbursed for the costs by a Tenant under a Lease and such Tenant is not a POPLP Induced Breaching Tenant) or is provided for in the Approved Annual Business Plan; (iv) arise from the failure of any of the other Contribution Entities to pay for work (unless the applicable Contribution Entity has the right to be reimbursed for the costs by a Tenant under a Lease and such Tenant is not a POPLP Induced Breaching Tenant) or are provided for in the Approved Annual Business Plan; and (v) except as otherwise included in the definition of “Permitted Exceptions”, arise under such other recorded documents executed by any of the Contribution Entities.

“OFAC” is defined in Section 7.01(j).

“Outstanding Excluded Leasing Cost Amount” is defined in Section 4.04(o).

“Parkway Board Members” has the meaning given to it in the Holdco LLC Agreement.

“Parkway Breach” means: (a) any material untruth or inaccuracy in any representations made by POPLP hereunder; (b) any material breach of (i) Parkway’s Closing Obligations (defined below) (other than a Parkway Willful Default) or (ii) the operating covenants under Section 9.01 to be performed by POPLP at or prior to the Closing ; and (c) any failure on the part of POPLP to remove, cure or provide an endorsement for insurance against enforcement of a Non-Permitted Title Objection (and for purposes of clarification (i) POPLP is only obligated to remove, cure or provide an endorsement for insurance against enforcement in respect of all Non-Permitted Title Objections) and (ii) the only action POPLP is obligated to take (and the only amounts POPLP is obligated to spend or to credit with respect to any and all other Title Objections) is to be responsible for the Default Losses arising from, out of or in connection with such other Title Objections as provided for (and subject to the limitations in) Article VI and Article XII). Notwithstanding the foregoing or anything to the contrary provided for in this Agreement (A) to the extent that any fact, circumstance, condition or event that would otherwise constitute a Parkway Breach is a fact, circumstance, condition or event for which POPLP has agreed to indemnify or reimburse the Company as a POPLP Retained Obligation pursuant to Section 9.05, then such fact, circumstance, condition or event shall not (x) be deemed a misrepresentation, breach or Parkway Willful Default or (y) give rise to any Default Losses, or be subject to the Floor or Cap limitation or any limitation on its survival and (B) in no event and under no circumstances shall any fact, circumstance, condition or event that would otherwise cause the representations contained in Section 7.01(s) or (t) to be untrue or incorrect in any respect (x) be deemed a misrepresentation, breach or Parkway Willful Default or (y) give rise to any Default Losses.

“Parkway Parties” means: (a) Parkway Properties LP; (b) Parkway Properties General Partners, Inc.; (c) POPLP; (d) the Contribution Entities; (e) the respective direct and indirect owners of any of the foregoing; (f) any and all entities in which POPLP has an interest that directly or indirectly own any portion of the Contribution Assets; and (g) all officers, employees, attorneys, agents and other representatives of any of the foregoing.

“Parkway Termination Fee” is defined in Section 12.04(a).

“Parkway Willful Default” means the willful failure on the part of POPLP to take an action on or prior to the Closing in order to intentionally avoid implementing the Closing notwithstanding that: (i) the Purchasing Parties have (or, as applicable, CPPIB as the sole Purchasing Party has) performed all Purchasing Party Closing Obligations other than to deliver (A) the Aggregate PP Closing Date Payment Amount and (B) the executed counterpart(s) of the Closing Notice as provided for in Section 4.04; (ii) POPLP is otherwise affirmatively obligated to take such action at or prior to the Closing under this Agreement; and (iii) after receipt of a notice from a Purchasing Party, POPLP fails to take such action within the adjournment period provided for in Section 4.01.

“Parkway’s Closing Obligations” is defined in Section 4.04.

“Parkway’s Knowledge” or similar terms used in this Agreement (including “Parkway has Knowledge”) mean the actual (but not constructive or imputed) knowledge of Jason Bates, EVP and Chief Investment Officer of POPLP, and Mike Fransen, SVP and Managing Director of POPLP, as of the date the representation or warranty in question is made, after making reasonable inquiry with the then current employee or employees then responsible for the specific matter or matters being represented and warranted.

“Partnership Interest” and “Partnership Interests” have the meaning ascribed to them in the Company LP Agreement, and for purposes of this Agreement, also mean, as applicable:

(a)    if TIAA/SP and CPPIB are both a Purchasing Party and TIAA/SP acquires both the Class C-1 Interest and the Class C-2 Interest, then: (i) for TIAA/SP, the Class C LP Interest representing a 24.5% Partnership Interest; (ii) for CPPIB, the Class D LP Interest representing a 24.5% Partnership Interest; (iii) for PKY/LP, the Class B LP Interest (as such term is defined in the Company LP Agreement) representing a 50% Partnership Interest; and (iv) for PKY/GP, the Class A GP Interest (as such term is defined in the Company LP Agreement) representing a 1% Partnership Interest; and

(b)    if CPPIB is the only Purchasing Party or purchases the Class C-1 Interest and Class C-2 Interest following a Class C-2 Default, then: (i) for CPPIB, the Class C LP Interest, if applicable, and the Class D LP Interest, modified to represent, in the aggregate, a 45% Partnership Interest, as applicable; (ii) for PKY/LP, the Class B LP Interest modified to represent a 54% Partnership Interest; and (iii) for PKY/GP, the Class A GP Interest modified to represent a 1% Partnership Interest.

“Patriot Act” means Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56 (Oct. 12, 2001).

“Percentage Interests” means, for any of PKY/GP, PKY/LP, TIAA/SP and CPPIB, the applicable percentage of Partnership Interest of such party, as described in the definition of Partnership Interests.

“Permitted Exceptions” means all of the following:

(a)    all exceptions, objections and encumbrances to title as noted on the Title Commitment(s);

(b)    any and all covenants, restrictions, encumbrances, consents, easements and other matters of record arising from, out of or relating to the Subdivision;

(c)    any and all easements and rights of utility companies to lay, maintain and repair pipes, lines, conduits, cable boxes and other installations on, under and across the Real Property and any rights, easements and licenses in favor of, or agreements with, any public utility company;

(d)    any and all other covenants, restrictions, encumbrances, consents, easements and other matters of record not described in clauses (a), (b) or (c) that (i) are of a type that cannot be cured by performing specific work or paying a liquidated amount and (ii) do not, in the aggregate, have a Material Adverse Title Effect;

(e)    matters caused by either Purchasing Party and/or that arise from, out of or in connection with an Approved Interim Period Action;

(f)    zoning and building regulations, ordinances, and requirements adopted by any Governmental Authority having jurisdiction over the Real Property, and any amendments and additions thereto;

(g)    encroachments of stoops, areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, ledges, fences, coping, retaining walls and yard walls, if any, upon any street or highway or adjoining the Real Property, and encroachments of similar elements projecting from adjoining property over the Real Property, and variations between the record lines of title and fences, hedges and retaining walls on the Real Property;

(h)    the Leases;

(i)    all notes or notices of violations of Law against or affecting the Contribution Assets and all facts, conditions and circumstances that would or might give rise to violations of Law;

(j)    any agreements, financing statements, chattel mortgages, liens or encumbrances entered into by, or arising from, the acts of any Tenant (provided the related Lease is in full force and effect and such Tenant is not a Breaching Tenant);

(k)    real estate taxes, tax liens, water and sewer charges, assessments and vault charges, and the liens of any of the foregoing, but only to the extent not yet due and payable as of the Closing;

(l)    any Title Objection first set forth in any update to the Title Commitments with respect to which either Purchasing Party shall fail to deliver a Title Objection Notice within ten (10) Business Days after receipt;

(m)    any state of facts which a current survey or physical inspection of the Real Property would show provided same do not, in the aggregate, have a Material Adverse Title Effect;

(n)    any licenses or other access agreements with telecommunication companies;

(o)    if and only if the Phoenix Loan Assumption closes, the Phoenix Loan; and

(p)    minimal variations between the record lot lines of the Land shown on the tax map.

“Phoenix Assets” means that portion of the Contribution Assets designated as the “Phoenix Land Tract” (as shown on Exhibit 1), the Improvements thereon and the other Contribution Assets pertaining thereto.

“Phoenix Entity” is defined in the definition of Non-Permitted Title Objections.

“Phoenix Loan” means that certain loan in the original principal amount of $80,000,000 made by Teachers Insurance and Annuity Association of America, a New York Corporation to Phoenix Entity on February 21, 2013.

“Phoenix Loan Assumption” means the assumption of the Phoenix Loan by the Phoenix Propco and consent by the holder of the Phoenix Loan to such assumption and the recognition of the ownership structure of the Phoenix Propco contemplated by this Agreement, all pursuant to which the Phoenix Propco will agree to become the borrower under the Phoenix Loan.

“Phoenix Loan Assumption Documents” means those documents, instruments and agreements that will evidence and secure the Phoenix Loan Assumption between (i) the Phoenix Propco and (ii) the holder of the Phoenix Loan pursuant to which the Phoenix Propco will agree to become the borrower under the Phoenix Loan and the holder of the Phoenix Loan will agree to such assumption without any material modification of the terms of the Phoenix Loan unless otherwise reasonably requested in good faith by one party and agreed to (in the reasonable good faith discretion) of the other party (and provided that the Phoenix Loan Assumption Documents GS Loan Documents shall not impose any restriction or additional cost upon the transfer of the Class D Interest from CPPIB to CPP Investment Board Real Estate Holdings, Inc. or from CPP Investment Board Real Estate Holdings, Inc. to Canada Pension Plan Investment Board).

“Phoenix Loan Satisfaction PI Amount” means the sum of the outstanding principal balance of the Phoenix Loan as of the Closing Date plus accrued and unpaid interest on the Phoenix Loan at the regular rate through the Closing Date (specifically excluding the Phoenix Loan Satisfaction YMP Amount).

“Phoenix Loan Satisfaction YMP Amount” means any and all prepayment premiums or penalties, yield maintenance payments, defeasance costs or premiums, hedge breakage costs or other payments in excess of the Phoenix Loan Satisfaction PI Amount required to satisfy the Phoenix Loan.

“Phoenix Propco” means the Propco that will own the Phoenix Assets.

“PKY/GP” is defined in the Recitals.

“PKY/LP” is defined in the Recitals.

“PKY REIT” means Parkway, Inc.

“POPLP” is defined in the introduction.

“POPLP Conditions Precedent” is defined in Section 4.09.

“POPLP Estoppel” is defined in Section 9.03.

“POPLP Induced Breaching Tenant” means a Tenant that has failed to perform a material covenant under its Lease solely and directly in response to a material default of a Contribution Entity of its obligations under the applicable Lease that constitutes a Parkway Breach of the covenants described in Section 9.01(b).

“POPLP Loan Termination Notice” is defined in Section 4.06(d).

“POPLP Retained Capitalized Work Obligations” means the obligations of POPLP (i) to complete and pay for, at its sole cost and expense, all capital improvement work, other than Interim Period Capital Expenses, to the extent same have not been completed and paid for by the Closing Date and (ii) to fund the amounts listed on Exhibit 4 into the capital expenditures reserve established as part of the initial Holdco Additional Reserves.

“POPLP Retained Leasing Obligations” means the obligations of POPLP, at its sole cost and expense (without duplication), to pay Leasing Costs that are attributable to any Existing Lease (or, solely with respect to amounts payable under any so-called landlord or listing brokerage or agency agreement existing as of the Effective Date and not otherwise listed on Exhibit 22, New Leases) including the costs listed on Exhibit 10, provided that POPLP Retained Leasing Obligations shall exclude: (a) Leasing Costs attributable to extensions, renewals and expansions of the Existing Leases first exercised on or after November 1, 2016, other than landlord and listing agent fees and commissions owed pursuant to the landlord or listing brokerage or agency agreements existing as of the Effective Date and not otherwise listed on Exhibit 22; (b) Leasing Costs for any New Lease (except to the extent provided in the parenthetical above); (c) the first $2,100,000 of the base building expenses with respect to the Occidental Oil & Gas Company Lease; (d) rent abatements under the Existing Leases from and after January 1, 2018; (e) rent abatements allocable to the Existing Leases with Hok Group Inc., Ingenia Polymers, Inc., VACO Houston LLC, and CPL Retail Energy, LP; (f) Leasing Costs for the Existing Lease with Community Bank of Texas; and (g) an amount equal to $317,382.00 of the remaining Leasing Costs for the Existing Lease with CPL Retail Energy, LP.

“POPLP Retained Litigation Obligations” means the obligations of POPLP under Section 9.05(a).

“POPLP Retained Obligations” means the (i) POPLP Retained Capitalized Work Obligations, (ii) POPLP Retained Leasing Obligations and (iii) the POPLP Retained Litigation Obligations.

“POPLP Retained Rent Concession Amount” means the aggregate amount represented by that portion of the POPLP Retained Leasing Obligations comprised of rent concessions through December 31, 2017 that remain outstanding as of the Closing Date.

“Post-Closing Adjustment Amount” is defined in Section 11.03.

“Propco” means the entities shown on Exhibit 11 that are intended to be (a) formed by Mezzco pursuant to the applicable Propco LLC Certificate and (b) wholly-owned and managed by Mezzco pursuant to the applicable Propco LLC Agreement.

“Propco LLC Agreement(s)” means the Delaware limited liability company agreement for each Propco.

“Propco LLC Certificate(s)” means the certificate of formation for each Propco to be filed with the Office of the Secretary of State of the State of Delaware.

“Property Adjustment Amount” is defined in Section 11.02.

“Pro Rata Share” means: (a) for TIAA/SP, the applicable percentage of the Partnership Interests allocable to TIAA/SP under the definition of Partnership Interests, provided, however, that unless and until an actual adjustment of the TIAA/SP Partnership Interest occurs, the TIAA/SP Partnership Interest for purposes of determining Pro Rata Share shall be 24.5%; (b) for CPPIB, the applicable percentage of the Partnership Interests allocable to CPPIB under the definition of Partnership Interests; and (c) for POPLP, the applicable percentage of the Partnership Interests allocable to PKY/LP and PKY/GP under the definition of Partnership Interests.

“Purchasing Party” means (a) each of CPPIB and TIAA/SP for so long as they are both a Purchasing Party (also sometimes referred to as the “Purchasing Parties”) and (b) CPPIB if TIAA/SP is a Withdrawing Purchasing Party.

“Purchasing Party Closing Obligations” means, as applicable (a) if TIAA/SP and CPPIB are both a Purchasing Party, then both of the TIAA/SP Closing Obligations and the CPPIB Closing Obligations (including the obligation of each Purchasing Party to fund its applicable portion of the Aggregate PP Closing Date Payment Amount) have been fully satisfied and (b) if CPPIB is the sole Purchasing Party, then the CPPIB Closing Obligations (including the obligation of CPPIB to fund 100% of the Aggregate PP Closing Date Payment Amount) have been fully satisfied.

“Purchasing Party Conditions Precedent” is defined in Section 4.07.

“Purchasing Party GS Loan Pro Rata Share Deficiency Amount” is defined in Section 5.05(d).

“Purchasing Party Substitution Event” means a circumstance where CPPIB becomes the sole Purchasing Party.

“Real Property” is defined in the definition of Contribution Assets.

“Rent Roll” is defined in Section 7.01(i).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Deposits” is defined in the definition of Contribution Assets.

“SP Acquisitions” is defined in Section 5.01.

“Subdivision” means the split of the parcels currently comprising portions of the Land into new parcels pursuant to the surveys and documents that have been delivered to each Purchasing Party as of the Effective Date, as same may be modified of amended prior to the Closing Date.

“Tenant” means a tenant, subtenant, concessionaire, licensee or other occupant under a Lease.

“Tenant Estoppel Certificates” is defined in Section 9.02.

“Terminating Purchasing Party” means a Purchasing Party that has delivered a Termination Notice (including a TIAA/SP Deemed Termination Notice).

“Termination Notice” means any of the following: (a) a Title Objection Notice alleging a Material Adverse Title Effect pursuant to which a Purchasing Party elects to terminate this

Agreement; (b) a Title Objection Notice and/or Default Losses Notice alleging aggregate Default Losses in excess of the Cap Amount pursuant to which a Purchasing Party elects to terminate this Agreement; (c) a TIAA/SP Deemed Termination Notice; (d) a Parkway Willful Default notice pursuant to which either Purchasing Party elects to terminate this Agreement; (e) a Major Casualty Termination Notice; (f) a Major Condemnation Termination Notice; (g) a Termination Notice pursuant to Section 9.04 or (h) a TIAA/SP Loan Termination Notice.

“Termination Notice Response” is defined in Section 12.04.

“THRE” is defined in Section 5.01.

“TIAA/SP” is defined in the introduction.

“TIAA/SP Closing Obligations” is defined in Section 4.02.

“TIAA/SP Deemed Termination Notice” is defined in Section 4.02(b).

“TIAA/SP Deposit” is defined in Section 2.01(a).

“TIAA/SP Deposit Principal Amount” is defined in Section 2.01(a).

“TIAA/SP Foreign Investor Escrow Agreement” is defined in Section 4.10.

“TIAA/SP Foreign Investor Escrow” is defined in Section 4.10.

“TIAA/SP Loan Termination Notice” is defined in Section 4.06(c).

“TIAA/SP Permitted Withdrawal Event” means that (a) CPPIB is a Withdrawing Purchasing Party or (b) a GS Termination Event has occurred for any reason other than due to the intentional failure of TIAA/SP to work reasonably, diligently and in good faith to satisfy the Loan Conditions Precedent.

“TIAA/SP Withdrawal Notice” means a written notice delivered by TIAA/SP to POPLP and CPPIB within five (5) Business Days after a GS Termination Notice has occurred whereby TIAA/SP notifies POPLP and CPPIB that TIAA/SP has elected to be a Withdrawing Purchasing Party because a TIAA/SP Permitted Withdrawal Event (detailed with reasonable specificity) has occurred.

“Title Commitments” mean, collectively, the title commitments attached hereto as Exhibit 12.

“Title Insurer” is defined in Section 4.04(f).

“Title Objection” means any covenant, restriction, encumbrance, lien, judgment, easement or other matter of record (a) that is not a Permitted Exception and (b) with respect to which to which either Purchasing Party has delivered a Title Objection Notice as provided for in Section 6.01.

“Title Objection Notice” is defined in Section 6.01.

“Title Policy” is defined in Section 4.04(f).

“Tract 11 Assets” means that portion of the Contribution Assets designated as “Land Tract 11” (as shown on Exhibit 1), the Improvements thereon and the other Contribution Assets pertaining thereto.

“Tract 11 Propco” means the limited liability company that will: (a) be formed by Mezzco under the LLC Act pursuant to the applicable Propco LLC Certificate; (b) be owned and managed by Mezzco pursuant to the applicable Propco LLC Agreement; and (c) own the Track 11 Assets.

“Transfer Documents” means, with respect to the contribution of the Contribution Assets to (or at the direction of) the Company, the documents, instruments and agreements listed on Exhibit 13 as well as the (i) form of deed attached hereto as Exhibit 13-1, (ii) the form of Assignment and Assumption Agreement attached hereto as Exhibit 13-2 and (iii) the form of Bill of Sale attached hereto as Exhibit 13-3.

“TRS” is defined in the Recitals.

“TRS Certificate” is defined in the Recitals.

“TRS LLC Agreement” is defined in the Recitals.

“Warranty Rights” is defined in the definition of Contribution Assets.

“Willful Default Specific Performance Notice” is defined in Section 12.08(a).

“Withdrawing Purchasing Party” is either a Defaulting Purchasing Party or a Terminating Purchasing Party.

Section 1.02    Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)    when a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article, Section or an Exhibit to this Agreement unless otherwise indicated;

(b)    the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)    whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)    all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)    the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)    references to a person are also to its successors and permitted assigns; and

(h)    the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

DEPOSITS

Section 2.01    Deposits.

(a)    If TIAA/SP shall (for any reason or no reason) fail to deliver (i) Ten Million Dollars ($10,000,000) (“TIAA/SP Deposit Principal Amount”, and together with any interest earned thereon, the “TIAA/SP Deposit”) by wire transfer of immediately available federal funds to an account (the “Escrow Account”) designated in the escrow agreement in the form attached as Exhibit 14 (the “Escrow Agreement”) on or before 5:00 PM (EST) on the second (2nd) Business Day to occur after the Effective Date (TIME BEING OF THE ESSENCE WITH RESPECT TO DELIVERY BY SUCH DATE AND TIME) and (ii) $2,358,125 (as its Pro Rata Share of the GS Up Front Amount) by wire transfer of immediately available federal funds to an account designated by POPLP on Exhibit 15 on or before 5:00 PM (EST) on the second (2nd) Business Day to occur after the Effective Date (TIME BEING OF THE ESSENCE WITH RESPECT TO DELIVERY BY SUCH DATE AND TIME), then: as of 5:00 PM (EST) on the second (2nd) Business Day to occur after the Effective Date (TIME BEING OF THE ESSENCE WITH RESPECT THERETO): (A) with respect to TIAA/SP, this Agreement shall automatically and completely cease and terminate without further notice to or from or act on the part of any party; (B) TIAA/SP shall not have any further rights or obligations of any kind or nature whatsoever hereunder and/or with respect to the transactions contemplated hereby (provided that notwithstanding the foregoing, the provisions of the Access and Confidentiality Agreement and the Escrow Agreement shall continue to survive as provided for therein); and (C) a Purchasing Party Substitution Event shall have occurred and the CPPIB Sole Purchasing Party Provisions shall apply.

(b)    If CPPIB shall (for any reason or no reason) fail to (i) deliver Ten Million Dollars ($10,000,000) (the “CPPIB Deposit Principal Amount”, and together with any interest earned thereon, the “CPPIB Deposit”) by wire transfer of immediately available federal funds to the Escrow Account on or before 5:00 PM (EST) on the second (2nd) Business Day to occur after the Effective Date (TIME BEING OF THE ESSENCE WITH RESPECT TO DELIVERY BY SUCH DATE AND TIME) and (ii) $2,358,125 (as its Pro Rata Share of the GS Up Front Amount) by wire transfer of immediately available federal funds to an account designated by POPLP on Exhibit 15 on or before 5:00 PM (EST) on the second (2nd) Business

Day to occur after the Effective Date (TIME BEING OF THE ESSENCE WITH RESPECT TO DELIVERY BY SUCH DATE AND TIME), then as of 5:00 PM (EST) on the second (2nd) Business Day to occur after the Effective Date (TIME BEING OF THE ESSENCE WITH RESPECT THERETO): (A) this Agreement shall automatically and completely cease and terminate without further notice to or from or act on the part of any party; (B) the TIAA/SP Deposit, if previously delivered to Escrow Agent, shall be promptly refunded to TIAA/SP; and (C) no party to this Agreement shall have any further rights or obligations of any kind or nature whatsoever hereunder and/or with respect to the transactions contemplated hereby (provided that notwithstanding the foregoing, the provisions of the Access and Confidentiality Agreement shall continue to survive as provided for therein).

(c)    If CPPIB shall have performed its obligations under Section 2.01(b) and a Purchasing Party Substitution Event shall occur, then CPPIB shall deliver (i) Eight Million Three Hundred Thousand Dollars ($8,300,000) (the “CPPIB Additional Deposit Amount” by wire transfer of immediately available federal funds to the Escrow Agreement on or before 5:00 PM (EST) on the fifth (5th) Business Day after the occurrence of such Purchasing Party Substitution Event (TIME BEING OF THE ESSENCE WITH RESPECT TO DELIVERY BY SUCH DATE AND TIME) and such CPPIB Additional Deposit Amount, together with any interest earned thereon, shall be deemed part of the CPPIB Deposit and (ii) unless a GS Termination Event shall have occurred, an amount (the “CPPIB Additional Amount”) equal to the sum of (i) One Million Nine Hundred Seventy-Three Thousand One Hundred and Twenty-Fifty Dollars ($1,973,125) (as its additional Pro Rata Share of the GS Up Front Amount) plus (ii) its additional Pro Rata Share of any GS Additional Payment Amounts funded by TIAA/SP by wire transfer of immediately available federal funds to an account designated by POPLP on Exhibit 15 on or before 5:00 PM (EST) on the on the fifth (5th) Business Day after the occurrence of such Purchasing Party Substitution Event (TIME BEING OF THE ESSENCE WITH RESPECT TO DELIVERY BY SUCH DATE AND TIME).

(d)    If CPPIB shall deliver the Eight Million Three Hundred Thousand Dollars ($8,300,000) as the CPPIB Additional Deposit Amount and the CPPIB Additional Amount in accordance with Section 2.01(c), then POPLP shall, within three (3) Business Days after receipt of such amounts, (i) deliver such amounts, (ii) plus an additional Three Hundred Eighty-Five Thousand Dollars ($385,000) (as its additional Pro Rata Share of the GS Up Front Amount) plus POPLP’s additional four percent (4%) share of any GS Additional Payment Amounts (other than GS Up Front Amounts) funded by TIAA/SP to TIAA/SP as reimbursement for the GS Payment Amounts funded by TIAA/SP.

ARTICLE III

GS LOAN; CONVEYANCES; SATISFACTION OF BOA TERM LOAN; ASSIGNMENT

CONSIDERATION; AND ASSIGNMENTS

Section 3.01    GS Loan. Subject to the terms of this Agreement, if the Purchasing Party Closing Obligations have been fully and completely satisfied on or before 11:00 AM (EST) on the Closing Date and the GS Closing occurs on the Closing Date, then on the Closing Date (after funding of the Aggregate PP Closing Date Payment Amount and delivery of all of the Closing Notices, but prior to payment of the Aggregate PP Assignment Consideration Amount), then:

(a)    The Escrow Agent shall distribute/file the Transfer Documents as directed pursuant to the Escrow Closing Instruction Letter so that, inter alia the applicable Contribution Assets (other than the POPLP Retained Obligations) are conveyed to (and assumed by) the Company, then from the Company to Holdco, then Holdco to Mezzco and then from Mezzco to the applicable Propcos pursuant the applicable Transfer Documents.

(b)    The GS Loan Closing shall occur.

(c)    Promptly after the events described in Sections 3.01(a) and (b): (i) those Propcos that receive any GS Loan Proceeds other than Mezzco will (or will cause) such GS Loan Proceeds to be distributed to Mezzco; (ii) Mezzco will (or will cause) such GS Loan Proceeds to be distributed to Holdco; (iii) Holdco will (or will cause) the GS Loan Reserves to be funded into the applicable accounts under the GS Loan Documents; (iv) if applicable, Holdco will (or will cause) an amount equal to the Holdco Additional Reserves to be taken from the Net GS Loan Proceeds and funded into the applicable Holdco working capital account(s); (v) Holdco will (or will cause) the balance of the Net GS Loan Proceeds to be distributed to PKY/GP and PKY/LP; (v) PKY/GP and PKY/LP will (or will cause) such amount to be distributed to POPLP; and (vi) POPLP will (or will cause) the BOA Term Loan to be satisfied in full through the Escrow Agent in accordance with any applicable payoff letter delivered to POPLP and the Escrow Agent.

(d)    Promptly after the events described in Sections 3.01(a), (b) and (c) shall have occurred (and prior to 3:00 PM (EST) on the Closing Date, the Escrow Agent shall (without further notice to or from or act on the part of any Person): (i) if TIAA/SP is a Purchasing Party, distribute the Class C-1 Assignment Consideration Amount (plus any interest allocable to the TIAA/SP Deposit) to (or as directed by) PKY/LP; (ii) if TIAA/SP is a Purchasing Party, release fully executed counterparts of the Class C-1 Assignment to TIAA/SP and PKY/LP (which shall evidence the assignment of the C-1 Interest to TIAA/SP); (iii) distribute the applicable Class D Assignment Consideration Amount (plus any interest allocable to the CPPIB Deposit) to (or as directed) by PKY/LP; (iv) release fully executed counterparts of the Class D Assignment to CPPIB and PKY/LP (which shall evidence the assignment of the Class D Interest to CPPIB); (v) release fully executed counterparts of the Company LP Agreement and the Holdco LLC Agreement to PKY/GP, PKY/LP and any Purchasing Party; and (vi) PKY/LP will (or will cause) the amounts distributed for the benefit of PKY/LP as described in clauses (i) and (iii) above to be distributed POPLP.

(e)    (i) On the second (2nd) day after the events described in Sections 3.01(a), (b), (c) and (d) shall have occurred, Holdco shall execute and timely file Form 8832 (which Form 8832 shall be submitted to TIAA and CPPIB for review prior to filing), with the Form 8832 to be effective on the CTB Election Effective Date and to be mailed on such Date to the address set forth in the instructions thereto by certified mail, return receipt requested and shall deliver a copy of such Form 8832 and certification or evidence of mailing to TIAA, CPPIB and Escrow Agent, (ii) if POPLP determines that the following can be done consistent with Parkway’s Knowledge at the time, POPLP shall deliver an executed counterpart of a certificate addressed to CPPIB stating that the representation set forth in Section 7.01(s) is true and correct as of the CTB Election Effective Date (as same may be modified by Parkway’s Knowledge of any change in facts, circumstances, conditions or events), provided that the failure to do so shall not constitute a Parkway Willful Default, Parkway Breach or a failure or breach of Parkway’s Closing Obligations or any other breach of this Agreement by POPLP or any other party and (iii) CPPIB may (on or after the CTB Election Effective Date) transfer its Partnership Interests to its sole shareholder, CPP Investment Board Real Estate Holdings, Inc., which may then, in turn, transfer such Partnership Interests to its sole shareholder, Canada Pension Plan Investment Board.

(f)    Prior to 1:00 PM (EST) on the second (2nd) Business Day after the events described in Sections 3.01(a), (b), (c), (d) and (e) shall have occurred and TIAA/SP is a Purchasing Party, then TIAA/SP shall (without further notice to or from or act on the part of any Person) pay to PKY/LP (by wire transfer to Escrow Agent of immediately available funds as provided for in the Escrow Closing Instruction Letter) the Class C-2 Assignment Consideration Amount, failing which the provisions of Section 4.10 shall apply. Upon receipt of the Class C-2 Assignment Consideration Amount from TIAA/SP, the Escrow Agent shall (without further notice to or from or act on the part of any Person) immediately (i) release fully executed counterparts of the Class C-2 Assignment to TIAA/SP and PKY/LP (which shall evidence the assignment of the Class C-2 Interest to TIAA/SP) and (ii) distribute the Class C-2 Assignment Consideration Amount to (or as directed by) PKY/LP.

Section 3.02    Aggregate PP Assignment Consideration Amount and Aggregate PP Closing Date Payment Amount. For purposes of calculating the Aggregate PP Assignment Consideration Amount and the Aggregate PP Closing Date Payment Amount, the Gross Initial Contribution Asset Value is subject to the possible adjustments described below:

(a)    The Gross Initial Contribution Asset Value will be subject to increase or decrease based upon the net Property Adjustment Amount as provided for in Section 11.02. If the net Property Adjustment Amount is a credit to POPLP, such Property Adjustment Amount shall be added to the Gross Initial Contribution Asset Value. If the net Property Adjustment Amount is a credit to the Company, such Property Adjustment Amount shall be subtracted from the Gross Initial Contribution Asset Value.

(b)    If (and only if) the GS Loan closes in connection with the Closing, then the Net GS Loan Proceeds will be subtracted from the Gross Initial Contribution Asset Value.

(c)    If (and only if) the Phoenix Loan Assumption closes in connection with the Closing, then (i) the Phoenix Loan Satisfaction PI Amount will be subtracted from the Gross Initial Contribution Asset Value and (ii) any and all other costs and expenses arising from, out of or in connection with the Phoenix Loan Assumption will be added to the Gross Initial Contribution Asset Value.

(d)    If POPLP has agreed that POPLP will provide a credit to the Company for any Default Losses prior to Closing under Section 12.06, the amount of the aggregate diminution to the value of the Contribution Assets or to the Company giving rise to such Default Losses will be subtracted from the Gross Initial Contribution Asset Value.

(e)    The amount (if any) of the Holdco Additional Reserves as of the Closing Date (excluding any such amounts that are POPLP Retained Obligations) will be added to the Gross Initial Contribution Asset Value.

(f)    The aggregate amount of proceeds of any insurance policy or policies and/or any condemnation awards received by any of the Contribution Entities and not applied to the restoration of the Contribution Assets shall (i) not for any purpose be (or be deemed to be) part of the Contribution Assets and (ii) be subtracted from the Gross Initial Contribution Asset Value.

(g)    If any Contribution Entity and/or POPLP shall have actually paid (or caused to have been paid) any Leasing Costs other than POPLP Retained Leasing Obligations, the aggregate amount of such payments will be added to the Gross Initial Contribution Asset Value.

(h)    If any Contribution Entity and/or POPLP shall have actually paid (or caused to have been paid) any Interim Period Capital Expenses, the aggregate amount of such payments will be added to the Gross Initial Contribution Asset Value.

(i)    If any Contribution Entity and/or POPLP shall have actually paid (or caused to have been paid) any Formation and Subdivision Expenses, the aggregate amount of such payments will be added to the Gross Initial Contribution Asset Value.

(j)    If, during the period commencing from November 1, 2016 through and including the Closing Date, any Contribution Entity shall have actually received any payment from a Tenant under a Lease in consideration of the early termination of such Lease, surrender of space, reduction of term or a Lease modification, then, the aggregate amount of such payments will be subtracted from the Gross Initial Contribution Asset Value.

(k)    The Gross Initial Contribution Asset Value shall be reduced by the Outstanding Excluded Leasing Cost Amount.

Section 3.03    Satisfaction of BOA Term Loan and Phoenix Loan.

(a)    Subject to the terms of this Agreement, on the Closing Date POPLP will pay the BOA Term Loan Satisfaction Amount to satisfy the BOA Term Loan.

(b)    Subject to the terms of this Agreement, if the Phoenix Loan Assumption shall not close at or prior to the Closing Date, then POPLP shall be responsible to pay (i) the

Phoenix Loan Satisfaction PI Amount to satisfy the Phoenix Loan and (ii) the Phoenix Loan Satisfaction YMP Amount (it being understood that there shall be no adjustment to the Gross Initial Contribution Asset Value under Section 3.01 in respect of the payment made on account of this Section 3.02(b)(ii)).

Section 3.04    Intentionally Omitted.

Section 3.05    Conveyance of Contribution Assets. Subject to the terms of this Agreement, on the Closing Date, the applicable Contribution Assets, other than the POPLP Retained Obligations, shall be conveyed to and assumed by the Company, Holdco and the applicable Propcos pursuant the applicable Transfer Documents.

Section 3.06    Intentionally Omitted.

Section 3.07    GS Loan Closing Does Not Occur.

(a)    Subject to the terms of this Agreement, if the GS Closing does not occur on the Closing Date, then, on the Closing Date: (i) the Escrow Agent shall (without further notice to or from or act on the part of any Person) distribute/file the Transfer Documents as directed pursuant to the Escrow Closing Instruction Letter so that, inter alia the applicable Contribution Assets (other than the POPLP Retained Obligations) are conveyed to (and assumed by) the Company, then from the Company to Holdco, then Holdco to Mezzco and then from Mezzco to the applicable Propcos pursuant the applicable Transfer Documents; (ii) if TIAA/SP is a Purchasing Party, the Escrow Agent shall (without further notice to or from or act on the part of any Person) distribute the Class C-1 Assignment Consideration Amount to (or as directed by) PKY/LP; (iii) the Escrow Agent shall (without further notice to or from or act on the part of any Person) distribute the applicable Class D Assignment Consideration Amount to (or as directed by) PKY/LP; (iv) PKY/LP will (or will cause) the balance of such amounts to be distributed to POPLP; (v) POPLP will (or will cause) the BOA Term Loan to be satisfied in full; (vi) the Escrow Agent shall cause the Holdco Additional Reserves to be distributed to Holdco for deposit into the applicable Holdco working capital account(s); and (vii) the Escrow Agent shall (without further notice to or from or act on the part of any Person) distribute the Company LP Agreement and the Holdco LLC Agreement to PKY/GP, PKY/LP and any Purchasing Party.

(b)    On the second (2nd) day after the events described in Section 3.03(a) shall have occurred, (i) Holdco shall execute and timely file Form 8832 (which Form 8832 shall be submitted to TIAA and CPPIB for review prior to filing), with the Form 8832 to be effective on the CTB Election Effective Date and to be mailed on such Date to the address set forth in the instructions thereto by certified mail, return receipt requested and shall deliver a copy of such Form 8832 and certification or evidence of mailing to TIAA, CPPIB and Escrow Agent, (ii) if POPLP determines that the following can be done consistent with Parkway’s Knowledge at the time, POPLP shall deliver an executed counterpart of a certificate addressed to CPPIB stating that the representation set forth in Section 7.01(s) is true and correct as of the CTB Election Effective Date (as same may be modified by Parkway’s Knowledge of any change in facts, circumstances, conditions or events), provided that the failure to do so shall not constitute a Parkway Willful Default, Parkway Breach or a failure or breach of Parkway’s Closing

Obligations or any other breach of this Agreement by POPLP or any other party and (iii) CPPIB may, on such day or at any time thereafter, transfer its Partnership Interests to its sole shareholder, CPP Investment Board Real Estate Holdings, Inc., which may then, in turn, transfer such Partnership Interests to its sole shareholder, Canada Pension Plan Investment Board.

(c)    If TIAA/SP is a Purchasing Party, then prior to 1:00 PM (EST) on the second (2nd) Business Day after the events described in Sections 3.07(a) and (b) shall have occurred, TIAA/SP shall (without further notice to or from or act on the part of any Person) pay to PKY/LP (by wire transfer to Escrow Agent of immediately available funds as provided for in the Escrow Closing Instruction Letter) the Class C-2 Assignment Consideration Amount. Upon receipt of the Class C-2 Assignment Consideration Amount from TIAA/SP, the Escrow Agent shall (without further notice to or from or act on the part of any Person) immediately (i) release fully executed counterparts of the Class C-2 Assignment to TIAA/SP and PKY/LP (which shall evidence the assignment of the C-2 Interest to TIAA/SP) and (ii) distribute the Class C-2 Assignment Consideration Amount to (or as directed by) PKY/LP.

Section 3.08    Federal Income Tax Characterization of the Contemplated Transactions.

POPLP hereby represents and warrants to TIAA/SP and CPPIB that, immediately prior to the consummation of the transactions contemplated by this Agreement, PKY/GP, PKY/LP, the Company, Holdco, each Contribution Entity, each Propco, and Mezzco each shall be treated for U.S. federal income tax purposes as a disregarded entity that is not separate from POPLP. Based on the foregoing, the parties intend, but no party guarantees to any other party, that the transactions contemplated by this Agreement shall be treated for U.S. federal income tax purposes as follows, and no party shall take any position with respect thereto that is inconsistent with the following:

(a)    Subject to Paragraph (i) below, the GS Loan when closed shall be treated for U.S. federal income tax purposes as a loan to POPLP;

(b)    The contribution by the Contribution Entities and POPLP of the Contribution Assets to the Company, followed by the Company’s contribution of the Contribution Assets to Holdco and Holdco’s contribution of the Contribution Assets to Mezzco and the Propcos, as applicable, shall be disregarded for U.S. federal income tax purposes, with POPLP still treated for U.S. federal income tax purposes as owning the Contribution Assets;

(c)    The payment of the Aggregate PP Closing Date Payment Amount to PKY/LP on behalf of CPPIB and TIAA/SP (if TIAA/SP is a Purchasing Party) and the delivery of the Class C-1 Assignment to TIAA/SP (if TIAA/SP is a Purchasing Party) and the Class D Assignment to CPPIB shall be treated for U.S. federal income tax purposes pursuant to Revenue Ruling 99-5 as (i) a purchase by the Purchasing Parties (or Purchasing Party, as the case may be) from POPLP of undivided interests in the Contribution Assets, corresponding to their respective Percentage Interests in the Company represented by the Class C-1 (if TIAA/SP is a Purchasing Party) and Class D Interests, for an amount equal to the Aggregate PP Closing Date Payment Amount and their proportionate share of any liabilities with respect to the Contribution Assets (including the GS Loan), with POPLP recognizing gain or loss in connection therewith to the extent of the difference between (x) the sum of the Aggregate PP Closing Date Payment Amount and the proportionate share of any liabilities with respect to the Contribution Assets (including the GS Loan) and (y) POPLP’s adjusted basis allocable to the undivided interests in the Contribution Assets deemed purchased by the Purchasing Parties (or Purchasing Party, as the case may be), followed by (ii) a contribution of the Contribution Assets by POPLP and each of the Purchasing Parties (or Purchasing Party, as the case may be) to the Company in a transaction governed by Section 721 of the Code and the regulations thereunder in which no gain or loss is required to be recognized by any of POPLP and the Purchasing Parties (or Purchasing Party, as the case may be) in connection therewith (except as set forth below in paragraph (f)), at which time the Company shall cease to be an entity that is disregarded as separate from POPLP and shall become a partnership for U.S. federal income tax purposes, with Holdco, Mezzco and each Propco each treated as an entity that is disregarded for U.S. federal income tax purposes as separate from the Company (with the result that the Company shall be treated for U.S. federal income tax purposes as owning all of the Contribution Assets, subject to the GS Loan and any other liabilities treated as being assumed by the Company or to which the Company takes the Contribution Assets subject);

(d)    Immediately following the transactions described in paragraph (c) above, the Purchasing Parties shall be treated as having a tax basis in their Class C-1 Interest (if TIAA/SP is a Purchasing Party) and Class D Interest in an amount equal their respective shares of the Aggregate PP Closing Date Payment Amount (taking into account paragraph (i) below) and their respective shares (for basis purposes, pursuant to Section 752 of the IRS Code) of any liabilities with respect to the Contribution Assets (including the GS Loan and any other liabilities treated as being assumed by the Company or to which the Company takes the Contribution Assets subject), determined based upon their respective Percentage Interests in the Company, and Company in turn will have the same basis in the undivided interests in the Contribution Assets deemed contributed to the Company by the Purchasing Parties;

(e)    As a result of the CTB Election, Holdco shall be treated as a corporation for U.S. federal income tax purposes effective as of the beginning of the day on the CTB Election Effective Date, and the Company shall be treated for U.S. federal income tax purposes as having transferred all of the Contribution Assets, subject to the GS Loan and any other liabilities treated as being assumed by Holdco or to which Holdco takes the Contribution Assets subject, to Holdco at the end of the day preceding the CTB Election Effective Date in a transaction in which, pursuant to Section 351 of the Code, no gain or loss is required to be recognized by the Company or any of its partners (except as set forth below in paragraph (f));

(f)    (i) The portion of the GS Loan and any other liabilities treated as being assumed by the Company or to which the Company takes the Contribution Assets subject (see paragraph (c)(ii) above) treated as allocable to the undivided interests in the Contribution Assets deemed purchased by the Purchasing Parties (or Purchasing Party, as the case may be) from POPLP at the Closing (see paragraph (c)(i) above) will be considered to be consideration paid by the Purchasing Parties (or Purchasing Party, as the case may be) to POPLP for such the undivided interests; (ii) (A) the portion of the GS Loan treated as a liability of POPLP assumed by the Company or to which the Company takes the Contribution Assets subject upon the deemed contribution by POPLP of its retained undivided interest in the Contribution Assets to the Company (see paragraph (c)(ii) above) shall be treated as a “qualified liability” for purposes of Section 707 of the Code and the regulations thereunder to the maximum extent permitted thereunder, with any portion of POPLP’s allocable share of the GS Loan that is not permitted to be treated as a “qualified liability” treated as consideration paid to POPLP for purposes of those regulations only to the minimum extent required thereunder (after applying all other available exceptions thereunder, including Treasury Regulations Section 1.707-5(a)(4)); and (B) no portion of any liability (other than GS Loan, which is subject to the preceding clause (B)) treated as a liability of POPLP assumed by the Company or to which Company takes the Contribution Assets subject upon the deemed contribution by POPLP of its retained undivided interest in the Contribution Assets to the Company (see paragraph (c)(ii) above) shall be treated as other than a “qualified liability” for purposes of Section 707 of the Code); (iii) the Company and Holdco will take the position that Holdco’s deemed acquisition of the Contribution Assets from the Company, subject to the GS Loan (and any other liabilities treated as being assumed by Holdco or to which Holdco takes the Contribution Assets subject), will not be treated as resulting in the receipt of money or other property by the Company for purposes of Section 351 of the Code by reason of the application of Section 357(c) of the Code; (iv) the Company and Holdco will take the position that Holdco’s deemed acquisition of the Contribution Assets, subject to the GS Loan (and any other liabilities treated as being assumed by Holdco or to which Holdco takes the Contribution Assets subject), from the Company will be treated as resulting in the receipt of money or other property by the Company for purposes of Section 351 of the Code by reason of the application of Section 357(b) of the Code only to the minimum extent required thereunder, if at all, and in no case with respect to any liability other than the GS Loan; (v) any gain required to recognized by the Company pursuant to Section 351 of the Code by reason of the application of Section 357(b) or Section 357(c) of the Code with respect to the GS Loan shall be allocated solely to POPLP pursuant to Section 704(c) of the Code and the regulations thereunder; and (vi) any gain recognized by the Company upon a taxable disposition of shares of Holdco (including a deemed taxable disposition of shares pursuant to a complete liquidation on Holdco) that is attributable to the difference between the portion of the Adjusted Contribution Asset Value of the portion of the Contribution Assets deemed contributed by POPLP to the Company as set forth in clause (ii) of Subparagraph (c) above and the adjusted basis of such portion of the Contribution Assets at the time of such deemed contribution shall be treated as gain that is subject to Section 704(c) of the Code and the regulations thereunder and shall be allocated to POPLP as and to the extent required thereunder;

(g)    The purchase by TIAA/SP (or CPPIB, if applicable) of the Class C-2 interest from POPLP shall be treated for U.S. federal income tax purposes as a purchase of a partnership interest in the Company for an amount equal to the Class C-2 Assignment Consideration Amount.

(h)    In the event that the GS Closing does not occur on the Closing Date, (X) paragraphs (b) and (g) above shall not apply; and (Y) the GS Loan shall not be included in those liabilities described in paragraphs (a) and (c) above, clauses (i) and (ii) of paragraph (d) above, paragraphs (e) and (f) above; and (Z) that portion of paragraph (e) above dealing with non-recognition of gain or loss in connection with the deemed formation of Holdco may be modified as appropriate to reflect the distribution by Holdco of proceeds of the GS Loan.

(i)    Any payment not otherwise added in the Class C-1 Assignment Consideration Amount, the Class C-2 Assignment Consideration Amount or the Class D

Assignment Consideration Amount from a Purchasing Party (or any of their respective Affiliates) as a result of the operation of Section 5.03, such amount shall be treated, for U.S. federal income tax purposes as an increase in the Aggregate PP Closing Date Payment Amount. For the avoidance of doubt, such amounts shall not actually increase the Class C-1 Assignment Consideration Amount or Class D Assignment Consideration Amount paid by each Purchasing Party.

ARTICLE IV

CLOSING; CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

Section 4.01    Closing.

(a)    The Closing shall take place in escrow through the Escrow Agent on April 4, 2017 at 12:00 PM (EST), or such other time as shall be agreed to in writing between the parties hereto (the “Closing Date”).

(b)    Notwithstanding the foregoing, POPLP and each Purchasing Party shall each be entitled to one or more adjournments of the Closing Date, to a date no later than May 31, 2017 (the “Initial Outside Closing Date”), to satisfy any requirements or obligations under this Agreement (including to close the GS Loan), and during any such adjournment this Agreement shall remain in full force and effect until the expiration of such adjournment period. NOTWITHSTANDING ANYTHING TO THE CONTRARY PROVIDED FOR IN THIS AGREEMENT EXCEPT AS SET FORTH IN SUBSECTION (c) BELOW, TIME IS OF THE ESSENCE WITH RESPECT TO THE CLOSING DATE BEING NO LATER THAN MAY 31, 2017.

(c)    Notwithstanding the foregoing, in the event that TIAA/SP is a Withdrawing Purchasing Party and CPPIB is the sole Purchasing Party, CPPIB shall have the right, by notice delivered to the POPLP within three (3) Business Days after receiving notice that TIAA/SP is a Withdrawing Purchasing Party, to further adjourn the Closing Date beyond May 31, 2017 to a specified Business Day that is no later than June 21, 2017 (provided, however, that CPPIB may continue to adjourn the Closing Date from time to time so long as the Closing Date is on or prior to June 21, 2017), and during any such adjournment this Agreement shall remain in full force and effect until the expiration of such adjournment period. NOTWITHSTANDING ANYTHING TO THE CONTRARY PROVIDED FOR IN THIS AGREEMENT, IF THE PROVISIONS OF THIS SECTION 4.01(c) APPLY, THEN TIME IS OF THE ESSENCE WITH RESPECT TO THE CLOSING DATE BEING NO LATER THAN JUNE 21, 2017.

Section 4.02    TIAA/SP Closing Obligations. TIAA/SP shall have completed each of the following actions by the following times (collectively, the “TIAA/SP Closing Obligations”):

(a)    TIAA/SP Pre-Closing Obligations. If CPPIB and TIAA/SP are both Purchasing Parties, then not later than 11:00 AM (EST) on the Closing Date, TIAA/SP shall have completed each of the following actions:

(i)    TIAA/SP shall fund to Escrow Agent an amount equal to the Class C-1 Closing Date Payment Amount.

(ii)    TIAA/SP shall deliver to Escrow Agent its original executed counterpart of the Company LP Agreement, the Class C-1 Assignment and the Class C-2 Assignment.

(iii)    TIAA/SP shall deliver to Escrow Agent its original executed counterpart of the final Closing Property Adjustment Schedule.

(iv)    TIAA/SP shall deliver to Escrow Agent its original executed counterpart of a certificate addressed to CPPIB and POPLP stating that all of TIAA/SP’s representations and warranties contained in Section 8.01 herein are true and correct in all material respects as of the Closing.

(v)    TIAA/SP shall have caused Escrow Agent to deliver to POPLP the notice described in Section 4.10(b).

(vi)    TIAA/SP shall deliver to Escrow Agent its original executed counterpart of an escrow letter, the form of which shall be mutually agreed upon by the parties hereto, each working reasonably, diligently and in good faith (the “Escrow Closing Instructions Letter”).

(b)    TIAA/SP Permitted Withdrawal Event. If a TIAA/SP Permitted Withdrawal Event occurs then: (i) the parties shall direct the Escrow Agent to return the TIAA/SP Deposit to TIAA/SP; (ii) TIAA/SP shall be deemed to have delivered a notice to POPLP and CPPIB notifying POPLP and CPPIB that TIAA/SP has elected to deliver a Termination Notice based upon the occurrence of a TIAA/SP Permitted Withdrawal Event (a “TIAA/SP Deemed Termination Notice”); (iii) TIAA/SP shall be deemed to be a Terminating Purchasing Party and have no further right to participate in the transactions contemplated by this Agreement; and (iv) as between POPLP and CPPIB, automatically and completely and without further notice to or from or act on the part of any party, if CPPIB is not a then a Withdrawing Purchasing Party, the CPPIB Sole Purchasing Party Provisions shall apply. Notwithstanding the foregoing, if TIAA/SP delivers a notice to POPLP and CPPIB stating that TIAA/SP has waived its right to be a Withdrawing Purchasing Party based upon the GS Termination by the earlier of (A) five (5) Business Days after the GS Termination Event occurs and (B) the Closing Date (TIME BEING OF THE ESSENCE WITH RESPECT THERETO), then TIAA/SP shall be deemed to have waived its right to be a Withdrawing Purchasing Party upon the occurrence of a GS Termination Event and shall continue to be a Purchasing Party for all purposes under this Agreement.

Section 4.03    CPPIB Closing Obligations. CPPIB shall have completed each of the following actions by the following times (collectively, the “CPPIB Closing Obligations”):

(a)    CPPIB Pre-Closing Obligations. Not later than 11:00 AM (EST) on the Closing Date, CPPIB shall have completed each of the following actions:

(i)    CPPIB shall fund to Escrow Agent the applicable Class D Closing Date Payment Amount.

(ii)    CPPIB shall deliver to Escrow Agent its original executed counterpart of the Company LP Agreement and the Class D Assignment.

(iii)    CPPIB shall deliver to Escrow Agent its original executed counterpart of the final Closing Property Adjustment Schedule.

(iv)    CPPIB shall deliver to Escrow Agent its original executed counterpart of a certificate addressed to POPLP and TIAA/SP stating that all of CPPIB’s representations and warranties contained in Section 8.02 are true and correct in all material respects as of the Closing.

(v)    CPPIB shall deliver to Escrow Agent its original executed counterpart of the Escrow Closing Instructions Letter.

Section 4.04    Parkway’s Closing Obligations. Provided that (i) the Purchasing Parties have each timely funded its applicable portion of the Aggregate PP Closing Date Payment Amount (or, if CPPIB is the sole Purchasing Party, then that CPPIB has timely funded the applicable Aggregate PP Closing Date Payment Amount), and (ii) the Purchasing Parties have (or, if CPPIB is the sole Purchasing Party, then that CPPIB has) performed the other Purchasing Party Closing Obligations pursuant to (as applicable) Section 4.02 and/or Section 4.03, POPLP shall satisfy each of the following conditions on or before 12:00 PM (eastern time) on the Closing Date (collectively, “Parkway’s Closing Obligations”):

(a)    POPLP shall have (i) caused PKY/GP to deliver to Escrow Agent a true and correct copy of the Company Certificate.

(b)    POPLP shall have caused PKY/GP to cause the Company to deliver to Escrow Agent a true and correct copy of the Holdco Certificate.

(c)    POPLP shall have caused Holdco to deliver to Escrow Agent (i) true and correct copies of the Propco LLC Certificate for each of the Propcos; (ii) an original executed counterpart of the Propco LLC Agreement for each of the Propcos; (iii) true and correct copies of the Propco LLC Certificate for TRS; and (iv) an original executed counterpart of the TRS LLC Agreement for TRS.

(d)    POPLP shall have delivered (or caused to be delivered) to Escrow Agent original executed counterparts of the balance of the Transfer Documents (including, as applicable, from the Contribution Entities to POPLP, from POPLP to the Company, from the Company to Holdco, from Holdco to Mezzco, and from Mezzco to the applicable Propcos).

(e)    POPLP shall have delivered (or caused to be delivered) to Escrow Agent (i) copies of the Tenant Estoppel Certificates satisfying the requirements of Section 9.02 and/or, at the sole and exclusive option of POPLP, (ii) an original executed counterpart of the POPLP Estoppel as required to satisfy the requirements of Section 9.03.

(f)     Commonwealth Land Title Insurance Company (“Title Insurer”) or another nationally recognized title insurance company as provided for herein, shall be prepared (subject to payment of the premiums and title, survey, search and related costs and fees required to be paid by the Company, Holdco, Mezzco, and/or the Propcos) to issue a title insurance policies or binders to issue the same (the “Title Policy”) dated the day of the Closing, in an aggregate amount equal to $1,045,000,000 (with an appropriate non-imputation endorsement that provides that the insured party(ies) will not be imputed the knowledge of the Contribution Entities or POPLP) showing (i) fee simple title to fee interest portions of the Real Property and leasehold interests in the ground leased portions of the Real Property (in the name of the Company, and/or the applicable Propcos), subject only to the Permitted Exceptions.

(g)    POPLP shall have delivered to Escrow Agent its original executed counterpart of the final Closing Property Adjustment Schedule.

(h)    POPLP shall have caused PKY/GP and PKY/LP to deliver their original executed counterparts of the Company LP Agreement to Escrow Agent.

(i)    POPLP shall have caused PKY/GP to cause the Company to deliver an original executed counterpart of the Holdco LLC Agreement to Escrow Agent.

(j)    POPLP shall have delivered its original executed counterpart of the Escrow Closing Instructions Letter to Escrow Agent.

(k)    POPLP shall have delivered to Escrow Agent its original executed counterpart of a certificate addressed to CPPIB and TIAA/SP stating that all of its applicable representations and warranties other than the representation and warranty contained in Section 7.01(t) (provided that the representation and warranty contained in Section 7.01(s) shall only be included in such certificate if POPLP determines that the following can be done consistent with Parkway’s Knowledge at the time, as the same may be modified by Parkway’s Knowledge of any change in facts, circumstances, conditions or events, and provided further that the failure to do so shall not constitute a Parkway Breach or breach of this Agreement by POPLP) contained in Section 7.01 (as same may be modified by Parkway’s Knowledge of any change in facts, circumstances, conditions or events, so long as such change is not caused by a Parkway Breach of the covenant in Section 9.01 or a Parkway Willful Default hereunder) are true and correct in all material respects as of the Closing Date; provided, however, that for the purpose of such certificate (i) any references in Section 7.01 to the “date hereof” or the “Effective Date” shall be deemed references to the “Closing Date” and any references to “CTB Election Effective Date” shall be deemed references solely to such date, (ii) the representations and warranties referenced in such certificate shall be deemed modified by any information contained in any Tenant Estoppel Certificate (provided, further, that if POPLP shall (x) disagree with any information contained in a Tenant Estoppel Certificate and (y) notify the Purchasing Parties of such disagreement within five (5) Business Days following POPLP’s receipt of such Tenant Estoppel Certificate, then the disputed information shall not be deemed to modify any representation or warranty made by POPLP) or POPLP Estoppel which was actually delivered to the Purchasing Parties.

(l)    If, as applicable, the Phoenix Loan and/or the GS Loan shall occur, POPLP shall have delivered (and/or caused the Company, Holdco and/or the applicable Propcos to deliver) to Escrow Agent the applicable original executed counterparts of all applicable Phoenix Loan Assumption Documents, and the GS Loan Documents,

(m)    POPLP shall have delivered the Class C-1 Assignment, the Class C-2 Assignment and the Class D Assignment.

(n)    POPLP shall have delivered to each Purchasing Party a schedule of the Leasing Costs, Interim Period Capital Expenses and Formation and Subdivision Expenses that have been (i) paid by or on behalf of any Contribution Entity and/or POPLP that are (A) properly allocable to the period of time from and after (as applicable and provided for in this Agreement) November 1, 2017 or the Effective Date and (B) not POPLP Retained Obligations (and the Transfer Documents and Company LP Agreement will provide for the assumption by the Company of all outstanding Leasing Costs, Interim Period Capital Expenses and Formation and Subdivision Expenses that are not POPLP Retained Obligations.

(o)    POPLP shall have delivered to each Purchasing Party a schedule of (i) the POPLP Retained Leasing Obligations which have not yet been paid as of the Closing (the “Outstanding Excluded Leasing Cost Amount”) and (ii) the Class D Assignment Consideration Amount (and the Holdco LLC Agreement will provide that PKY/GP and PKY/LP are responsible to ensure that POPLP funds the portions of the POPLP Retained Rent Concession Amount to Holdco, including those are provided for on Exhibit 16).

(p)    POPLP shall have delivered to each Purchasing Party a schedule of the POPLP Retained Capitalized Work Obligations which have not yet been completed and/or paid for (and the Company LP Agreement will provide that PKY/GP and PKY/LP are responsible to ensure that POPLP completes such work and makes such payments in the ordinary course of business).

(q)    If the GS Loan Closing has not occurred, PKY/GP shall fund the amount of the Holdco Additional Reserves to Escrow Agent.

Section 4.05    Release of Escrow. Immediately following and subject to satisfaction of the Purchasing Party Closing Obligations and Parkway’s Closing Obligations (a) POPLP and each Purchasing Party shall each deliver a notice to Escrow Agent (and to each other) authorizing the Escrow Agent to implement the Closing in accordance with the terms of the Escrow Closing Instructions Letter (the “Closing Notice”) and (b) Escrow Agent will take the actions described in (as applicable) Section 3.01 or 3.07.

Section 4.06    GS Loan Termination Notices Release of Escrow.

(a)    POPLP and each Purchasing Party shall each work reasonably, diligently and in good faith to cause the GS Loan to close simultaneously with the Closing.

(b)    Notwithstanding anything to the contrary provided for in this Agreement, if a GS Termination Event shall have occurred for any reason other than TIAA/SP being a Non-Cooperating Purchasing Party, then the provisions of Section 4.02(b) shall apply.

(c)    Notwithstanding the foregoing provisions of Section 4.06(a), if: (i) the Purchasing Party Closing Obligations (other than the obligation of the Purchasing Party to deliver the Aggregate PP Closing Date Payment Amount and the Closing Notice to the Escrow Agent) have been satisfied; (ii) TIAA/SP is a Purchasing Party; and (iii) TIAA/SP delivers a notice to POPLP stating that the Closing will not take place due to the intentional failure of POPLP to work reasonably, diligently and in good faith to satisfy the Loans Conditions Precedent by the Closing Date (a “TIAA/SP Loan Termination Notice”), then and in such event (A) as between TIAA/SP and POPLP, the provisions of Section 12.04 shall apply and (B) if CPPIB is the remaining Purchasing Party, then as between POPLP and CPPIB, the CPPIB Sole Purchasing Party Provisions shall automatically and completely apply without further notice to or from or act on the part of any party.

(d)    Notwithstanding the foregoing provisions of Section 4.06(a), POPLP shall have the right, based upon the intentional failure of a Purchasing Party (individually and collectively, as applicable, the “Non-Cooperating Purchasing Party”) to work reasonably, diligently and in good faith to satisfy the Loan Conditions Precedent, to terminate this Agreement solely with respect to the Non-Cooperating Purchasing Party, upon delivery of a notice to such Non-Cooperating Purchasing Party to such effect on or before the Closing Date (a “POPLP Loan Termination Notice”). If POPLP delivers a POPLP Loan Termination Notice to TIAA/SP but not to CPPIB, then the CPPIB Sole Purchasing Party Provisions and the provisions of Section 12.01(a)(i)(B) shall apply. If POPLP delivers a POPLP Loan Termination Notice to CPPIB but not to TIAA/SP, then the provisions of Section 12.01(a)(i)(A) shall apply. If POPLP delivers a POPLP Loan Termination Notice to both CPPIB and TIAA/SP, then the provisions of Section 12.01(a)(i)(C) shall apply.

Section 4.07    Conditions Precedent to Each Purchasing Party’s Obligations.

(a)    The following are conditions precedent to each Purchasing Party’s obligation to deliver the Closing Notice and to proceed to Closing (the “Purchasing Party Conditions Precedent”): (i) POPLP shall not have terminated this Agreement with respect to both Purchasing Parties in accordance with its termination rights set forth in this Agreement; (ii) POPLP shall have performed all of Parkway’s Closing Obligations as provided for in Section 4.04 other than delivery of the Closing Notice; (iii) the Title Insurer or another nationally recognized title insurance company as provided for herein, shall be prepared (subject to payment of the premiums and title, survey, search and related costs and fees required to be paid by the Company and receipts of the applicable title affidavits) to issue the Title Policy, dated the day of the Closing, in the amount of $1,045,000,000, showing fee simple title to the ground leasehold or fee interests (as applicable) in the Real Property, in the name of (as applicable), the applicable Propcos, subject only to the Permitted Exceptions; (iv) the City of Houston shall have issued a letter stating that it shall consent to the transfer of City of Houston, Texas, Ordinance No. 2002-684 to the applicable Propcos; (v) POPLP shall be ready, willing and able to deliver the Closing Notice as provided for in Section 4.05 simultaneously with the Purchasing Party delivering the Closing Notice as provided for (as applicable) in Section 4.05; (vi) as to CPPIB only, CPPIB shall have not delivered to POPLP a Termination Notice in accordance with its termination rights set forth in this Agreement; and (vii) as to TIAA/SP only, TIAA/SP shall have not delivered to POPLP a Termination Notice in accordance with its termination rights set forth in this Agreement.

(b)    Notwithstanding anything to the contrary contained in this Agreement, including Sections 4.07(a) and 9.01 and Article XII, if for any reason or no reason POPLP shall have failed to satisfy the Purchasing Party Conditions Precedent described in clause (iv) of Section 4.07(a), then the Purchasing Parties may, as their sole and exclusive remedy against POPLP in connection therewith send a Termination Notice to POPLP to terminate this Agreement and, in such event, the provisions of Section 12.04 shall apply. If POPLP agrees (in writing) that such Purchasing Party was entitled to terminate the Agreement for the reasons specified in such Termination Notice, then: (i) as between POPLP and such Purchasing Party, this Agreement shall automatically and completely cease and terminate without further notice to or from or act on the part of any party; (ii) POPLP and such Purchasing Party shall direct the Escrow Agent to return the Deposit of the Terminating Purchasing Party to such Terminating Purchasing Party; and (iii) such Purchasing Party shall not be entitled to recover, and would remain liable for its share, of the costs associated with the GS Loan including the GS Payment Amounts. If POPLP does not agree (in writing) that such Purchasing Party was entitled to terminate the Agreement for the reasons specified in such Termination Notice, then: (A) as between POPLP and such Terminating Purchasing Party, this Agreement shall automatically and completely cease and terminate without further notice to or from or act on the part of any party except to the extent any portion of this Agreement relates to: (A) whether such Terminating Purchasing Party was entitled to terminate this Agreement as provided for in such Termination Notice and therefore receive a return of the Deposit of such Purchasing Party; (B) whether such Terminating Purchasing Party was not entitled to terminate this Agreement as provided for in the applicable Termination Notice and consequently that POPLP is entitled to receive and retain the Deposit of such Purchasing Party; and (C) other applicable provisions to the extent required in order to enforce the express rights and obligations of the parties under this Section 4.07. Without limitation of the foregoing, POPLP and the Purchasing Parties shall endeavor to work in good faith to satisfy the Purchasing Party Conditions Precedent described in Section 4.07(a)(iv). This Section 4.07(b) shall only apply in the event that the Purchasing Party Conditions Precedent described in clause (iv) of Section 4.07(a) is not satisfied.

Section 4.08    Purchasing Party Default. In the event that either Purchasing Party shall be a Defaulting Purchasing Party, then the provisions of Section 12.01 shall apply.

Section 4.09    Conditions Precedent to POPLP’s Obligations. The following are conditions precedent to POPLP’s obligation to deliver the Closing Notice as provided for in (as applicable) Section 4.05 and to proceed to Closing (the “POPLP Conditions Precedent”): (a) POPLP shall not have terminated this Agreement in accordance with its termination rights set forth in this Agreement and CPPIB shall not have delivered a Termination Notice to POPLP; (b) the Purchasing Parties (or, if a Purchasing Party Substitution Event shall have occurred, CPPIB) shall have performed all of the Purchasing Party Closing Obligations as provided for in (as applicable) Section 4.03 (other than delivery of the Closing Notice); and (c) the Purchasing Parties (or, if a Purchasing Party Substitution Event shall have occurred, CPPIB) shall be ready, willing and able to fund the Aggregate PP Closing Date Payment Amount to the Escrow Agent and deliver the Closing Notice as provided for in Section 4.05 simultaneously with POPLP delivering the Closing Notice as provided for in Section 4.05.

Section 4.10    Class C-2 Closing. If TIAA/SP is a Purchasing Party, then:

(a)    Not less than two (2) Business Days prior to the Closing Date, TIAA/SP shall: (i) enter into escrow agreement with the Escrow Agent and its foreign investors (the “TIAA/SP Foreign Investors Escrow Agreement”) to establish an escrow for the purposes described in this Section 4.10 (the “TIAA/SP Foreign Investors Escrow”); and (ii) deliver a true and complete copy of such TIAA/SP Foreign Investors Escrow Agreement to POPLP and CPPIB.

(b)    Not later than 11:00 AM (EST) on the Closing Date; TIAA/SP shall (i) deliver to Escrow Agent by wire transfer of immediately available funds an amount equal to the Class C-2 Assignment Consideration Amount; and (ii) cause Escrow Agent to advise POPLP and CPPIB as to the amount deposited by TIAA/SP with Escrow Agent pursuant to this Section 4.10, for release and delivery by TIAA/SP in accordance with Section 3.01(f) or Section 3.07(c), as applicable.

Section 4.11    Class C-2 Closing Default

(a)    If TIAA/SP shall fail to close on the Class C-2 Interest in accordance with Section 3.01(f) or Section 3.07(c), as applicable, and fails to cure such failure within three (3) Business Days after the date set forth in such Section (such failure, a “Class C-2 Default”) (TIME BEING OF THE ESSENCE WITH RESPECT THERETO), then (i) TIAA/SP shall have no further right to acquire the Class C-2 Interest and (ii) POPLP shall immediately deliver a notice to CPPIB advising CPPIB that TIAA/SP failed to pay the Class C-2 Assignment Consideration Amount to PKY/LP (a “TIAA/SP Class C-2 Default Notice”).

(b)    Following a Class C-2 Default, CPPIB shall be obligated to purchase both (i) the Class C-1 Interest from TIAA/SP and (ii) the Class C-2 Interest from POPLP. Within five (5) Business Days of delivery of the TIAA/SP Class C-2 Default Notice, CPPIB shall specify a date for the closing of both such purchases to occur, which date shall be not more than ten (10) Business Days after delivery of the TIAA/SP Class C-2 Default Notice (the “C-2 Default Closing Date”). On the C-2 Default Closing Date, TIAA/SP shall be obligated to sell the Class C-1 Interest to CPPIB, and POPLP shall be obligated to sell the Class C-2 Interest to CPPIB.

(c)    On the C-2 Default Closing Date (TIME BEING OF THE ESSENCE WITH RESPECT THERETO),

(i)    CPPIB shall (i) fund to Escrow Agent (A) the purchase price for the Class C-1 Interests, which shall be equal to the Class C-1 Default Assignment Consideration Amount, (B) the purchase price for the Class C-2 Interests, which shall be equal to the Class C-2 Default Assignment Consideration Amount and (C) CPPIB’s additional Pro Rata Share of the GS Up Front Payment Amount and any GS Additional Payment Amounts funded by TIAA/SP in the same amounts as set forth in Section 2.01(c), and (ii) deliver to Escrow Agent its original executed counterpart of the Class C-1 Default Assignment and the Class C-2 Default Assignment;

(ii)    TIAA/SP shall deliver to Escrow Agent (i) its original executed counterpart of the Class C-1 Default Assignment and (ii) its original executed counterpart of a certificate addressed to CPPIB and POPLP stating that all of TIAA/SP’s representations and warranties contained in Section 8.01 herein are true and correct in all material respects, and all of TIAA/SP’s representations and warranties contained in Section 4.11(e) hereof are true and correct, in each case as of the C-2 Default Closing Date.

(iii)    POPLP shall deliver to Escrow Agent its original executed counterpart of the Class C-2 Default Assignment and POPLP’s additional Pro Rata Share of the GS Up Front Payment Amount and any GS Additional Payment Amounts funded by TIAA/SP in the same amounts as set forth in Section 2.01(d)(ii).

(d)    Upon the performance of each party’s obligations described in Section 4.11(c) on the C-2 Default Closing Date, the Escrow Agent shall (without further notice to or from or act on the part of any Person): (i) distribute the Class C-1 Default Assignment Consideration Amount and the reimbursements of the GS Payment Amounts funded by TIAA/SP to (or as directed by) TIAA/SP and release fully executed counterparts of the Class C-1 Default Assignment to TIAA/SP and CPPIB (which shall evidence the assignment of the C-1 Interest to CPPIB); (ii) distribute the Class C-2 Default Assignment Consideration Amount to (or as directed by) PKY/LP and release fully executed counterparts of the Class C-2 Default Assignment to PKY/LP and CPPIB (which shall evidence the assignment of the C-2 Interest to CPPIB); and distribute the fully executed counterparts of the Class C-2 Assignment to (or as directed by) PKY/LP.

(e)    TIAA/SP shall represent and warrant to CPPIB as of the C-2 Default Closing Date that (1) TIAA/SP own all of the Class C-1 Interests, free and clear of all liens, encumbrances and security interests, and none of such Class C-1 Interests are subject to preemptive rights, options, puts, calls, redemption obligations or similar rights, (2) None of TIAA/SP or any of its affiliates is a party to, or bound by, any commitments, transactions, arrangements, or agreements (other than this Agreement and the Company LP Agreement) of any character relating to the Class C-1 Interests which will be binding on CPPIB, (3) TIAA/SP has not granted any rights, options, rights of first refusal or any other agreements of any kind, which are currently in effect, to purchase or to otherwise acquire any of the Class C-1 Interests or any part thereof or any interest therein, and (4) upon the consummation of the sale contemplated by this Section 4.11, CPPIB shall acquire good, valid and marketable title to the Class C-1 Interests, fully paid, non-assessable and authorized, free and clear of any liens, encumbrances and security interests. TIAA/SP agrees to indemnify and hold harmless CPPIB and its respective Affiliates from and against any and all losses, damages, claims and liabilities of any kind (including reasonable attorneys’ fees) arising out of the breach of TIAA/SP of this Section 4.11(e).

(f)    The provisions of this Section 4.11 shall survive the Closing.

ARTICLE V

ACCESS AND CONFIDENTIALITY AGREEMENT; CONFIDENTIALITY; GS LOAN EXPENSES

Section 5.01    Access and Confidentiality Agreement. POPLP, THRE Global Investments LLC (“THRE”), a Delaware limited liability company, and SP Acquisitions LLC (“SP Acquisitions”), a Delaware limited liability company, have entered into an Access and Confidentiality Agreement, a copy of which is attached hereto as Exhibit 17 (the “Access and Confidentiality Agreement”). TIAA/SP and CPPIB each agrees that the terms and provisions of the Access and Confidentiality Agreement is binding upon and enforceable against TIAA/SP and CPPIB as if each of them had executed the Access and Confidentiality Agreement as joint and several obligors of THRE and SP Acquisitions. POPLP agrees that TIAA/SP and CPPIB shall have the same rights of THRE and SP Acquisitions under the Access and Confidentiality Agreement as if TIAA/SP and CPPIB had executed the Access and Confidentiality Agreement as joint and several obligors of THRE and SP Acquisitions.

Section 5.02    Confidentiality. Each of TIAA/SP and CPPIB agrees to keep confidential and not to use, other than in connection with its determination whether to proceed with the purchase of its respective Partnership Interest in accordance with the Access and Confidentiality Agreement, any of the documents, material or information regarding the Contribution Assets supplied or made available to TIAA/SP or CPPIB by POPLP or by any third party at POPLP’s request, including any environmental site assessment reports, except (i) to each Purchasing Party’s consultants (provided that each Purchasing Party agrees to be responsible for damages to POPLP or any Affiliate of POPLP caused by any breach of this provision of a consultant engaged solely by such Purchasing Party (and not by the Company, POPLP or the other Purchasing Party); (ii) in order to comply with laws, regulations and regulatory responses; and (iii) to investors, accountants, counsel and prospective purchasers of any Partnership Interests or any direct or indirect assets of the Company. Prior to Closing, TIAA/SP and CPPIB shall not disclose the existence of this Agreement or of any of the terms hereof, or issue any press release or other information to the public regarding the transactions contemplated herein, except as may be expressly approved in advance by POPLP in its sole discretion. POPLP acknowledges and agrees that TIAA/SP and CPPIB will continue to use information required to be kept confidential hereunder following the Closing, including in connection with enforcing their respective rights under the Company LP Agreement and Holdco LLC Agreement. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, TIAA/SP and CPPIB acknowledge and agree that: (a) POPLP is an Affiliate of PKY REIT; (b) PKY REIT is publicly traded company; and (c) POPLP and PKY REIT have the absolute right, without notice to or consent of TIAA/SP or CPPIB, to make any disclosure of any information required to be kept confidential hereunder that POPLP and/or PKY REIT deem necessary, desirable or appropriate in order to comply with any applicable Laws and as is consistent with past practices. TIAA/SP and CPPIB each acknowledges that it is aware that the United States and other applicable securities Laws prohibit any person who is in possession of material, non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities on the basis of such material, non-public information. TIAA/SP agrees to indemnify and hold harmless POPLP, PKY REIT and their respective Affiliates from and against any and all losses, damages, claims and liabilities of any kind

(including reasonable attorneys’ fees) arising out of the breach of TIAA/SP of this Section 5.02. CPPIB agrees to indemnify and hold harmless POPLP, PKY REIT and their respective Affiliates from and against any and all losses, damages, claims and liabilities of any kind (including reasonable attorneys’ fees) arising out of the breach of CPPIB of this Section 5.02. The provisions of this Section 5.02 shall survive until the second (2nd) anniversary of the Closing or earlier termination of this Agreement.

Section 5.03    GS Loan Expenses.

(a)    The GS Loan Commitment, the GS Rate Lock Agreement and other related documents (collectively, the “GS Commitment Agreements”) require, among other things, that, upon the execution and delivery of the GS Commitment Agreements:

(i)    POPLP shall pay to GS the GS Up Front Payment Amount.

(ii)    POPLP is obligated to indemnify/reimburse GS for a number of additional costs and expenses that may be incurred by GS in connection with the proposed GS Loan, including the obligation to pay GS: (i) any additional third party expenses incurred by GS in connection with seeking to implement and close the proposed GS Loan; (ii) any additional third party expenses incurred by GS in connection with seeking to enforce its rights and remedies under the GS Commitment Agreements; and (iii) any claim by any broker or finder (collectively, the “GS Additional Expense Payment Amounts”).

(iii)    POPLP is obligated to indemnify/reimburse GS for any Carry Costs and Breakage Costs (as such terms are defined in Section 2 of the GS Rate Lock Agreement) pursuant to the GS Commitment Agreements (collectively, the “GS Additional Carry/Breakage Payment Amounts”, the GS Additional Expense Payment Amounts and the GS Additional Carry/Breakage Cost Payment Amounts, collectively, the “GS Additional Payment Amounts”).

(iv)    The GS Loan Commitment requires that POPLP agree to certain covenants in respect to the Proposed GS Loan and the GS Commitment Agreements, including (i) the “Exclusivity” covenant pursuant to Section 32 of the GS Commitment Letter and (ii) the “Confidentiality” covenant pursuant to Section 33 of the GS Commitment Letter (collectively, “GS Covenants”).

(b)    If POPLP shall deliver a notice (a “GS Additional Payment Amount Notice”) to each Purchasing Party: (i) advising them of any GS Additional Payment Amounts due by POPLP to GS (and the date such payment is due); (ii) including a copy of any notice POPLP may have received from GS requesting payment of such GS Additional Payment Amounts; and (iii) including wire transfer instructions for the account into which each of each Purchasing Party shall fund its Pro Rata Share of such GS Additional Payment Amount shall make their respective payments, then within five (5) Business Days after receipt of such GS Additional Payment Amount Notice, each of TIAA/SP and CPPIB shall fund 24.5% of the applicable GS Additional Payment Amounts as set forth in the GS Additional Payment Amount Notice within five (5) Business days Date (TIME BEING OF THE ESSENCE WITH

RESPECT THERETO). If (i) the Purchasing Parties are responsible for GS Additional Payment Amounts and (ii) the Purchasing Parties fund such GS Additional Payment Amounts, then POPLP shall (A) notify TIAA/SP and CPPIB that applicable party or parties made such payment(s) and (B) pay the applicable GS Additional Payment Amounts to GS within five (5) Business Days after receipt of such payment(s).

(c)    Each of POPLP, TIAA/SP and CPPIB shall agree to pay 100% of any and all losses, costs, damages, liabilities and expenses of any kind or nature whatsoever incurred by POPLP arising from, out of or in connection with a breach by (as applicable) such party of any of the GS Covenants (in each instance, a “GS Covenant Breach Costs”). If POPLP shall deliver a notice (a “GS Covenant Breach Costs Notice”) to TIAA/SP and/or CPPIB: (i) advising them of the extent to which TIAA/SP and/or CPPIB, as the case may be, is responsible for any GS Covenant Breach Costs (and the date by which such payment(s) is/are due); (ii) including a copy of any notice POPLP may have received from GS requesting payment of such GS Covenant Breach Costs; and (iii) if applicable, including wire transfer instructions for the account into which TIAA/SP and/or CPPIB shall make their respective payments. Within five (5) Business Days after receipt by TIAA/SP and/or CPPIB of a GS Covenant Breach Costs Notice specifying that TIAA/SP and/or CPPIB is responsible for the GS Covenant Breach Costs, the applicable Purchasing Party shall fund the GS Covenant Breach Costs allocated to it as set forth in the GS Covenant Breach Costs Notice. If (i) TIAA/SP and/or CPPIB is responsible for the GS Covenant Breach Costs and (ii) the applicable Purchasing Party fund(s) the GS Covenant Breach Costs, then POPLP shall (A) notify TIAA/SP and CPPIB that applicable party or parties made such payment(s) and (B) pay the applicable GS Covenant Breach Costs to GS within five (5) Business Days after receipt of such payment(s).

(d)    If at Closing a Purchasing Party shall have failed to fund to POPLP its Pro Rata Share of any GS Additional Payment Amounts and/or any GS Covenant Breach Costs owed by such Purchasing Party that POPLP actually funded to GS, then (as applicable) the Class C-1 Assignment Consideration Amount and/or the Class D Assignment Consideration Amount shall be increased by an amount equal to the sum of (i) the amount of all such GS Additional Payment Amounts and/or GS Covenant Breach Costs owed by such Purchasing Party to POPLP that POPLP actually funded to GS plus (ii) interest thereon at the Deficiency Loan Rate calculated from the date each such funding was due to the Closing Date (any such amount, a “Purchasing Party GS Loan Pro Rata Share Deficiency Amount”). If at Closing a Purchasing Party shall have failed to fund to POPLP its Pro Rata Share of any GS Additional Payment Amounts and/or GS Covenant Breach Costs but POPLP did not actually fund such amount to GS, then at the Closing, the applicable Purchasing Party shall (A) pay such amount to POPLP and (B) POPLP shall, within five (5) Business Days after receipt of such amount, pay same to GS.

(e)    Following receipt of the GS Up Front Payment Amount, POPLP shall pay to GS the GS Up Front Payment Amount within one (1) Business Day of receipt of the Pro Rata Share of the GS Up Front Amount from both Purchasing Parties.

ARTICLE VI

TITLE INSURANCE

Section 6.01    Objections to Title. All exceptions, objections and encumbrances to title listed in the Title Commitments are deemed to be Permitted Exceptions. Within ten (10) Business Days after receipt of an update to the Title Commitments, both Purchasing Parties shall deliver to POPLP’s attorneys a notice setting forth the following (a “Title Objection Notice”):

(a)    any Title Objection to which the Purchasing Parties object;

(b)    if any such Title Objection(s) are Fixed Financial Obligations (i) such Purchasing Party’s allegation of any Default Losses arising from any such new Title Objection(s) and (ii) the aggregate Default Losses alleged in all Title Objection Notices and Default Losses Notices (defined below) to date;

(c)    if any such Title Objection(s) are not Fixed Financial Obligations, whether the Purchasing Party are alleging a Material Adverse Title Effect;

(d)    if the Purchasing Parties are alleging aggregate Default Losses in excess of the Cap Amount or a Material Adverse Title Effect, then whether the Purchasing Parties are (i) waiving the Material Adverse Title Effect and/or all rights and remedies arising from any of the alleged Default Losses in excess of the Cap Amount (any Title Objection Notice pursuant to which the Purchasing Parties does not elect to terminate the Agreement being a Damages Notice) or (ii) terminating the Agreement (any Title Objection Notice pursuant to which the Purchasing Parties elect to terminate the Agreement being a Termination Notice); it being understood that, either Purchasing Party, acting unilaterally, or both of the Purchasing Parties, acting together, may elect to terminate this Agreement.

TIME IS OF THE ESSENCE WITH RESPECT TO THE PURCHASING PARTIES’ RIGHT TO DELIVER A TITLE OBJECTION NOTICE WITHIN TEN (10) BUSINESS DAYS AFTER RECEIPT BY BOTH PURCHASING PARTIES OF ANY UPDATE TO THE TITLE COMMITMENTS, FAILING WHICH THE PURCHASING PARTIES’ RIGHT TO OBJECT TO ANY EXCEPTION FIRST DISCLOSED IN SUCH UPDATE SHALL BE DEEMED WAIVED.

Section 6.02    Title Insurance Update. Notwithstanding the foregoing, if (a) the Title Insurer shall deliver an update to any of the Title Commitments less than ten (10) Business Days prior to the Closing Date and (b) such update shall disclose any new exceptions, objections or encumbrances to title that are not Permitted Exceptions or Non-Permitted Title Objections, then the Purchasing Parties may deliver a Title Objection Notice with respect to such new exceptions, objections or encumbrances to title that are not Permitted Exceptions to POPLP at any time prior to 10:00 am on the Closing Date (TIME BEING OF THE ESSENCE WITH RESPECT THERETO). For purposes of clarification, Default Losses with respect to Title Objections shall be (A) calculated without duplication to the extent there are multiple Title Objections that arise from, out of or relate to overlapping facts, circumstances, conditions or events; and (B) reduced if the applicable Title Objection is later omitted from the Title Policy. If either Purchasing Party shall request POPLP’s assistance in determining Default Losses related to Title Objections, POPLP shall endeavor to work in good faith to assist such Purchasing Party in determining the amount of Default Losses to the extent same are not able to be ascertained by such Purchasing Party, but failure to reach agreement shall not restrict, limit or prevent POPLP or such Purchasing Party from taking advantage of any rights and remedies each may have under this Agreement. To the extent that either Purchasing Party subsequently obtains information with respect to the determination of Default Losses that was not in the Data Room at the time that Default Losses were previously calculated, such Purchasing Party shall be permitted to amend its calculation of Default Losses by notice to POPLP given within ten (10) Business Days after receipt of the relevant information (TIME BEING OF THE ESSENCE WITH RESPECT THERETO).

Section 6.03    Delivery of a Title Termination Notice. If either Purchasing Party delivers a Title Objection Notice that is a Termination Notice as provided for in clause (ii) of Section 6.01(d) (TIME BEING OF THE ESSENCE WITH RESPECT THERETO), then the applicable provisions of Section 12.04 shall apply.

Section 6.04    Delivery of a Title Damages Notice. If either Purchasing Party delivers a Title Objection Notice that is a Damages Notice as provided for in clause (i) of Section 6.01(d) (TIME BEING OF THE ESSENCE WITH RESPECT THERETO), then the applicable provisions of Article XII (other than Section 12.04) shall apply.

Section 6.05    Removal of Non-Permitted Title Objections. At Closing, POPLP shall satisfy or cause the removal of all Non-Permitted Title Objections or cause the issuance of an endorsement insuring against enforcement of such Non-Permitted Title Objections against any portion of the Real Property (including (at POPLP’s option), by (a) directing the Title Insurer to apply any portion of the proceeds POPLP would otherwise be entitled to receive at Closing to the satisfaction or removal of any such Non-Permitted Title Objection and/or (b) providing such documentation, affidavits and indemnities as agreed to by POPLP and the Title Insurer as being sufficient to induce Title Insurer to remove or issue an endorsement insuring against enforcement of such Non-Permitted Title Objection against any portion of the Real Property (in which event such Title Objection shall not be a Non-Permitted Title Objection and shall be a Permitted Exception).

Section 6.06    Limitations on Obligations With Respect to Title Objections. POPLP, the Contribution Entities and the Company shall have no obligation, liability or responsibility of any kind or nature whatsoever with respect to any exceptions, objections and encumbrances to title other than (a) the Non-Permitted Objections and (b) to the extent (and subject to the limitations) provided for in this Agreement.

Section 6.07    Delivery of Affidavits. Notwithstanding anything to the contrary otherwise provided in this Article VI, POPLP shall cause the following to be delivered to the Title Insurer at Closing:

(a)    If any updates to the Title Commitments disclose judgments, bankruptcies or other returns against other persons or entities having names the same as or similar to that of the Contribution Entities or the Company, POPLP, on request, shall cause the

Contribution Entities or the Company, as appropriate, to deliver to Title Insurer on the Closing Date affidavits, if truthful, to the effect that such judgments, bankruptcies or other returns are not against, the Contribution Entities or the Company, in form and substance reasonably sufficient to permit removal of same as exceptions in the Title Policy.

(b)    If any updates to the Title Commitments disclose mechanics’ liens for work performed prior to the Closing Date (other than mechanics’ liens that are Permitted Exceptions), POPLP shall cause the Contribution Entities to deliver to Title Insurer on the Closing Date affidavits in form and substance reasonably sufficient to permit removal of such mechanics’ liens as exceptions in the Title Policy.

(c)    POPLP shall cause the Contribution Entities and (if necessary) POPLP to deliver to Title Insurer affidavits and indemnities in form and substance reasonably sufficient for the issuance of a non-imputation endorsement to the Title Policy that provides that the insured party(ies) will not be imputed with the knowledge of the Contribution Entities or POPLP.

Section 6.08    Right to Use Another Title Insurer. Notwithstanding anything to the contrary otherwise provided in this Article VI, if either Purchasing Party delivers a Title Objection Notice specifying Title Objections, then POPLP shall have the right to adjourn the Closing Date (as provided in Section 4.01) to determine, within not more than ten (10) Business Days following receipt of such Title Objection Notice, if an Alternate Title Insurer is prepared to insure title to the Real Property with such Title Objections either removed or insured against without additional premium or payment on the part of the Company, and if so, then such Title Objections shall not be included in any determination of (a) Default Losses or (b) whether there is a Material Adverse Title Effect. The parties acknowledge that the following title insurers are “Alternate Title Insurers”: First American Title Insurance Company and Chicago Title Insurance Company.

Section 6.09    Title Costs. If the Closing does not occur, each of POPLP, CPPIB and TIAA/SP shall be responsible for and pay the costs of examination of title, ordering surveys and all other costs associated therewith to the extent incurred by them, excluding legal fees of the parties hereto. If the Closing occurs, then at Closing, the Company shall: (a) reimburse each of POPLP, CPPIB and TIAA/SP for such costs already paid by such party; (b) pay all such costs already incurred by such party but not yet paid; and (c) pay all other costs and expenses, excluding legal fees of the parties hereto, for and in connection with the issuance of any title insurance policy or policies to the Company, any Propco and any applicable lender.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF POPLP;

GOVERNMENTAL CONSENT

Section 7.01    Representations and Warranties of POPLP. POPLP hereby represents and warrants to each Purchasing Party that:

(a)    Organization, Authority and Qualification of POPLP. POPLP represents and warrants that POPLP is a limited partnership duly formed, validly existing and in good standing under the Law of the State of Delaware and has all necessary organizational power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by POPLP, the performance by POPLP of its obligations hereunder and the consummation by POPLP of the transactions contemplated hereby have been duly authorized by all requisite action on the part of POPLP. This Agreement has been duly executed and delivered by POPLP and (assuming due authorization, execution and delivery by the other parties thereto) constitutes legal, valid and binding obligations of POPLP, enforceable against POPLP in accordance with its terms.

(b)    Organization, Authority and Qualification of the Contribution Entities. POPLP represents and warrants that each of the Contribution Entities is a limited liability company duly formed, validly existing and in good standing under the Law of, as appropriate, the States of Delaware or Georgia and has all necessary organizational power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Contribution Entities, the performance by the Contribution Entities of their obligations hereunder and the consummation by the Contribution Entities of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Contribution Entities. This Agreement has been duly executed and delivered by the Contribution Entities and (assuming due authorization, execution and delivery by the other parties thereto) constitutes legal, valid and binding obligations of the Contribution Entities, enforceable against the Contribution Entities in accordance with its terms.

(c)    No Conflict; Consents. POPLP represents and warrants that the execution, delivery and performance of this Agreement by POPLP and the Contribution Entities, as applicable, do not and will not: (i) contravene any provisions of the organizational documents of POPLP or the Contribution Entities or any Law, order, judgment or decree applicable to or binding on any of POPLP or the Contribution Entities; (ii) conflict with, result in any breach of, constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which POPLP or the Contribution Entities is a party, except as would not materially and adversely affect the ability of POPLP or the Contribution Entities to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement; or (iii) require the consent of any person (other than any Governmental Authority) under any existing Law or agreement which has not already been obtained. Neither POPLP nor any Contribution Entity has received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such Law.

(d)    Governmental Consent, Etc. POPLP represents and warrants that neither the nature of POPLP or the Contribution Entities or of any of their businesses or properties, nor any relationship between POPLP or the Contribution Entities and any other person and/or entity, is such as to require any consent, approval or other action by or any notice to or filing with any Governmental Authority, other than: (i) as otherwise previously disclosed by POPLP or the Contribution Entities; and (ii) as required (in the reasonable opinion of counsel to PKY REIT and/or POPLP) by any securities Law to which PKY REIT and/or POPLP are subject (including registration statements and Forms 8-K, 10-Q and 10-K).

(e)    Litigation.

i.    There is no pending or, to POPLP’s knowledge, threatened, action involving POPLP before any Governmental Authority, prohibiting or restraining in any material respect the performance of this Agreement or the Company LP Agreement, or the consummation of the transactions contemplated herein.

ii.    POPLP represents and warrants that, except as set forth on Exhibit 18, as of the date hereof: (x) there is no pending action before any Governmental Authority that involves any of the Contribution Assets and has an amount in controversy in excess of $1,000,000; (y) there is no threatened action that involves any of the Contribution Assets with an amount in controversy in excess of $1,000,000 with respect to which (A) Parkway has Knowledge or (B) POPLP or any Contribution Entity received written notice of such threatened action from a third party; and (z) there is no written notice in the possession or control of POPLP that was dated on or after January 1, 2016 and that involves any of the Contribution Assets and has an amount in controversy in excess of $1,000,000.

(f)    No Employees. POPLP represents and warrants that none of the Company, Holdco, Mezzco or any Propco will have any employees as of the Closing Date.

(g)    Insurance Policies. POPLP represents and warrants that: (i) a list of the insurance policies in place with respect to the Contribution Entities and/or the Real Property as of the Effective Date are listed on Exhibit 7, and (ii) a true and correct summary of all such insurance policies have been made available to each Purchasing Party through the Data Room.

(h)    Material Contracts. POPLP represents and warrants that (i) a list of the Material Contracts in place as of the Effective Date are listed on Exhibit 7 and (ii) true, correct and complete copies of all such Material Contracts have been made available to each Purchasing Party through the Data Room.

(i)    Leases. POPLP represents and warrants that, as of the date hereof, POPLP has delivered or made available to each Purchasing Party (through the Data Room) true, correct and complete copies of all Leases (including all amendments, guarantees, subleases, assignments or other modifications of any of the Leases) in their then current state. POPLP represents and warrants that: except for those written notices delivered or made available to each Purchasing Party (through the Data Room), no landlord under any Lease has (A) delivered a written notice of default to the applicable Tenant which default remains uncured that (x) Parkway has Knowledge of or (y) regardless of such Knowledge, was sent during the period from January 1, 2016 through and including the Effective Date or (B) received a written notice of default from a Tenant which default remains uncured that (x) Parkway has Knowledge of or (y) regardless of such Knowledge, was received during the period from January 1, 2016 through and including the Effective Date. POPLP also represents and warrants that, as of the date hereof the rent roll set forth on Exhibit 19 (the “Rent Roll”) is accurate and complete in all material respects. POPLP shall have the right to update Exhibit 19 on and at Closing to reflect: (1) any Leases that have been modified, amended or terminated as an Approved Interim Period Action; (2) any New Leases entered into in as an Approved Interim Period Action; and (3) any other changes in facts, circumstances, conditions or events with respect to Leases that were not the result of a Parkway Breach. The information set forth on the Rent Roll is that upon which POPLP customarily relies in the ordinary course of its business and is not materially and adversely inaccurate or misleading.

(j)    OFAC. POPLP represents and warrants that none of POPLP or POPLP’s partners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. Persons are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action; provided, however, that no representation or warranty of any nature or kind is made with respect to any shareholder of publicly traded shares of PKY REIT.

(k)    ERISA. POPLP represents and warrants that: (i) no Contribution Entity is an “employee benefit plan” as defined in Section 3(3) of ERISA (hereinafter defined), or a “Plan” as defined in Section 4975(e)(1) of the Code (hereinafter defined) which is subject to Section 4975 of the Code; (ii) the assets of the Contribution Entities are not deemed to constitute “plan assets” as such term is defined in applicable ERISA regulations; and (iii) the Contribution Entities are not a “Governmental Plan” within the meaning of Section 3(32) of ERISA, and assets of the Contribution Entities do not constitute plan assets or one or more such plans. To Parkway’s Knowledge, the performance or discharge of the Parkway Parties’ obligations under this Agreement shall not contravene any applicable ERISA requirement.

(l)    FIRPTA. POPLP represents and warrants that no Contribution Entity is a “foreign person” as defined in Section 1445(f)(3) of the Internal Revenue Code.

(m)    Bankruptcy. POPLP represents and warrants that no Contribution Entity has (i) commenced a voluntary case with respect to it or its assets, or to Parkway’s Knowledge had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state, or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (iii) made a general assignment for the benefit of creditors in bankruptcy.

(n)    No Notice of Violations. POPLP represents and warrants that, except as posted in the Data Room, there is no written notice from any applicable Governmental Authority with respect to a material violation of any applicable fire, health, building, environmental, use, occupancy or zoning laws at the Real Property and/or in Buildings which material violation remains uncured or unremediated: (i) of which Parkway has Knowledge; (ii) which was received by POPLP or any Contribution Entity; or (iii) which is in the possession or control of POPLP or any Contribution Entity and dated on or after January 1, 2016.

(o)    No Condemnation. POPLP represents and warrants that, except as posted in the Data Room, there is no written notice of any pending or threatened condemnation, eminent domain or similar proceedings with respect to any material portion of the Real Property and/or any Building (i) of which Parkway has Knowledge; or (ii) regardless of such Knowledge, (A) which was received by POPLP or any Contribution Entity; or (B) which is in in the possession or control of POPLP or any Contribution Entity and dated on or after January 1, 2016.

(p)    Intentionally Omitted.

(q)    Intentionally Omitted.

(r)    POPLP Governmental Compliance. POPLP hereby represents and warrants to the Company, TIAA/SP and CPPIB as follows:

(i)    POPLP maintains a place of business that is located at a fixed address (other than an electronic address or post office box).

(ii)    POPLP is subject to the Law of the United States of America and is in full compliance with all Law relating to bribery, corruption, fraud, money laundering, the Foreign Corrupt Practices Act and the Patriot Act; provided, however, that no representation or warranty of any nature or kind (express or implied) is made by POPLP with respect to any shareholder of publicly traded shares of PKY REIT.

(iii)    (A) to Parkway’s Knowledge, no individual who owns, controls, or has the power to vote more than five percent (5%) of POPLP’s Partnership Interest, or otherwise Controls or has the power to Control POPLP, appears on any Government Lists; (B) none of POPLP’s officers, directors or managers appears on any Government Lists; and (C) POPLP does not transact business on behalf of, or for the direct or indirect benefit of, any person named on any Government Lists.

(s)    To Parkway’s Knowledge, it is not aware that PKY REIT does not currently qualify as a domestically controlled qualified investment entity within the meaning of Section 897(h)(4)(B); provided, however, that no representation or warranty of any kind or nature whatsoever (express or implied) is made with respect to any shareholder of shares of PKY REIT or any diligence or inquiry with respect thereto.

(t)    To Parkway’s Knowledge, subject to the provisions of the Phoenix Loan Assumption Documents (which shall permit the transfer of the Class D Interest from CPPIB to CPP Investment Board Real Estate Holdings, Inc. or from CPP Investment Board Real Estate Holdings, Inc. to Canada Pension Plan Investment Board), there are no existing documents, instruments and agreements contemplated hereunder that would prevent the transfer of CPPIB’s Partnership Interest as of the CTB Election Effective Date.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

OF TIAA/SP AND CPPIB

Section 8.01    Representations and Warranties of TIAA/SP. TIAA/SP hereby represents and warrants to POPLP, the Contribution Entities and the Company as follows:

(a)    Organization, Authority and Qualification of TIAA/SP. TIAA/SP is a limited partnership duly formed, validly existing and in good standing under the Law of the State of Delaware and has all necessary organizational power and authority to enter into this Agreement and the Company LP Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company LP Agreement by TIAA/SP, the performance by TIAA/SP of its obligations hereunder and thereunder and the consummation by TIAA/SP of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of TIAA/SP. This Agreement and, at the Closing, the Company LP Agreement have been duly executed and delivered by TIAA/SP, and (assuming due authorization, execution and delivery by the other parties thereto) constitute legal, valid and binding obligations of TIAA/SP, enforceable against TIAA/SP in accordance with their respective terms.

(b)    No Conflict; Consents. The execution, delivery and performance of this Agreement and the Company LP Agreement do not and will not (i) contravene any provisions of the organizational documents of TIAA/SP or any Law, order, judgment or decree applicable to or binding on TIAA/SP, (ii) conflict with, result in any breach of, constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which TIAA/SP is a party, except as would not materially and adversely affect the ability of TIAA/SP to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Company LP Agreement or (iii) require the consent of any person (other than any Governmental Authority) under any existing Law or agreement which has not already been obtained. TIAA/SP has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such Law.

(c)    Governmental Consent, Etc. Except as otherwise previously disclosed by TIAA/SP neither the nature of TIAA/SP or of any of its businesses or properties, nor any relationship between TIAA/SP and any other person, is such as to require any consent, approval or other action by or any notice to or filing with any Governmental Authority (other than (i) routine filings after the date hereof with regulatory or industry self-regulatory authorities to the jurisdiction of which TIAA/SP is subject and (ii) any of the foregoing as may be required pursuant to the terms of the Company LP Agreement) in connection with its execution and delivery of this Agreement, or the Company LP Agreement, or its fulfillment of and compliance with the terms and provisions hereof and thereof.

(d)    Litigation. There is no pending or, to TIAA/SP’s knowledge, threatened, action involving TIAA/SP before any Governmental Authority or otherwise prohibiting or restraining in any material respect the performance of this Agreement, the Company LP Agreement, or the consummation of the transactions contemplated hereby or thereby.

(e)    OFAC. None of TIAA/SP or TIAA/SP’s members, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. Persons are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

(f)    ERISA. TIAA/SP is not an “employee benefit plan” as defined in Section 3(3) of ERISA (hereinafter defined), or a “Plan” as defined in Section 4975(e)(1) of the Code (hereinafter defined) which is subject to Section 4975 of the Code. The assets of TIAA/SP are not deemed to constitute “plan assets” as such term is defined in applicable ERISA regulations. TIAA/SP is not a “Governmental Plan” within the meaning of Section 3(32) of ERISA, and assets of TIAA/SP do not constitute plan assets or one or more such plans. To TIAA/SP’s knowledge, the performance or discharge of TIAA/SP’s obligations under this Agreement shall not contravene any applicable ERISA requirement.

(g)    Bankruptcy. TIAA/SP has not (i) commenced a voluntary case with respect to it or its assets, or to TIAA/SP’s knowledge had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state, or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (iii) made a general assignment for the benefit of creditors in bankruptcy.

Section 8.02    Representations and Warranties of CPPIB. CPPIB hereby represents and warrants to POPLP, the Contribution Entities and the Company as follows:

(a)    Organization, Authority and Qualification of CPPIB. CPPIB is a corporation organized under the laws of Ontario, Canada and has all necessary organizational power and authority to enter into this Agreement and the Company LP Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company LP Agreement by CPPIB, the performance by CPPIB of its obligations hereunder and thereunder and the consummation by CPPIB of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of CPPIB. This Agreement and, at the Closing, the Company LP Agreement have been duly executed and delivered by CPPIB, and (assuming due authorization, execution and delivery by the other parties thereto) constitute legal, valid and binding obligations of CPPIB, enforceable against CPPIB in accordance with their respective terms.

(b)    No Conflict; Consents. The execution, delivery and performance of this Agreement and the Company LP Agreement do not and will not (i) contravene any provisions of the organizational documents of CPPIB or any Law, order, judgment or decree applicable to or binding on CPPIB, (ii) conflict with, result in any breach of, constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which CPPIB is a party, except as would not materially and adversely affect the ability of CPPIB to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Company LP Agreement or (iii) require the consent of any person (other than any Governmental Authority) under any existing Law or agreement which has not already been obtained. CPPIB has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such Law.

(c)    Governmental Consent, Etc. Except as otherwise previously disclosed by CPPIB neither the nature of CPPIB or of any of its businesses or properties, nor any relationship between CPPIB and any other person, is such as to require any consent, approval or other action by or any notice to or filing with any Governmental Authority (other than (i) routine filings after the date hereof with regulatory or industry self-regulatory authorities to the jurisdiction of which CPPIB is subject and (ii) any of the foregoing as may be required pursuant to the terms of the Company LP Agreement) in connection with its execution and delivery of this Agreement, or the Company LP Agreement, or its fulfillment of and compliance with the terms and provisions hereof and thereof.

(d)    Litigation. There is no pending or, to CPPIB’s knowledge, threatened, action involving CPPIB before any Governmental Authority or otherwise prohibiting or restraining in any material respect the performance of this Agreement, the Company LP Agreement, or the consummation of the transactions contemplated hereby or thereby.

(e)    OFAC. None of CPPIB or CPPIB’s members, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. Persons are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

(f)    ERISA. CPPIB is not an “employee benefit plan” as defined in Section 3(3) of ERISA (hereinafter defined), or a “Plan” as defined in Section 4975(e)(1) of the Code (hereinafter defined) which is subject to Section 4975 of the Code. The assets of CPPIB are not deemed to constitute “plan assets” as such term is defined in applicable ERISA regulations. CPPIB is not a “Governmental Plan” within the meaning of Section 3(32) of ERISA, and assets of CPPIB do not constitute plan assets or one or more such plans. To CPPIB’s knowledge, the performance or discharge of CPPIB’s obligations under this Agreement shall not contravene any applicable ERISA requirement.

(g)    Bankruptcy. CPPIB has not (i) commenced a voluntary case with respect to it or its assets, or to CPPIB’s knowledge had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state, or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (iii) made a general assignment for the benefit of creditors in bankruptcy.

ARTICLE IX

COVENANTS

Section 9.01    Parkway Operating Covenants. From and after the date of this Agreement until the earlier of (i) the Closing Date or (ii) the date on which this Agreement terminates by its terms, POPLP covenants that it will cause the Contribution Assets to be operated as follows:

(a)    Continued Operation. The Contribution Assets shall be operated in the manner in which they are presently being operated, in accordance, in all material respects, with (i) the rights and requirements of the Leases, the documents evidencing the BOA Term Loan and the Phoenix Loan and the Material Contracts and (ii) commercially prudent landlord and industry practices in the area where the Contribution Assets are located.

(b)    Leasing Actions. POPLP shall: (i) keep each Purchasing Party reasonably apprised, on a timely basis, of the status of any leasing actions; and (ii) promptly deliver a true, complete and correct copy of any New Lease or any amendment or modification to an Existing Lease to the Data Room or directly to each Purchasing Party in accordance with the provisions of Section 15.04 hereof.

(c)    Material Contracts. POPLP shall promptly deliver to the Data Room or directly to each Purchasing Party copies of all Material Contracts entered into by POPLP between the Effective Date and the Closing Date.

(d)    Insurance Policies. POPLP shall: (i) use commercially reasonable efforts to cause insurance policies currently in effect with respect to the Contribution Assets as of the date hereof or substantially consistent (in terms of coverage, costs, deductibles and ratings) with the insurance provisions of the Approved Annual Business Plan attached to the Company LP Agreement (the “Insurance Policies”) to remain in full force and effect; (ii) promptly notify each Purchasing Party of any material changes to the Insurance Policies; and (iii) cause the Insurance Policies to be endorsed to the applicable Propcos upon Closing.

(e)    Approved Interim Period Actions. POPLP shall not take (or allow any Contribution Entity to take) any actions with respect to the Contribution Assets that are not Approved Interim Period Actions.

(f)    Notices re: Leases, Violations, Litigations and Casualty Events. POPLP shall promptly deliver to the Data Room or directly to each Purchasing Party a written notice of: (i) any written notice received by POPLP or any Contribution Entity between the Effective Date and the Closing Date: (A) from a Tenant under any Major Lease alleging a that the landlord is in default under such Major Lease (including allegations of improper billings); (B) from an applicable Governmental Authority alleging a material violation of any applicable fire, health, building, use, occupancy or zoning laws at the Real Property and/or in any Building; (C) from any plaintiff commencing any litigation, condemnation or eminent domain proceedings commenced against or otherwise with respect to any portion of the Real Property and/or in any Buildings with an aggregate amount in controversy in excess of $1,000,000; (ii) any written notice delivered by POPLP or any Contribution Entity between the Effective Date and the Closing Date: (A) to a Tenant under any Major Lease alleging that such Tenant is in default under such Major Lease; (B) to any Governmental Authority in response to a notice of the type described in Section 9.01(f)(i)(B); and (C) to the plaintiff in response to the commencement of a proceeding of the type described in Section 9.01(f)(i)(C); and (iii) any Casualty Event with an estimated cost of repair or restoration in excess of $1,000,000. Notwithstanding anything to the contrary contained in this Agreement, no adverse economic diminution arising from, out of or in connection with any changes between the Effective Date and the Closing in the facts, circumstances, conditions or events relating to the status of a Lease (including the failure of a Tenant to make any of the monetary payments required under such Lease and/or the termination of such Lease) or a Contract shall modify any representation of POPLP or result in any Default Losses or adjustments hereunder following the Effective Date unless caused by a breach of this Section 9.01 or a Parkway Willful Default).

(g)    Subdivision. POPLP shall endeavor to complete and close the Subdivision simultaneously with the Closing, but no such failure to complete and close the Subdivision shall: (i) be deemed to be a Parkway Breach or a Parkway Willful Default; (ii) give rise to any rights of any kind or nature whatsoever on the part of either Purchasing Party; or (iii) give rise to any obligations or liabilities of any kind or nature whatsoever on the part of POPLP. Notwithstanding anything to the contrary contained in this Agreement, POPLP shall have the right to make such changes to (A) the Transfer Documents and/or (B) the number and configuration of the Propcos as POPLP shall reasonably deem necessary, desirable or appropriate under the circumstances in order to implement the transactions contemplated by this Agreement in an efficient manner (and this Agreement shall be deemed modified “mutatis mutandis”), provided that: (x) such changes are not material in the aggregate; (y) do not adversely affect the substantive rights and obligations of the parties; and (z) in the event that POPLP proposes a material change to the Subdivision between the Effective Date and the Closing Date, POPLP shall not implement such material change without the consent of each Purchasing Party which consent shall (1) not be unreasonably withheld and (2) be deemed delivered unless such Purchasing Party shall deliver to POPLP and the other Purchasing Party a notice of disapproval within ten (10) Business Days following such Purchasing Party’s receipt of POPLP’s notice of a material change (TIME BEING OF THE ESSENCE WITH RESPECT THERETO) specifying the reasons for such disapproval and suggestions for modifying the proposed amendment that would be acceptable to such Purchasing Party.

(h)    Permits. POPLP shall use commercially reasonable good faith efforts to cause the transfer of all permits applicable to the Contribution Assets to the applicable Propcos but, subject to Section 4.07(d), no such failure to cause such transfer(s) shall: (i) be deemed to be a Parkway Breach or a Parkway Willful Default; (ii) give rise to any rights of any kind or nature whatsoever on the part of either Purchasing Party; or (iii) give rise to any obligations or liabilities of any kind or nature whatsoever on the part of POPLP. Notwithstanding the foregoing, the Transfer Documents will include notifications required by Sections 17(a) and (b) of the City of Houston, Texas Ordinance No. 2002-684. POPLP, TIAA/SP and CPPIB will cooperate in good faith and use commercially reasonable, diligent good faith efforts to cause the City of Houston to issue a letter stating that it shall consent to the transfer of the City permit for master encroachments into adjacent rights of way to Holdco, Mezzco, or the applicable Propcos in accordance with City of Houston, Texas, Ordinance No. 2002-684 in a form reasonably acceptable to the Title Company.

Section 9.02    Tenant Estoppels. POPLP shall endeavor to obtain estoppel certificates (a) in a form that is substantially similar to either: (i) the applicable form set forth on Exhibit 20 annexed hereto, as populated with the information left blank with respect to each specific Lease and subject to such modifications as shall be made by each Tenant; (ii) substantially in the form provided for in the applicable Lease; or (iii) as delivered by a Tenant within the two hundred ten (210) day period prior to the Effective Date with such updates as may be made by such Tenants (the “Tenant Estoppel Certificates”) and from each Tenant occupying more than 7,000 square feet in the Buildings, it being understood that the Estoppel Threshold (defined below) shall be deemed satisfied if POPLP delivers Tenant Estoppel Certificates from (A) each Tenant occupying, in the aggregate, more than 75,000 square feet of space in a Building as of the Effective Date as listed on Exhibit 21 (collectively, the “Major Tenants”) and (B) from all Tenants (including all Major Tenants), in occupancy of any portion of the Real Property as of the Effective Date with an aggregate of amount of square feet collectively representing at least 75% of the aggregate square footage in the Buildings that is currently leased to commercial office Tenants (the “Estoppel Threshold”). The parties acknowledge that an estoppel certificate shall not be deemed a Tenant Estoppel Certificate if it contains any material modifications or inconsistencies with respect to the Leases or the Rent Roll or if it shall disclose any alleged material default or unfulfilled material obligation on the part of the landlord not previously disclosed in writing to each Purchasing Party (in the Data Room) prior to the Effective Date (such estoppel certificate, a “Disregarded Estoppel”).

Section 9.03    POPLP Estoppel.

(a)    If POPLP fails to (i) obtain Tenant Estoppel Certificates from any Major Tenants, and/or (ii) achieve the Estoppel Threshold, then POPLP may, at its option and in its sole discretion (but is not affirmatively obligated to) deliver a certificate executed by POPLP (a “POPLP Estoppel”) to the Company, in lieu of a Tenant Estoppel Certificate from any Major Tenants and/or, if applicable, any other Tenant as may be sufficient to achieve the Estoppel Threshold that failed to deliver a Tenant Estoppel Certificate or delivered a Disregarded Estoppel containing information with which POPLP disagrees: (A) in the form of a Tenant Estoppel Certificate; (B) with such information as POPLP shall, to Parkway’s Knowledge, believe to be true and correct as of the date of the POPLP Estoppel; and (C) with a provision that if the applicable Tenant subsequently delivers a Tenant Estoppel Certificate, then the applicable POPLP Estoppel for such Tenant shall be automatically and completely null, void and of no force or effect without further notice to or act on the part of any party; provided, however, that POPLP may not provide POPLP Estoppels for more than ten percent (10%) of the aggregate square footage in the Buildings that is currently leased to commercial office Tenants.

(b)    Except to the extent a POPLP Estoppel for a Tenant shall be automatically and completely null, void and of no force or effect as provided for in clause (C) of Section 9.03(a)(ii): (i) the Company shall have the right, to commence a litigation against POPLP in a court of competent jurisdiction for the sole and exclusive purposes of determining the aggregate amount of actual Default Losses arising from a material misstatement or material misrepresentation on the POPLP Estoppel; (ii) the Company LP Agreement will provide that each Purchasing Party has the right, power and authority (acting alone) to take such actions on behalf of the Company; (iii) any Default Losses directly arising from a material misstatement or material misrepresentation on the POPLP Estoppel as agreed to by POPLP and each Purchasing Party or proven in any such litigation shall not be included in the amount of any post-Closing Default Losses that either Purchasing Party is otherwise entitled to under Section 12.07. The provisions of this Section 9.03 shall survive the Closing (and for clarity shall not be subject to the 6-month limitation period in said 9.03).

Section 9.04    Failure to Achieve Estoppel Threshold. The parties expressly agree that: if, for any reason or no reason, POPLP fails to achieve the Estoppel Threshold as described in Section 9.02 and (i) if, for any reason or no reason, POPLP fails or declines to deliver a POPLP Estoppel under Section 9.03 (or if the POPLP Estoppel will not achieve the Estoppel Threshold), then each Purchasing Party’s sole and exclusive remedy shall be to (A) deliver a Termination Notice under this Section 9.04 pursuant to Section 12.04 or (B) proceed to Closing without adjustment. Notwithstanding the foregoing, if a delivered estoppel certificate uncovers a misrepresentation or breach of warranty under Section 7.01 which the Purchasing Parties believe constitutes a Parkway Breach, then each Purchasing Party shall have the rights set forth in Section 12.02 with respect thereto.

Section 9.05    POPLP Retained Obligations.

(a)    If (i) as of the date hereof there is pending or threatened action in violation of the representation made in Section 7.01(e) and (ii) within one hundred and eighty (180) days after the Closing, the Company, Holdco, Mezzco, any Propco, or any Contribution Asset is made a party to such litigation, then: (A) POPLP shall, with counsel of its own choice and at its sole cost and expense, defend the Company, Holdco, Mezzco any Propco, or any Contribution Asset is made a party to such litigation; (B) pay any resulting judgment that is attempted to be enforced against, as applicable, the Company, Holdco, Mezzco, any Propco or any Contribution Asset (including any consequential or punitive damages); and (C) the costs and expenses paid by POPLP pursuant to the provisions of this Section 9.05(a) shall not be deemed to be a Capital Contribution (as defined in the Company LP Agreement).

(b)    To the extent not otherwise funded by POPLP, if, on or after the Closing Date, there shall be any POPLP Retained Capitalized Work Obligations, that have not been completed or paid for, then POPLP shall, at its sole cost and expense, cause such outstanding POPLP Retained Capitalized Work Obligations to be completed and/or paid for in the ordinary course of business.

(c)    If, on or after the Closing Date, there shall be any POPLP Retained Leasing Obligations that have not been paid for, then POPLP shall, at its sole cost and expense, pay for all such outstanding POPLP Retained Leasing Obligations as same become due and payable (and the Company LP Agreement will provide that PKY/GP and PKY/LP are responsible to ensure that POPLP timely completes such work and timely makes such payments).

ARTICLE X

CONDITION OF CONTRIBUTION LIABILITIES AND ASSETS

Section 10.01    As Is – Where Is. Except as is expressly set forth in this Agreement to the contrary, each Purchasing Party expressly acknowledges and agrees that: (i) the Contribution Assets are being conveyed, pursuant to the Transfer Documents, in their existing condition “AS IS, WHERE IS, AND WITH ALL FAULTS” with respect to all facts, circumstances, conditions and defects; (ii) neither POPLP nor the Contribution Entities has any obligation to determine or correct any such facts, circumstances, conditions or defects or to compensate the Company, Holdco, Mezzco, any Propco or such Purchasing Party for same; (iii) each of Contribution Entities and POPLP have specifically bargained for the assumption by such Purchasing Party of all responsibility to investigate the Contribution Assets, applicable Law, the Leases, and the Contracts, and have structured the other terms of this Agreement in consideration thereof; (iv) such Purchasing Party has, or will prior to Closing have, undertaken all such investigations as such Purchasing Party deems necessary, desirable or appropriate under the circumstances and based upon same, is and will be relying strictly and solely upon such inspections and examinations and the advice and counsel of its own consultants, agents, legal counsel and officers; (v) such Purchasing Party assumes the full risk of any loss or damage occasioned by any fact, circumstance, condition or defect pertaining to the Contribution Assets and the consummation of the transactions contemplated by this Agreement.

ARTICLE XI

ADJUSTMENTS

Section 11.01    Closing Adjustments. At the Closing, POPLP and the Company (with TIAA/SP and CPPIB jointly acting on behalf of the Company) will adjust for any and all items of income and expense, except to the extent the same are POPLP Retained Obligations: (a) customarily adjusted for between the seller and the purchaser of real estate assets of a type similar to the Contribution Assets (including (as applicable), with respect to the Phoenix Loan: (i) a credit to POPLP in the amount of any escrow funds held as of the Closing Date; (ii) a credit to POPLP in the amount of any other pre-paid items properly allocable to the period of time from and after the Closing Date; (iii) a credit to the Company in the amount of any accrued and unpaid interest as of the Closing Date; and (iv) a credit to the Company in the amount of any amounts due and owing as of the Closing Date); (b) otherwise specifically appropriate to the Contribution Assets; and (c) otherwise in accordance with the provisions of this Article XI. Such adjustments will be calculated: (i) as of 11:59 PM (EST) on the day preceding the Closing Date; (ii) on the basis of the actual days in a particular month and a 365-day calendar year; (iii) in accordance with the Accounting Principles; (iv) except as otherwise provided herein, with POPLP entitled to (A) a retain and/or be credited for all income (whenever collected) properly allocable to periods of time prior to the Closing Date and (B) a credit for all expenses paid prior to the Closing Date that are properly allocable to periods of time from and after the Closing Date; and (v) except as otherwise provided herein, with the Company entitled to (A) retain and/or be credited for all income (whenever collected) properly allocable to periods of time from and after the Closing Date and (B) a credit for all unpaid expenses that are properly allocable to periods of time prior to the Closing Date.

Section 11.02    Closing Property Adjustment Schedule. POPLP will deliver a closing adjustment schedule (the “Closing Property Adjustment Schedule”) to each Purchasing Party not less than three (3) Business Days before the Closing Date showing adjustments, estimated in good faith, for all applicable items of income and expense, including the items set forth below. If the net amount of any adjustments (the “Property Adjustment Amount”) is a credit to POPLP, then it will be added to the Gross Initial Contribution Asset Value for purposes of determining the Adjusted Contribution Asset Value Amount and the Aggregate PP Closing Date Payment Amount. If the net Property Adjustment Amount is a credit to the Company, then it will be subtracted from the Gross Initial Contribution Asset Value for purposes of determining the Gross Initial Contribution Asset Value for purposes of determining the Adjusted Contribution Asset Value Amount and the Aggregate PP Closing Date Payment Amount. If POPLP and each Purchasing Party do not agree on the Property Adjustment Amount by the Closing, then the Closing will take place without adjustment for the Property Adjustment Amount and the provisions of Section 11.04 shall apply.

Section 11.03    Post-Closing Adjustment. On or before the date that is ninety (90) days after the Closing, POPLP will deliver to each Purchasing Party a revised closing adjustment schedule reflecting (i) the re-calculation of any amount estimated on the Closing Property Schedule and (ii) correction of any errors or omissions in any adjustments on the Closing Property Schedule. If the net appropriate post-Closing adjustment amount reflected on such revised closing adjustment schedule (the “Post-Closing Adjustment Amount”) is a credit to POPLP, then the Company shall pay such amount to POPLP. If the net Post-Closing Adjustment Amount is a credit to the Company, then POPLP shall pay such amount to the Company.

Section 11.04    Adjustment Dispute. If POPLP and each Purchasing Party do not agree on the Property Adjustment Amount and/or the Post-Closing Adjustment Amount within the ninety (90) day period, after the Closing, then either POPLP, CPPIB or TIAA/SP will have the right to commence a proceeding in a court of competent jurisdiction within sixty (60) days after such ninety (90) day period to determine the correct Property Adjustment Amount and/or Post-Closing Adjustment Amount. If the net final adjustment amount is a credit to POPLP, then the Company shall pay such amount to POPLP. If the net final adjustment amount is a credit to the Company, then POPLP shall pay such amount to the Company.

Section 11.05    Adjustment for 2017 Stub Period. In addition to and not in limitation of the provisions of Section 11.01, Section 11.02, and Section 11.04, POPLP and each Purchasing Party agree that: (a) final adjustment for “overage rent” and similar items for the period between December 31, 2016 and the Closing Date may not be subject to final adjustment until sometime during Fiscal Year 2018; (b) POPLP will deliver a closing adjustment schedule for such items allocable to such stub period on or before September 1, 2018; (c) if POPLP and each Purchasing Party do not agree on such closing adjustment schedule within ninety (90) days after its delivery by POPLP, then either POPLP, CPPIB or TIAA/SP will have the right to commence a proceeding in a court of competent jurisdiction within sixty (60) days after such ninety (90) day period to determine the correct Property Adjustment Amount and/or Post-Closing Adjustment Amount allocable to the items set forth on such schedule and (d) the balance of the applicable provisions of Section 11.01, Section 11.02, and Section 11.04 shall apply to such stub period adjustments.

Section 11.06    Adjustments Are not Default Losses. For purposes of clarity, the Property Adjustment Amount and the Post-Closing Adjustment Amount are not Default Losses and shall not be included in any calculation of the Floor Amount or the Cap Amount.

Section 11.07    Tax Reduction Proceedings. POPLP shall, without the prior approval of either Purchasing Party, have the right to prosecute, settle and withdraw proceedings to review any real estate taxes and assessment for the Real Property covering the tax years prior to, and including, the tax year in which the Closing occurs. Notwithstanding the foregoing, POPLP will (a) advise each Purchasing Party, on a timely basis, as to any material change in status of a real estate tax assessment proceedings for the Real Property covering the tax years prior to, and including, the tax year in which the Closing occurs and (b) consult with each Purchasing Party as to any concerns such Purchasing Party may have with respect to same (provided however that POPLP will be entitled to all actions with respect to such proceedings with the consent or approval of either Purchasing Party and no such action (or failure to act) shall be deemed to be a Parkway Breach or a Parkway Willful Default). Any refunds or savings in the payment of real estate taxes and assessments resulting from such proceedings applicable to the period prior to the Closing shall belong to and be the sole and exclusive property of POPLP and any refunds or savings in the payment of real estate taxes and assessments applicable to the period from and after the Closing shall belong to and be the property of Holdco, provided, however, that if any such refund creates an obligation to reimburse any Tenant for any rents or additional rents paid or to be paid, that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in the Lease to such Tenant) shall be paid to Holdco and (i) Holdco shall cause such amount to be disbursed the same to such Tenant and (ii) Holdco shall indemnify, defend and hold POPLP harmless from and against any and all liability, loss, cost, judgment, claim, damage or expense (including reasonable attorneys’ fees and expenses) by any Tenant for reimbursement of any such amounts delivered to or collected by the Company (or its subsidiaries) and not so reimbursed or refunded to Tenants. All attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between POPLP and Holdco in proportion to the gross amount of such refunds or savings payable to POPLP and Holdco, respectively (without regard to any amounts reimbursable to Tenants). Holdco shall promptly pay to POPLP the amount of any credit or refund applicable to any period prior to the Closing Date.

Section 11.08    Survival. The provisions of this Article XI shall survive the Closing, provided that the provisions of Section 11.01 and Section 11.06 shall survive the Closing only until the sixtieth (60th) day after the first anniversary of the Closing Date (provided that if POPLP shall fail to deliver the revised closing adjustment schedule contemplated by Section 11.03 within ninety (90) days after the date of the Closing and/or shall fail to deliver the closing adjustment schedule contemplated by Section 11.05 on or before September 1, 2018, then such sixth (60) day period shall toll and be extended one (1) day for each day commencing on (a) with respect to the revised closing adjustment schedule contemplated by Section 11.03, the date which is ninety-one (91) days after the date of the Closing to and including the date on which POPLP delivers such revised closing adjustment schedule; and (b) with respect to the closing adjustment schedule contemplated by Section 11.05, September 2, 2018 to and including the date on which POPLP delivers such closing adjustment schedule), provided that if either POPLP or either Purchasing Party shall commence a proceeding in a court of competent jurisdiction within such time, then this provision shall survive until (a) final determination and/or settlement of any amounts owed under this Article XI and (b) payment of such amounts owed.

ARTICLE XII

DEFAULTS; BREACHES

Section 12.01    Purchasing Party’s Default.

(a)    If either Purchasing Party shall be a Defaulting Purchasing Party, then POPLP and the Contribution Entities shall have the right, as their sole remedy against such Defaulting Purchasing Party (subject to the provisions of Sections 12.01(b) and (c)), to terminate this Agreement and, except as otherwise expressly set forth in this Section 12.01, receive and retain the Deposit of such Defaulting Purchasing Party as liquidated damages (actual damages being difficult if not impossible to ascertain) and upon such termination:

(i)    Escrow Agent shall: (A) if CPPIB is the only Defaulting Purchasing Party, deliver the CPPIB Deposit to POPLP and the TIAA/SP Deposit to TIAA/SP, each in accordance with the terms of the Escrow Agreement; (B) if TIAA/SP is the only Defaulting Purchasing Party, continue to hold the Deposit of TIAA/SP until the first to occur of (x) such time as CPPIB, POPLP and the Contribution Entities consummate the Closing (after which Escrow Agent shall deliver the TIAA/SP Deposit to TIAA/SP in accordance with the terms of the Escrow Agreement) and (y) the first (1st) Business Day after the Initial Outside Closing Date (as may be adjourned in accordance with Section 4.01(c)) without the Closing having occurred (immediately after which Escrow Agent shall promptly deliver the TIAA/SP Deposit to POPLP in accordance with the terms of the Escrow Agreement); and (C) if both CPPIB and TIAA/SP are a Defaulting Purchasing Party, deliver both the CPPIB Deposit and the TIAA/SP Deposit to POPLP in accordance with the terms of the Escrow Agreement;

(ii)    any such Defaulting Purchasing Party shall have no further rights or obligations hereunder with respect to any other party to this Agreement; and

(iii)    no other party to this Agreement shall have any further rights or obligations hereunder with respect to such Defaulting Purchasing Party (except in any event, the applicable provisions relating to a post-termination resolution of rights or expressly surviving the termination of this Agreement (including Section 15.07, Section 15.09, Section 15.10, Section 15.13 and Section 15.15)).

(b)    If POPLP is entitled to receive and retain the Deposit of TIAA/SP and/or, CPPIB, then (other than with respect to the applicable provisions relating to a post-termination resolution of rights (including Section 15.07, Section 15.09, Section 15.10, Section 15.13 and Section 15.15), the Deposit of such Defaulting Purchasing Party shall be deemed liquidated damages (it being expressly understood and agreed that POPLP’s damages against such Defaulting Purchasing Party would be impossible to ascertain and the Deposit of such Defaulting Purchasing Party constitutes a fair and reasonable amount of compensation in such event).

(c)    If TIAA/SP is the only Defaulting Party, then the CPPIB Sole Purchasing Party Provisions shall apply.

Section 12.02    Default Losses Notice.

(a)    For all purposes under Section 6.01, this Section 12.02, Section 12.06 and Section 12.07: (i) for so long as both TIAA/SP and CPPIB are both a Purchasing Party, TIAA/SP and CPPIB are required to deliver each Default Losses Notice jointly; (ii) if both TIAA/SP and CPPIB are a Purchasing Party at the Closing, then TIAA/SP and CPPIB are required to deliver each post-Closing Default Losses Notice jointly; (iii) while such any such condition exists: (A) the reference to Purchasing Party in this Section 12.02 means TIAA/SP and CPPIB, acting jointly; (B) any notices to Purchasing Party means a notice to both TIAA/SP and CPPIB; and (C) any Default Losses Notice that is not signed by both TIAA/SP and CPPIB shall not be deemed to be a Default Losses Notice; and (iv) upon the occurrence of a Purchasing Party Substitution Event: (A) the reference to Purchasing Party in this Section 12.02 means CPPIB as the sole Purchasing Party; (B) any notices to the Purchasing Party means a notice only to CPPIB; and (C) any subsequent Default Losses Notice means a Default Losses Notice delivered by CPPIB. Notwithstanding the foregoing or anything else herein to the contrary, each Purchasing Party shall have the right to unilaterally deliver a Default Losses Notice independently of the other Purchasing Party if such Default Losses Notice also constitutes a Termination Notice in which event Section 12.04 shall apply to any Purchasing Party that shall deliver a Termination Notice (and, if one Purchasing Party delivers a Default Losses Notice constituting a Termination Notice, the other shall have the right to unilaterally deliver a Default Losses Notice that does not constitute a Termination Notice).

(b)    The Purchasing Party shall deliver a written notice (the “Default Losses Notice”) to POPLP setting forth:

(i)    the facts, circumstances, conditions or events that the Purchasing Parties believe constitute a Parkway Breach (including a new Title Objection);

(ii)    the determination by the Purchasing Party of the aggregate Default Losses (or estimate thereof to the extent reasonably determinable, it being understood that the Purchasing Parties shall not be limited in their recovery on account of any such estimates up to the Cap Amount) arising from the new alleged Parkway Breaches (or if applicable, whether there is a Material Adverse Title Effect);

(iii)    if any such Title Objection(s) are Fixed Financial Obligations (A) the allegation by the Purchasing Party of any Default Losses (or estimate thereof to the extent reasonably determinable, it being understood that the Purchasing Parties shall not be limited in their recovery on account of any such estimates) arising from any such new Title Objection(s) and (B) the aggregate Default Losses (or estimate thereof) alleged in all Default Losses Notices and Title Objection Notices to date; and

(iv)    if the Purchasing Party is alleging aggregate Default Losses in excess of the Cap Amount or a Material Adverse Title Effect, then whether the Purchasing Party is (A) waiving the Material Adverse Title Effect and/or all rights and remedies arising from any of the alleged Default Losses in excess of the Cap Amount (a Damages Notice) or (B) terminating the Agreement (a Termination Notice) and thus becoming a Terminating Purchasing Party.

(c)    With respect to Default Loss Notices delivered on or prior to the Closing, such Default Loss Notices shall be delivered within ten (10) Business Days after the Purchasing Party (or the last Purchasing Party if both TIAA/SP and CPPIB are Purchasing Parties) first becomes aware of any fact, circumstance, condition or event that the Purchasing Party believes constitutes a Parkway Breach and gives rise to Default Losses (TIME BEING OF THE ESSENCE WITH RESPECT THERETO).

(d)    Notwithstanding the provisions of Section 12.03, if (i) the Title Insurer shall deliver an update to any of the Title Commitments less than ten (10) Business Days prior to the Closing Date and (ii) such updates disclose any new exceptions, objections or encumbrances to title that are not Permitted Exceptions, then the Purchasing Party may deliver a Title Objection Notice to POPLP with respect to such new exceptions, objections or encumbrances to title that are not Permitted Exceptions at any time prior to 10:00 AM (EST) on the Closing Date (TIME BEING OF THE ESSENCE WITH RESPECT THERETO).

Section 12.03    Failure to Deliver a Termination Notice. Notwithstanding anything to the contrary provided for in this Agreement, if a Purchasing Party shall fail to timely deliver a Termination Notice, which notice shall serve as such Purchasing Party’s own Termination Notice) provided for in this Agreement (TIME BEING OF THE ESSENCE WITH RESPECT THERETO), then (a) such Purchasing Party shall (i) have no right to deliver a Termination Notice with respect to any such particular fact, circumstance, condition or event for which the time periods to deliver such Termination Notice hereunder have expired and (ii) be obligated to consummate the Closing as provided for in this Agreement or deemed to be a Defaulting Purchasing Party and (b) except as may otherwise be provided herein, the sole and exclusive right and remedy available to such Purchasing Party shall be to (i) proceed with the Closing, fund its full portion of the Aggregate PP Closing Date Payment Amount to Escrow Agent and cause Escrow Agent to distribute Aggregate PP Assignment Consideration Amount as provided for in in Article IV and (ii) pursue the post-Closing remedies relating to Default Losses up to the unused portion of the Cap Amount as provided for in Section 12.07.

Section 12.04    Termination Notices and Termination Response Notices. Notwithstanding anything to the contrary provided for in this Agreement, each Purchasing Party shall have the right to unilaterally deliver a Default Losses Notice independently of the other Purchasing Party if such Default Losses Notice also constitutes a Termination Notice in which event Section 12.04 shall apply to any Purchasing Party that shall deliver a Termination Notice. If a Purchasing Party delivers a Termination Notice (other than a Willful Default Specific Performance Notice under clause (ii) of Section 12.08(a)) as provided for in this Agreement (TIME BEING OF THE ESSENCE WITH RESPECT THERETO), then such Terminating Purchasing Party shall have no rights under Section 12.02, Section 12.03, Section 12.05, Section 12.06, Section 12.07 or Section 12.08 and POPLP shall have ten (10) Business Days after receipt of such Termination Notice to deliver a notice to such Terminating Purchasing Party (a “Termination Notice Response”) setting forth (as applicable):

(a)    POPLP agrees (in writing) that the Terminating Purchasing Party was entitled to terminate the Agreement for the reasons specified in such Termination Notice, in which event: (i) POPLP and such Terminating Purchasing Party shall direct the Escrow Agent to return the Deposit of the Terminating Purchasing Party to such Terminating Purchasing Party; (ii) POPLP shall pay such Terminating Purchasing Party its GS Payment Amounts; (iii) POPLP shall pay such Terminating Purchasing Party (A) $1,250,000, if the reason giving rise to the Terminating Purchasing Party’s right to terminate the Agreement was a Parkway Breach or (B) $75,000, if the reason giving rise to the Terminating Purchasing Party’s right to terminate the Agreement was not a Parkway Breach (either such amount, the “Parkway Termination Fee”); (iv) upon such return and payments, as between POPLP and the Terminating Purchasing Party (A) this Agreement shall automatically and completely cease and terminate without further notice to or from or act on the part of any party and (B) POPLP and the Terminating Purchasing Party shall have no further rights or obligations hereunder to or against each other under this Agreement; and (v) if the delivery of such a Termination Notice is a Purchasing Party Substitution Event, then the CPPIB Sole Purchasing Party Provisions shall apply.

(b)    POPLP does not agree (in writing) that such Terminating Purchasing Party was entitled to terminate this Agreement as provided for in the Termination Notice (and consequently that such Terminating Purchasing Party is a Defaulting Purchasing Party and that POPLP is entitled to receive and retain the Deposit of such Terminating Purchasing Party and terminate this Agreement with respect to such Terminating Purchasing Party), in which event (i) as between POPLP and such Terminating Purchasing Party, this Agreement shall automatically and completely cease and terminate without further notice to or from or act on the part of any party except to the extent any portion of this Agreement relates to: (A) whether such Terminating Purchasing Party was entitled to terminate this Agreement as provided for in the applicable Termination Notice (including, if applicable, the TIAA/SP Deemed Termination Notice) and therefore receive a return of the Deposit of such Terminating Purchasing Party; (B) whether such Terminating Purchasing Party was not entitled to terminate this Agreement as provided for in the applicable Termination Notice (including, if applicable, the TIAA/SP Deemed Termination Notice) and consequently that POPLP is entitled to receive and retain the Deposit of such Terminating Purchasing Party; and (C) other applicable provisions to the extent required in order to enforce the express rights and obligations of the parties under this Section 12.04(b) and (ii) if the delivery of such a Termination Notice is a Purchasing Party Substitution Event, then the CPPIB Sole Purchasing Party Provisions shall apply.

If POPLP fails to deliver a Termination Notice Response, POPLP shall be deemed to have delivered a Termination Notice Response pursuant to clause (b), above.

Section 12.05    Court Determination of Default Losses.

(a)    If a final and non-appealable order of a court of competent jurisdiction shall hold that the Terminating Purchasing Party was not entitled to terminate this Agreement as provided for in the Termination Notice, then (i) the Escrow Agent shall deliver to POPLP the Deposit of the Terminating Party and (ii) the Terminating Party shall pay POPLP the attorney’s fees as provided for in Section 15.10.

(b)    If a final and non-appealable order of a court of competent jurisdiction shall hold that the Terminating Purchasing Party was entitled to terminate this Agreement as provided for in the Termination Notice, then: (i) the Escrow Agent shall return the Deposit of the Terminating Purchasing Party to such Terminating Purchasing Party; (ii) POPLP shall pay such Terminating Purchasing Party its GS Payment Amounts; and (iii) POPLP shall pay such Terminating Purchasing Party the Parkway Termination Fee.

Section 12.06    Default Losses Less than Cap Amount (or with Additional Alleged Default Losses Waived). Unless (a) POPLP shall have terminated this Agreement in accordance with the provisions of this Agreement, or (b) such Purchasing Party has delivered a Termination Notice in accordance with the terms hereof (in which case the provisions of Sections 12.04 or 12.08 shall apply), on the Closing Date (i) each Purchasing Party shall (A) be obligated to proceed with the Closing, fund the Aggregate PP Closing Date Payment Amount and cause the Escrow Agent to pay the Aggregate PP Assignment Consideration Amount to (or at the direction of) PKY/LP and (ii) have, as their sole and exclusive right and remedy, the right to pursue post-Closing remedies relating to Default Losses up to the unused portion of the Cap Amount as provided for in Section 12.07.

Section 12.07    Post-Closing Remedies for Default Losses.

(a)    If the Closing occurred under Section 12.06 with no adjustment for Default Losses agreed to by POPLP, then the Purchasing Party’s sole and exclusive right and remedy shall be to have the right, for a period of up to one hundred and eighty (180) days from and after the Closing Date (except that such period shall expire on the first (1st) anniversary of the Closing Date with respect to the representations made by POPLP pursuant to Sections 7.01(a), (b) and (c)), TIME BEING OF THE ESSENCE WITH RESPECT THERETO, to commence a litigation against POPLP in a court of competent jurisdiction (and if such litigation is commenced within such period, to thereafter prosecute such litigation to final judgment and enforcement) for the sole and exclusive purposes of determining the aggregate amount of actual Default Losses arising from any Parkway Breach(es) that (i) were alleged in any Default Losses Notice delivered by the Purchasing Party(ies) prior to the Closing Date and for which no agreement or adjustment was made and (ii) are alleged in any Default Losses Notice delivered by the Purchasing Party(ies) after the Closing Date.

(b)    If the Closing occurred under Section 12.06 with an adjustment for Default Losses agreed to by POPLP, then the sole and exclusive right and remedy of the Purchasing Party shall be to have the right, for a period of up to one hundred and eighty (180) days from and after the Closing Date (except that such period shall expire on the first (1st) anniversary of the Closing Date with respect to the representations made by POPLP pursuant to Sections 7.01(a), (b) and (c)) TIME BEING OF THE ESSENCE WITH RESPECT THERETO, to commence a litigation against POPLP in a court of competent jurisdiction (and if such litigation is commenced within such period, to thereafter prosecute such litigation to final judgment and enforcement) for the sole and exclusive purposes of determining the amount of actual Default Losses arising from (i) any Parkway Breach(es) that were alleged in any

Default Losses Notices delivered by the Purchasing Party(ies) prior to the Closing but with respect to which POPLP did not agree to provide an adjustment to the Gross Initial Contribution Asset Value and/or (ii) any Parkway Breach(es) that were alleged in any Default Losses Notices delivered by the Purchasing Party(ies) after the Closing (provided that in no event and under no circumstances shall the aggregate amount of Default Losses the Purchasing Party is entitled to recover under this Section 12.07(b) exceed an amount equal the lesser of (A) the Cap Amount, less the amount of Default Losses POPLP agreed to subtract from the Gross Initial Contribution Asset Value pursuant to Section 3.02(d) or (B) an amount equal to the sum of the Default Losses (x) arising from the Parkway Breach(es) specified in the applicable Default Losses Notice(s) delivered prior to Closing (less the amount of Default Losses POPLP agreed to subtract from the Gross Initial Contribution Asset Value pursuant to Section 3.02(a)) and (y) alleged in the applicable Default Losses Notice(s) delivered after Closing.

(c)    Notwithstanding anything to the contrary provided for in this Agreement, in no event and under no circumstances shall the aggregate amount of Default Losses under this Agreement (either before, at or after the Closing) recoverable by TIAA/SP or CPPIB, other than damages caused as a result of the failure of the representations made by POPLP pursuant to Sections 7.01(a), (b) and (c) for which there shall be no cap, exceed such Purchasing Party’s Pro Rata Share of the Cap Amount.

Section 12.08    Parkway’s Willful Default. In the event of a Parkway Willful Default:

(a)    In the event of a Parkway Willful Default, each Purchasing Party (for the balance of this Section 12.08, individually or collectively (as applicable), the Terminating Party) shall have, as its sole and exclusive right and remedy, by notice delivered to POPLP within ten (10) Business Days after first becoming aware of such Parkway Willful Default (TIME BEING OF THE ESSENCE WITH RESPECT THERETO), the option to either: (i) deliver a Default Losses Notice that is not a Termination Notice (in which case Section 12.02 – Section 12.07 (other than Section 12.04) shall apply as if such Parkway Willful Default were a Parkway Breach giving rise to Default Losses) (provided that if both Purchasing Parties elect to deliver a Default Losses Notice that is not a Termination Notice, they shall do so jointly); (ii) deliver a Termination Notice (in which case Section 12.04 shall apply, provided that, in such instance, the Terminating Party shall not be required in which case (A) Section 4.02 shall apply and (B) if Section 4.02 shall apply, the Terminating Party to prove willfulness or intention on the part of POPLP in its failure to implement the Closing); or (iii) deliver a notice to POPLP (A) setting forth, in reasonable detail the actions taken (or the failures to act) by POPLP that constitute the Parkway Willful Default and (B) advising POPLP that the Terminating Party has elected, as its sole and exclusive right and remedy, to seek specific performance of the Parkway’s Closing Obligations pursuant to the provisions of this Section 12.08 (a “Willful Default Specific Performance Notice”). If both TIAA/SP and CPPIB are a Purchasing Party, then neither of them, acting alone, shall have the right to deliver a Willful Default Specific Performance Notice unless one of the Purchasing Parties shall have terminated under Section 12.04.

(b)    If the Terminating Party delivers a Willful Default Specific Performance Notice, then the Terminating Party shall have the right, as its sole and exclusive right and remedy, to seek to enforce specific performance of the Parkway Closing Obligations by commencing a litigation in a court of competent jurisdiction within sixty (60) days after the expiration of the adjournment period provided for in Section 4.01 (TIME BEING OF THE ESSENCE WITH RESPECT THERETO). Each of POPLP and the Contribution Entities expressly acknowledges that the remedy of specific performance is an appropriate remedy in the event of a Parkway Willful Default.

(c)    If a final and non-appealable order of a court of competent jurisdiction shall hold that the allegations of the actions taken (or the failures to act) by POPLP noted in the Willful Default Specific Performance Notice did not constitute a Parkway Willful Default or a Parkway Breach and that the Terminating Party was obligated to consummate the Closing or that POPLP had the right to terminate this Agreement under Section 12.04, then (i) the Escrow Agent shall deliver to POPLP the Deposit of the Terminating Party and (ii) the Terminating Party shall pay POPLP the attorney’s fees as provided for in Section 15.10. If a final and non-appealable order of a court of competent jurisdiction shall hold that the allegations of the actions taken (or the failures to act) by POPLP noted in the Willful Default Specific Performance Notice did not constitute a Parkway Willful Default but did constitute a Parkway Breach where Default Losses were in excess of the Cap Amount, then (x) the Terminating Party shall reimburse POPLP for any of POPLP’s out-of-pocket legal fees reasonably allocable to the specific performance action and (y) the provisions of Section 12.05(b) shall be applicable. Notwithstanding the limitation on the rights of the Terminating Party in Sections 12.08(a) and (b), if a final and non-appealable order of a court of competent jurisdiction shall hold that the allegations of the actions taken (or the failures to act) by POPLP noted in the Willful Default Specific Performance Notice constitute a Parkway Willful Default, then: (i) if specific performance is granted and implemented, POPLP shall pay the Terminating Party the attorney’s fees as provided for in Section 15.10 and (ii) if specific performance is not available for any reason (including the failure of the conditions precedent to the Closing set forth in this Agreement at the time that specific performance is granted) for any reason other than the Terminating Party being ready, willing and able to consummate the transactions contemplated by this Agreement, then: (A) POPLP shall pay the Terminating Party the attorney’s fees as provided for in Section 15.10, (B) the Escrow Agent shall return to the Terminating Party the Deposit of the Terminating Party; (C) POPLP shall pay the Terminating Party the GS Payment Amount made by such Terminating Purchasing Party; (D) POPLP shall pay the Terminating Party the actual and reasonable third-party costs incurred by such Terminating Party (excluding those covered by the Loan Termination Payment) in connection with the negotiation and execution of this Agreement and all Exhibits hereto (including the Company LP Agreement), related due diligence activities and attorneys’ fees and disbursements incurred in connection with such negotiation, execution and due diligence (provided that in no event and under no circumstances shall the aggregate amount of all payments POPLP is required to make under this subclause (ii)(D) of Section 12.08(d) exceed (x) $2,500,000 if TIAA/SP and CPPIB were both a Purchasing Party and jointly delivered the Willful Default Specific Performance Notice or (y) $1,250,000 if CPPIB was the sole Purchasing Party when it delivered the Willful Default Specific Performance Notice; and (E) the Terminating Party shall have the right to sue POPLP for any additional damages incurred by the Terminating Party as the direct result of the Parkway Willful Default, provided that in no event and under no circumstances shall the aggregate amount of such additional damages exceed (x) the amount of the Deposit that the Terminating Party then has at risk if TIAA/SP and CPPIB were both a Purchasing Party and jointly delivered and prosecuted the Willful Default Specific Performance Notice or (y) $18,370,000 if CPPIB was the sole Purchasing Party when it delivered the Willful Default Specific Performance Notice.

(d)    Each of TIAA/SP and CPPIB expressly acknowledges and agrees that the remedies specified in this Section 12.08(a), (b) and (c) upon the occurrence of any Parkway Willful Default are appropriate as the sole and exclusive rights and remedies arising from any and all Parkway Willful Defaults to which they are jointly entitled under this Agreement.

Section 12.09    POPLP Reimbursement Obligation. Deleted Prior to Execution.

Section 12.10    No Other Remedies.

(a)    Each Purchasing Party agrees that (i) the rights and remedies provided to such Purchasing Party in this Article XII (and, as applicable, Section 15.07, Section 15.09, Section 15.10, Section 15.13 and Section 15.17) are the sole rights and remedies it has in any and all circumstances under this Agreement; (ii) it shall look solely and exclusively to the express remedies provided to it under this Agreement (including this Article XII) with respect to any claim arising from, out of, or relating to any and all defaults and breaches, including any Parkway Breaches and any Parkway Willful Default and not to any assets of the direct or indirect members, managers, directors, officers, employees, shareholders, partners or agents of any of the Parkway Parties or any other person, partnership, corporation or trust, as principal of any of the Parkway Parties or otherwise, whether disclosed or undisclosed, to enforce its rights hereunder; and (iii) that none of the direct or indirect members, managers, directors, officers, employees, shareholders, partners or agents of any of the Parkway Parties or any other person, partnership, corporation or trust, as principal of any of the Parkway Parties or otherwise, whether disclosed or undisclosed, shall have any personal obligation or liability hereunder or under any Closing Document, and such Purchasing Party shall not seek to assert any such claim or enforce any such rights hereunder or under any Closing Document.

(b)    POPLP and the Contribution Entities agree that they shall look solely and exclusively to the express remedies provided to them under this Agreement (including this Article XII) with respect to any claim arising from, out of, or relating to any and all defaults and breaches and not to any assets of the direct or indirect members, managers, directors, officers, employees, shareholders, partners or agents of either Purchasing Party or any other person, partnership, corporation or trust, as principal of either Purchasing Party or otherwise, whether disclosed or undisclosed, to enforce its rights hereunder, and that none of the direct or indirect members, managers, directors, officers, employees, shareholders, partners or agents of either Purchasing Party or any other person, partnership, corporation or trust, as principal of either Purchasing Party or otherwise, whether disclosed or undisclosed, shall have any personal obligation or liability hereunder or under any Closing Document, and none of POPLP or the Contribution Entities shall seek to assert any such claim or enforce any such rights hereunder or under any Closing Document.

Section 12.11    Survival. The provisions of this Article XII survive the termination of this Agreement or the Closing, as applicable but only to the extent any portion of this Agreement is required in order to enforce the express rights and obligations of the parties under this Article XII.

ARTICLE XIII

CASUALTY AND CONDEMNATION TERMINATION RIGHT

Section 13.01    Purchasing Party Termination Right for Major Casualty.

(a)    If one (1) or more Casualty Events occur with respect to the Real Property before Closing and the aggregate costs to repair the physical damage arising from such Casualty Events is greater than $35,000,000 (a “Major Casualty”), then, with respect to each Casualty Event, POPLP shall promptly give each Purchasing Party written notice thereof and the sole and exclusive right and remedy of Purchasing Party shall be to either (i) proceed with the Closing without any adjustment to the Aggregate PP Assignment Consideration Amount or the Aggregate PP Closing Date Payment Amount or (ii) notify POPLP, in writing within ten (10) Business Days after such Purchasing Party first becomes aware of the applicable Casualty Event(s), that such Purchasing Party has determined to terminate the Agreement because of the occurrence of a Major Casualty (a “Major Casualty Termination Notice”). If a Purchasing Party shall fail to deliver a Major Casualty Termination Notice prior to 10:00 PM (EST) on the day that is ten (10) Business Days after receipt of notice from POPLP of such Major Casualty (TIME BEING OF THE ESSENCE WITH RESPECT THERETO), then such Purchasing Party shall (A) have no right to deliver a Major Casualty Termination Notice and (B) be obligated to consummate the Closing or shall be deemed to be in default of its obligation to close under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in no event shall a Purchasing Party be entitled to deliver a Major Casualty Termination Notice prior to the Closing if such Purchasing Party received written notice of the casualty giving rise to the Major Casualty Termination Notice at least two (2) Business Day prior to the Closing.

(b)    If a Purchasing Party shall deliver a Major Casualty Termination Notice prior to 10:00 PM (EST) on the day that is ten (10) Business Days after receipt of notice from POPLP of such Major Casualty (TIME BEING OF THE ESSENCE WITH RESPECT THERETO), then: (i) such Major Casualty Termination Notice shall be deemed to be a Termination Notice under Section 12.04 and (ii) POPLP shall have ten (10) Business Days after receipt of the Major Casualty Termination Notice to deliver a response notice to such Purchasing Party setting forth either (A) that POPLP agrees with the determination of such Purchasing Party that a Major Casualty has occurred (in which case the provisions of Section 12.04(a) shall apply) or (B) that POPLP disagrees with the determination of such Purchasing Party that a Major Casualty has occurred (in which case the provisions of Section 12.04(b) shall apply).

(c)    If POPLP disagrees with the determination of a Purchasing Party that a Major Casualty has occurred, then (i) the provisions of Section 12.04(b) shall apply with the litigable issue being whether such Purchasing Party was (A) entitled to terminate this Agreement and (ii) receive a return of such Purchasing Party’s Deposit or (B) not entitled to terminate this Agreement and therefore POPLP is entitled to receive such Purchasing Party’s Deposit.

(d)    If there is a Casualty Event with respect to which neither Purchasing Party delivers a Major Casualty Termination Notice within ten (10) Business Days after receipt of notice from POPLP of such Major Casualty, then (i) POPLP shall cause the proceeds of any such policies to be applied to restoration and repair of the applicable Contribution Assets to the extent required by (A) any applicable provisions in the BOA Term Loan and/or the Phoenix Loan; and (B) applicable Law; (ii) the Transfer Documents will include an assignment of whatever rights the Contribution Entities have in and to such proceeds to the extent (a) not already received and (b) already received but not yet applied; and (iii) if such proceeds are received by any of the Contribution Entities and not used to pay or reimburse all costs and expenses, including attorneys’ fees, arising out of the collection of such proceeds or the .enforcement of rights in connection therewith and/or not applied to the restoration of the Contribution Assets, then the amount of proceeds so applied shall be deducted from the Gross Initial Contribution Asset Value.

Section 13.02    Purchasing Party Termination Right for Major Condemnation.

(a)    If one (1) or more condemnation events occur with respect to the Real Property before Closing (other than any condemnation that does not affect the rentable square foot area of any of the Buildings such as in connection with the widening of any street) and the aggregate condemnation payment to POPLP or an Affiliate arising from such events is greater $35,000,000 (a “Major Condemnation”), then with respect to each condemnation event, POPLP shall promptly give each Purchasing Party written notice thereof and the sole and exclusive right and remedy of each Purchasing Party shall be to either (i) proceed with the Closing without any adjustment to the Aggregate PP Closing Date Payment Amount or (ii) notify POPLP, in writing within ten (10) Business Days after such Purchasing Party first becomes aware of the applicable condemnation event(s), that such Purchasing Party has determined to terminate the Agreement because of the occurrence of a Major Condemnation (a “Major Condemnation Termination Notice”). If either Purchasing Party shall fail to deliver a Major Condemnation Termination Notice prior to 10:00 PM (EST) on the day that is ten (10) Business Days after receipt of notice from POPLP of such Major Condemnation (TIME BEING OF THE ESSENCE WITH RESPECT THERETO), then such Purchasing Party shall (A) have no right to deliver a Major Condemnation Termination Notice and (B) be obligated to consummate the Closing or shall be deemed to be in default of its obligation to close under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in no event shall a Purchasing Party be entitled to deliver a Major Condemnation Termination Notice on or prior to the Closing if such Purchasing Party received written notice of the condemnation giving rise to the Major Condemnation Termination Notice at least two (2) Business Day prior to the Closing.

(b)    If either Purchasing Party shall deliver a Major Condemnation Termination Notice prior to 10:00 PM (EST) on the day that is ten (10) Business Days after receipt of notice from POPLP of such Major Condemnation (TIME BEING OF THE ESSENCE WITH RESPECT THERETO), then: (i) such Major Condemnation Termination Notice shall be deemed to be a Termination Notice under Section 12.04 and (ii) POPLP shall have ten (10) Business Days after receipt of the Major Condemnation Termination Notice to deliver a response notice to such Purchasing Party setting forth either (A) that POPLP agrees with the determination of such Purchasing Party that a Major Condemnation has occurred (in which case the provisions of Section 12.04(a) shall apply) or (B) that POPLP disagrees with the determination of such Purchasing Party that a Major Condemnation has occurred (in which case the provisions of Section 12.04(b) shall apply).

(c)    If POPLP disagrees with the determination of a Purchasing Party that a Major Condemnation has occurred, then (i) the provisions of Section 12.04(b) shall apply with the litigable issue being whether such Purchasing Party was (A) entitled to terminate this Agreement and (ii) receive a return of such Purchasing Party’s Deposit or (B) not entitled to terminate this Agreement and therefore POPLP is entitled to receive such Purchasing Party’s Deposit.

(d)    If there is a condemnation event with respect to which neither Purchasing Party delivers a Major Condemnation Termination Notice within ten (10) Business Days after receipt of notice from POPLP of such Major Condemnation, then (i) POPLP shall cause the proceeds of any condemnation award to be applied to the extent required by (A) any applicable provisions in the BOA Term Loan and/or the Phoenix Loan; and (B) applicable Law; and (ii) the Transfer Documents will include an assignment of whatever rights the Contribution Entities have in and to such proceeds to the extent (a) not already received and (b) already received but not yet applied; and (iii) if such proceeds are received by any of the Contribution Entities and not used to pay or reimburse all costs and expenses, including attorneys’ fees, arising out of or in connection with the collection of such proceeds or the enforcement of rights in connection therewith and/or not applied to the restoration of the Contribution Assets, then the amount of proceeds so applied shall be deducted from the Gross Initial Contribution Asset Value.

ARTICLE XIV

INVESTMENT REPRESENTATIONS; BROKERS

Section 14.01    TIAA/SP represents and warrants to the Company and POPLP as follows:

(a)    Purchase Entirely for Own Account. Except as provided below, TIAA/SP is acquiring the TIAA/SP Partnership Interest for TIAA/SP’s own account for investment purposes only and not with a view to or for the resale, distribution, subdivision or fractionalization thereof. TIAA/SP has no contract, understanding, undertaking, agreement or arrangement of any kind with any person to sell, transfer or pledge to any person (other than a lender, as permitted by the Company LP Agreement) the TIAA/SP Partnership Interest or any part thereof, nor does such TIAA/SP have any plan to enter into any such agreement. Notwithstanding the foregoing, TIAA/SP shall not be deemed to be in breach of this Section 14.01(a) if it consummates any syndication or transfer permitted pursuant to the Company LP Agreement.

(b)    Investment Experience. By reason of its business or financial experience, TIAA/SP has the capacity to protect its own interest in connection with the transactions contemplated hereunder, is able to bear the risks of an investment in the Company, and at the present time could afford a complete loss of such investment.

(c)    Disclosure of Information. TIAA/SP is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire an interest in the Company.

(d)    Federal and State Securities Laws. TIAA/SP acknowledges that the interests in the Company have not been registered under the Securities Act, or any state securities Law, inasmuch as they are being acquired in a transaction not involving a public offering and, under such Law and subject to the transfer restrictions set forth herein, may not be resold or transferred by TIAA/SP without appropriate registration or the availability of an exemption from such requirements. In this connection, TIAA/SP represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(e)    No Brokers. Other than HFF, no outside broker or finder has been involved with respect to the acquisition by TIAA/SP of the TIAA/SP Partnership Interest and the transactions contemplated by this Agreement. POPLP shall be responsible for the fees due to HFF in connection with the transactions contemplated by this Agreement, other than the GS Loan, and POPLP, CPPIB and TIAA/SP (in accordance with their respective Percentage Interests as partners in the Company) will be responsible for the fees due to HFF in connection with the GS Loan. TIAA/SP hereby agrees to indemnify, defend and hold harmless the Company, PKY/GP, PKY/LP and POPLP from any and all liabilities, losses, costs, judgments, claims, damages or expenses (including reasonable attorneys’ fees and expenses) arising from or relating to TIAA/SP’s breach of this Section 14.01(e).

(f)    TIAA/SP Governmental Compliance.

(i)    TIAA/SP maintains a place of business that is located at a fixed address (other than an electronic address or post office box).

(ii)    TIAA/SP is subject to the Law of the United States of America and is in full compliance with all Law relating to bribery, corruption, fraud, money laundering, the Foreign Corrupt Practices Act and the Patriot Act.

(iii)    (A) No individual who owns, controls, or has the power to vote more than five percent (5%) of TIAA/SP’s Partnership Interest, or otherwise Controls or has the power to Control TIAA/SP, appears on any Government Lists, (B) none of TIAA/SP’s officers, directors or managers appears on any Government Lists, and (C) TIAA/SP does not transact business on behalf of, or for the direct or indirect benefit of, any person named on any Government Lists. For purposes of this representation and warranty, the term “Government Lists” means: (D) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities); (E) the list maintained by the United States Department of Treasury (Specially Designated National and Blocked Persons); (F) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties); and (G) any other lists of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the rules and regulations of the Office of Foreign Assets Control, the U.S. Department of the Treasury, or by any other Governmental Agency.

(iv)    No Affiliate of TIAA/SP is named on any Government Lists.

(v)    To the extent required by law, TIAA/SP maintains an appropriate anti-money laundering plan that incorporates an appropriate “know your customer” component.

(g)    Accredited Investor. TIAA/SP is an “Accredited Investor” as such term is defined in Regulation D promulgated under the Securities Act.

Section 14.02    CPPIB represents and warrants to the Company and POPLP as follows:

(a)    Purchase Entirely for Own Account. CPPIB is acquiring the CPPIB Partnership Interest for CPPIB’s (and its successors and assigns) own account for investment purposes only and not with a view to or for the resale, distribution, subdivision or fractionalization thereof. CPPIB has no contract, understanding, undertaking, agreement or arrangement of any kind with any person to sell, transfer or pledge to any person (other than a lender, as permitted by the Company LP Agreement) the CPPIB Partnership Interest or any part thereof, nor does such CPPIB have any plan to enter into any such agreement. Notwithstanding the foregoing, CPPIB shall not be deemed to be in breach of this Section 14.02(a) if it, CPP Investment Board Real Estate Holdings, Inc. and/or Canada Pension Plan Investment Board consummate any transfer permitted pursuant to the Company LP Agreement.

(b)    Investment Experience. By reason of its business or financial experience, CPPIB has the capacity to protect its own interest in connection with the transactions contemplated hereunder, is able to bear the risks of an investment in the Company, and at the present time could afford a complete loss of such investment.

(c)    Disclosure of Information. CPPIB is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire an interest in the Company.

(d)    Federal and State Securities Laws. CPPIB acknowledges that the interests in the Company have not been registered under the Securities Act, or any state securities Law, inasmuch as they are being acquired in a transaction not involving a public offering and, under such Law and subject to the transfer restrictions set forth herein, may not be resold or transferred by CPPIB without appropriate registration or the availability of an exemption from such requirements. In this connection, CPPIB represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(e)    No Brokers. Other than HFF, no outside broker or finder has been involved with respect to the acquisition by CPPIB of the CPPIB Partnership Interest and the transactions contemplated by this Agreement. POPLP shall be responsible for the fees due to HFF in connection with the transactions contemplated by this Agreement, other than the GS Loan, and POPLP, TIAA/SP and CPPIB (in accordance with their respective Percentage Interests as partners in the Company) will be responsible for the fees due to HFF in connection with the GS Loan. CPPIB hereby agrees to indemnify, defend and hold harmless the Company, PKY/GP, PKY/LP and POPLP from any and all liabilities, losses, costs, judgments, claims, damages or expenses (including reasonable attorneys’ fees and expenses) arising from or relating to CPPIB’s breach of this Section 14.02(e).

(f)    CPPIB Governmental Compliance.

(i)    CPPIB maintains a place of business that is located at a fixed address (other than an electronic address or post office box).

(ii)    CPPIB is subject to the Law of the United States of America and is in full compliance with all Law relating to bribery, corruption, fraud, money laundering, the Foreign Corrupt Practices Act and the Patriot Act.

(iii)    (A) No individual who owns, controls, or has the power to vote more than five percent (5%) of CPPIB’s Partnership Interest, or otherwise Controls or has the power to Control CPPIB, appears on any Government Lists, (B) none of CPPIB’s officers, directors or managers appears on any Government Lists, and (C) CPPIB does not transact business on behalf of, or for the direct or indirect benefit of, any person named on any Government Lists. For purposes of this representation and warranty, the term “Government Lists” means: (a) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities); (b) the list maintained by the United States Department of Treasury (Specially Designated National and Blocked Persons); (c) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties); and (d) any other lists of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the rules and regulations of the Office of Foreign Assets Control, the U.S. Department of the Treasury, or by any other Governmental Agency.

(iv)    No Affiliate of CPPIB is named on any Government Lists.

(v)    To the extent required by law, CPPIB maintains an appropriate anti-money laundering plan that incorporates an appropriate “know your customer” component.

(g)    Accredited Investor. CPPIB is an “Accredited Investor” as such term is defined in Regulation D promulgated under the Securities Act.

Section 14.03    No Brokers. POPLP hereby represents and warrants to the Company, CPPIB and TIAA/SP that (i) other than HFF, no outside broker or finder has been involved with respect to the acquisition by the Purchasing Parties of the Purchasing Parties’ Partnership Interests and the transactions contemplated by this Agreement and (ii) (A) true, correct and complete copies of all brokerage agreements with so-called third party “landlord or listing brokers” which are in POPLP’s possession or control and relate to the any of the Buildings have been posted in the Data Room, (B) Exhibit 22 sets forth a true, correct and complete list of all such agreements, and (C) except as set forth on Exhibit 22, no such agreements have been entered into by POPLP or any of its affiliates. POPLP shall be responsible for the fees due to HFF in connection with the transactions contemplated by this Agreement, other than the GS Loan, and POPLP and the Purchasing Parties (in accordance with their respective Percentage Interests as partners in the Company) will be responsible for the fees due to HFF in connection with the GS Loan. POPLP hereby agrees to indemnify, defend and hold harmless the Purchasing Parties from any and all liabilities, losses, costs, judgments, claims, damages or expenses (including reasonable attorneys’ fees and expenses) arising from or relating to POPLP’s breach of this Section 14.03 (and any amounts arising from or relating to POPLP’s breach of this Section 14.03 shall not be Default Losses).

Section 14.04    Survival of Representations and Warranties. All representations and warranties set forth in this Article XIV shall survive the Closing. For the avoidance of doubt, the Cap Amount shall not apply to the representations and warranties set forth in Section 14.03.

ARTICLE XV

GENERAL PROVISIONS

Section 15.01    Entire Agreement. This Agreement and the Company LP Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

Section 15.02    Amendment. The only way to amend or otherwise modify this Agreement is for the parties to sign and deliver a written instrument which expresses the intent to amend or otherwise modify this Agreement.

Section 15.03    Expenses. Except as otherwise specified in this Agreement, each party shall be responsible for all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred by it in connection with this Agreement, including negotiation, drafting and due diligence, and the consummation of the transactions contemplated by this Agreement.

Section 15.04    Notices. As used in this Agreement, “notice” means a written notice complying with the delivery requirements set forth below. To “notify a person” or words to a similar effect means to give an effective notice. If, pursuant to this Agreement, a notice is to be sent to one Purchasing Party, such notice shall also be sent to the other Purchasing Party. All notices and other written communications which are required or permitted under any provision of this Agreement shall be effective only if they are in writing, addressed to the proper party and sent in one of the following ways: (a) by U.S. mail, certified receipt requested; or (b) by a recognized overnight carrier, such as Federal Express, marked for next Business Day delivery, in each case with delivery charges (if any) prepaid and addressed as set forth below; or (c) by electronic mail, addressed as set forth below, provided that the intended recipient of such notice confirms receipt. Any party may change its address for notice by giving notice to the other parties in the manner provided herein. Such a notice or other communication shall be deemed delivered at the following times: if sent by U.S. Mail, then three (3) days after the deposit thereof into the U.S. Mail; if sent by a recognized overnight carrier, then one (1) Business Day after the acceptance by the carrier for next day delivery. The parties intend that the foregoing requirements for notice cannot be waived or varied by course of conduct.

If to POPLP, the Contribution Entities, PKY/GP, PKY/LP or the Company:

Parkway, Inc.

390 N. Orange Avenue

Suite 2400

Orlando, FL 32801

Attn.: Jason A. Bates

Chief Investment Officer &

Executive Vice President

And to:

Parkway, Inc.

390 N. Orange Avenue

Suite 2400

Orlando, FL 32801

Attn.: A. Noni Holmes-Kidd

Vice President and General Counsel

with a copy to:

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, NY 10019

Attn.: Mitchell Lubart, Esq.

If to TIAA/SP:

TH Real Estate

8500 Andrew Carnegie Blvd, 3rd Floor

Charlotte, NC 28262

Attention: Michael D. Fisk

Telephone: (704) 988-4150

E-mail: fisk@tiaa-cref.org

Silverpeak Real Estate Partners

40 West 57th Street, 29th Floor

New York, NY 10019

Attention: Brett Bossung

Telephone: (212) 716-2050

Email: BB@silverpeakre.com

with a copy to:

Teachers Insurance and Annuity Association

4675 MacArthur Court, Suite 1100

Newport Beach, CA 92660

Attention: Gabriel J. Steffens, Esq.

Telephone: (949) 809-2609

E-mail: GSteffens@tiaa-cref.org

If to CPPIB:

c/o Canada Pension Plan Investment Board

One Queen Street East, Suite 2500

Toronto, Ontario M5C 2W5

Attention: Lora Gotcheva

Telephone: (416) 874-5466

E-mail: lgotcheva@cppib.com

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Arthur S. Adler

Telephone: (212) 558-4000

E-mail: adlera@sullcrom.com

Section 15.05    Counterparts. This Agreement may be executed in counterparts (including in the portable document format (pdf)), each of which (when delivered) shall be the same agreement. Only one fully executed counterpart need be produced in order to prove the execution and delivery of this Agreement. The parties may execute this Agreement by executing signature pages and authorizing them to be attached to the body of this Agreement.

Section 15.06    Waiver. No party hereto shall be deemed to have waived any material provision of this Agreement unless it does so in writing, and no “course of conduct” shall be considered to be such a waiver, absent such a writing.

Section 15.07    Governing Law. This Agreement shall be governed by and construed in accordance with the Law of the State of Delaware, and without regard to any principles of conflict of laws. For this purpose all parties shall be deemed to reside in such state and this Agreement shall be deemed to be performed exclusively in such state. Venue of any proceeding shall be exclusively in a forum of proper jurisdiction in the State of Delaware.

Section 15.08    Assignment. No party may assign this Agreement or any part thereof or interest therein, directly or indirectly, without the prior written consent of all of the other parties, except as specifically permitted in this Agreement and except that each Purchasing Party may assign its rights hereunder to any permitted transferee of its partnership interest under the Company LP Agreement. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.

Section 15.09    Drafting Ambiguities. Each party and its legal counsel have reviewed and participated in the drafting of this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting parties shall not be applicable to the construction of this Agreement.

Section 15.10    Attorneys’ Fees. In the event any litigation, arbitration, mediation or other proceeding is initiated by any party against any other party to enforce, interpret or otherwise obtain judicial or quasi-judicial relief in connection with this Agreement, the prevailing party or parties in such litigation, arbitration, mediation or other proceeding shall be entitled to recover from the unsuccessful party or parties all costs, expenses and reasonable attorneys’ fees relating to or arising out of such litigation, arbitration, mediation or other proceeding (whether or not the litigation, arbitration, mediation or other proceeding results in a judgment), including any post-judgment or post-award litigation, arbitration, mediation or other proceeding, including one to enforce any judgment or award resulting from any such litigation, arbitration, mediation or other proceeding or an appeal. Any such judgment or award shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses and reasonable attorneys’ fees.

Section 15.11    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer any rights or remedies on any person other than the parties hereto, and their respective permitted successors and assigns. Nothing in this Agreement is intended to discharge any obligation of any third person to any party or give any third person any right of subrogation or action against any party.

Section 15.12    Further Assurances. Each party agrees that it will, from time to time at the request of each other party, and for no further consideration, execute, acknowledge and deliver any further assurances, documents and instruments reasonably requested by another party, and take such action consistent with the terms of this Agreement, as may be reasonably requested by another party for the purposes of consummating the transactions contemplated by this Agreement.

Section 15.13    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.13.

Section 15.14    Severability; Miscellaneous. Each provision in this Agreement is severable. If any such provision is determined to be invalid or illegal, the validity and enforceability of the remainder of this Agreement shall be unaffected. Each reference in this Agreement to a “party” is a reference to any one of the parties who are named in the caption to this Agreement and who have executed this Agreement, and to their successors and assigns in interest.

Section 15.15    Letter of Intent. As of the Effective Date, the Letter of Intent dated November 1, 2016, as amended by an Amendment to Letter of Intent dated as of December 15, 2016 (as amended, the “Letter of Intent”), between POPLP, TIAA-CREF Global Investments LLC and SP Acquisitions shall be void and of no further force and effect.

Section 15.16    Waiver of Lien. Each Purchasing Party hereby waives, releases, discharges, and quitclaims unto POPLP and the Contribution Entities: (a) any and all liens, lien rights, claims, and/or demands against any and all of the Contribution Assets which such Purchasing Party is now entitled to arising out of or in any way connected with this Agreement and (b) any and all rights to file or perfect any and all liens, lien rights, claims, and/or demands against any and all of the Contribution Assets.

Section 15.17    Survival. All representations, warranties, covenants and agreements of the parties contained herein shall survive the Closing for the periods explicitly specified in the Section or Article of this Agreement relating to each such representation, warranty, covenant and/or agreement. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty, covenant or agreement and such claims shall survive until finally resolved either by settlement among the parties or by the issuance of a final non-appealable order by a court of competent jurisdiction.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARKWAY OPERATING PARTNERSHIP LP,
a Delaware limited partnership (on behalf of itself and the Contribution Entities, as the authorized signatory for such Contribution Entities)

By:	Parkway Properties General Partners, Inc., its General Partner

	By:	/s/ Scott E. Francis
	Name:	Scott E. Francis
	Title:	Executive Vice President, Chief Financial Officer & Chief Accounting Officer

	By:	/s/ Jason A. Bates
	Name:	Jason A. Bates
	Title:	Executive Vice President and Chief Investment Officer

PERMIAN INVESTOR LP,
a Delaware limited partnership

By:	Permian Investor GP LLC, a Delaware limited liability company, its general partner

	By:	/s/ Brett Bossung
	Name:	Brett Bossung
	Title:	Authorized Signatory

	By:	/s/ Christopher Burk
	Name:	Christopher Burk
	Title:	Authorized Signatory

CPPIB US RE-A, Inc.,
a corporation organized under the laws of Ontario

By:	/s/ Peter Ballop
Name:	Peter Ballop
Title:	Authorized Signatory

By:	/s/ Graeme Eadie
Name:	Graeme Eadie
Title:	Authorized Signatory

EXHIBIT 1

EFFECTIVE DATE STRUCTURE CHART

EXHIBIT 2

COMPANY LP AGREEMENT

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

GWP JV LIMITED PARTNERSHIP

Dated as of                          , 2017

THE INTERESTS OF THE PARTNERS ISSUED UNDER THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED THE “SECURITIES ACT”) OR REGISTERED OR QUALIFIED UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE OR THE DISTRICT OF COLUMBIA, IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION AND QUALIFICATION PROVIDED IN THE SECURITIES ACT AND THE APPLICABLE SECURITIES LAWS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF EITHER AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION OR REGISTRATION UNDER THE SECURITIES LAWS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

IN ADDITION, THE INTERESTS ISSUED UNDER THIS AGREEMENT MAY BE SOLD OR TRANSFERRED ONLY IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFER SET FORTH HEREIN.

[1]	Note: Table of contents to be updated.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

		Page

13.6	Withdrawals	112

ARTICLE XIV	RESTRICTIONS ON TRANSFERS OF INTERESTS, UNRESTRICTED TRANSFERS OF INTERESTS AND PERMITTED TRANSFERS OF INTERESTS	113
14.1	General Restriction on Transfers of Partnership Interests and Interests in Partners	113
14.2	Unrestricted Transfers	114
14.3	Partner Syndication Transfers	114
14.4	DELETED PRIOR TO EXECUTION
14.5	Partnership Interest ROFO Notice
14.6	Interest ROFO Response	116
14.7	ROFO Contract
14.8	ROFO Closing Date	118
14.9	Interest ROFO Pre-Closing Obligations	118
14.10	Possible Adjustments to the ROFO Estimated Price	119
14.11	ROFO Closing	121
14.12	ROFO Buyer Default	122
14.13	ROFO Seller Default	121
14.14	Remedies For a ROFO Buyer Default	125
14.15	Remedies For a ROFO Seller Default
14.16	Right to Transfer Interests After an Interest Transfer Notice is Delivered	126
14.17	Permitted Transfers	126
14.18	Restraining Order/Specific Performance/Other Remedies	128
14.19	Section 754 Election	128
14.20	Release of Liability	128

ARTICLE XV	DEFAULTS	129
15.1	Defaulting Partner	129
15.2	Defaulting Partner	129
15.4	Further Actions	131

ARTICLE XVI	NOTICES	132
16.1	In Writing; Address	132

ARTICLE XVII	MISCELLANEOUS	134
17.1	Additional Documents and Acts	134
17.2	Pronouns	134
17.3	Entire Agreement	134
17.4	References to this Agreement	134

-iv-

(continued)

LIST OF EXHIBITS

EXHIBIT 1	HOLDCO/EOLA PROPERTY MANAGEMENT AGREEMENT

EXHIBIT 2	PROPCO/TRS AGREEMENT

EXHIBIT 3	APPROVED ANNUAL BUSINESS PLAN

EXHIBIT 4	HOLDCO LLC AGREEMENT

EXHIBIT 5	ROFO ESCROW PROCEDURES

EXHIBIT 6	POWER OF ATTORNEY

EXHIBIT 7-A	INITIAL CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNT BALANCES (CLOSING DATE)

EXHIBIT 7-B	INITIAL CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNT BALANCES (FOLLOWING CLASS C-2 INTEREST ASSIGNMENT)

EXHIBIT 8	FORM OF IRS CODE SECTION 897(l) ELIGIBILITY CERTIFICATE

-v-

(continued)

Page

EXHIBIT 9	FORM OF TREASURY REGULATIONS SECTION 1.1445-5(b)(3) CERTIFICATIO N

EXHIBIT 10	REPRESENTATIVES

EXHIBIT 11	LIST OF REPLACEMENT GENERAL PARTNERS

EXHIBIT 12	FORM OF LEDGER AND TRIAL BALANCE

-vi-

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

                     LP

THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of GWP JV Limited Partnership, a Delaware limited partnership (the “Company”), is executed and entered into as of                  , 2017 (the “Effective Date”) among: (i)             , a Delaware limited liability company (“PKY/GP”); (ii)             , a Delaware limited liability company (“PKY/LP”); (iii)             , a             (“TIAA/LP”); and (iv) CPPIB US RE-A, INC., an Ontario corporation (“CPP/LP”).

W I T N E S S E T H:

WHEREAS, Parkway Operating Partnership LP (“POPLP”), the Contribution Entities (defined below), TIAA/LP and CPP/LP have entered into that certain Omnibus Contribution Agreement, dated as of February 17, 2017 (as the same may be amended or modified from time to time, the “Contribution Agreement”).

WHEREAS, pursuant to the Contribution Agreement, prior to the date hereof: (i) POPLP formed PKY/GP as a wholly-owned single member limited liability company under the Delaware Limited Liability Company Act, Delaware Code, Title 6, Sections 18-101, et seq. (as amended from time to time, the “LLC Act”); (ii) POPLP formed PKY/LP as a wholly-owned single member limited liability company under the LLC Act; (iii) PKY/GP (with a 1% Percentage Interest (all capitalized terms used but not previously defined have the meaning provided for in this Agreement or as otherwise specifically referenced)) and PKY/LP (with an initial 99% Percentage Interest) formed the Company under the Delaware Revised Uniform Limited Partnership Act, Delaware Code, Title 6, Sections 17-101, 18-101, et seq. (as amended from time to time, the “LP Act”) and that certain Limited Partnership Agreement of the Company, dated as of             , 2017 (the “Original Agreement”), by and between PKY/GP, as the sole general partner, and PKY/LP, as the sole limited partner; and (iv) the parties to the Contribution Agreement have taken all of the steps described in the Contribution Agreement up to but not including the mutual execution and delivery of this Agreement.

WHEREAS, PKY/GP and PKY/LP wish to admit TIAA/LP and CPP/LP as partners of the Company concurrently with the execution of this Agreement.

WHEREAS, PKY/GP, PKY/LP, TIAA/LP and CPP/LP wish to provide for the management of the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, obligations and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree to amend and restate the Original Agreement in its entirety and hereby agree as follows.

ARTICLE I

DEFINITIONS

The following terms shall have the following meanings when used herein:

“A/B Directors” is defined in Section 6.11(a).

“A/B Partner(s)” means the Class A Partner and the Class B LP.

“A/B Retained Liability” means “POPLP Retained Obligations” as defined in the Contribution Agreement. For clarity, A/B Retained Liabilities are liabilities of Holdco and/or its direct or indirect subsidiaries.

“Accounting Principles” means U.S. generally accepted accounting principles as in effect on the date hereof.

“Additional Capital Contributions” means any contributions of equity capital to the Company made (or deemed made) by a Partner pursuant to Article III.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or under common control with such Person. For clarity, (i) none of the Project Entities are Affiliates of any Partner, and (ii) for so long as either of TIAA or Silverpeak has any ownership interest in or control over the Class C Partner, TIAA and/or Silverpeak (as applicable) and its/their Affiliates shall be Affiliates of the Class C Partner.

“Affiliate Agreement” means any contract or agreement with respect to the provision of goods or services of any kind or nature to or for any of the Project Entities or any portion of the Project Assets that is between (i) any Project Entity and (ii) any Partner or any Partner Related Party of a Partner. The Partners hereby agree (as an Approved Major Decision) that, as of the Effective Date, the Parkway Property Management and Leasing Agency Agreement between Holdco (on behalf of the Propcos) and EOLA Capital LLC (an Affiliate of the A/B Partners), a copy of which is attached to as Exhibit 1 (the “Holdco/EOLA Property Management Agreement”) has been agreed to as an Approved Major Decision.

“Agreement” is the Agreement as defined in the Preamble, as the same may be amended, modified or supplemented from time to time in accordance herewith.

“Allocation Date” means any of: (a) the last day of each Fiscal Year; (b) the day before the date of any change in ownership of the Company, (c) the day before the date a Partner ceases to be a Partner of the Company or (d) any other date determined by the General Partner as appropriate for a determination of any of the allocations described in Article V.

“AML Laws” means all applicable United States Laws designed to combat money laundering, terrorism financing and similar illegal activities, including the Bank Secrecy Act (31 U.S.C. 5311 et seq.) as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”).

“Approval” means the process by which any action, decision or thing that requires approval and/or consent under this Agreement is (or is, in accordance with the provisions of this Agreement, deemed to be) approved and/or consented to in accordance with the applicable provision of this Agreement.

“Approved” means (a) when applied as an adjective to any action, decision or thing that requires the approval and/or consent under this Agreement, that such action, decision or thing has been approved and/or consented to (or, in accordance with the provisions of this Agreement, deemed approved and/or consented to) in accordance with the applicable provision of this Agreement and (b) when used as a verb, the Approval of any action, decision or thing that requires approval and/or consent under this Agreement.

“Approved Annual Budget” means (a) for Fiscal Year 2017, that portion of the Approved Annual Business Plan for the Project attached as part of Exhibit 3 setting forth: (i) the estimated income for the Project for such Fiscal Year; (ii) the Approved Operating Expenses for the Project for such Fiscal Year; (iii) the Approved Non-Recurring Capital Expenses for the Project for such Fiscal Year; and (iv) the Approved Recurring Capital Expenses for the Project for such Fiscal Year and (b) for each subsequent Fiscal Year, the Proposed Annual Budget for the Project as Approved (or as deemed Approved) pursuant to the provisions of Section 6.4 which, unless otherwise agreed to as a Major Decision, will include the items referred to in clauses (a)(i), (ii) and (iv) of this definition.

“Approved Annual Business Plan” means (a) for Fiscal Year 2017, the Approved Annual Business Plan for the Project a copy of which is attached as part of Exhibit 3 and (b) for each subsequent Fiscal Year, the Proposed Annual Business Plan for the Project as Approved pursuant to the provisions of Section 6.6 (or as otherwise deemed Approved in accordance with the provisions of this Agreement).

“Approved Annual Business Plan Items” is defined in Section 6.5(a).

“Approved Contingency Amount” means, for any Fiscal Year, as applicable: (a) the Approved Operating Expense Contingency Amount; (b) the Approved Non-Recurring Capital Expense Contingency Amount; or (c) the Approved Recurring Capital Expense Contingency Amount.

“Approved Major Decision” means any Major Decision that is Approved (or is deemed Approved) pursuant to the applicable provision in this Agreement.

“Approved Non-Recurring Capital Expense Contingency Amount” is defined in Section 6.4(f)(iii).

“Approved Non-Recurring Capital Expenses” means any and all Non-Recurring Capital Expenses of the Project provided for by any Approved Annual Business Plan other than the Approved Non-Recurring Capital Expense Contingency Amount.

“Approved Operating Expenses” means any and all Operating Expenses of the Project provided for by any Approved Annual Business Plan other than the Approved Operating Expense Contingency Amount.

“Approved Operating Expense Contingency Amount” is defined in Section 6.4(f)(iv).

“Approved Recurring Capital Expense Contingency Amount” is defined in Section 6.4(f)(ii).

“Approved Recurring Capital Expenses” means all Recurring Capital Expenses of the Project provided for by any Approved Annual Business Plan other than the Approved Recurring Capital Expense Contingency Amount.

“Arbitration Panel” is defined in Section 15.4(c).

“Asset Sale ROFO Provisions” means the provisions of Article IX.

“Bankruptcy Event” means, with respect to any Person, that one of the following events shall have occurred:

(a) If such Person shall: (i) file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent; (ii) file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the present or any future Federal bankruptcy act or any other present or future applicable Federal, state or other statute or law relative to bankruptcy, insolvency, or other relief for debtors; (iii) seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of all, or substantially all, of such Person’s assets; or (iv) make a general assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors (each of the foregoing, a “Voluntary Bankruptcy Action”); or

(b) If: (i) a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against such Person seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future Federal bankruptcy act, or any other present or future Federal, state or other statute or law relating to bankruptcy, insolvency, or other relief for debtors; (ii) such Person shall acquiesce in the entry of such order, judgment or decree, or such order, judgment or decree shall remain unvacated and unstayed for a period of ninety (90) days from the date of entry thereof; (iii) any trustee, receiver, conservator or liquidator of such Person or of all or substantially all of its assets shall be appointed without the consent or acquiescence of such Person and such appointment shall remain unvacated and unstayed for a period of ninety (90) days; or (iv) all, or substantially all, of the assets of such Person are attached, seized or subjected to a garnishment or other action by a creditor of such Person seeking to realize upon a judgment against such Person and such attachment, seizure, garnishment or other action shall remain unvacated and unstayed for a period of ninety (90) days.

“BHC Act” is defined in Section 11.2(e).

“BHC Parties” is defined in Section 11.2(a).

“Book Value” means, with respect to any Project Asset, its adjusted basis for federal income tax purposes, except that the initial Book Value of any asset contributed by a Partner to the Company shall be an amount equal to the agreed gross fair market value of such asset, and such Book Value shall thereafter be adjusted in a manner consistent with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for revaluations pursuant to Section 5.2(a) and for the Depreciation taken into account with respect to such asset.

“Budget Response Notice” is defined in Section 6.4(c).

“Budgeted Expense Call” means any Capital Call (a) that is necessary or appropriate in connection with any of the Company Purposes and (b) with respect to which all of the Additional Capital Contributions will be used to pay costs and expenses that are within the Approved Annual Budget (including within the applicable Approved Contingency Amount).

“Building” means the specific Improvements on each Land tract listed on Exhibit 6 to the Contribution Agreement.

“Business Day” means any day other than (a) a Saturday, Sunday or other day in which commercial banks in New York, New York and/or Houston, Texas are authorized or required by Law or executive order to be closed and (b) for as long as CPPIB or its Affiliate is a Partner, any additional day(s) that commercial banks in Ontario, Canada are authorized or required by Law or executive order to be closed.

“Business Plan Response Notice” is defined in Section 6.5(c).

“C Director” is defined in Section 6.11(a).

“Capital Account” means, when used with respect to any Partner, the Capital Account maintained for such Partner in accordance with Section 5.1, as said Capital Account may be increased or decreased from time to time pursuant to the terms of this Agreement.

“Capital Call” is defined in Section 3.3(a).

“Capital Call Amount” is defined in Section 3.3(b)(i).

“Capital Call Funding Date” is defined in Section 3.3(b)(iv).

“Capital Call Notice” is defined in Section 3.3(b).

“Capital Contributions” means, with respect to any Partner, the sum of (a) the Initial Capital Contribution of the Partner and (b) all Additional Capital Contributions made by the Partner.

“Capital Expenses” means any and all costs and expenses paid or incurred by any Project Entity that are (or would be) capitalized upon the book and records of the Company in accordance with the Accounting Principles.

“Cash Flow” of the Company means, for any period, a calculation of the following, all as accounted for by the General Partner in accordance with the Accounting Principles:

(a) the gross cash receipts of all Project Entities (but without duplication) attributable and/or allocable to such period from all sources, including all: (i) receipts from the ownership and operation of any portion of the Project Assets; (ii) dividends; (iii) distributions; (iv) Excess Loan Proceeds; (v) cash proceeds attributable to any Capital Contributions made to the Company; (vi) the net proceeds from any Transfer of any of the Project Assets (after payment or reserve for payment of all Approved costs and expenses associated therewith); and (vii) the net reductions in Approved funded reserves or sinking funds of the Project Entities; less

(b) without duplication of any amounts deducted in determining the gross cash receipts in clause (a) above, the gross cash expenditures of the Project Entities attributable and/or allocable to such period for all purposes, including both operating and capital expenditures, (including expenditures made from previously established reserves).

“Class A Interest” means all of the interests, rights and obligations of PKY/GP (and its permitted successors and assigns) in the Company, including (a) an initial 1% Percentage Interest; (b) all of the other rights attributable to the holder of the Class A Interest under this Agreement (including, for as long as PKY/GP is the General Partner, the rights of the General Partner); and (c) all of the obligations attributable to the holder of the Class A Interest (including, for as long as PKY/GP is the General Partner, the obligations of the General Partner) under this Agreement.

“Class A Partner” means (a) initially, PKY/GP and (b) any permitted successor holder of the Class A Interest.

“Class B Interest” means all of the interests, rights and obligations of PKY/LP (and its permitted successors and assigns) as a limited Partner in the Company, including: (a) an initial 62% Percentage Interest; (b) from and after the Class C-2 Interest Assignment as described in Section 2.10, a 50% Percentage Interest (or such other Percentage Interest as may be owned by PKY/LP following the consummation of the transactions described in Section 2.10); (c) all of the other rights attributable to the Class B Interest under this Agreement; and (d) all of the obligations attributable to the Class B Interest under this Agreement.

“Class B LP” means (a) initially, PKY/LP and (b) any permitted successor holder of the Class B Interest.

“Class C Interest” means all of the interests, rights and obligations of TIAA/LP (and its permitted successors and assigns) as a limited Partner in the Company, including (a) an initial 12.5% Percentage Interest; (b) from and after the Class C-2 Interest Assignment as described in Section 2.10, a 24.5% Percentage Interest; (c) all of the other rights attributable to the Class C Interest under this Agreement; and (d) all of the obligations attributable to the Class C Interest under this Agreement.

“Class C-2 Assignment Consideration Amount” has the meaning given to it in the Contribution Agreement.

“Class C-2 Interest Assignment” is defined in Section 2.10.

“Class C LP” means (a) initially, TIAA/LP and (b) any permitted successor holder of the Class C Interest.

“Class D Interest” means all of the interests, rights and obligations of CPP/LP (and its permitted successors and assigns) as a limited Partner in the Company, including (a) an initial 24.5% Percentage Interest (or such other Percentage Interest as may be owned by CPP/LP following the consummation of the transactions described in Section 2.10); (b) all of the other rights attributable to the Class D Interest under this Agreement; and (c) all of the obligations attributable to the Class D Interest under this Agreement.

“Class D LP” means (a) initially, CPP/LP and (b) any permitted successor holder of the Class D Interest.

“Company” is defined in the Preamble.

“Company Accountants” means (i) any of: (A) Deloitte; (B) Ernst & Young; (C) KPMG; or (D) PricewaterhouseCoopers, as selected by the General Partner, (ii) WithumSmith+Brown, but only with respect to preparation of tax returns for the Company and the other Project Entities (and not, for clarity, with respect to testing of REIT compliance); or (iii) any other firm of independent certified public accountants Approved by the Partners as a Major Decision.

“Company Certificate” means the certificate of limited partnership of the Company filed with the Office of the Secretary of State of the State of Delaware.

“Company Purpose” and “Company Purposes” is defined in Section 2.4(a).

“Competing Project” is defined in Section 8.1(e).

“Contingency Line Item” is defined in Section 6.4(f)(i).

“Contract” and collectively, the “Contracts” mean any (a) Affiliate Agreement in effect from time to time and (b) contract or agreement in effect from time to time pursuant to which a third party has agreed to provide any goods or services to any Project Entity and/or in connection with any portion of the Project Assets.

“Contribution Agreement” is defined in the First Recital.

“Contribution Assets” is defined in the Contribution Agreement.

“control” (and the related terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that possession of “major decision” consent or veto rights, absent more, shall not constitute “control” (and the grant of “major decision” consent or veto rights to a third party, absent more, shall not constitute a lack of “control”).

“CPP/LP” is CPP/LP as defined in the Preamble of this Agreement, together with its successors and assigns.

“CPPIB” means Canada Pension Plan Investment Board, the Person that indirectly owns 100% of and controls the Class D LP as of the Effective Date.

“CPPIB Internal Transfer” is defined in the definition of “Unrestricted Affiliate Transfers”.

“CPPIB REH” means CPP Investment Board Real Estate Holdings, Inc.

“CTB Election” is defined in the definition of Holdco REIT Election.

“CTB Election Effective Date” is defined in the definition of Holdco REIT Election.

“D Director” is defined in Section 6.11(a).

“DC REIT” is defined in Section 11.1(e).

“Debt” means, with respect to any Person: (a) all loans, debts and indebtedness (whether secured or unsecured) of such Person for borrowed money or for the deferred purchase price of property, goods or services, including reimbursement, and all other obligations contingent or otherwise of such Person with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, and hedges and other derivative contracts and financial instruments; (b) all obligations of such Person evidenced by notes, bonds, derivatives, loan agreements, reimbursement agreements or similar instruments (including senior, mezzanine and junior borrowings, which may provide the lender with a participation in profits); (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all loans, debts, indebtedness and obligations referred to in clauses (a), (b) or (c) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien upon or in a Project Asset (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; and (e) all Debt of others guaranteed by such Person or for which such Person has otherwise assumed responsibility on, before or after the date such Debt is incurred. For the avoidance of doubt, the Company shall have no Debt or similar obligations owing by it.

“Debt Documents” means any agreement, instrument or document evidencing, securing, providing an indemnity, guaranty and/or or credit enhancement of (or otherwise required in connection with) any Debt of any Project Entity.

“Default” is defined in Section 15.1.

“Defaulting Partner” is defined in Section 15.1.

“Deficiency Amount” is defined in Section 3.4(a).

“Deficiency Loan Designee” means an Affiliate of a Fully-Funding Partner that is designated by such Fully-Funding Partner to be the holder of any Deficiency Loan pursuant to a notice delivered to the other Partners setting forth the name, address and payment instructions for such designee.

“Deficiency Funding Pro Rata Share” means that portion of a Deficiency Loan that a Fully-Funding Partner has the right to fund (with the A/B Partners being deemed to be single Fully-Funding Partner and/or a single Deficiency Partner for purposes of this definition) in the following circumstances:

(a) In any circumstance where there is one (1) Fully-Funding Partner and two (2) Deficiency Partners, the Deficiency Funding Pro Rata Share of such Fully-Funding Partner is 100%.

(b) In a circumstance where there is one (1) Deficiency Partner and two (2) Fully-Funding Partners, that percentage of the Deficiency Amount each Fully-Funding Partner has the right to Fund in response to a Deficiency 1st Notice, calculated as a fraction with a numerator equal to the Percentage Interest of each Fully-Funding Partner and a denominator equal to the sum of Percentage Interests of both Fully-Funding Partners (with such Percentage Interests being the Percentage Interests of the Fully-Funding Partners as of the date of the applicable Deficiency 1st Notice). For example:

(i) If the A/B Partners are a Fully-Funding Partner (with an aggregate 51% Percentage Interest), the Class C LP is a Fully-Funding Partner (with a 24.5% Percentage Interest) and the Class D LP is the Deficiency Partner (with a 24.5% Percentage Interest), then (i) the Deficiency Funding Pro Rata Share of the A/B Partners will be 51/75.5 = 67.55% and (ii) the Deficiency Funding Pro Rata Share of the Class C LP will be 24.5/75.5 = 32.45%.

(ii) If the Class C LP is a Fully-Funding Partner (with a 24.5% Percentage Interest) and the Class D LP is a Fully-Funding Partner (with a 24.5% Percentage Interest) and A/B Partners are the Deficiency Partner (with an aggregate 51% Percentage Interest), then the Deficiency Funding Pro Rata Share of each of the Class C LP and the Class D LP will be equal to 24.5/49 = 50%.

“Deficiency Loan” is defined in Section 3.5(a).

“Deficiency Loan Rate” shall mean the higher of (x) twenty-five percent (25%) per annum and (y) the sum of the six-month London Interbank Offered Rate (U.S. dollars) on the date of calculation (as reported by The Wall Street Journal) plus twenty-two percent (22%) per annum, in each case, calculated on the basis of a three hundred and sixty (360) day year for the actual number of days elapsed and compounded quarterly in arrears; provided, however, that in no event shall the Deficiency Loan Rate exceed the maximum amount allowable by applicable law.

“Deficiency Loan Outstanding Amount” means any principal balance of and accrued and unpaid interest on a Deficiency Loan that shall be outstanding from time to time.

“Deficiency Notice” is defined in Section 3.4(a).

“Deficiency Partner” is defined in Section 3.4(a).

“Deficiency 2nd Notice” is defined in Section 3.4(e).

“Depreciation” means, with respect to any Fiscal Year, all deductions attributable to depreciation or cost recovery with respect to Project Assets, including any improvements made thereto and any tangible personal property located therein, or amortization of the cost of any intangible property or other assets acquired by any Project Entity, which have a useful life exceeding one (1) year; provided, however, that with respect to any Project Asset whose tax basis differs from its Book Value at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the depreciation, amortization or other cost recovery deduction for such period with respect to such asset for federal income tax purposes bears to its adjusted tax basis as of the beginning of such Fiscal Year; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year is zero, Depreciation shall be determined in accordance with the Accounting Principles.

“Disapproved Business Plan Item(s)” is defined in Section 6.5(c).

“Disapproved Line Item(s)” is defined in Section 6.4(c).

“Dispute” is defined in Section 15.4(b).

“Distributable Cash” means that portion of the Cash Flow of the Company that is available as of any given date for Distributions as computed in accordance with Section 4.1.

“Distributable Cash Amount” is defined in Section 4.1(a).

“Distributions” means distributions of Distributable Cash as provided for in Section 4.1.

“Effective Date” is defined in the Preamble.

“Eligible LP Investment Committee” is defined in Section 8.2(e).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Estimated 6 Month Working Capital Amount” means an amount of working capital, calculated in good faith by the General Partner as a of a given date, that will be required by the Company for the ensuing six (6) month period equal to the Working Capital Cushion Amount as the same may be either (a) decreased by the projected Cash Flow surplus for such period or (b) increased by the projected Cash Flow deficit for such period.

“Excess Loan Proceeds” means, with respect to any Debt of a Project Entity, the net proceeds as and when such proceeds are deemed received by such Project Entity (but specifically excluding any sums that continue to be held by the Lender under any Debt Documents) after (i) payment of all expenses in connection therewith and (ii) repayment of any Debt being repaid or refinanced.

“Fiscal Year” is defined in Section 2.6.

“Form 8832” has the meaning given to it in the Holdco LLC Agreement.

“Fully-Funding Partner” is defined in Section 3.4(a)(ii).

“General Partner” means (a) initially, PKY/GP and (b) if PKY/GP is removed as the General Partner pursuant to the terms of this Agreement, then the replacement general partner selected pursuant to Section 6.14.

“GHMA” means Austin, Brazoria, Chambers, Fort Bend, Galveston, Harris, Liberty, Montgomery and Waller Counties, Texas.

“GHMA Aggregate LP Pro Rata Share” means: (a) if both the Class C LP and the Class D LP are GHMA Participating LPs, forty-nine percent (49%); (b) if the Class C LP is the only GHMA Participating LP, forty-nine percent (49%); and (c) if the Class D LP is the only GHMA Participating LP, forty-five percent (45%).

“GHMA Competing Affiliate” is defined in Section 8.2(e).

“GHMA Competing Affiliate Team” is defined in Section 8.2(e).

“GHMA Competing LP Notice” is defined in Section 8.2(e).

“GHMA Eligible LP” means, with respect to the Unaffiliated LPs, at any applicable point in time during which any of the provisions of Article VIII shall be applicable to any specific GHMA Opportunity, that such Unaffiliated LP satisfies all of the following requirements with respect to such GHMA Opportunity: (a) such Unaffiliated LP has, together with its Affiliates, invested less than $500,000,000 in equity capital in one or more joint ventures (including the Company) with the A/B Partners and their Affiliates; and (b) such Unaffiliated LP has not delivered a ROFO Sale Notice under either the Asset Sale ROFO Provisions or the Interest Sale ROFO Provisions (unless the applicable ROFO Sale Process relating to such ROFO Sale Notice has been completed).

“GHMA JV” is defined in Section 8.5(a).

“GHMA LP Go Response” is defined in Section 8.3(c).

“GHMA LP No Go Response” is defined in Section 8.3(c).

“GHMA LP Stop Notice” is defined in Section 8.5(c).

“GHMA Opportunity” means that a GHMA Parkway Party has determined to: (a) seek investor(s) to acquire, directly or indirectly, equity in a GHMA Opportunity Asset currently owned in whole or in part by one or more GHMA Parkway Parties, where the amount of additional equity sought is equal to or greater than the lower of (i) forty-five percent (45%) of such GHMA Parkway Parties’ equity in such GHMA Opportunity Asset and (ii) fifty million dollars ($50,000,000); (b) seek investor(s) to acquire, directly or indirectly, all or part of the interest of one or more GHMA Parkway Parties as a lender in Debt directly or indirectly secured by a GHMA Opportunity Asset, where the amount of additional equity sought is equal to or greater than the lower of (i) forty-five percent (45%) of the outstanding principal balance of such Loan and (ii) fifty million dollars ($50,000,000); or (c) (i) pursue a possible opportunity (in a single transaction or in a series of contractually related transactions) to (A) acquire, directly or indirectly, all or part of a GHMA Opportunity Asset or (B) acquire and/or provide all or part of Debt secured, directly or indirectly, by a GHMA Opportunity Asset and (ii) seek co-investor(s) to contribute additional initial equity capital for any such investment in an amount equal to or greater than the lower of (A) forty-five percent (45%) of the aggregate initial equity capital anticipated to be required to consummate such investment opportunity and (B) fifty million dollars ($50,000,000). For purposes of clarity, the term GHMA Opportunity shall not include any of the following: (x) the acquisition of any of the registered publicly traded shares of a Person that is publicly traded on a nationally recognized stock exchange; (y) the provision of property management services, leasing agent services, construction management services, asset management services and/or similar types of services engagements that are solely and exclusively limited to the engagement of the GHMA Parkway Party (or any other Affiliate of PKY REIT) as a property manager, leasing agent, construction manager and/or asset manager in the ordinary course of business; or (z) any transaction where a GHMA Parkway Party does not seek a co-investor or co-investors to participate in at least the applicable amounts described above.

“GHMA Opportunity Asset” means one or more commercial office buildings (together with any retail space or parking facilities ancillary thereto), office building development sites or parking garages that are located within the GHMA

“GHMA Opportunity Asset NRSF” is defined in Section 8.3(a).

“GHMA Opportunity Closing” is defined in Section 8.5(a).

“GHMA Opportunity Closing Failure” is defined in Section 8.6 (a).

“GHMA Opportunity Contract” is defined in Section 8.5(a).

“GHMA Opportunity Estimated Cost” is defined in Section 8.3(a). “GHMA Opportunity Estimated Return” is defined in Section 8.3(a).

“GHMA Opportunity Future Joint Pursuit Agreement” is defined in Section 8.8.

“GHMA Opportunity Opt Out Notice” is defined in Section 8.2(c).

“GHMA Opportunity Participation Notice” is defined in Section 8.2(c).

“GHMA Opportunity Material Change” means that, with respect to a GHMA Opportunity described in a GHMA Opportunity 2nd Notice: (a) the GHMA Opportunity Asset NRSF shall have increased or decreased by more than ten percent (10%) from the GHMA Opportunity Asset NRSF disclosed on the applicable GHMA Opportunity 2nd Notice; (b) the GHMA Opportunity Estimated Cost shall have increased or decreased by more than ten percent (10%) from the GHMA Opportunity Estimated Cost disclosed on the applicable GHMA Opportunity 2nd Notice; or (iii) the GHMA Opportunity Estimated Return shall have increased or decreased by more than ten percent (10%) from the GHMA Opportunity Estimated Return disclosed on the applicable GHMA Opportunity 2nd Notice.

“GHMA Opportunity 1st Notice” is defined in Section 8.2(a).

“GHMA Opportunity NDA” is defined in Section 8.2(b).

“GHMA Opportunity Pro Rata Share” means (a) the GHMA Parkway Pro Rata Share and (b) as applicable, either (i) the GHMA Aggregate LP Pro Rata Share or (ii) the GHMA Separate LP Pro Rata Shares.

“GHMA Opportunity Pursuit Costs” is defined in Section 8.3(a).

“GHMA Opportunity 2nd Notice” is defined in Section 8.3(a).

“GHMA Parkway-Owned Opportunity” is defined in Section 8.2(b).

“GHMA Parkway Party” means, for so long as PKY/GP is the General Partner, PKY REIT and/or any Affiliate of PKY REIT.

“GHMA Parkway Pro Rata Share” means one hundred percent (100%) minus the applicable GHMA Aggregate LP Pro Rata Share.

“GHMA Parkway Stop Notice” is defined in Section 8.5(c).

“GHMA Participating LP” is defined in Section 8.2(e).

“GHMA Participating LP Team” is defined in Section 8.2(c).

“GHMA Pursuit Costs” means any and all actual third party expenses paid or incurred in connection with sourcing, pursuing, financing, closing on and providing initial working capital for any GHMA Opportunity, including: (a) legal, accounting, architectural, engineering and other consultant fees; (b) brokerage fees; (c) financing fees and related costs; (d) deposits; (e) title costs; and (f) closing costs on the GHMA Opportunity.

“GHMA Separate LP Pro Rata Share” is defined in Section 8.3(d).

“GHMA Stop Notice” means a GHMA Parkway Stop Notice or a GHMA LP Stop Notice.

“Governmental Authority” and “Governmental Authorities” means (in the singular or plural) any federal, national, supranational, state, municipal, provincial, local or other government, governmental, legislative, executive, judicial, regulatory or administrative authority, agency, office or commission or any court, tribunal, or judicial or arbitral body.

“GS Loan” means [            ].2

“Holdco” means GWP JV Holdings, LLC, a single member limited liability company formed by the Company under the LLC Act that was wholly-owned by the Company until the issuance of the Holdco Series A Preferred Units and the Holdco Series B Preferred Units as contemplated by the Holdco LLC Agreement.

“Holdco Board of Directors” has the meaning ascribed to “Board” in the Holdco LLC Agreement.

“Holdco Common Interests” has the meaning ascribed to “Common Units” in the Holdco LLC Agreement.

“Holdco Directors” has the meaning ascribed to “Directors” in the Holdco LLC Agreement.

“Holdco/EOLA Property Management Agreement” means that certain Management, Leasing & Services Agreement, dated as of the date hereof, by and between [            ]3 and Eola Capital LLC.

[2]	Final definition to be inserted at closing (to describe actual lender and loan amount).
[3]	To be finalized at signing.

“Holdco LLC Agreement” is the Limited Liability Company Agreement of Holdco a copy of which is attached as Exhibit 4, as the same may be amended, modified or supplemented from time to time in accordance herewith and therewith.

“Holdco Major Decisions” has the meaning ascribed to “Major Decisions” in the Holdco LLC Agreement.

“Holdco Series A Preferred Units” has the meaning ascribed to “Series A Preferred Units” in the Holdco LLC Agreement.

“Holdco Series B Majority Vote” has the meaning ascribed to “Series B Majority Vote” in the Holdco LLC Agreement

“Holdco Series B Preferred Units” has the meaning ascribed to “Series B Preferred Units” in the Holdco LLC Agreement.

“Holdco REIT Election” means the unanimous Holdco Major Decision deemed approved by the Holdco Board of Directors as of the date of this Agreement to cause Holdco to: (a) elect to be treated as an “association” taxable as a corporation for federal income tax purposes on a timely filed IRS Form 8832 pursuant to Treasury Regulation Section 301.7701-3(c) (the “CTB Election”) with an effective date of that is two (2) days after the date of the closing under the Contribution Agreement (the “CTB Election Effective Date”); (b) elect to be treated as a REIT pursuant to Section 856 et. seq. of the IRS Code on Holdco’s 2017 IRS Form 1120-REIT; and (c) issue Holdco Series A Preferred Units to not less than one hundred (100) qualified shareholders prior to January 30, 2018.

“Impermissible Service Income” means “impermissible tenant service income” as defined in IRS Code Section 856(d)(7).

“Impositions” means all taxes (including sales and use taxes), assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof), water, sewer or other rents, rates and charges, excises, levies, license fees, permit fees, inspection fees and other authorization fees, and other charges imposed by a Governmental Authority, in each case whether general or special, ordinary or extraordinary, of every character (including all interest and penalties thereon), which at any time may be assessed, levied, confirmed or imposed by any applicable Laws, including any: (a) imposed upon or relating to any occupancy, use or possession of, or activity conducted on any portion of the real property owned by the Project Entities; (b) imposed upon or relating to the rents (or other income) from the real property owned by the Project Entities and/or any of the other Project Assets and/or the use or occupancy thereof; and/or (c) in respect of or which a lien could be placed upon any of the Project Assets.

“Improvements” means the improvements on each Land tract, including all office buildings, parking garages and the “Tract 11 Assets” (as defined in the Contribution Agreement).

“Indemnitee” is defined in Section 7.3(a).

“Indemnity Action” is defined in Section 7.3(b).

“Indemnity Claim” is defined in Section 7.3(a).

“Indemnity Determination Proceeding” is defined in Section 7.4(a).

“Indemnity Notice” is defined in Section 7.3(a).

“Initial Capital Contributions” is defined in Section 3.1.

“Initial Partner Interest Holder(s)” means: (a) in the case of the A/B Partners, POPLP; (b) in the case of the Class C LP, TIAA and Silverpeak; and (c) in the case of CPP/LP, CPPIB.

“Interest Sale ROFO Provisions” means the provisions of Sections 14.4 through and including Section 14.20.

“IRS” means the Internal Revenue Service and any successor agency or entity thereto.

“IRS Code” means the Internal Revenue Code of 1986, as amended.

“JAMS Rules” is defined in Section 15.4(b).

“Land” means the ground leasehold or fee interest, as applicable, in the tracts of land described by metes and bounds on Exhibits 6.1 – 6.9 to the Contribution Agreement.

“Laws” means any and all statutes, laws (including common laws and rules of equity), ordinances, regulations, rules, codes, orders, requirements, judgements, findings, moratoria, initiatives, resolutions, ordinances, standards, requirements, resolutions and/or or rules of any Governmental Authority.

“Lease” means any lease, sublease, tenancy, agreement, arrangement, license, concession or other understanding to which a Project Entity is party with respect to the use and/or occupancy of any space within any Building (or any additional improvements that then constitute any portion of the Project Assets) or otherwise upon the Land (or any additional land that then constitutes any portion of the Project Assets) or any improvements thereon.

“Leasing Costs” means any and all costs, expenses and/or allowances of any kind or nature whatsoever paid or incurred by or on behalf of any Project Entity arising from, out of or in connection with: (a) any existing Lease; (b) any modification and/or amendment to an existing Lease; and/or (c) any proposed or actual new Lease, in all cases (i) including: (A) tenant improvement costs and/or allowances; (B) leasing and/or brokerage commissions; (C) free rent periods and/or rent abatements, concessions or discounts; (D) tenant “take-over” and moving expenses; and (E) other tenant inducements and/or concessions and (ii) excluding ordinary and customary operating expenses incurred in connection with providing the tenant under an existing Lease with the services required to be provided to such tenant.

“Lender” means the direct holder (and/or loan administrator of) all or any portion of any Debt.

“Line Item” means each category of cost or expense noted on any Approved Annual Budget.

“LLC Act” is defined in the First Recital.

“LP Act” is defined in the First Recital.

“Major Decisions” means (a) all those Major Decisions expressly provided for in Section 6.3, and (b) any other action, decision and/or determination that is expressly stated to either be a Major Decision, to require “Approval” or an “Approved Major Decision”, or otherwise to require the unanimous approval of the Partners.

“Major Decision Contract” means any Contract (or multiple Contracts with a single counterparty or such counterparty’s Affiliates) (but excluding any Approved Affiliate Agreement, any Lease, any Debt Document and any Ordinary Course Debt) that meets either of the following criteria:

(a) a Contract (or multiple Contracts (x) with a single counterparty or such counterparty’s Affiliates and (y) which deal with an integrated project or series of projects) requiring a Project Entity or Entities to pay more than $1,000,000, provided that if (i) a Contract described in this clause (a) is specifically provided for in and/or contemplated by an Approved Annual Budget or another Approved Major Decision and (ii) the material terms thereof, including the financial terms, were provided to the Partners prior to the time when such Approved Annual Budget or other Approved Major Decision was Approved, then the final execution and delivery of such Contract shall not require an additional Approved Major Decision;

(b) a Contract pursuant to which the counterparty is providing property and/or asset management services to any one (1) or more of the Project Entities; or

(c) the Propco/TRS Agreement.

“Major Decision Disapproval” is defined in Section 6.7(b).

“Major Decision Proposal” is defined in Section 6.7(a).

“Major Decision Response Notice” is defined in Section 6.7(d).

“Major Lease” means:

(a) Any Lease (or proposed Lease) of space within the Project that demises (or proposes to demise) 75,000 or more net rentable square feet (together with all other Leases (or proposed Leases) with tenants that are Affiliates of the tenant under such Lease (or proposed Lease), it being understood that all such Leases (or proposed Leases) shall be deemed to be a single Lease (or proposed Lease)); provided, that if the applicable Threshold NPV is not Approved for two (2) consecutive years but is only deemed Approved, the 75,000 net rentable square feet threshold shall be 50,000 or more net rentable square feet and not 75,000 or more net rentable square feet.

(b) Any Lease (or proposed Lease) of space within the Project that (i) demises (or proposes to demise) 15,000 or more net rentable square feet (together with all other Leases with tenants that are Affiliates of the tenant under such Lease (or proposed Lease), it being understood that all such Leases (or proposed Leases) shall be deemed to be a single Lease (or proposed Lease)) and (ii) has a net present value (or a proposed net present value) that is less than ninety percent (90%) of the applicable Threshold NPV.

“Major Lease Material Amendment” means any proposed material amendment to, material modification of, material consent with respect to or material waiver of a provision of an existing Major Lease not otherwise provided for in and/or contemplated by the existing Major Lease.

“Major Lease Proposal” means (as applicable), for each proposed Major Lease and each proposed Major Lease Material Amendment, a notice from the General Partner to the Unaffiliated LPs setting forth the following:

(a) With respect to a Major Lease Proposal for a proposed new Major Lease: (i) the name of the proposed tenant; (ii) such information about the business and financial status of the prospective tenant as shall then be in the possession or control of General Partner, including information regarding proposed guaranties, letters of credit or other forms of credit support; (iii) the proposed aggregate net rentable square feet of the demised premises; (iv) the proposed initial term, any fixed renewal and/or extension term(s), and any contraction or termination options; (v) if applicable, a comparison of the terms of the Major Lease Proposal versus the then-current budget for the applicable premises; (vi) the proposed net present value (as reasonably determined by General Partner) of the fixed base rent payable under the proposed initial term and any fixed renewal and/or extension term(s), calculated in accordance with the Accounting Principles using a discount rate of 9%; and (vii) the proposed net present value (as reasonably determined by the General Partner) of the Leasing Costs, calculated in accordance with the Accounting Principles using a discount rate of 9%.

(b) With respect to a Major Lease Proposal for a proposed Major Lease Material Amendment: (i) the name of the existing tenant; (ii) such information about the business and financial status of the prospective tenant as shall then be in the possession or control of General Partner and pertinent to the proposed Major Lease Material Amendment, including information regarding changes to guaranties, letters of credit or other forms of credit support; (iii) the aggregate net rentable square feet of the demised premises set forth in the applicable Major Lease and any proposed changes thereto; (iv) the current balance of any fixed, renewal and/or extension term(s), any contraction or termination options, and any proposed changes to the foregoing; (v) if applicable, a comparison of the terms of the Major Lease (as modified by the proposed Major Lease Material Amendment) versus the then-current budget for the applicable premises; (vi) the net present value (as reasonably determined by the General Partner) of the fixed base rent payable under the existing Major Lease and any proposed changes thereto, calculated in accordance with the Accounting Principles using a discount rate of 9%; and (vii) the net present value (as reasonably determined by the General Partner) of Leasing Costs for such proposed Major Lease Amendment, calculated in accordance with the Accounting Principles using a discount rate of 9%.

“Major Lease Proposal Modification” means, any proposed modification to an Approved Major Lease Proposal with respect to a proposed Lease that has not yet been executed that is a modification to: (i) the identity of the proposed tenant; (ii) the guaranties, letters of credit or other forms of credit support described in the Approved Major Lease Proposal; (iii) the aggregate net rentable square footage set forth in such Approved Major Lease Proposal; (iv) the initial term and any fixed renewal and/or extension term(s) or contraction or termination options set forth in such Approved Major Lease Proposal; (v) the aggregate net present value (as reasonably determined by General Partner in accordance with the Accounting Principles, calculated using a discount rate of 9%) of the base rent for the initial term and any fixed renewal and/or extension term(s) set forth in an Approved Major Lease Proposal; or (iv) the aggregate net present value (as reasonably determined by General Partner in accordance with the Accounting Principles, calculated using a discount rate of 9%) of the Leasing Costs set forth in an Approved Major Lease Proposal.

“Major Lease Proposal Response Notice” is defined in Section 6.6(b)).

“Major Lease Proposal 2nd Notice” means a second notice of a Major Lease Proposal or Major Lease Proposal Modification, as applicable, which contains a legend at the top of the first page containing such Major Lease Proposal or Major Lease Proposal Modification, in bold, capitalized type that is 14 points or larger, stating “THIS IS A SECOND REQUEST FOR APPROVAL OF A MAJOR LEASE PROPOSAL PURSUANT TO THE LIMITED PARTNERSHIP AGREEMENT OF [            ]. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIVE (5) BUSINESS DAYS WILL RESULT IN YOUR APPROVAL BEING DEEMED GRANTED.”

“Mezzco” means GWP JV Mezzanine, LLC, a Delaware limited liability company.

“Minimum Gain” means an amount equal to the excess of the principal amount of debt of any Project Entity for which no Partner is liable (“Non-Recourse Debt”), over the adjusted basis of the Project Assets which represents the minimum taxable gain which would be recognized by the Company if the Non-Recourse Debt were foreclosed upon and the Project Assets were transferred to the creditor in satisfaction thereof, and which is referred to as “minimum gain” in Treasury Regulations Section 1.704-2(b)(2). A Partner’s share of Minimum Gain shall be determined pursuant to Treasury Regulations Section 1.704-2.

“Minimum Gross Sale Price” is defined in Section 9.1(b)(i).

“Necessary Action” and “Necessary Actions” mean actions that are necessary or appropriate for any of the following purposes: but in each case only to the extent that such action is necessary or appropriate to prevent or mitigate imminent harm to the Company or the other Project Entities and then only to the extent such imminent harm is not the result of General Partner’s failure to timely address a circumstance affecting the Project Entities: (a) to preserve and/or protect the safety of individuals or property; (b) to avoid the suspension of any necessary service to any portion of the Project Assets; (c) to enable any Project Entity to (i) comply with the requirements of any Laws or insurance policies and/or (ii) enforce/defend the rights of any Project Entity with respect to any action by any Governmental Agency and/or other third party; (d) to avoid default under an existing Lease, Contract or Debt Document (other than a default in repayment of Debt upon maturity (whether at stated maturity, by acceleration or otherwise) or any partial principal payment other than regular amortization payments); (e) to enforce/defend the rights of Project Entity under a Lease, Contract or Debt Document; and/or (f) otherwise to avoid or mitigate imminent threat or harm to the Company, any other Project Entity and/or the Project.

“Necessary Expenses” means costs and expenses that are (a) not specifically provided for in any Approved Annual Budget (including any Approved Contingency Amount) and (b) necessary or appropriate in order to fund and/or pay for any Necessary Action(s).

“Necessary Expenses Call” means any Capital Call (a) that is not a Budgeted Expense Call and (b) with respect to which all of the Additional Capital Contributions will be used to pay Necessary Expenses.

“Net Equity Value” is defined in Section 9.2.

“NEV Statement” is defined in Section 9.2.

“1940 Act” is defined in Section 11.3(a).

“Non-Affiliated Partner” means, with respect to any Affiliate Agreement, any Partner that is not (or whose Partner Related Party is not) the counterparty to the Affiliate Agreement.

“Non-Conforming Budget Action” means to cause any Project Entity to pay or incur any cost or expense that is not a Permitted Expense.

“Non-Recourse Debt” has the meaning set forth in the definition of “Minimum Gain.”

“Non-Recurring Capital Expenses” means those Capital Expenses of the Project and the Project Entities that arise from and/or are attributable to: (a) Leasing Costs for existing Leases; (b) the development and construction of new Improvements within the Project; (c) the re-purposing of any existing Building (or a material portion thereof) within the Project; (d) the repair, restoration and/or replacement of any Improvements within the Project as a result of a casualty or condemnation event; and (e) other special Capital Expenses outside of the ordinary course of business.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“Operating Expenses” means any and all costs and expenses paid or incurred by any Project Entity that are treated as operating expenses in the books and records of the Company in accordance with the Accounting Principles.

“Ordinary Course Debt” means any Debt that (a) is not for borrowed money, (b) is incurred in the ordinary course of business of any Project Entity (including in respect of leases and/or installment sales contracts for personal property and equipment) and (c) does not require either (i) a lien or encumbrance of any real property owned by any Project Entity or (ii) a pledge of the Partnership Interests or the interests in any other of the Project Entities.

“Original Agreement” is defined in the First Recital.

“Other Affiliate Activity” and “Other Affiliate Activities” are defined in Section 8.1(a).

“Partially Adjusted Capital Account” means, with respect to any Partner for any Fiscal Year or other period, the Capital Account balance of such Partner at the beginning of such period, adjusted for all contributions and distributions during such period and all special allocations pursuant to Section 5.4(e) with respect to such period but before giving effect to any allocations pursuant to Section 5.4(d) with respect to such period.

“Partner” and “Partners” means (a) initially, PKY/GP, PKY/LP, TIAA/LP and CPP/LP for so long as any such Person is a Partner pursuant to the terms of this Agreement and (b) each other Person duly admitted as a Partner of the Company pursuant to the terms hereof for so long as any such Person is a Partner pursuant to the terms of this Agreement.

“Partner Debt Guaranty” means any guaranty, indemnity or other similar agreement executed and delivered by any Partner or any Partner Related Party in connection with any Debt of a Project Entity pursuant to which such Partner or any Partner Related Party has any potential personal liability; provided, however, that all amounts paid by a Partner under a Partner Debt Guaranty shall be treated as a Capital Contribution by such Partner for all purposes under this Agreement.

“Partner-Funded Debt” means any Non-Recourse Debt of the Company that is held or guaranteed by any Partner and/or is treated as partner nonrecourse debt with respect to a Partner under Treasury Regulations Section 1.704-2(b)(4).

“Partner Related Parties” means, for each Partner: (a) the Affiliates of such Partner; (b) the direct and/or indirect shareholders, principals, members, partners and/or owners of a Partner and its Affiliates (but excluding (i) any direct or indirect owner of publicly traded shares in any Person unless such direct or indirect owner of publicly traded shares, acting on its own, has the ability to determine all Major Decisions in respect of such Person, (ii) with respect to the A/B Partners, any direct or indirect owner of limited partnership interests in POPLP, other than Parkway, Inc., and (iii) with respect to the Class D LP, any individual contributor or beneficiary of CPPIB) and (c) any of the directors, officers, executives, employees and/or representatives of a Person described in clauses (a) and (b).

“Partner Syndication Transfer(s)” means the Transfer (including any re-Transfer) of any portion of the direct or indirect interests in the Class C LP or the Class D LP to any Person(s), or in the case of the Class D LP, the Transfer of the Class D Interest to a Person whose equity interests are directly or indirectly owned entirely by CPPIB and one or more Person(s) (which Person shall thereafter become the Class D LP for all purposes of this Agreement); provided, that (i) subsequent to any such Transfer(s) in the Class C LP, TIAA and/or Silverpeak will: (A) have the sole right to direct the exercise of any Major Decision consent or veto rights for the Class C LP under this Agreement, other than any Major Decision that alters the tax treatment of the Company or any Project Entity; and (B) have the sole right to direct the initiation of the Class C LP’s rights under the Asset Sale ROFO Provisions and the Interest Sale ROFO Provisions and (ii) subsequent to any such Transfer(s) in the Class D LP or of the Class D Interest, CPPIB will (A) have the sole right to direct the exercise of any Major Decision consent or veto rights for the Class D LP under this Agreement; and (B) have the sole right to initiate the Class D LP’s rights under the Asset Sale ROFO Provisions and the Interest Sale ROFO Provisions. For clarity, the A/B Partners shall have no right to undertake Partner Syndication Transfers.

“Partnership Interest” means the entire interest of a Partner in the Company.

“Partnership Minimum Gain”: The meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Treasury Regulations.

“Partnership Representative” is defined in Section 12.5(c).

“Partnership Tax Audit Rules” means IRS Code Sections 6221 through 6241, as amended by the Bipartisan Budget Act of 2015, together with any Treasury Regulations and other guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

“Percentage Interest” means, as to any Partner at any determination date, the percentage of the Company owned by such Partner. Subject to the assignments described in Section 2.10: (a) the initial Percentage Interest of PKY/GP is 1%; (b) the initial Percentage Interest of PKY/LP is 62%; (c) the initial Percentage Interest of TIAA/LP is 12.5%; and (d) the initial Percentage Interest of CPP/LP is 24.5%. Notwithstanding anything to the contrary in this Agreement, CPP/LP’s Percentage Interest shall in no event exceed (or be deemed to exceed) 49% at any time such interest is held by CPPIB or an Affiliate of CPPIB, unless CPPIB otherwise consents in writing.

“Period” means (a) for the first Period, the period commencing on the date of this Agreement and ending on the next Allocation Date and (b) for all succeeding Periods shall commence on the day after an Allocation Date and end on the next Allocation Date.

“Permitted Capital Call” means any Budgeted Expense Call or Necessary Expenses Call.

“Permitted Expense” and “Permitted Expenses” means any costs or expenses that are (a) necessary or appropriate in connection with any of the Company Purposes and (b) either: (i) pursuant to any Approved Annual Budget; (ii) within the outstanding balance of the applicable Approved Contingency Amount; or (iii) Necessary Expenses.

“Permitted Transfer” is defined in Section 14.20.

“Permitted Transfer Closing” is defined in Section 14.20.

“Permitted Transferee” means a Qualified Transferee that meets all of the requirements for a Permitted Transfer in Section 14.20. For the avoidance of doubt, CPPIB REH and CPPIB shall each be a Permitted Transferee of CPP/LP for all purposes of this Agreement.

“Person” means an individual, partnership, joint venture, corporation, limited liability company, trust or other legal entity.

“Phoenix Loan” means that certain loan in the original principal amount of $80,000,000 made by Teachers Insurance and Annuity Association of America, a New York corporation to PKY 3200 SW Freeway LLC on February 21, 2013.

“PKY/GP” is PKY/GP as defined in the Preamble of this Agreement, together with its successors and assigns.

“PKY/LP” is PKY/LP as defined in the Preamble of this Agreement, together with its successors and assigns.

“PKY GHMA Information” is defined in Section 8.2(e).

“PKY REIT” means Parkway, Inc., a Maryland corporation.

“PKY REIT Condition” means that (a) the A/B Partners are Affiliates of PKY REIT and (b) PKY REIT (or any of the successors and/or assignees of PKY REIT (whether by merger or otherwise)) is a Qualified REIT.

“POPLP” is defined in Clause A of the First Recital.

“POPLP Estoppel” means an estoppel certificate executed by POPLP and delivered to the Company in accordance with Section 9.03 of the Contribution Agreement.

“Power of Attorney” is defined in Section 3.8(a).

“Proceeding” and “Proceedings” means (in the singular or plural) any litigation, suit, investigation, audit, hearing, or other proceeding (a) with respect to which: (i) any Project Entity is a party or is called as a witness; (ii) any rights and obligations under an existing (or expired) Lease, Contract or Debt Document are being contested; and/or (iii) any direct or indirect interests in any of the Project Assets are being claimed by a third party (including by any Governmental Authority) and (b) that is being held: (i) in a court of competent jurisdiction; (ii) under the auspices of a Governmental Authority pursuant to applicable Law; or (iii) pursuant to an arbitration, mediation or other alternative dispute resolution proceeding.

“Profits” and “Losses” is defined in Section 5.4.

“Prohibited Person” means a Person that is: (a) a Person designated by the U.S. Government as a Specially Designated National and Blocked Person on the most current list published by OFAC at its official website, (which current website is http://www.treas.gov/ offices/enforcement/ofac), with which a U.S. Person cannot deal with or otherwise engage in business transactions; (b) a Person who is otherwise the target of any U.S. economic sanctions program such that a U.S. Person cannot deal with or otherwise engage in business transactions involving such Person; (c) owned or Controlled by, or acting for or on behalf of, any Person identified in clause (a) and/or (b) above; or (d) located, domiciled or residing in a country that is the target of any U.S. economic sanctions program such that the entry into this Agreement would be prohibited under U.S. Laws.

“Project” means, at any point in time (and without duplication) the entirety of the Project Entities and the Project Assets, on a consolidated basis.

“Project Assets” means, at any point in time (and without duplication), all of the right, title and interest of the Company, Holdco and/or any other Project Entity in and to: (a) that portion of the Contribution Assets then owned by the Company, Holdco and/or any other Project Entity; (b) the cash and cash equivalents to which the Company, Holdco and/or any other Project Entity then has ownership or rights; and (c) all other real and personal property and rights of any kind or nature then owned by or accruing to the benefit of the Company, Holdco and/or any other Project Entity.

“Project Entity” means, at any point in time: (a) the Company; (b) Holdco; (c) Mezzco, (d) the Propcos and the TRS Entity then owned, directly or indirectly, by Holdco; and (e) any other direct or indirect subsidiary of Holdco, the formation of which is Approved by the Partners as a Major Decision.

“Propco” means any directly or indirectly wholly-owned subsidiary of Holdco that directly owns real property.

“Propco/TRS Agreement” means [                    ].4

“Proposed Annual Budget” means, for each Fiscal Year from and after Fiscal Year 2017, each proposed budget of the Project for the ensuing Fiscal Year submitted by the General Partner to the other Partners pursuant to Section 6.4.

[4]	To be confirmed at signing.

“Proposed Annual Business Plan” means, for each Fiscal Year from and after Fiscal Year 2017, each proposed business plan for the ensuing Fiscal Year submitted by the General Partner to the other Partners pursuant to Section 6.6.

“Proposed Annual Business Plan Items” is defined in Section 6.5(b).

“Qualified REIT” means an entity is and remains qualified as a “real estate investment trust” for federal income tax purposes pursuant to all applicable Law, including Sections 856, et. seq. of the IRS Code.

“Qualified Transferee” means a Person that (a) is a third-party investor that (i) is (or who has a direct or indirect Affiliate who is) a “qualified institutional buyer” under Rule 144A promulgated under the Securities Act of 1933, as amended, and (ii) has adequate resources to meet the obligations related to the Partnership Interest that is the subject of the applicable Transfer, but in no case shall (in combination with its direct or indirect Affiliates and, with respect to POPLP only, its direct or indirect interests in the Project Assets) have assets under management of less than $2,000,000,000.00, (b) satisfies, and does not breach or cause the Company or any other Project Entity to violate, the Transfer Restrictions, and (c) is an institutional equity investor with an investment policy that includes investment in “core” real estate assets, including those similar to the Project Assets.

“Recurring Capital Expenses” means any and all Capital Expenses of the Project and the Project Entities other than Non-Recurring Capital Expenses.

“Related Party Tenant” is defined in Section 6.19(a)(iii).

“Representative(s)” is defined in Section 6.7(a).

“ROFO Adjustments” is defined in Section 9.9(b) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.11(b) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Adjustment Challenge Notice” is defined in Section 9.10(a) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.12(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Assignee(s)” means: (a) if there is one (1) ROFO Buyer, the Person designated by the ROFO Buyer to be the assignee and acquire 100% of the Partnership Interest of the ROFO Seller, then such designated Person; (b) if there are two (2) ROFO Buyers and they jointly designate a Person to be the assignee and acquire 100% of the Partnership Interest of the ROFO Seller, then such designated Person; and (c) if there are two (2) ROFO Buyers and they each designate a separate assignee to acquire such ROFO Buyer’s ROFO Buyer Pro Rata Share of the Partnership Interest of the ROFO Seller, then such designated Persons. For clarity, a ROFO Buyer may designate itself to be its ROFO Assignee.

“ROFO Assignment(s)” means an assignment (or assignments) from a ROFO Seller to the ROFO Assignee(s) providing, inter alia, that: (a) ROFO Seller represents and warrants that it owns one hundred percent (100%) of its Partnership Interest free and clear of any and all liens, encumbrances and security interests; (b) the ROFO Seller assigns its Partnership Interest (or applicable portion thereof) to the ROFO Assignee(s), free and clear of all liens, encumbrances and security interests; (c) each ROFO Assignee assumes all obligations, liabilities and responsibilities arising from, out of or in connection with the Partnership Interest of the ROFO Seller (or portion thereof) arising from and after the ROFO Closing Date; and (d) each party represents and warrants to the other that it (i) is duly organized, validly existing and has the necessary corporate or other entity power and authority to execute and deliver the ROFO Assignment and to consummate the ROFO Sale and (ii) requires no authorizations or consents which have not been obtained. For all purposes under this Agreement, if the ROFO Seller is comprised of the A/B Partners, the ROFO Assignment shall also be deemed to include a corresponding mirror assignment by both A/B Partners of their respective Partnership Interests.

“ROFO Buy Response” is defined in Section 9.3(a) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.5(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Buyer” is defined in Section 9.4(a) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.6(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Buyer Default” is defined in Section 9.13(b) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.15(b) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Buyer Default Notice” is defined in Section 9.13(b) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.15(b) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Buyer Pro Rata Share” means that portion of the Partnership Interest a ROFO Offeree has the right to elect to buy in response to a ROFO Offer and that portion of the Partnership Interest of a ROFO Seller that a ROFO Buyer has the right to buy under a ROFO Contract (with the A/B Partners being deemed to be single ROFO Offeror, ROFO Offeree, ROFO Seller or ROFO Buyer for purposes of this definition) as follows:

(a) Each of the initial ROFO Offeree(s) has the initial right to elect to acquire that percentage of the Partnership Interest of the ROFO Offeror, calculated as a fraction with a numerator equal to the Percentage Interest of each ROFO Offeree and a denominator equal to the Percentage Interests of all ROFO Offerees.

(b) If one (1) ROFO Offeree becomes a ROFO Buyer and one (1) ROFO Offeree does not become a ROFO Buyer, or if there is only one (1) ROFO Offeree and it becomes a ROFO Buyer, then the ROFO Buyer Pro Rata Share of the ROFO Buyer is 100%.

(c) If there are two (2) ROFO Offerees, one (1) becomes (and remains) a ROFO Buyer, the other ROFO Buyer becomes a ROFO Defaulting Buyer and the first ROFO Buyer did not become a ROFO Defaulting Buyer, the ROFO Buyer Pro Rata Share of the ROFO Buyer that did not become a ROFO Defaulting Buyer is 100%.

(d) If there are two (2) ROFO Buyers, each ROFO Buyer would have the right to acquire that percentage of the Partnership Interest of the ROFO Seller, calculated as a fraction with a numerator equal to the Percentage Interest of each ROFO Buyer and a denominator equal to the Percentage Interests of both ROFO Buyers.

(i) For example: If the A/B Partners are a ROFO Buyer (with an aggregate 51% Percentage Interest), the Class C LP is a ROFO Buyer (with a 24.5% Percentage Interest) and the Class D LP is the ROFO Seller (with a 24.5% Percentage Interest), then (A) the ROFO Buyer Pro Rata Share of the A/B Partners will be 51/75.5 = 67.55% (and they could buy 67.55% of the Class D Interest) and (B) the ROFO Buyer Pro Rata Share of the Class C LP will be 24.5/75.5 = 32.45% (and it could buy 32.45% of the Class D Interest).

(ii) If the Class C LP is a ROFO Buyer (with a 24.5% Percentage Interest) and the Class D LP is a ROFO Buyer (with a 24.5% Percentage Interest) and the A/B Partners are the ROFO Seller (with an aggregate 51% Percentage Interest), then (A) the Deficiency Funding Pro Rata Share of each of the Class C LP and the Class D LP will be equal to 24.5/49 = 50% (and they could each buy 50% of the Class A Interest and the Class B Interest).

“ROFO Closing” is defined in Section 9.7 (for purposes of the Asset Sale ROFO Provisions) and in Section 14.9 (for purposes of the Interest Sale ROFO Provisions).

“ROFO Closing Amount Due” is defined in Section 9.9(a) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.11(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Closing Date” is defined in Section 9.7 (for purposes of the Asset Sale ROFO Provisions) and in Section 14.9 (for purposes of the Interest Sale ROFO Provisions).

“ROFO Contract” is defined in Section 9.4(a) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.6(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Defaulting Buyer” is defined in Section 9.13(a) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.15(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Defaulting Seller” is defined in Section 9.12 (for purposes of the Asset Sale ROFO Provisions) and in Section 14.14 (for purposes of the Interest Sale ROFO Provisions).

“ROFO Deposit” is defined in Section 9.6(a) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.8(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Escrow Agent” means Fidelity National Title Company or another third party engaged by the ROFO Seller and the ROFO Buyer(s) to serve as the escrow agent with respect to the Asset Sale ROFO Provisions or the Interest Sale ROFO Provisions, as applicable, pursuant to an agreement that complies with the escrow procedures described on Exhibit 5.

“ROFO Escrow Notice” is defined in Section 9.5(a)(i) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.7(a)(i) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Estimated Price” is defined in Section 9.2 (for purposes of the Asset Sale ROFO Provisions) and in Section 14.4(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO GP Adjustment Statement” is defined in Section 9.9(a) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.11(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Final Price” is defined in Section 9.9(a) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.11(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Loan Guaranty Indemnity” means an indemnity agreement from a ROFO Buyer or a Partner Related Party of a ROFO Buyer to a ROFO Seller and/or Partner Related Party that is a party to any Partner Debt Guaranty that: (a) indemnifies, protects and holds harmless such ROFO Seller and/or Partner Related Party from and against any and all loss, cost, damage, liability and expense (including for legal fees and court costs) that arise from, out of and/or in connection with any claim against such ROFO Seller and/or Partner Related Party under any Partner Debt Guaranty (other than to the extent of actual damages paid or incurred by the assignee and/or indemnitor that arise directly from the fraud, willful misconduct, gross negligence, bad faith or material breach of this Agreement or the Holdco LLC Agreement, in each case, on the part of the ROFO Seller and/or such Partner Related Party during the time the ROFO Seller was a Partner); (b) is reasonably satisfactory to the ROFO Seller in terms of the net worth and liquidity of the indemnitor (provided, that the proposed indemnitor’s net worth and liquidity shall be deemed reasonably satisfactory if (x) such proposed indemnitor is an Initial Partner Interest Holder or (y) has a net worth and liquidity equal to or exceeding the net worth and liquidity of the party to the Partner Debt Guaranty at the time of calculation); and (c) is otherwise in form and substance reasonably satisfactory to the ROFO Seller. For purposes of clarity, if there are two (2) ROFO Buyers, then (i) one ROFO Buyer may deliver a single ROFO Loan Guaranty Indemnity on behalf of both ROFO Buyers, and (ii) the ROFO Buyers will have the right to allocate their respective rights and obligations in respect of such indemnification, protection and hold harmless obligations pursuant to a separate agreement (or if applicable, an amendment and restatement of this Agreement).

“ROFO Loan Guaranty Release” means an agreement, duly authorized and executed by an applicable Lender, holder, manager, trustee and/or administrator of the applicable Debt, that (a) releases the ROFO Seller and/or any Partner Related Party of the ROFO Seller that is a party to any Partner Debt Guaranty from any and all of such Person’s obligations, liabilities and responsibilities arising from, out of or in connection with such Partner Debt Guaranty and (b) is otherwise in form and substance reasonably satisfactory to the ROFO Seller.

“ROFO No Buy Response” is defined in Section 9.3(a) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.5(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Offer Notice” is defined in Section 9.1(b) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.4(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Offeree” is defined in Section 9.1(b) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.4(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Offeror” is defined in Section 9.1(b) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.4(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Other Closing Documents” means all other documents, instruments and certificates reasonably deemed necessary or appropriate by a ROFO Seller or a ROFO Buyer to consummate a ROFO Closing, including, as applicable, those required in connection with evidencing the withdrawal of the ROFO Seller as a Partner from the Company, the admission of any new Person as a Partner or (if applicable) the termination of the Company.

“ROFO Pro Rata Deposit Amount” is defined in Section 9.6(a) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.8(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Response Period” is defined in Section 9.3(a) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.5(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Sale Process” means the process under the Asset Sale ROFO Provisions or the Interest Sale ROFO Provisions, as applicable, by which: (a) the ROFO Offeror and ROFO Offeree(s) fail to enter into a ROFO Contract; (b) the ROFO Offeror and ROFO Offeree(s) enter into a ROFO Contract but fail to close under the ROFO Contract because of a ROFO Buyer Default or a ROFO Seller Default; or (c) there is a ROFO Closing.

“ROFO 2nd Escrow Notice” is defined in Section 9.6(b) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.8(b) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Seller” is defined in Section 9.4(a) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.6(a) (for purposes of the Interest Sale ROFO Provisions).

“ROFO Seller Default” is defined in Section 9.15(a) (for purposes of the Asset Sale ROFO Provisions) and in Section 14.17(a) (for purposes of the Interest Sale ROFO Provisions).

“Silverpeak” means SP GWP GP LLC.

“Subdivision” means the split of the parcels currently comprising portions of the Land into new parcels pursuant to the surveys and documents that have been delivered to each Purchasing Party (as defined in the Contribution Agreement) as of the effective date of the Contribution Agreement, as same may have been modified of amended prior to the Effective Date.

“Target Account” means, with respect to any Partner for any Fiscal Year, the excess of (a) an amount (which may be either a positive balance or a negative balance) equal to the hypothetical distribution (or contribution) such Partner would receive (or contribute) if all Project Assets, including cash, were sold for cash equal to their Book Value (taking into account any adjustments to Book Value for such year), all liabilities (including prepayment penalties, yield maintenance fees and similar costs) of the Project Entities were then satisfied according to their terms (except that if the nonrecourse liabilities secured by an asset exceed the Book Value of such asset, such calculation shall be made assuming that the asset were transferred to the lender in satisfaction of the debt) and all remaining proceeds from such sale were distributed pursuant to Section 4.1 over (b) such Partner’s share of Minimum Gain of the Company and any Minimum Gain attributable to Partner-Funded Debt.

“Tax Matters Partner” is defined in Section 12.5(c).

“Threshold NPV” is defined in Section 6.5(b).

“TIAA” means THRE Permian Investor GP Member LLC, a Delaware limited liability company.

“TIAA/LP” is TIAA/LP as defined in the Preamble of this Agreement, together with its permitted successors and assigns.

“Transfer” means (a) when used as a noun, any direct or indirect transfer, sale, assignment, exchange, charge, pledge, gift, hypothecation, mortgage, conveyance, encumbrance or other disposition (whether voluntary or involuntary and whether by operation of Law or otherwise) and (b) when used as a verb, to (directly or indirectly) transfer, sell, assign, exchange, charge, pledge, give, hypothecate, convey, encumber or otherwise dispose of (whether voluntary or involuntary and whether by operation of Law or otherwise) a specified asset or interest.

“Transfer Breach” means any Transfer (or any attempt to Transfer) all or any portion of the Partnership Interest of a Partner and/or of any direct or indirect interest in such a Partner in violation of this Agreement.

“Transfer Restrictions” is defined in Section 14.1(f).

“Treasury Regulations” means the regulations promulgated under the IRS Code, as such regulations are in effect on the date hereof.

“TRS Entity” means GWP TRS, LLC, a limited liability company that is a wholly-owned subsidiary of Holdco.

“TRS REIT Election” means the unanimous Holdco Major Decision by the Holdco Board of Directors to cause the TRS Entity to (a) elect to be treated as an “association” taxable as a corporation for federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(c) (the form of which election is attached to the limited liability company agreement of the TRS Entity) and (b) elect to be treated as a “taxable REIT subsidiary” (as defined in Section 856(l) of the IRS Code.

“Unaffiliated LP” means: (a) for so long as PKY/GP is the General Partner, the Class C LP and the Class D LP are each deemed to be an Unaffiliated LP; (b) if a replacement General Partner is the Class C LP or an Affiliate of the Class C LP, then (i) the Class A Partner and the Class B LP (acting together) will be deemed to be a single Unaffiliated LP and (ii) the Class D LP will be deemed to be a single Unaffiliated LP; (c) if the replacement General Partner is the Class D LP or an Affiliate of the Class D LP, then (i) the Class A Partner and the Class B LP (acting together) will be deemed to be a single Unaffiliated LP and (ii) the Class C LP will be deemed to be a single Unaffiliated LP; and (d) if the replacement General Partner is a third party that is not an Affiliate of any of the existing Partners, then each of the Class A Partner and the Class B LP (acting together), the Class C LP and the Class D LP shall be Unaffiliated LPs.

“Unaffiliated LP Competing Leasing Team” is defined in Section 8.1(e).

“Unaffiliated LP Greenway Team” is defined in Section 8.1(e).

“Unrestricted Affiliate Transfers” means, with respect to any Partner, the Transfer of all (but not less than all) of such Partner’s direct Partnership Interest to an Affiliate that (i) is one hundred percent (100%) owned and controlled by, under one hundred percent (100%) ownership and control of, or under one hundred percent (100%) common ownership and control with such Partner, (ii) remakes all of the representations, warranties and covenants of such Partner set forth in Article XI, and (iii) assumes all of the rights and obligations of such Partner hereunder first accruing from and after the date of such Transfer pursuant to an assignment and assumption agreement in form reasonably acceptable to the other Partners. For the avoidance of doubt, Unrestricted Affiliate Transfers shall include any Transfer between CPPIB US RE-A, Inc. and CPPIB REH and between CPPIB REH and CPPIB (each, a “CPPIB Internal Transfer”).

“Unrestricted Public Transfer(s)” means, following any Transfer of any of the interests in a Partner pursuant to a Partner Syndication Transfer to a Person that is publicly traded on a nationally recognized stock exchange, the Transfer of any of the publicly-traded shares of such Person.

“Unrestricted PKY Transfer(s)” means any and all Transfers of direct and/or indirect interests in PKY REIT and/or POPLP.

“Volcker Rule” is defined in Section 11.2(e).

“Voluntary Bankruptcy Action” is defined in the definition of “Bankruptcy Event”.

“Working Capital Cushion Amount” means an amount, in addition to any reserves required to be held under any Debt Document, equal to either (a) $7,500,000 or (b) such other amount as provided for in any Approved Annual Budget as a Major Decision.

END OF ARTICLE I

ARTICLE II

LIMITED PARTNERSHIP

2.1 Certificate of Formation. The Company Certificate has been filed in the Office of the Secretary of State of Delaware.

2.2 Name. The name of the Company is “GWP JV Limited Partnership” and this is the name in under which name all business and affairs of the Company shall be conducted, except to the extent otherwise required by the Laws of the State of Delaware or the State of Texas or any other state in which the Company is doing business.

2.3 Principal Office, Resident Agent and Registration in Texas as a Foreign Limited Liability Company.

(a) The principal office of the Company shall be located at c/o Parkway, Inc., 5847 San Felipe Street, Suite 2200, Houston, Texas 77057.

(b) The name and office address of the registered agent for service of process on the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

(c) General Partner may change the principal office of the Company and/or the name and office address of the registered agent for service of process on the Company upon not less than ten (10) Business Days’ prior written notice to the other Partners if the principal office is an office of PKY REIT, and otherwise with the Approval of the Partners as a Major Decision.

(d) Promptly following the Effective Date, Parkway shall cause the Company to register as a foreign limited liability company doing business in the State of Texas.

2.4 Purposes and Powers.

(a) The sole purposes of the Company (individually, a “Company Purpose” and collectively, the “Company Purposes”) are, in accordance with Section 2.8, to: (i) directly own 100% of the outstanding Holdco Common Interests and 60% of the outstanding Holdco Series B Preferred Units and, if necessary, 80% of the Holdco Series A Preferred Units; (ii) indirectly own the Project Assets (which at all times shall be held solely through Holdco or one or more subsidiaries of Holdco); and (iii) indirectly, through Holdco or one or more Holdco subsidiaries (and subject to the terms of the Holdco LLC Agreement), to: (A) manage, operate, finance, refinance, sell, Transfer and otherwise use and deal with any Project Entity owned by Holdco; (B) lease, operate, manage, maintain, entitle (by way of the Subdivision or otherwise) improve, develop, repair, restore, sell, finance, refinance, Transfer and otherwise use or deal with the Project Assets or any portions thereof: (C) enter into (and/or cause any Project Entity to enter into) one (1) or more Contracts and Debt; and (D) take any and all other acts which may be necessary, desirable, appropriate or incidental in connection with the business of the Company, Holdco, the other Project Entities, the Project Assets and the Project.

(b) Subject to the terms of this Agreement, the Company shall have the right, power and authority to take (and, subject to the to the terms of the Holdco LLC Agreement, to cause any of the other Project Entities to take) any and all actions as may be necessary, desirable, appropriate or incidental in connection with pursuing the purposes of the Company as described in Section 2.4(a) above.

(c) Unless otherwise agreed to as a Major Decision, the purposes described in Sections 2.4(a) and (b) above shall be the sole purposes of the Company.

2.5 Term. The term of the Company shall continue until the liquidation and dissolution of the Company pursuant to Article XIII.

2.6 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall end on the 31st day of December in each year. The Company shall have the same Fiscal Year for income tax and accounting purposes.

2.7 Other Business. The provisions of Article VIII shall govern the rights and obligations of the Partners with respect to other business opportunities of the Partners and their respective Affiliates.

2.8 No Commercial Activities; No U.S. Trade or Business; No Effectively Connected Income. From and after the CTB Election Effective Date, General Partner shall, at the Company’s expense, use commercially reasonable efforts to conduct the business and affairs of the Company and structure the investment of all Company assets such that (i) all Company assets (other than cash, including cash accounts and deposit accounts with banks and other financial institutions) are held, at all times, directly or indirectly by Holdco, with the sole assets of the Company (other than cash, including cash accounts and deposit accounts with banks and other financial institutions) being stock of Holdco and the Company’s rights with respect thereto; (ii) any Partner that is a “foreign government” within the meaning of IRS Code Section 892 and the Treasury Regulations promulgated thereunder will not be deemed to be engaged in activities which constitute “commercial activities” within the meaning of Treasury Regulation Section 1.892-4T, solely as a result of its investment in the Company; and (iii) any non-U.S. person holding a direct or indirect interest in the Company will not be deemed to be (A) engaged in a “trade or business within the United States” within the meaning of IRS Code Section 864(b) and the Treasury Regulations promulgated thereunder and/or (B) earn “effectively connected income” within the meaning of IRS Code 864(c) and the Treasury Regulations promulgated thereunder. General Partner shall be deemed to have satisfied in all respects its obligations under clauses (ii) and (iii) of the foregoing sentence if it complies with clause (i) of the foregoing sentence.

2.9 30% Threshold. Notwithstanding anything to the contrary contained herein, upon the prior written request of CPP/LP, the Company and the Partners shall use commercially reasonable efforts to take such specific action as may be requested by CPP/LP in writing to ensure that each Project Entity is structured such that CPP/LP (together with its Affiliates) does not hold, directly or indirectly (based on its interest in the Company or otherwise), more than thirty percent (30%) of the securities of such Project Entity to which attach the right to elect, appoint or remove the directors or managers of such Project Entity, and the Company and the Partners shall cooperate, at CPP/LP’s sole cost and expense, with CPP/LP in taking such reasonable actions as requested by CPP/LP to ensure that CPP/LP and its Affiliates do not directly or indirectly hold more than thirty percent (30%) of such securities; provided, that (a) such actions do not have an adverse effect on the Company, any of the Partners (other than CPP/LP) or any of the Partner Related Parties of such other Partners and (b) all costs and expenses relating to such actions shall be borne by CPP/LP; provided; further; that, notwithstanding clause (a) of this Section 2.9, in the event that such actions would have an adverse effect on the Company or the Partners or any of the Partner Related Parties of such other Partners (other than CPP/LP and its Partner Related Parties), at CPP/LP’s request, the Company and the Partners shall nonetheless reasonably cooperate with CPP/LP in taking such actions as requested by CPP/LP so long as CPP/LP agrees to indemnify and hold harmless the Company, the Partners (other than CPP/LP), and the Partner Related Parties of such other Partners (as applicable) from any and all such adverse effects. The Company and the Partners agree and acknowledge that CPP/LP and its counsel have reviewed the transactions and investment structure contemplated by this Agreement and the Contribution Agreement and have advised the Company and the other Partners that such transactions and investment structure are not expected to be inconsistent with the limitations described in the preceding clauses (a) and (b).

2.10 Class C-2 Interest Assignment.

(a) The Partners acknowledge and agree that, as of the Effective Date: (i) PKY/GP owns a 1% Percentage Interest; (ii) PKY/LP owns a 62% Percentage Interest; (iii) TIAA/LP owns a 12.5% Percentage Interest; and (iv) CPP/LP owns a 24.5% Percentage Interest.

(b) TIAA/LP is obligated to acquire an additional 12% Percentage Interest from PKY/LP by payment to PKY/LP of the Class C-2 Assignment Consideration Amount in accordance with the terms of the Contribution Agreement. TIME IS OF THE ESSENCE FOR TIAA/LP TO PAY PKY/LP THE CLASS C-2 ASSIGNMENT CONSIDERATION AMOUNT WITHIN THE APPLICABLE TIME PERIODS SET FORTH IN THE CONTRIBUTION AGREEMENT.

(c) If PKY/LP shall receive the Class C-2 Assignment Consideration Amount as provided for in Section 2.10(b), then PKY/LP shall deliver the Class C-2 Assignment to TIAA/LP within five (5) Business Days after receipt of the Class C-2 Assignment Consideration Amount (failing which PKY/LP shall, without further notice to or from or act on the part of any Person, be deemed to have delivered the Class C-2 Assignment to TIAA/LP as of the date of receipt by PKY/LP of the Class C-2 Assignment Consideration Amount).

(d) Unless and until PKY/LP timely receives the Class C-2 Assignment Consideration Amount as provided for in Section 2.10(b), then notwithstanding anything to the contrary in this Agreement, TIAA/LP shall have no voting, consent or approval rights under this Agreement (including the right to Approve or disapprove Major Decisions, to be a GHMA Eligible LP or to initiate the Asset Sale ROFO Provisions or the Interest Sale ROFO Provisions) and shall not have the right to undertake Partner Syndication Transfers.

(e) If PKY/LP shall not (for any reason or no reason) receive the Class C-2 Assignment Consideration Amount as provided for in Section 2.10(b), and if CPP/LP shall thereafter acquire the Class C Interest in accordance with the Contribution Agreement, then PKY/GP, PKY/LP and CPP/LP shall reasonably cooperate to amend and restate this Agreement to provide for the management of the Company with PKY/LP and CPP/LP as the sole limited Partners.

(f) Upon the transfer of the Class D Interest to CPPIB REH and upon the transfer of the Class D Interest from CPPIB REH to CPPIB: (a) each of the applicable transferees, pursuant to the applicable agreement that assigns and transfers the Class D Interest, shall expressly assume the obligations of CPPIB US RE-A, Inc. under Sections 4.11(b) and (c) of the Contribution Agreement and (b) each of TIAA/SP and the Class B Partner shall have the right to enforce such obligations against the applicable transferee (CPPIB REH or CPPIB) as if the obligations of CPPIB US RE-A, Inc. under Sections 4.11(b) and (c) of the Contribution Agreement were an affirmative obligation of the Class D LP under this Agreement. Any assignment of the Class D Interest that occurs at any time before the obligations of CPPIB US RE-A, Inc. under Sections 4.11(b) and (c) of the Contribution Agreement are satisfied in full and that does not contain an express assumption as contemplated in this Section 2.10(f) shall be void ab initio.

END OF ARTICLE II

ARTICLE III

CAPITAL CONTRIBUTIONS AND LOANS BY PARTNERS

3.1 Intentionally Omitted.

3.2 Intentionally Omitted.

3.3 Permitted Capital Calls.

(a) General Partner has the right to call for Additional Capital Contributions in connection with any Permitted Capital Call (a “Capital Call”).

(b) General Partner shall give written notice (a “Capital Call Notice”) to the Partners if the Company requires Additional Capital Contributions for a Permitted Capital Call. Each Capital Call Notice shall set forth:

(i) the aggregate amount being requested (the “Capital Call Amount”) and each Partner’s Percentage Interest thereof (with the A/B Partners being deemed one (1) Partner for purposes of calculating their rights and obligations to fund Additional Capital Contributions and Deficiency Amounts);

(ii) whether the requested Capital Call is a Budgeted Expense Call or Necessary Expenses Call;

(iii) a reasonably detailed description of (A) the uses for which the funds will be applied and (B) if applicable, the extent to which the Capital Call Amount covers expenses that are included in and/or in excess of the applicable Line Item(s) in the Approved Annual Budget;

(iv) the date (the “Capital Call Funding Date”) by which the requested amounts are required to be funded (which date shall not be less than fourteen (14) days after the date of delivery of the Capital Call Notice unless the Capital Call is a Necessary Expenses Call and the Capital Call Notice specifies that the funds are requested on a more expedited basis and the reasons such shorter funding period is being requested (in which case the Capital Call Funding Date shall be the date specified in the Capital Call Notice, but in no event less than three (3) Business Days after the date of delivery of such Capital Call Notice); and

(v) wire transfer instructions for delivery by each Partner of its Percentage Interest of such Capital Call Amount to an account of the Company.

(c) Notwithstanding the foregoing, if an Unaffiliated LP entitled to vote on Major Decisions determines that Additional Capital Contributions are required in connection with any expense of the Company that would properly be the subject of a Permitted Capital Call and General Partner has failed to deliver a Capital Call Notice for such Additional Capital Contributions within five

(5) Business Days after an Unaffiliated LP has requested that General Partner deliver a such a Capital Call Notice, then such Unaffiliated LP shall have the right to deliver the Capital Call Notice for such Additional Capital Contributions.

(d) Each Partner shall have the right to contribute its respective Percentage Interest of the Capital Call Amount set forth in any Capital Call Notice and no Partner shall have the right to fund only a portion of its Percentage Interest of a Capital Call Amount.

(e) Notwithstanding the foregoing provisions of this Section 3.3: (i) the A/B Partners shall contribute 100% of any Additional Capital Contributions to the extent required to pay or satisfy any A/B Retained Liability (except to the extent that there are funds held in reserve under a Debt Document for the payment of same); (ii) any Unaffiliated LP entitled to vote on Major Decisions may deliver to the A/B Partners a Capital Call Notice for any such Additional Capital Contribution; (iii) the A/B Partners shall pay such Additional Capital Contributions directly to Holdco; and (iv) such Additional Capital Contributions shall not alter the Partners’ Percentage Interests, the Capital Accounts of the Partners or the Partners’ entitlement to distributions, Profits and Losses. Additional Capital Contributions in respect of A/B Retained Liabilities shall be contributed by the Company to Holdco, and such A/B Retained Liabilities shall be deemed paid directly or indirectly by Holdco or one of its subsidiary Project Entities. For clarity, A/B Retained Liabilities consisting of rent abatements to tenants shall be contributed by the A/B Partners on a monthly basis in an amount equal to the difference between the rent actually payable by the tenant(s) under the applicable Lease(s) and the amount of rent that would have been payable by the tenant(s) under the applicable Lease(s) absent such rent abatements (except to the extent that there are funds held in reserve under a Debt Document for the payment of same).

3.4 Failure to Contribute Percentage Interest of Capital Call Amount.

(a) If any Partner (a “Deficiency Partner”) fails to fund all of its Percentage Interest of a Capital Call Amount (or, with respect to a Capital Call to pay or satisfy any A/B Retained Liability, if the A/B Partners fail to fund 100% of such Capital Call) (the entire Percentage Interest of a Capital Call Amount of a Deficiency Partner being a “Deficiency Amount”) by 5:00 p.m. New York time on the Capital Call Funding Date, then General Partner shall deliver a notice to the Partners (a “Deficiency Notice”) within five (5) Business Days after the Capital Call Funding Date setting forth:

(i) the Capital Call Amount requested and each Partner’s Percentage Interest thereof;

(ii) the amount actually funded by each Partner (a Partner that has funded its full Percentage Interest of a Capital Call Amount, a “Fully-Funding Partner”);

(iii) the Deficiency Amount attributable to any Deficiency Partner;

(iv) if two (2) Partners are Deficiency Partners and one (1) Partner is a Fully-Funding Partner, then the aggregate Deficiency Amounts; and

(v) if one (1) Partner is a Deficiency Partner and two (2) Partners are Fully-Funding Partners, then (A) the Deficiency Funding Pro Rata Share of each Fully-Funding Partner and (B) the product of the Deficiency Amount and each Fully-Funding Partner’s Deficiency Funding Pro Rata Share.

(b) If General Partner fails to deliver such a Deficiency Notice within five (5) Business Days after the Capital Call Funding Date, then any Unaffiliated LP entitled to vote on Major Decisions shall have the right to deliver such a Deficiency Notice. If neither the General Partner nor any Unaffiliated LP delivers such a Deficiency Notice within fifteen (15) Business Days of the Capital Call Funding Date, then the Capital Call Notice shall be deemed to have been rescinded and the General Partner shall refund the Additional Capital Contributions of the Partners made pursuant to such Capital Call Notice.

(c) If there is only one (1) Fully-Funding Partner, the Fully-Funding Partner (or its Deficiency Loan Designee) shall have the right to fund all (but not less than all) of the Deficiency Amount of both of the Deficiency Partners by paying such amount pursuant to the instructions for funding provided in the Capital Call Notice by no later than 5:00 p.m. New York time on the tenth (10th) Business Day after receipt of the Deficiency Notice.

(d) If there are two (2) Fully-Funding Partners, each Fully-Funding Partner (or its Deficiency Loan Designee) shall have the right to fund all (but not less than all) of its Deficiency Funding Pro Rata Share of the Deficiency Amount of the Deficiency Partner by paying such amount pursuant to the instructions for funding provided in the Capital Call Notice by no later than 5:00 p.m. New York time on the tenth (10th) Business Day after receipt of the Deficiency Notice.

(e) Within ten (10) Business Days after delivery of a Deficiency Notice, General Partner shall deliver a notice to the Partners (a “Deficiency 2nd Notice”) setting forth, as applicable, (i) if there was only one (1) Fully-Funding Partner, whether or not such Fully-Funding Partner (or its Deficiency Loan Designee) funded the entire Deficiency Amount of both of the Deficiency Partners or (ii) if there were two (2) Fully-Funding Partners, whether or not each Fully-Funding Partner (or its Deficiency Loan Designee) funded its entire Deficiency Funding Pro Rata Share of the applicable Deficiency Amount (and if not, the unfunded balance of the Deficiency Amount).

(f) If General Partner fails to deliver such a Deficiency 2nd Notice within ten (10) Business Days after delivery of the Deficiency Notice, then any Unaffiliated LP entitled to vote on Major Decisions shall have the right to deliver such a Deficiency 2nd Notice.

(g) If (i) there were two (2) Fully-Funding Partners and (ii) only one (1) Fully-Funding Partner (or its Deficiency Loan Designee) funded its entire Deficiency Funding Pro Rata Share of the applicable Deficiency Amount as provided for in in Section 3.4(d), then such Fully-Funding Partner (or its Deficiency Loan Designee) shall have the right to fund all (but not less than all) of the unfunded balance of the Deficiency Amount by paying such amount pursuant to the instructions for funding provided in the Capital Call Notice by no later than 5:00 p.m. New York time on the tenth (10th) Business Days after receipt of the Deficiency 2nd Notice.

(h) If the entire Deficiency Amount of all Deficiency Partners is not timely funded by one or more Fully-Funding Partner(s) (or their Deficiency Loan Designees) pursuant to Sections 3.4(c), 3.4(d) and 3.4(g) above, then the applicable Capital Call Notice shall be deemed to have been rescinded and General Partner shall, within two (2) Business Days after delivery of the Deficiency 2nd Notice, refund to each Partner all funds contributed by such Partner pursuant to such Capital Call Notice.

(i) The sole and exclusive rights and remedies of the Partners relating to being a Deficiency Partner and/or a Fully-Funding Partner (or its Deficiency Loan Designee) are limited to those expressly provided for in this Agreement.

3.5 Deficiency Loans.

(a) Any Deficiency Amount funded by a Fully-Funding Partner (or its Deficiency Loan Designee) as provided for in Section 3.4 shall be deemed to be a loan from the Fully-Funding Partner to the Deficiency Partner (a “Deficiency Loan”). Notwithstanding anything herein to the contrary, any payment otherwise payable to a Fully-Funding Partner on account of any Deficiency Loan shall be paid to any Deficiency Loan Designee designated by such Fully-Funding Partner as if such Fully-Funding Partner held such Deficiency Loan.

(b) If a Fully-Funding Partner (or its Deficiency Loan Designee) elects to and funds a Deficiency Loan, such Deficiency Loan, as funded, shall (i) be deemed to be an Additional Capital Contribution made by the Deficiency Partner and (ii) increase the Deficiency Partner’s Capital Account balance accordingly (unless the A/B Partners are the Deficiency Partner and the Deficiency Loan is for a Capital Call required to pay or satisfy any A/B Retained Liability).

(c) Each Deficiency Loan shall: (i) bear interest on the Deficiency Loan Outstanding Amount at the Deficiency Loan Rate; and (ii) be repaid (and secured) as provided for in Sections 3.5 and 3.7. In addition to and not in limitation of the foregoing, if the proceeds of a Permitted Transfer of the Deficiency Partner’s Partnership Interest or another sale of the Deficiency Partner’s Partnership Interest pursuant to Article XIV are not sufficient to fully satisfy all Deficiency Loan Outstanding Amounts owed by a Deficiency Partner, then the Permitted Transferee or the purchaser under Article XIV will acquire the Deficiency Partner’s Partnership Interest subject to the outstanding balance of the Deficiency Loan Outstanding Amounts owed by the Deficiency Partner.

(d) While any Deficiency Loan Outstanding Amounts owed by such Deficiency Partner remain outstanding, all Distributions otherwise due to such Deficiency Partner as provided for in Section 4.1 and all consideration otherwise payable to or on behalf of Deficiency Partner upon each of a Permitted Transfer or another sale of the Deficiency Partner’s Partnership Interest pursuant to Article XIV shall (i) be paid to any Fully-Funding Partner(s) (or its/their Deficiency

Loan Designee(s)) to whom any Deficiency Loan Outstanding Amount is then owed, pro rata (based upon the ratio of the Deficiency Loan Outstanding Amount owed by such Deficiency Partner to each such Fully-Funding Partner (or its Deficiency Loan Designee) and the sum of the Deficiency Loan Outstanding Amounts owed by such Deficiency Partner to both of such Fully-Funding Partners (or its/their Deficiency Loan Designee(s)) until the Deficiency Loan Outstanding Amount(s) shall be repaid in full, and (ii) applied first to any outstanding accrued and unpaid interest and then to the principal balance of the Deficiency Loan Outstanding Amount. In addition, any Distributions otherwise due to a Deficiency Partner that are used to satisfy any Deficiency Loan shall be deemed to have been made to the Deficiency Partner for Company accounting purposes.

(e) A Deficiency Partner shall have the right to repay any Deficiency Loan Outstanding Amount outstanding at any time, in whole or in part, subject to the provisions of Section 3.5(d).

3.6 Intentionally Omitted.

3.7 Security, Enforcement and Recording of Deficiency Loans.

(a) Each Deficiency Partner: (i) will execute such documents and take such additional actions as a Fully-Funding Partner (or its Deficiency Loan Designee) may reasonably deem necessary or appropriate to protect the rights of the Fully-Funding Partner (or its Deficiency Loan Designee) as provided in Sections 3.5 and 3.7; (ii) is hereby automatically deemed to appoint a Fully-Funding Partner (and its successors and assigns and its and their officers and directors), to act alone as the attorney-in-fact of such Deficiency Partner (and its successors and assigns) with full power of substitution in the name and stead of such Deficiency Partner (and its successors and assigns) to execute, acknowledge, swear to and deliver such instruments as may be necessary or appropriate to carry out the provisions of Sections 3.5 and 3.7; and (iii) is hereby automatically deemed to grant to the Fully-Funding Partner an irrevocable power of attorney, coupled with an interest, in the form attached hereto as Exhibit 6 (each a “Power of Attorney”), to satisfy the Deficiency Partner’s obligations set forth Sections 3.5 and 3.7 if such Deficiency Partner fails to timely do so.

(b) Each Deficiency Partner to whom a Deficiency Loan is made hereby grants a security interest in its Partnership Interest to the Fully-Funding Partner (or its Deficiency Loan Designee) to secure the Deficiency Partner’s obligation to repay the Deficiency Loan and perform all of its obligations under related loan documents.

(c) General Partner shall, as part of the books and records of the Company, maintain a record of each Deficiency Loan (and the applicable Deficiency Loan Outstanding Amount).

3.8 Consequences of Failure to Fund Additional Capital Contributions are Exclusive.

(a) Except as specifically provided in this Agreement, (i) no Partner shall have any obligation to fund any Additional Capital Contribution (or to provide any additional or other funds, capital or property to the Company) and (ii) the specific rights and remedies provided for in this Agreement in regard to any Deficiency Partner and Deficiency Loan are and shall be deemed to be the sole and exclusive rights and remedies of any Fully-Funding Partner in respect of any applicable Deficiency Amount and/or Deficiency Loan Outstanding Amount.

(b) Except as specifically provided in this Agreement, no Partner shall have the right to: (i) contribute any capital or property to the Company; (ii) withdraw any capital or property from the Company; or (iii) demand or receive (A) the return of all or any part of its Capital Contributions or (B) property other than cash in return for its Capital Contributions.

3.9 No Third Party Rights. The right of the Partners to require any Additional Capital Contributions under this Agreement shall not be construed as conferring any rights or benefits to or upon any Person not a party to this Agreement (including the holder of any Debt owed by any Project Entity).

3.10 No Interest on Capital Contributions. Interest earned on Company funds shall inure solely to the benefit of the Company. Unless otherwise specifically provided herein, no interest shall be paid on any Capital Contributions or advances to the capital of the Company, nor upon any undistributed or reinvested income or profits of the Company.

END OF ARTICLE III

ARTICLE IV

DISTRIBUTIONS

4.1 Distributions.

(a) The Partners intend that the Company will make Distributions in the amount equal to the sum of the excess of (i) the aggregate amount of Cash Flow that would be available for Distribution as of the applicable date if none of the Project Entities maintained any reserves (other than reserves then being maintained under any applicable Debt Documents) over (ii) the Estimated 6 Month Working Capital Amount (such amount, if a positive number, the “Distributable Cash Amount”).

(b) Subject to the availability of a positive Distributable Cash Amount, Distributions shall be made not less often than quarterly (on or before the first Business Day prior to each of January 15, April 15, July 15 and October 15), or more frequently as determined by the General Partner.

(c) All Distributions shall be made to the Partners in accordance with their respective Percentage Interests for the period to which such Distributable Cash Amount is attributable (but subject, as applicable, to Section 4.2). If there is a change in the Percentage Interests of the Partners (including as described in Section 2.10) during any period in which any Distributable Cash Amount is available for distribution, Distributions shall be made to the Partners in a manner reasonably determined by General Partner which takes into account the varying Percentage Interests of the Partners during such period, as determined by General Partner in its reasonable discretion; provided, however, that no Partner shall be distributed any amount attributable to operations of the Company prior to such Partner’s admission to the Company.

4.2 Application of Distributions to Deficiency Loans. All Distributions otherwise payable to a Deficiency Partner under Section 4.1 at any time when any Deficiency Loan Outstanding Amount remains outstanding shall be deemed (for Company accounting purposes and for federal income tax purposes) to be a Distribution to the Deficiency Partner but shall actually be paid to the Fully-Funding Partner(s) (or its/their Deficiency Loan Designee(s)) until the Deficiency Loan(s) owed by the Deficiency Partner shall be fully satisfied as provided for in Section 3.5(d).

END OF ARTICLE IV

ARTICLE V

CAPITAL ACCOUNTS AND ALLOCATIONS

5.1 Capital Accounts. There shall be established on the books and records of the Company a capital account (a “Capital Account”) for each Partner. As of the Effective Date and immediately after the transactions described in Section 3.01(d) of the Contribution Agreement have occurred, the Capital Account balance of each Partner shall be as set forth on Exhibit 7-A. If the Class C-2 Interest Assignment closes in accordance with Section 2.10, the Capital Account balance of each Partner shall be as set forth on Exhibit 7-B. If the Class C-2 Interest Assignment does not close in accordance with Section 2.10, the Partners shall adjust Exhibit 7-A to reflect the actual the Capital Account balance of each Partner.

5.2 Adjustments to Capital Accounts.

(a) The Capital Account of each Partner shall be increased by: (i) the amount of any cash and the agreed Book Value of any property (net of liabilities encumbering such property) as of the date of contribution as a Capital Contribution to the capital of the Company by such Partner (other than any Additional Capital Contribution of the A/B Partners to the extent required to pay or satisfy any A/B Retained Liability); (ii) the amount of any direct or indirect Company liabilities assumed by such Partner or which are secured by property distributed to such Partner; and (iii) the amount of any Profits allocated to such Partner and special allocations of items of income and gain pursuant to Section 5.4(e). The Capital Account of each Partner shall be decreased by: (A) the amount of any Losses allocated to such Partner and items of expense deduction specially allocated pursuant to Section 5.4(e); (B) the amount of distributions to such Partner; (C) such Partner’s pro rata share (determined in the same manner as such Partner’s share of Losses pursuant to Section 5.4) of any other expenditures of the Company that are not deductible in computing Company Profits or Losses and which are not chargeable to the Capital Account; and (D) without duplication, the amount of any liabilities of such Partner assumed by the Company or which are secured by property contributed by such Partner to the Company. In all respects, the Partners’ Capital Accounts shall be determined in accordance with the detailed capital accounting rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv) and shall be adjusted (as allocations of Profits and Losses) upon the occurrence of certain events as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(f).

(b) A permitted transferee of all (or a portion) of a Partnership Interest shall succeed to the Capital Account (or portion of the Capital Account) attributable to the transferred Partnership Interest.

(c) The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

5.3 Negative Capital Accounts. The Partners shall not be required to make up a negative balance in their respective Capital Accounts.

5.4 Allocations of Profits and Losses.

(a) The profits and losses of the Company (“Profits” and “Losses”) for each Fiscal Year shall be the taxable income or loss, respectively, of the Company for such Fiscal Year, determined in accordance with Section 703(a) of the IRS Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), but computed with the following adjustments: (i) all depreciation and cost recovery deductions shall be deemed equal to Depreciation; (ii) any income of the Company that is exempt from federal income taxation and not otherwise taken into account in computing Profits and Losses shall be taken into account; (iii) any expenditures of the Company described in Section 705(a)(2)(B) of the IRS Code or treated as Section 705(a)(2)(B) expenditures under Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Loss, will be considered an item of Loss; (iv) in computing Profits and Losses, gains or losses shall be determined by reference to Book Value rather than tax basis and (v) if the Book Value of any Company asset is adjusted by reason of a revaluation of such asset pursuant to the third sentence of Section 5.2(a), the amount of such adjustment shall be taken into account in the period of adjustment as gain or loss from the disposition or deemed disposition of such asset for purposes of computing Net Profits and Net Losses.

(b) Whenever a proportionate part of the Profits or Losses is allocated to a Partner, every item of income, gain, loss, deduction or credit entering into the computation of such Profits or Losses or arising from the transactions with respect to which such Profits or Losses were realized shall be credited or charged, as the case may be, to such Partner in the same proportion.

(c) If any Partner Transfers all or any part of its Partnership Interest during any Fiscal Year or its Partnership Interest is increased or decreased, Profits and Losses attributable to such Partnership Interest for such Fiscal Year shall be apportioned between the transferor and transferee or computed as to such Partners, as the case may be, based on the closing of the books method unless otherwise agreed by such Partners, provided in all events that any apportionment described above shall be permissible under the IRS Code and applicable regulations thereunder. Notwithstanding any other provision of this Agreement to the contrary, Partners subsequently admitted to the Company shall only participate in Profits and Losses (and items thereof) earned by the Company after the date of such admission and shall not be entitled to any catch-up with respect to Profits and Losses earned by the Company prior to such admission. For the avoidance of doubt, with respect to CPP/LP’s Partnership Interest held prior to the CTB Election Effective Date, all Profits and Losses attributable to such Partnership Interest for such period shall be apportioned solely to CPPIB US RE-A, Inc. and not to either CPPIB REH or CPPIB.

(d) For all purposes, including federal, state and local income tax purposes, at the end of each Fiscal Year, Profit and Loss (and, if necessary, items of gross income, loss and deduction) shall be allocated in such a manner so as to cause the Partially Adjusted Capital Accounts of the Partners to equal, as nearly as possible, their respective Target Accounts.

(e) Notwithstanding Section 5.4(d),

(i) If there is a net decrease in the Minimum Gain of the Company during a taxable year (including any Minimum Gain attributable to Partner-Funded Debt), each Partner at the end of such year shall be allocated, prior to any other allocations required under this Article V, items of gross income for such year (and, if necessary, for subsequent years) in the amount and proportions described in Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(4).

(ii) Notwithstanding the allocations provided for in Section 5.4(d), no allocation of an item of loss or deduction shall be made to a Partner to the extent such allocation would cause or increase a deficit balance in such Partner’s Capital Account as of the end of the taxable year to which such allocation relates. If any Partner receives an adjustment, allocation or distribution that causes or increases such a deficit balance, taking into account the rules of Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6), such Partner shall be allocated (after taking into account any allocations made pursuant to Section 5.4(e)(i)) items of income and gain in an amount and manner to eliminate the Partner’s Capital Account deficit attributable to such adjustment, allocation or distribution as quickly as possible. For purposes of this Section 5.4(e)(ii), there shall be excluded from a Partner’s deficit Capital Account balance at the end of a taxable year of the Company (A) such Partner’s share, determined in accordance with Section 704(b) of the IRS Code and Treasury Regulations Section 1.704-2(g), of Minimum Gain (provided that in the case of Minimum Gain attributable to Partner-Funded Debt, such Minimum Gain shall be allocated to the Partner or Partners to whom such debt is attributable pursuant to Treasury Regulations Section 1.704-2(i)) and (B) the amount, if any, that such Partner is obligated to restore to the Company under Treasury Regulations Section 1.704-1(b)(2)(ii)(c).

(iii) If there is a net increase in Minimum Gain of the Company during a taxable year of the Company that is attributable to Partner-Funded Debt then first Depreciation, to the extent the increase in such Minimum Gain is allocable to depreciable property, and then a proportionate part of other deductions and expenditures described in Section 705(a)(2)(B) of the Code, shall be allocated to the lending or guaranteeing Partner (and to joint lenders or guarantors in proportion to their relative obligations), provided that the total amount of deductions so allocated for any year shall not exceed the increase in Minimum Gain attributable to such Partner-Funded Debt in such year.

(iv) Any special allocation under Sections 5.4(e)(i) through (iii) shall be taken into account in computing subsequent allocations of Profits and Losses of any item thereof pursuant to this Article V so that the net amount of any items so allocated and the Profits, Losses and all items thereof allocated to each Partner pursuant to this Article V shall, to the extent permissible under Section 704(b) of the IRS Code and the Treasury Regulations promulgated thereunder, be equal to the net amount that would have been allocated to each Partner pursuant to this Article V if such special allocation had not occurred.

(f) Tax Allocations. For federal, state and local income tax purposes, the income, gains, losses and deductions of the Company shall, for each taxable period, be allocated among the Partners in the same manner and in the same proportion that the corresponding items of Profits and Losses have been allocated among the Partners’ respective Capital Accounts; provided, however, that (in accordance with Section 704(c) of the IRS Code, the Treasury Regulations thereunder, and Treasury Regulations Section 1.704-1(b)(2)(iv)(d) and (f)): (a) income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Book Value and (b) in the event the Book Value of any Project Asset is adjusted pursuant to the third sentence of Section 5.2(a), subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take into account any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value, in each case using the such method as determined by the General Partner and as permitted under Section 704(c) of the IRS Code and the Treasury Regulations thereunder. Notwithstanding any other provision of this Agreement, for purposes of making all allocations pursuant to Code Section 704(c) and the Regulations thereunder with respect to the Property, the Company shall use the “traditional method” provided for in Treasury Regulation Section 1.704-3(b), without any curative allocations of income, gain, loss or deduction.

(g) Withholding. The General Partner is authorized to withhold from distributions to the Partners and to pay over to federal, state or local government authorities any amounts required to be so withheld pursuant to the IRS Code or any other applicable federal, state or local law, and shall allocate any amounts so withheld to the Partners. Any amounts so allocated to a Partner shall be treated as an amount distributed to such Partner pursuant to this Article V for all purposes of this Agreement. If the Company makes a distribution in kind to a Partner and such distribution is subject to withholding in the manner described above, the General Partner shall notify such Partner as to the extent of the amount of such withholding and such Partner shall promptly pay the Company such amount. Notwithstanding the foregoing, with respect to periods from and after the CTB Election Effective Date, upon receipt of: (a) a properly completed and executed IRS Form W-8EXP and/or IRS Form W-8BEN-E; (b) a properly executed certificate establishing eligibility under IRS Code Section 897(l) (the form of which is attached hereto as Exhibit 8), and/or; (c) any other documents and certifications reasonably necessary and sufficient to establish a complete exemption from withholding under Sections 897, 1441, 1442, 1445, 1446 and 1471-1474 of the IRS Code and/or any relevant successors forms and/or certifications, the General Partner shall not withhold U.S. federal income tax on any amounts (including refinancing proceeds) allocable and/or distributable to CPP/LP and/or CPPIB). Notwithstanding the foregoing, this undertaking shall not apply (and the General Partner shall have the right to make all withholdings as contemplated by the first sentence of this Section 5.4(g)) (I) to any amounts paid, payable, or allocable to any Person other than CPP/LP and/or CPPIB and/or (II) if, after February 17, 2017, (i) there is any change to, or material development in, any applicable Laws (including the IRS Code, regulations thereunder and published announced interpretations of any Governmental Authority (including the Internal Revenue Service) with respect thereto) and/or the application of such Laws to CPPIB and/or CPP/LP, that in the reasonable judgment of the General Partner (based upon advice of a nationally recognized tax adviser experienced in such matters) and following consultation with CPP/LP and/or CPPIB and its or their tax advisors (which consultation shall occur prior to any withholding), makes it more likely than not that any such withholding will be required or (ii) any Governmental Agency (including the IRS) shall either commence a Proceeding (including any audit) of the Company and/or any Project Entity and/or send a notice to the Company and/or any Project Entity that in any way assets and/or alleges that any such withholding may be required; provided, that, the General Partner shall consult with CPP/LP, CPPIB and their tax advisors prior to the making of any such withholding. The General Partner acknowledges receipt of such IRS Form W-8EXP and/or IRS Form W-8BEN-E and a certification described in Treasury Regulations Section 1.1445-5(b)(3) (the form of which is attached hereto as Exhibit 9) from CPP/LP and/or CPPIB. Notwithstanding anything to the contrary provided for in this Agreement (A) CPP/LP shall indemnify, defend and hold harmless the Company, the other Partners, their respective Partner Related Parties against the full amount of any and all: (x) U.S. federal income tax required to be withheld by the Company or any such other Partner under any applicable Laws (including Section 897, 1441, 1442, 1445, 1446 and 1471-1474 of the IRS Code) with respect to any amounts paid or distributed, payable or distributable, or allocable by the Company to CPP/LP and/or CPPIB; (y) interest, penalty, addition to tax, including associated with incorrect or otherwise deficient tax returns and reports; and (z) administrative costs and expenses of dealing with same (including internal and third party costs and expenses) and (B) if CPP/LP shall fail to pay any such amount to the Company within ten (10) Business Days after receipt of an invoice from the Company for any such amount, then such amount shall, without further notice to or from or act on the part of any party, be deemed to be a Deficiency Loan borrowed by CPP/LP from each of the other Partners (or its/their Deficiency Loan Designee(s)) in amount equal to the product of the amount owed by CPP/LP to the Company pursuant to this Section 5.4(g) and the Percentage Interest of such other Partner relative to the Percentage Interests of all such other Partners.

END OF ARTICLE V

ARTICLE VI

MANAGEMENT

6.1 Initial General Partner. PKY/GP shall serve as the initial General Partner of the Company.

6.2 Powers of General Partner.

(a) Except as otherwise expressly provided for in this Agreement (and expressly subject to the provisions of Section 6.18), all management powers over the business and affairs of the Company are and shall be fully and exclusively vested in the General Partner.

(b) Except as otherwise expressly provided for in this Agreement, the General Partner is fully and completely authorized and empowered to take any and all actions it deems necessary, desirable or appropriate in connection with the Company Purposes (including in connection with endeavoring to implement any Major Decision), on behalf (and at the expense) of the Company and/or any other Project Entity, including to: (i) conduct the business and affairs of the Company, (ii) negotiate, execute, deliver, perform, enforce and defend any document, instrument or agreement (including any Contract and/or Lease and/or Debt Document); (iii) incur and pay any expense; (iv) make Distributions; (v) open, use, deposit into, withdraw from, close and otherwise operate all bank accounts of the Company and any other Project Entity; (vi) commence, prosecute, defend, compromise and settle any actions or Proceedings; (vii) prepare (or cause to be prepared) all applicable tax returns, reports, statements and notices; (viii) incur and pay any expense on behalf of the Company and any other Project Entity; (ix) purchase liability, casualty, fire, directors and officers, workman’s compensation and any other insurance and bonds; and (x) hire and fire any Person(s) to provide services.

(c) Except as otherwise expressly provided for in this Agreement, no other Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Company. General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents (provided that the use of such agents shall not relieve General Partner of its obligations and responsibilities under this Agreement).

(d) Any third party dealing with the Company may, without any inquiry, rely upon any instrument or agreement executed and delivered by the General Partner on behalf of the Company as constituting the binding act and deed of the Company.

6.3 Major Decisions. Notwithstanding the provisions of Section 6.2 (but without limitation of the right of General Partner to take any Necessary Actions), General Partner may not take or implement any Major Decision unless it is has been Approved unanimously by the Partners entitled to vote on Major Decisions. Major Decisions include the following:

(a) Except as otherwise expressly provided for in this Agreement, Transferring all or any part of (i) the Project Assets (other than immaterial transfers of personal property in the ordinary course of business to Persons other than Affiliates of any Partner) and/or (ii) the interests in any Project Entities.

(b) Approving the Transfer of a Partnership Interest in violation of this Agreement.

(c) Liquidating, dissolving, merging, consolidating, reorganizing, winding up or terminating the Company or any other Project Entity.

(d) Amending, modifying or waiving any term of this Agreement, the Holdco LLC Agreement, the Company Certificate, the Holdco Certificate or the operating agreement, limited partnership agreement, certificate of formation, certificate of limited partnership or equivalent document of any other Project Entity. Notwithstanding the foregoing, General Partner shall have the right, without an Approved Major Decision, to make amendments to this Agreement in order to correct a clerical mistake or to change the name and/or address of the Company’s registered agent in the State of Delaware or the name and/or address of General Partner.

(e) Subject to any applicable provisions in the Holdco LLC Agreement, causing any Project Entity to hire, as a direct employee, any individual.

(f) Causing any Project Entity to (i) enter into any Debt Document (as borrower, lender, guarantor or indemnitor) other than in connection with the incurrence of Ordinary Course Debt (and General Partner shall have the right, without an Approved Major Decision, to cause any Project Entity to incur any Ordinary Course Debt) or (ii) enter into any amendment, modification or waiver of any term of any Debt Document (as borrower, lender, guarantor or indemnitor) for Debt that was Approved as a Major Decision. For the avoidance of doubt, the Company shall not incur any Debt nor be allowed to incur Ordinary Course Debt.

(g) Approving any Proposed Annual Budget as provided for in Section 6.4. For avoidance of doubt, deemed Approvals provided for in Section 6.4 shall not require an additional Approved Major Decision under this Section 6.3.

(h) Making any Capital Call other than a Permitted Capital Call.

(i) Causing the Company or any other Project Entity to take a Non-Conforming Budget Action.

(j) Causing any Project Entity to enter into any Major Lease or any Major Lease Material Modification other than pursuant to an Approved Major Lease Proposal as provided for in Section 6.5. For avoidance of doubt, deemed Approvals provided for in Section 6.5 shall not require an additional Approved Major Decision under this Section 6.3.

(k) Approving a Proposed Annual Business Plan as provided for in Section 6.6.

(l) Intentionally omitted.

(m) Causing the Company or any other Project Entity to: (i) enter into any Major Decision Contract; (ii) amend, modify or waive any term of any Major Decision Contract in any material respect; or (iii) terminate any Major Decision Contract other than in response to a default (or alleged default) by the counterparty under such Major Decision Contract.

(n) Causing the Company or any other Project Entity to (i) amend, modify, renew, extend, waive any term of or increase any fee, payment or compensation with respect to any existing Affiliate Agreement (provided that if any renewal or extension under an Affiliate Agreement is automatic, then such renewal or extension shall not require Approval as a Major Decision) or (ii) enter into any new Affiliate Agreement. Notwithstanding anything to the contrary provided for in this Agreement: (A) in the event of a default by the Partner (or Partner Related Party of a Partner) that is the counterparty under an Affiliate Agreement, any Non-Affiliated Partner entitled to vote on Major Decisions, acting alone (without the requirement of an Approved Major Decision), is fully and completely authorized and empowered to take any and all actions it reasonably deems necessary or appropriate (in the name of and on behalf of the Company or the applicable other Project Entity) in connection with the enforcement and defense of the rights and obligations of the Company or such other Project Entity with respect to such Affiliate Agreement, including exercising any right of the Company or such other Project Entity to terminate such Affiliate Agreement in accordance with the terms thereof; (B) any other amendment, modification, renewal, extension, waiver of any term of or increase in any fee, payment or other compensation with respect to any existing Affiliate Agreement shall require Approval of all Non-Affiliated Partners entitled to vote on Major Decisions but not of the Partner that is, or whose Affiliate is, a party to such Affiliate Agreement; and (C) General Partner shall have the right, without the Approval of the other Partners, to modify an Affiliate Agreement in order to change the name and/or address of the Company (or any other Project Entity) or of the counterparty to the Affiliate Agreement. For clarity, except with respect to matters described in this Section 6.3(n), the General Partner shall have the right to take any and all actions under an Affiliate Agreement as the General Partner reasonably deems to be necessary or appropriate.

(o) Causing the Company or any other Project Entity to take a Voluntary Bankruptcy Action.

(p) Except as otherwise expressly provided for in this Agreement, taking any affirmative action to admit a new Partner to the Company or a new partner, member or equity holder of any Project Entity.

(q) Except as otherwise provided for in this Agreement (and expressly excluding any actions taken by the General Partner in connection with any tax certiorari Proceeding, which require an Approved Major Decision only as provided in Section 6.3(r)), causing the Company or any other Project Entity to (i) commence a Proceeding (or a series of related Proceedings that would, in the reasonable opinion of counsel for the Company, be subject to a motion for consolidation into a single Proceeding) with an amount in controversy in excess of the threshold amount for same in any Approved Annual Business Plan (and if an Approved Annual Business Plan does not provide for such threshold, then in excess of $1,000,000); (ii) settle a Proceeding (or a series of related Proceedings that would, in the reasonable opinion of counsel for the

Company, be subject to a motion for consolidation into a single Proceeding) for an aggregate payment to or by the Company and/or any other Project Entity of an amount in excess of the threshold amount for same in any Approved Annual Business Plan (and if an Approved Annual Business Plan does not provide for such threshold, then in excess of $1,000,000); or (iii) settle any Proceeding (or a series of related Proceedings that would, in the reasonable opinion of counsel for the Company, be subject to a motion for consolidation into a single Proceeding) against a tenant under a Major Lease.

(r) Settling the Company’s or any other Project Entity’s liability for taxes under any tax certiorari Proceeding for an amount in excess of the Impositions for the Project as provided for in the Approved Annual Business Plan (it being understood that Section 6.4(f)(v) shall not apply to such Impositions).

(s) Causing any Project Entity to acquire any new assets other than in the ordinary course of business and as provided for in any Approved Annual Business Plan or other Approved Major Decision.

(t) Causing any Project Entity to make any political or charitable contributions.

(u) Subject to Section 12.5(c): (i) making an election to have the Company treated other than as a partnership for tax purposes; (ii) filing a petition under IRS Code Section 6226; (iii) revoking the Holdco REIT Election; (iv) revoking the CTB Election; (v) revoking the TRS REIT Election; or (vi) filing an election under IRS Code Section 754.

(v) Adopting or implementing an environmental remediation program if the General Partner reasonably estimates that the projected costs of such program exceed $200,000 or the actual or potential liability to be addressed by such program could reasonably be expected to exceed $200,000.

(w) Initiating or settling any material insurance, casualty or condemnation claim or deciding, after a material casualty or condemnation with respect to any Building, whether or not to restore such Building (subject to the requirements of any Debt Document).

(x) Appointing, replacing or terminating any engineer or environmental consultant with respect to any work or project which work or project requires an Approved Major Decision.

(y) Making any material decisions or elections with respect to the Subdivision. omitted.

(z) Approving or establishing the amount of any reserves, provided that Approval is deemed given for: (i) the Estimated 6 Month Working Capital Amount; (ii) any reserves required to be held pursuant to any Debt Document; and/or (iii) any other reserve expressly established by an Approved Annual Budget or another Approved Major Decision.

(aa) Taking an affirmative action or failing to take any action that may result in any change to the Company Purposes or using or acquiring any Project Asset for a purpose other than the Company Purposes.

(bb) Taking an affirmative action to make any material change to the types or amounts of insurance coverage maintained by the Company or any other Project Entity (subject, however, to the provisions of Section 6.4(f)(iv)).

(cc) Taking an affirmative action to redeem any Partnership Interest.

(dd) Making any distribution in kind to a Partner.

(ee) Forming any direct or indirect subsidiary of the Company or any other Project Entity.

(ff) Taking an affirmative action with respect to any Project Entity other than the Company that would constitute a Major Decision if taken with respect to the Company hereunder.

(gg) Taking an affirmative action or making any other determination or decision for which an Approved Major Decision is expressly required pursuant to the provisions of this Agreement.

6.4 Annual Budget.

(a) The Approved Annual Business Plan for Fiscal Year 2017 attached as Exhibit 3 includes the Approved Annual Budget for Fiscal Year 2017.

(b) By no later than November 1 of Fiscal Year 2017 (and by no later of November 1 of each ensuing Fiscal Year), General Partner shall deliver to the Unaffiliated LPs the Proposed Annual Budget for the next Fiscal Year.

(c) Each Unaffiliated LP entitled to vote on Major Decisions shall have the right, within fifteen (15) Business Days after delivery of the Proposed Annual Budget, to deliver a notice to General Partner (a “Budget Response Notice”) setting forth either (i) that such Unaffiliated LP has approved the Proposed Annual Budget or (ii) any or all specific Line Item(s) that is/are not approved and (in reasonable detail) the reason(s) for such disapproval (a “Disapproved Line Item”, and collectively, the “Disapproved Line Items”).

(d) If the Budget Response Notices from each Unaffiliated LP entitled to vote on Major Decisions set forth that such Unaffiliated LP has approved the Proposed Annual Budget, then the Proposed Annual Budget shall be deemed the Approved Annual Budget. If an Unaffiliated LP entitled to vote on Major Decisions fails to deliver a Budget Response Notice within such fifteen (15) Business Day period, then such Unaffiliated LP shall be deemed to have disapproved the entire Proposed Annual Budget.

(e) If the Budget Response Notices from the Unaffiliated LPs entitled to vote on Major Decisions set forth (or are deemed to have set forth) any Disapproved Line Item(s), then all other Line Items in the Proposed Annual Budget that are not the subject of any such Unaffiliated LP’s Disapproved Line Item shall be deemed Approved, and:

(i) If there are Disapproved Line Item(s) for Recurring Capital Expenses, then all Line Items for Recurring Capital Expenses shall deemed disapproved, and a single aggregate Line Item for Recurring Capital Expenses shall be deemed Approved in an amount equal to $1.00 per net rentable square foot of the Improvements then constituting part of the Project Assets, unless and until all proposed Line Items for Recurring Capital Expenses are Approved as a Major Decision;

(ii) If there are Disapproved Line Item(s) for Non-Recurring Capital Expenses, then such Line Items shall be disapproved and no amount for such Line Items shall be deemed Approved;

(iii) If there are Disapproved Line Item(s) for Operating Expenses, one hundred and three percent (103%) of the amount set forth for such Disapproved Line Item(s) in the corresponding Approved Annual Budget for the prior Fiscal Year shall be deemed to be Approved for the ensuing Fiscal Year unless and until a different amount for such Disapproved Line Item(s) is Approved as a Major Decision; and

(iv) The Proposed Annual Budget (as modified by this Section 6.4(e)) shall be deemed Approved.

(f) Notwithstanding anything to the contrary provided for in this Agreement, unless otherwise agreed to as an Approved Major Decision (and without the requirement of an additional Approved Major Decision):

(i) If (A) an Approved Annual Budget includes Approved Capital Expenses allocated to a project (or series of contractually related projects) and (B) at the end of such Fiscal Year the entire amount of such Approved Capital Expenses has not been paid because such project has not been completed or because such Approved Capital Expenses have been incurred but not yet paid, then (x) the Proposed Annual Budget for the next Fiscal Year shall include a Line Item equal to the remaining portion of such Approved Capital Expenses and (y) such Line Item will be deemed Approved (and will not be a Disapproved Line Item) unless otherwise agreed to as an Approved Major Decision.

(ii) With respect to each individual Line Item for Approved Recurring Capital Expenses in any Approved Annual Budget, General Partner shall have the right, without the further Approval of the Partners, to expend the amount of such Line Item plus a contingency (the “Approved Recurring Capital Expense Contingency Amount”) equal to the lesser of (x) one million dollars ($1,000,000) and (y) the greater of (A) two hundred thousand dollars ($200,000) and (B) twenty percent (20%) of such Line Item; provided, however, that the maximum aggregate Approved Recurring Capital Expense

Contingency Amount for all Line Items of Approved Recurring Capital Expenses in an Approved Annual Budget shall be ten percent (10%) of the aggregate of all Line Items of Recurring Capital Expenses in such Approved Annual Budget that are Approved (and deemed Approved). General Partner shall have no right to apply any savings from any Line Item of Approved Recurring Capital Expenses to other Recurring Capital Expenses, Non-Recurring Capital Expenses or otherwise, or to apply any portion of the Approved Recurring Capital Expense Contingency Amount for one Line Item to any other Recurring Capital Expenses, Non-Recurring Capital Expenses or otherwise.

(iii) With respect to each individual Line Item for Approved Non-Recurring Capital Expenses in any Approved Annual Budget, General Partner shall have the right, without the further Approval of the Partners, to expend the amount of such Line Item plus a contingency (the “Approved Non-Recurring Capital Expense Contingency Amount”) equal to the lesser of (x) one million dollars ($1,000,000) and (y) the greater of (A) two hundred thousand dollars ($200,000) and (B) twenty percent (20%) of such Line Item; provided, however, that the maximum aggregate Approved Non-Recurring Capital Expense Contingency Amount for all Line Items of Approved Non-Recurring Capital Expenses in an Approved Annual Budget shall be ten percent (10%) of the aggregate of all Line Items of Non-Recurring Capital Expenses in such Approved Annual Budget that are Approved (and deemed Approved). General Partner shall have no right to apply any savings from any Line Item of Approved Non-Recurring Capital Expenses to other Non-Recurring Capital Expenses, Recurring Capital Expenses or otherwise, or to apply any portion of the Approved Non-Recurring Capital Expense Contingency Amount for one Line Item to any other Non-Recurring Capital Expenses, Recurring Capital Expenses or otherwise.

(iv) General Partner shall have the right, without the further Approval of the Partners, to expend (A) the actual amount of Impositions, insurance premiums, utility charges and fees payable under the Holdco/EOLA Property Management Agreement (or any Approved successor property management or leasing agreements), without contingency and whether or not the same exceed the Approved Line Items (or deemed Approved Line Items) therefor, and any such expenses are deemed Approved for all purposes and (B) the amounts of all other Line Items for Approved Operating Expenses (including Operating Expenses that are deemed Approved) plus a contingency (the “Approved Operating Expense Contingency Amount”) equal to five percent (5%) of the aggregate of all Line Items for Approved Operating Expenses (except the Line Items pertaining to Impositions, insurance premiums, utility charges and fees payable under the Holdco/EOLA Property Management Agreement or any successor property management or leasing agreements). For clarity, General Partner may (x) apply the Approved Operating Expense Contingency Amount to Line Item(s) for Approved Operating Expenses (except the Line Items pertaining to Impositions, insurance premiums, utility charges and fees payable under the Holdco/EOLA Property Management Agreement or any Approved successor property management or leasing agreements) without restriction and (y) not apply any savings from any one Line Item for Approved Operating Expenses to other Line Items for Approved Operating Expenses, Recurring Capital Expenses or Non-Recurring Capital Expenses.

(v) A Line Item that reflects increases in costs and expenses arising from Impositions, utility charges, insurance premiums and fees payable under the Holdco/EOLA Property Management Agreement (or any Approved successor property management or leasing agreements) shall be deemed Approved and shall not be subject to being a Disapproved Line Item.

(vi) If any Operating Expense Line Item in a Proposed Annual Budget (except the Line Items pertaining to Impositions, insurance premiums, utility charges and fees payable under the Holdco/EOLA Property Management Agreement or any successor property management or leasing agreements) is a Disapproved Line Item, then the Approved Operating Expense Contingency Amount will be recalculated to be five percent (5%) of the sum of (A) the aggregate of all Approved Operating Expense Line Items in the Proposed Annual Budget (except the Line Items pertaining to Impositions, insurance premiums, utility charges and fees payable under the Holdco/EOLA Property Management Agreement or any successor property management or leasing agreements) that are not Disapproved Line Items and (B) one hundred and three percent (103%) of the aggregate amount of such Disapproved Line Item(s) for Operating Expenses in the corresponding Line Item(s) in the Approved Annual Budget for the prior Fiscal Year. As so recalculated, the Approved Operating Expense Contingency Amount shall be deemed Approved for the ensuing Fiscal Year unless and until a different amount for any such Disapproved Line Item is Approved as a Major Decision. If the amount of any such Disapproved Line Item is later Approved as a Major Decision, then the Approved Operating Expense Contingency Amount will be recalculated based upon the revised Line Item amount as Approved and, as so recalculated, the Approved Operating Expense Contingency Amount will be deemed Approved.

(g) For avoidance of doubt, the provisions of this Section 6.4 are subject to the right of General Partner to take any Necessary Actions.

6.5 Annual Business Plan.

(a) The Approved Annual Business Plan for Fiscal Year 2017, a copy of which is attached as Exhibit 3, includes certain items in addition to the Approved Annual Budget for Fiscal Year 2017 (all items in any Approved Annual Business Plan other than the Approved Annual Budget being collectively called the “Approved Annual Business Plan Items”).

(b) By no later than November 1 of Fiscal Year 2017 (and by no later than November 1 of each ensuing Fiscal Year), General Partner shall deliver to the Unaffiliated LPs the Proposed Annual Business Plan for the next Fiscal Year (all items in any Proposed Annual Business Plan other than the Proposed Annual Budget being collectively called the “Proposed Annual Business Plan Items”). Each Proposed Annual Business Plan shall include (i) for all Buildings that constitute part of the Project Assets, a threshold net present value (the “Threshold

NPV”) for purposes of the definition of “Major Lease”, which shall consist of the net present value of the fixed contractual base rental payments under the proposed initial term of a proposed Lease and any fixed renewal and/or extension term(s) under such proposed Lease (and specifically excluding any operating expense reimbursement payments), less the net present value of the Leasing Costs payable under such proposed Lease, each calculated in accordance with the Accounting Principles using a discount rate of 9% and (ii) the proposed Working Capital Cushion Amount which, if not Approved in a different amount, is deemed Approved at $7,500,000.

(c) Each Unaffiliated LP entitled to vote on Major Decisions shall have the right, within fifteen (15) Business Days after delivery of the Proposed Annual Business Plan, to deliver a notice to General Partner (a “Business Plan Response Notice”) setting forth either (i) that such Unaffiliated LP has approved the Proposed Annual Business Plan Items or (ii) any specific Proposed Annual Business Plan Item(s) that is/are not approved and (in reasonable detail) the reason(s) for such disapproval (a “Disapproved Business Plan Item”, and collectively, the “Disapproved Business Plan Items”).

(d) If the Business Plan Response Notices from such Unaffiliated LPs set forth that the Unaffiliated LPs have approved the Proposed Annual Business Plan Items, then all Proposed Annual Business Plan Items shall be deemed Approved Annual Business Plan Items. If an Unaffiliated LP entitled to vote on Major Decisions fails to deliver a Business Plan Response Notice within such fifteen (15) Business Day period, then such Unaffiliated LP shall be deemed to have disapproved all of the Proposed Annual Business Plan Items. If the Business Plan Response Notice from any Unaffiliated LP sets forth any Disapproved Business Plan Item(s), then, except as otherwise provided for in this Agreement (including in Sections 6.4(e) and (f) above and Sections 6.5(e) below), all Proposed Business Plan Items that are not Disapproved Business Plan Item(s) shall not be deemed Approved.

(e) Notwithstanding the provisions of Section 6.5(d), if the Threshold NPV for any Building shall be a Disapproved Business Plan Item, then the Threshold NPV for any such Building in the corresponding Approved Annual Business Plan for the prior Fiscal Year shall be deemed to be Approved for the ensuing Fiscal Year unless and until a different Threshold NPV for any such Building is Approved as a Major Decision.

6.6	Major Lease Proposals.

(a) The General Partner shall deliver such Major Lease Proposals as General Partner deems necessary, desirable or appropriate.

(b) Each Unaffiliated LP entitled to vote on Major Decisions shall have the right, within five (5) Business Days after delivery of a Major Lease Proposal, to deliver a notice to General Partner (a “Major Lease Proposal Response Notice”) setting forth either (i) that the entire Major Lease Proposal is approved or (ii) that the entire Major Lease Proposal is disapproved, together with the reasons, in reasonable detail, for such disapproval.

(c) If the Major Lease Proposal Response Notices delivered by all of the Unaffiliated LPs entitled to vote on Major Decisions provide that the entire Major Lease Proposal is approved, then the Major Lease Proposal shall be deemed Approved. If an Unaffiliated LP entitled to vote on Major Decisions fails to deliver a Major Lease Proposal Response Notice within five (5) Business Days after receipt of a Major Lease Proposal, then General Partner shall be entitled to send such Unaffiliated LP a Major Lease Proposal 2nd Notice. If such Unaffiliated LP fails to deliver a Major Lease Proposal Response Notice within five (5) Business Days after receipt of such Major Lease Proposal 2nd Notice, then such Unaffiliated LP will be deemed to have Approved such Major Lease Proposal.

(d) If the Major Lease Proposal Response Notice delivered by any Unaffiliated LP entitled to vote on Major Decisions disapproves the applicable Major Lease Proposal, then General Partner may in its discretion deliver a revised Major Lease Proposal to the Unaffiliated LPs. The terms and provisions of Sections 6.6(a) through (c) shall apply to such revised Major Lease Proposal (including with respect to the Unaffiliated LPs’ right to receive a Major Lease Proposal 2nd Notice prior to their deemed approval).

(e) The General Partner shall deliver such Major Lease Proposal Modifications as General Partner deems necessary, desirable or appropriate and the terms and provisions of Sections 6.6(a) through (d) shall apply to such Major Lease Proposal Modifications (including with respect to the Unaffiliated LPs’ right to receive a Major Lease Proposal 2nd Notice prior to their deemed approval).

6.7 Additional Major Decision Approvals.

(a) At General Partner’s option, General Partner may from time to time request Approval of a Major Decision for which a specific Approval process is not otherwise provided by delivering a notice to the Unaffiliated LPs entitled to vote on Major Decisions setting forth in reasonable detail the nature of the Major Decision being requested and such additional material information as is reasonably necessary to enable the Unaffiliated LPs to make an informed decision regarding the proposed Major Decision (a “Major Decision Proposal”).

(b) Each Unaffiliated LP entitled to vote on Major Decisions shall have the right, within five (5) Business Days after delivery of a Major Decision Proposal, to deliver a notice to General Partner (a “Major Decision Response Notice”) setting forth either that (i) the Major Decision Proposal is approved or (ii) not approved (with reasonable detail for the reason(s) the Major Decision Proposal is not approved) (a “Major Decision Disapproval”).

(c) If the Major Decision Response Notices delivered by all of the Unaffiliated LPs entitled to vote on Major Decisions provide that the Major Decision Proposal is approved, then the Major Decision shall be deemed Approved. If an Unaffiliated LP entitled to vote on Major Decisions fails to deliver a Major Decision Response Notice within such five (5) Business Days, then the Major Decision shall be deemed disapproved. If an Unaffiliated LP entitled to vote on Major Decisions delivers a Major Decision Disapproval, then the Major Decision shall be deemed disapproved.

6.8 Escalation to Designated Senior Executives. If the Partners entitled to vote on Major Decisions are unable to agree on a Major Decision within the time periods set forth in Sections 6.4, 6.5, 6.6 or 6.7, then any Partner entitled to vote on Major Decisions may refer the matter to the Designated Senior Executives, who shall cooperate in good faith in an effort to resolve the disagreement. The Designated Senior Executives shall meet (in person or telephonically) to discuss such matter(s) within ten (10) Business Days following escalation of such matter pursuant to the preceding sentence. If the disagreement is resolved, as evidenced in writing, by the Designated Senior Executives, then any Partner entitled to vote on Major Decisions may instruct General Partner to resolve the matter in accordance with the resolution agreed upon by the Designated Senior Executives. “Designated Senior Executives” means (i) with respect to the A/B Partners, James R. Heistand; (ii) with respect to the Class C LP, Michael Fisk, Christopher Burk and Brett Bossung; and (iii) with respect to the Class D LP, Hilary Spann; provided, that any Partner may remove or replace its Designated Senior Executive(s) at any time, and any Partner whose Designated Senior Executive(s) resigns, dies or is incapacitated or terminated shall promptly appoint a replacement for him or her. Notwithstanding the foregoing, except as provided for in Section 15.4, in no event and under no circumstances shall the provisions of this Section 6.8 extend or adjourn the time periods within which a Partner is required to provide its Approval or disapproval of any Major Decision before such Major Decision is deemed Approved.

6.9 Partner Representatives.

(a) The A/B Partners shall jointly designate three (3) representatives and each of the Class C LP and the Class D LP shall designate one (1) representative (each such representative, a “Representative”). The initial Representatives of the Partners and the addresses (including an electronic mail address for each representative) for delivery of notices, correspondence and approvals (or notices of disapproval) are listed on Exhibit 10. Each Partner shall have the right to designate (i) replacement address(es) for delivery of notices, correspondence and approvals (or notices of disapproval) to any of such Partner’s then current Representatives and/or (ii) a successor Representative for any of such Partner’s current designated Representatives by delivery of a written notice to the other Partner pursuant to Article XVI setting forth, as applicable (A) the replacement address(es) for delivery of notices, correspondence and approvals (or notices of disapproval) to any of such noticing Partner’s then current Representatives and/or (B) the (i) name of the Representative being replaced and (ii) name and addresses for delivery of notices, correspondence and approvals (or notices of disapproval) of the successor Representative. Each Partner may deliver any such a notice at any time and for any reason or no reason.

(b) Each Partner (on behalf of itself and its Representatives) agrees that:

(i) each then current Representative designated by a Partner (as any such Representative may be replaced from time to time as provided for in Section 6.9(a)), has the authority (acting alone) to act on behalf of such designating Partner with respect to (A) the delivery of and response to all notices under this Agreement and (B) the approval (or disapproval) of any Major Decision;

(ii) each Partner and the then current Representatives of such Partner have the right to rely on the authority of any then current Representative of any other Partner to act on behalf of such other Partner with respect to (A) the delivery of and response to all notices under this Agreement and (B) the approval (or disapproval) of any Major Decision;

(iii) notwithstanding the foregoing provisions of this Section 6.9, the A/B Partners shall jointly designate three (3) Representatives, each of whom (acting alone) is entitled to act as the Representative of the A/B Partners for all purposes under this Agreement; and

(iv) Except as otherwise expressly provided for in this Agreement (including where this Agreement provides for a “deemed Approval” and/or that something is “deemed Approved”), the written approval of one (1) (and only one) Representative designated by each Partner is required for Approval of a Major Decision.

6.10 Meetings of the Representatives.

(a) The Representatives shall meet not less often than twice (2x) in any Fiscal Year, unless the Representatives unanimously agree that: (i) one (1) such a bi-annual meeting is not then required; (ii) an additional meeting is appropriate; or (iii) a different schedule is appropriate.

(b) Any meeting of the Representatives may be held, at the discretion of the General Partner, by a meeting in person in Houston, Texas or New York City or such other location as may be agreed to by all Representatives; provided, that any Representative may elect to attend any meeting by means of conference telephone call, video conference or through similar communications equipment by means of which all persons participating in the meeting can communicate with each other. Participation in a telephone call, video conference or through similar communications equipment pursuant to this Section 6.10(b) shall constitute presence in person at such meeting.

(c) Not less than five (5) Business Days prior to any pending meeting (i) the General Partner shall deliver a notice to the Unaffiliated LPs setting forth, in reasonable detail, any Major Decisions (and/or other matters) the General Partner would like to have discussed at the meeting and (ii) the Unaffiliated LPs entitled to vote on Major Decisions may deliver a notice to the General Partner setting forth, in reasonable detail, any Major Decisions (and other matters) such Unaffiliated LPs would like to have discussed at the meeting.

(d) Notwithstanding the provisions of Section 6.10(c): (i) the General Partner shall deliver the notice for the final bi-annual meeting of any Fiscal Year by no later than November 1 of such Fiscal Year; (ii) the notice for such meeting shall include the Proposed Annual Business Plan (including the Proposed Annual Budget) required to be delivered pursuant to Sections 6.4 and 6.5; and (iii) the final bi-annual meeting of any Fiscal Year shall be held by no later than December 15 of such Fiscal Year.

(e) The General Partner shall appoint a secretary for each meeting (who need not be a Representative) to keep written minutes of the meetings (including whether or not a Major Decision discussed at the meeting is Approved). The secretary shall deliver a copy of such written minutes to the Representatives within fifteen (15) Business Days subsequent to the date of such meeting.

(f) Any Major Decision may also be Approved without a meeting, prior notice and/or formal discussion upon written consent of all Representatives (which can be by email, pdf or otherwise).

(g) If at least one (1) Representative designated by each Partner entitled to vote on Major Decisions is present at any meeting provided for in this Section 6.10, then a quorum of Representatives shall be deemed achieved and any Major Decision(s) Approved at such meeting shall be deemed an Approved Major Decision.

(h) If at least one (1) Representative designated by each Partner entitled to vote on Major Decisions is not present at a meeting, then a quorum of Representatives shall be not deemed achieved and no Major Decision discussed at such meeting shall be deemed Approved Major Decisions.

(i) Notice of a meeting of the Representatives need not be given to any Representative who signs a waiver of notice, in person or by proxy, whether before or after the meeting. The attendance of any Representative at a meeting of the Representatives, in person or by proxy, without protesting prior to the conclusion of such meeting the lack of notice of such meeting, shall constitute a waiver of notice by such Representative; provided, that such Representative has been given an adequate opportunity at the meeting to protest such lack of notice.

(j) Every Representative entitled to vote at meeting of the Representatives may authorize another Person or other Persons (including another Representative) to act for such Representative by proxy. Every proxy must be signed by the Representative or his or her attorney-in-fact. Every proxy shall be revocable in writing at the pleasure of the Representative executing it.

6.11 Voting for Holdco Board of Directors.

(a) Election; Nomination Rights. Notwithstanding anything to the contrary provided for in this agreement with respect to Major Decisions, the following provisions shall control in all respects with respect to the voting of Holdco Series B Preferred Units. Section [4.1(a)] of the Holdco LLC Agreement provides that the Holdco Board of Directors shall consist of five (5) individual Directors elected by Holdco Series B Majority Vote. The Partners (which for purposes of this Section 6.11 includes the Class A Partner in its capacity as General Partner and as owner of Holdco Series B Preferred Units) and the Company agree and shall cause the holders of Holdco Series B Preferred Units to vote their Holdco Series B Preferred Units for the following individuals for election as Directors:

(i) an aggregate of three (3) individuals nominated by the A/B Partners, each of whom shall, at the time of his/her election as a Director, be designated (through the exercise of the rights attaching to the Holdco Series B Preferred Units held by the Company and the Class A Partner) as an “A/B Director”;

(ii) one (1) individual nominated by the Class C LP, who shall, at the time of his/her election as a Director, be designated (through the exercise of the rights attaching to the Holdco Series B Preferred Units held by the Company and the Class A Partner) as a “C Director”; and

(iii) one (1) individual nominated by the Class D LP, who shall, at the time of his/her election as a Director, be designated (through the exercise of the rights attaching to the Holdco Series B Preferred Units held by the Company and the Class A Partner) as a “D Director”.

Notwithstanding the foregoing, at any time that the Class C LP or the Class D LP is not entitled to vote on Major Decisions under this Agreement, (x) the Class C LP or the Class D LP, as applicable, shall not have the right to nominate any individuals to serve as Directors pursuant to Section 6.11(a)(ii) or Section 6.11(a)(iii), as applicable; (y) any individual nominated as a Director by the Class C LP or the Class D LP, as applicable, shall be automatically removed from the Holdco Board of Directors, without need of further action by any Partner (and the Company and the Class A Partner in their capacity as holders of Holdco Series B Preferred Units shall be deemed to have directed such removal); and (z) the Company and the Class A Partner in their capacity as holders of Holdco Series B Preferred Units shall be deemed to have directed that the Holdco Board of Directors be reduced in size to four (4) Directors (if either the Class C LP or the Class D LP is not entitled to vote on Major Decisions) or to three (3) Directors (if both the Class C LP and the Class D LP are not entitled to vote on Major Decisions), as applicable. If the Class C LP or the Class D LP, as applicable, is permitted to cure and does cure the relevant Default and regains voting rights with respect to Major Decisions, then the Holdco Board of Directors shall be expanded in size to five (5) Directors and the applicable Partner shall have the right to nominate an individual to serve as Director. The nomination of the A/B Directors upon the removal of the Class A Partner as General Partner of the Company is addressed in Section 6.14(b).

(b) Further Actions. Each of the Parties and the Company shall take, or cause to be taken, all actions that are within its control and that are necessary (including causing Holdco to call a special meeting of the holders of Holdco Series B Preferred Units or executing, or causing the execution of, a written consent of the holders of Holdco Series B Preferred Units) to ensure that the composition of the Holdco Board of Directors is as set forth in this Agreement.

(c) Removal. None of the Partners nor the Company shall vote or shall cause any holder of Holdco Series B Preferred Units to vote any of its Holdco Series B Preferred Units in favor of the removal of any Director from the Holdco Board of Directors or any of its committees (with or without cause); provided, that if (x) the A/B Partners jointly request in writing the removal (with or without cause) of any Director nominated by them pursuant to

Section 6.11(a)(i), (y) the Class C LP requests in writing the removal (with or without cause) of any Director nominated by it pursuant to Section 6.11(a)(ii), or (z) the Class D LP requests in writing the removal (with or without cause) of any Director nominated by it pursuant to Section 6.11(a)(iii), then (I) the Partners shall promptly vote (or cause to be voted) all of the Holdco Series B Preferred Units in favor of such removal and (II) if such vote is not affirmatively given within one (1) Business Day after request by (as applicable) the Partner(s) with the right to nominate a different individual to replace such Director, such written approval shall be deemed given.

(d) Vacancies. In the event a vacancy is created on the Holdco Board of Directors at any time and for any reason (whether as a result of death, disability, retirement, resignation or removal pursuant to Section 6.11(c)), the Partner(s) who nominated such Director pursuant to Section 6.11(a) (and only such Partner(s)) shall have the right to nominate a different individual to replace such Director, and (i) the holders of Holdco Series B Preferred Units shall promptly vote (or be caused to vote) all of the Holdco Series B Preferred Units to elect to the Holdco Board of Directors any individual designated by such Partner(s) in accordance with Section 6.11(a) and (ii) if such vote is not affirmatively given within one (1) Business Day after request by (as applicable) the Partner(s) with the right to designate such individual, such written approval shall be deemed given.

(e) Holdco LLC Agreement. Although the obligations set forth in this Agreement are binding among the Partners and the Company and any failure to comply herewith will constitute a breach of this Agreement, such obligations do not amend the provisions regarding the rights to vote for the election or removal of Directors that are attached to the Holdco Series B Preferred Units under the Holdco LLC Agreement. Any Partner and the Company shall be entitled to specifically enforce any other Partner’s obligations under this Agreement pursuant to Section 6.11(g) hereof.

(f) Transfers of Interests. In addition to, and not in limitation of, the provisions for a Permitted Transfer under Section 14.17, any Transfer of a direct Partnership Interest by a Partner to any Person who is not a party to this Agreement shall be conditioned on the transferee executing and delivering to the other Partners, an agreement in form and substance reasonably satisfactory to such other Partners agreeing to be bound by the terms and conditions of this Section 6.11 applicable to the transferring Partner (and such transferring Partner shall require such transferee to execute and deliver agreement to the other Partners prior to or at the closing of such Transfer).

(g) Equitable Remedies. The Partners and the Company acknowledge and agree that money damages would not be an adequate remedy for any breach of the provisions of this Section 6.11. Each Partner and the Company agrees that any other Partner and the Company shall be entitled to an injunction or similar equitable relief restraining such Partner or the Company from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by such Partner or the Company under this Section 6.11 without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security.

6.12 Expense Reimbursements.

(a) Unless otherwise Approved as a Major Decision, any expenses incurred by a Representative in connection with his/her service shall not be an expense of the Company but shall be borne by the Partner designating such Representative.

(b) To the extent set forth in an Approved Line Item pursuant to an Approved Annual Budget, General Partner shall be reimbursed by the Company for costs and expenses incurred by General Partner in connection with the performance of any of General Partner’s duties, obligations and/or responsibilities hereunder, including (i) all costs and expenses incurred by General Partner, any Affiliate of General Partner, any of the owners, executives, employees or representatives of General Partner or any Affiliate of General Partner for transportation, fuel, lodging, entertainment, telephone, car rental, car allowance, travel, postage, overnight courier or other out-of-pocket expenses that are properly allocable to performance of any of General Partner’s duties, obligations and/or responsibilities hereunder; and (ii) all costs and expenses incurred by General Partner to third parties for or on behalf of the Company or any other Project Entities that are not, pursuant to the terms of an Affiliate Agreement, the sole cost and expense of General Partner (and for purposes of clarity, if an Affiliate Agreement provides for payment and/or reimbursement by any Project Entity to the General Partner and/or the applicable Affiliate for certain costs and expenses, then such costs and expenses are not deemed to be the sole cost and expense of General Partner). Except to the extent of payments under any Approved Affiliate Agreement, in no event shall General Partner be entitled to reimbursement for general, administrative, personnel (including salaries, wages and benefits) or general overhead expenses.

(c) General Partner shall (i) submit invoices for all such reimbursements on a monthly basis (with a copy to all other Partners) and (ii) shall be entitled to reimburse itself from Company funds for same.

(d) Except as expressly provided in Sections 6.12(b), 6.12(c) and 6.14(b), and without limitation of any compensation expressly provided for in any Affiliate Agreement, General Partner shall not be paid a fee or receive other compensation or reimbursement on connection with the performance of General Partner’s duties, obligations and/or responsibilities under this Agreement.

6.13 Standard of Care for Partners.

(a) With respect to each decision or determination regarding (i) whether or not to propose a Major Decision and (ii) the response to (the approval or disapproval of) a Major Decision, to the fullest extent permitted by applicable Law, each Partner (and the designated Representative of each Partner) (A) may make such decision or determination in its sole and absolute discretion and to consider, favor and further only such interests and factors as it desires, including its own interests and (B) has no duty or obligation to consider, favor or further any other interest of the Company, Holdco, any other Project Entity or any other Partner.

(b) Notwithstanding anything to the contrary provided for in this Agreement (other than Section 6.13(c)), to the fullest extent permitted by applicable Law (including Section 17-1101(d) of the LP Act), and in reliance on, inter alia, Section 17-1101(f) of the LP Act, each Partner (each on behalf of itself, the Company and all of the other Project Entities) hereby covenants and agrees that: (i) neither any Partner nor any Partner Related Party shall have any fiduciary duty (or any other similar or implied duties) to any other Partner, the Company, Holdco, any other Project Entity or any other Person that is (or becomes) a Partner, by reason of this Agreement arising from or by virtue of such Partner’s actions (or failures to act) in its capacity as a Partner under this Agreement; (ii) such Partner and its Partner Related Parties shall not have any liability, obligation or responsibility of any kind or nature whatsoever (including under any legal or equitable theory of fiduciary duty or otherwise) for any loss, cost, damage, liability or expense of any kind or nature whatsoever to any other Partner, the Company, Holdco, any other Project Entity or any other Person that is (or becomes) a Partner, except to the extent attributable to fraud, willful misconduct, gross negligence, misappropriation of funds, breach of the implied contractual covenant of good faith and fair dealing or a material breach of this Agreement or the Holdco LLC Agreement by such Partner or Partner Related Party, as applicable (it being understood that no Partner Related Party shall have any duty or obligation pursuant to this Agreement), as determined by a final non-appealable judgment of a court of competent jurisdiction; and (iii) each Partner expressly waives (and releases the other Partners from) any fiduciary duty (or any other similar or implied duties) to the waiving Partner, the Company, Holdco and any other Project Entity.

(c) Each Partner (i) shall act in accordance with the implied contractual covenant of good faith and fair dealing and (ii) is subject to and entitled to the protections of the indemnification provisions of Article VII.

(d) Any Partner alleging that another Partner has committed fraud, willful misconduct, gross negligence, misappropriation of funds, breach of the implied contractual covenant of good faith and fair dealing or a material breach of this Agreement or the Holdco LLC Agreement, and/or any actual damage arising as a direct result of the foregoing, shall have the burden of proving such fraud, willful misconduct, gross negligence, misappropriation of funds, breach of the implied contractual covenant of good faith and fair dealing, a material breach of this Agreement or the Holdco LLC Agreement and the actual damage resulting therefrom.

6.14 Removal of General Partner.

(a) If the A/B Partners become Defaulting Partners in accordance with Section 15.4, any Unaffiliated LP entitled to vote on Major Decisions, acting alone, may elect to remove the Class A Partner as General Partner of the Company. Such removal shall become automatically effective on the date that the Unaffiliated LPs entitled to vote on Major Decisions agree on a replacement General Partner, who shall be one of the Persons (or an Affiliate of one of the

Persons) listed on Exhibit 11 or, if the Unaffiliated LPs entitled to vote on Major Decisions otherwise agree, an Unaffiliated LP, an Affiliate of an Unaffiliated LP, or any other third party (and if the replacement General Partner is not then a Partner, then the Unaffiliated LPs entitled to vote on Major Decisions may amend this Agreement and do all other things reasonably necessary or appropriate solely to admit such replacement General Partner as a Partner and appoint it as General Partner of the Company, without the need for any action of or approval by the A/B Partners). In addition, the Class A Partner shall be removed as General Partner, and a replacement General Partner appointed as aforesaid, upon the sale of the A/B Partners’ Partnership Interests pursuant to Article IX or Article XIV. Following its removal as General Partner, the Class A Partner shall have no further power, authority or right to act for or bind the Company.

(b) Upon the removal of the Class A Partner as General Partner as provided for in 6.14(a): (i) any Unaffiliated LP entitled to vote on Major Decisions, acting alone, shall be entitled to immediately terminate all Affiliate Agreements with the A/B Partners or their Partner Related Parties without penalty (but subject to the payment of fees that were accrued but unpaid as of the time of such termination)); (ii) the Class A Partner’s Holdco Series B Preferred Units shall automatically be assigned to the replacement General Partner or such other Person or Persons as the Class D LP shall in its sole discretion direct (and the Class A Partner shall execute any instrument reasonably requested by the Class D LP to evidence such assignment, but the execution of such instrument shall not be required to effect such assignment); (iii) the Unaffiliated LPs entitled to vote on Major Decisions may cause the Company to pay the replacement General Partner such compensation as they may deem appropriate; (iv) the Class A Partner’s Partnership Interest shall automatically be converted to a limited partnership interest; (v) the A/B Partners shall have no further right to nominate or replace the A/B Directors, and the right to nominate and replace the A/B Directors shall automatically be transferred to the replacement General Partner; and (vi) the A/B Partners shall, and shall cause their Partner Related Parties to, reasonably cooperate with the Unaffiliated LPs and the replacement General Partner.

(c) For the avoidance of doubt, the replacement General Partner shall be subject to removal as General Partner if such replacement General Partner or its Affiliate becomes a Defaulting Partner, and the same provisions applicable to the removal of the Class A Partner shall apply to the removal of such replacement General Partner, mutatis mutandis.

6.15 Insurance. General Partner (for itself and the Class B LP) shall, at its own cost and expense (without reimbursement under Section 6.12), secure for itself directors’ and officers’ liability insurance, general liability insurance and fidelity insurance in commercially reasonable amounts. As of the Effective Date, General Partner has no employees; provided, however, if General Partner hires any employees at any time in the future, it shall, at its own cost and expense (without reimbursement under Section 6.12) and only to the extent required by law, secure worker’s compensation insurance for such employees. Notwithstanding anything herein to the contrary, any director’s and officer’s liability insurance obtained for the Holdco Board of Directors shall be at Holdco’s expense.

6.16 Bank Accounts. General Partner shall, on behalf and at the expense of the Company and the other Project Entities, maintain accounts in banks or trust companies in the continental United States, for the deposit and disbursement of all funds relating to the Company and the other Project Entities. Upon written request, copies of bank statements shall be delivered to the Partners. General Partner shall not employ any funds in such bank accounts in any manner except for the benefit of the Company and the other Project Entities and in accordance with this Agreement. Withdrawals from such accounts shall be made only in the regular course of the Company’s business and upon the signatures of individuals designated by the General Partner (and with respect to withdrawals of $50,000 or more, only upon the signatures of two Persons designated by the General Partner).

6.17 Project Entity Debt. From and after the Effective Date, the Partners shall be prohibited from, and shall prevent their Affiliates from, acquiring any assignment, participation, security or other interest of a Lender in any Debt of the Company or any other Project Entity (it being understood that the Partners do not currently anticipate having any such Debt of the Company and that the same would be subject to Approval of the Partners as a Major Decision); provided, that it is acknowledged and agreed that an Affiliate of the Class C LP owns an interest in the Phoenix Loan, which was acquired prior to the Effective Date, and that the foregoing prohibition shall not apply to assignments or participations of the Phoenix Loan by and among Affiliates of the Class C LP.

6.18 REIT Status. The following matters have been Approved as Major Decisions:

(a) Holdco LLC Agreement. It is an Approved Major Decision that General Partner shall cause the Company to enter into the Holdco LLC Agreement on the Effective Date simultaneously with the execution of this Agreement by the Partners at the closing under the Contribution Agreement.

(b) Holdco CTB Election and REIT Election. It is an Approved Major Decision that the officers of Holdco shall (i) make the CTB Election as of the CTB Election Effective Date and (ii) endeavor to implement the Holdco REIT Election.

(c) Company to Retain Holdco Common Interests. Except as otherwise agreed to as a Major Decision, at all times, the Company shall retain 100% of the issued and outstanding Holdco Common Interests.

(d) GS Loan and Phoenix Loan. It is an Approved Major Decision that the Company ratifies (a) the Phoenix Loan Assumption and (b) the GS Loan.

(e) General Partner Special Exculpation Regarding REIT Status of Holdco. The General Partner shall endeavor to perform its obligations under this Agreement in such a manner so that Holdco will not fail to be a Qualified REIT solely because of actions taken by the General Partner, and notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action (or refuse to take any action), at the Company’s cost and expense, that it believes, after consultation with a nationally recognized tax adviser experienced in matters relating to the U.S. federal income taxation of REITs, could reasonably be expected to result in a not-insignificant risk that Holdco could fail to be a Qualified REIT. Notwithstanding the foregoing: (i) the General Partner cannot guarantee or ensure that Holdco is or will continue to be a Qualified REIT; (ii) the General Partner shall have no liability, obligation or responsibility of any kind or nature to the Company, any other Project Entity, any other Partner or any other Person claiming through or under such Partner if Holdco fails to be, or to continue to be, a Qualified REIT, except to the extent of actual damages from such failure that arise directly from General Partner’s fraud, willful misconduct, gross negligence, misappropriation of funds, breach of the implied contractual covenant of good faith and fair dealing or a material breach of this Agreement or the Holdco LLC Agreement as determined by a final non-appealable order of a court of competent jurisdiction (and the A/B Partners shall jointly and severally indemnify the Company and the other Partners with respect to any such actual damages); and (iii) subject to clause (ii) above, the Partners waive and release any and all such claims against the General Partner relating to or arising from the failure of Holdco to be or continue to be a Qualified REIT.

6.19 Special Provisions Regarding REIT Qualification. Notwithstanding anything to the contrary provided for in this Agreement (including Section 6.3), the Class C LP and the Class D LP covenant and agree that, for as long the PKY REIT Condition shall be in effect:

(a) Except as provided in Section 6.19(b), and subject to the requirements of Section 6.18(e) regarding maintenance of Holdco’s status as a Qualified REIT, without the prior written consent of the A/B Partners (which the A/B Partners shall have the right to grant or withhold in their sole and absolute discretion and for any reason or no reason), none of Holdco or any of its direct or indirect subsidiaries shall:

(i) directly or indirectly acquire (whether by purchase, contribution, distribution, operation of law, or otherwise) or own any equity interest in any corporation, partnership, limited liability company, trust, or other entity or Person (provided that the Partners hereby acknowledge that the Holdco REIT Election and the TRS REIT Election have been Approved as Major Decisions);

(ii) directly or indirectly acquire (whether by purchase, contribution, operation of law, or otherwise), own, or originate any loan or debt instrument, or consent to any modification, alteration, or amendment of any of the same;

(iii) directly or indirectly enter into any lease with a Person (A) if a corporation for U.S. federal income tax purposes, in which PKY REIT or Holdco would be considered to own (A) 10% percent or more of the total value of shares of all classes of stock of such Person or stock of such Person possessing 10% percent or more of the total combined voting power of all classes of stock of such Person entitled to vote, or (B) if an entity that is not a corporation for U.S. federal income tax purposes, an interest of 10% or more in the assets or net profits of such Person, with ownership by PKY REIT or Holdco, as the case may be, in either case determined taking into account the rules for constructive ownership described in Section 318(a) of the Code, as modified by Section 856(d)(5) of the IRS Code (a “Related Party Tenant”);

(iv) directly or indirectly enter into any lease which provides for rent based on any Person’s net income or profits;

(v) directly or indirectly derive more than a de minimis amount (i.e., more than 1% of all amounts received or accrued during such taxable year by Holdco, directly or indirectly, with respect to any Project Assets) of Impermissible Service Income from any Project Assets (provided that the Partners hereby acknowledge that the TRS REIT Election and the Propco/TRS Agreement have been Approved as Major Decisions);

(vi) directly or indirectly permit any sublease or license of any portion of the Project Assets if either (A) the rent or other amounts to be paid by the proposed subtenant or licensee thereunder would be based, in whole or in part, on Impermissible Service Income or (B) the sublessee or licensee, as the case may be, would be a Related Party Tenant;

(vii) enter into any Lease which provides for the rental of personal property, except a Lease which provides for the rental of both personal property and real property and in which the rent attributable to such personal property for the taxable year does not exceed 10% of the total rent for the taxable year attributable to both the real and personal property leased under, or in connection with, such Lease (as determined pursuant to IRS Code Section 856(d)(1));

(viii) except with respect to the Holdco REIT Election and the TRS REIT Election, elect to be taxed as, or otherwise take any action or position the effect or import of would be that the Company, Holdco or any other Project Entity is or would be treated as, other than a partnership or disregarded entity for U.S. federal income tax purposes;

(ix) provide services or amenities at any Project Asset that are (A) not customarily provided to tenants of comparable properties in the same geographic area or (B) primarily for the convenience of the tenant, unless such services or amenities are provided either by an entity that (x) would be a “taxable REIT subsidiary” (as defined in Section 856(l) of the Code) with respect to the Company and Holdco or (y) would qualify as an “independent contractor” (within the meaning of Section 856(d)(3) of the Code) with respect to Company and Holdco Parkway from which neither the Company nor Holdco, directly or indirectly, derive any income; or

(x) commit to do any of the foregoing.

(b) Notwithstanding the foregoing, from and after the occurrence of a Default by the A/B Partners, the A/B Partners shall have no further right to grant or withhold consent to a matter described in Section 6.19(a) unless the occurrence of such matter would reasonably be expected to adversely affect the status of PKY REIT as a Qualified REIT.

(c) Without limitation of the foregoing, the Company and the Partners shall: (i) take such other steps as PKY/GP shall reasonably deem necessary or appropriate by PKY/GP in order that Holdco be a Qualified REIT (including taking into account the indirect ownership by PKY REIT of an interest in the Company) and (ii) upon request of PKY/GP, make available to PKY REIT, its Affiliates, and/or its/their counsel and/or accountants, such documents and/or other information regarding the structure, assets, and operations of the Company, Holdco and the other Project Entities as are necessary or appropriate such Persons to conduct due diligence with respect to issues relating to the qualification of Holdco as a Qualified REIT.

(d) Notwithstanding any other provision of this Agreement, the Holdco/EOLA Property Management Agreement or any other Affiliate Agreement, the General Partner and the applicable Affiliate(s) shall be empowered to take any and all actions as either of them shall reasonably deem necessary or appropriate to permit the Company to be in compliance with its obligations under this Section 6.19 and (ii) no action taken by the General Partner, Holdco, EOLA Capital LLC and/or Parkway Realty Management (as applicable) shall be considered to have resulted in a violation of this Section 6.19, or any other provision of this Agreement or any provision of any Affiliate Agreement.

(e) General Partner is fully and completely authorized and directed to take any and all actions it reasonably deems necessary or appropriate (including with respect to Accounting Principles policies and procedures, Distributions and in its capacity as Tax Matters Partner) as General Partner reasonably deems necessary or appropriate in order to ensure that any action taken (or not taken) by the Company or any other Project Entity does not cause Holdco to fail to be a Qualified REIT.

6.20 Tax Cooperation. In the event of any change to U.S. Federal tax law and/or its application to CPPIB after the Effective Date affecting the U.S. Federal income and/or U.S. Federal withholding taxation of REIT distributions attributable to the sale or exchange of U.S. real property interests generally and/or to Section 897(l) of the IRS Code specifically, the Partners agree to cooperate (a) to allow CPPIB (and, if requested by TIAA/LP, TIAA/LP) to restructure its direct or indirect ownership interests in the Company and/or (b) at CPP/LP’s request, in CPP/LP’s sole discretion, to cause the Company and/or Holdco (either directly or through any Project Entity) to structure any direct and/or indirect disposition of any Project Asset (including dispositions contemplated under Article IX and Article XIV) as a sale of equity interests in an entity taxable as a REIT (or to engage in other structuring) to maximize the U.S. Federal income tax efficiency and/or U.S. Federal withholding tax efficiency of CPPIB and TIAA/LP, including by causing the Company to give the acquirer representations and indemnities related to REIT qualification reasonably requested by the acquirer, provided that (i) CPP/LP shall pay any out-of-pocket costs and expenses payable to third parties that are directly caused by the structuring of such disposition as a sale of equity interests in an entity taxable as a REIT, not to exceed one million dollars ($1,000,000) (but for clarity, CPP/LP shall not be responsible for any indemnity obligations to or of the Company or the Partners or any diminution in acquisition price as a result of such structure) and (ii) any such action does not materially increase the U.S. Federal tax liability of any Partner.

6.21 Litigation Regarding POPLP Estoppels. In the event any POPLP Estoppel is delivered pursuant to Section 9.03 of the Contribution Agreement, each Unaffiliated LP, acting alone, shall have the right, in the name and on behalf of the Company, to commence, prosecute and settle a litigation against POPLP in a court of competent jurisdiction (and to expend funds of the Company therefor, without necessity of Approval as a Major Decision) for the sole and exclusive purposes of determining the actual amount of “Default Losses” (as defined in the Contribution Agreement) arising from a material misstatement or material misrepresentation on the POPLP Estoppel. For clarity, such “Default Losses” shall only be recoverable by the Company if and to the extent such recovery is permitted by the Contribution Agreement.

END OF ARTICLE VI

ARTICLE VII

INDEMNIFICATION

7.1 General Limitation of Liability of a Partner. Except as otherwise expressly provided for in this Agreement (including the indemnification provided by CPP/LP pursuant to Section 2.9 and the indemnification provided by the A/B Partners pursuant to Section 6.18(e)) or required by Law, no Partner (and no Partner Related Party of such Partner) shall be liable, responsible or accountable, in damages or otherwise, to the Company, any other Project Entity or another Partner (or another Partner’s Partner Related Parties) for any act performed by such Partner (or by any of such Partner’s Partner Related Parties) or for any failure to act on the part of such Partner (or on the part of such Partner’s Partner Related Parties) unless such act or failure to act constitutes fraud, willful misconduct, gross negligence, misappropriation of funds, breach of the implied contractual covenant of good faith and fair dealing or a material breach of this Agreement or the Holdco LLC Agreement, as determined by a final non-appealable order of a court of competent jurisdiction.

7.2 Company Indemnification. The Company (acting through the General Partner, except to the extent otherwise expressly provided for in this Article VII) shall indemnify and hold harmless each Partner (and such Partner’s Partner Related Parties) from and against any Proceedings, claims, demands, liabilities, damages, judgments, orders, decrees, fines, penalties, payments, costs and/or expenses (including reasonable out-of-pocket attorney’s fees and disbursements) paid or incurred by such Partner (and/or by any of such Partner’s Partner Related Parties) that arise from or out of: (a) any Partner Debt Guaranty provided by a Partner or any of such Partner’s Partner Related Parties; (b) any act performed by such Partner (or by any of such Partners’ Partner Related Parties) with respect to the business or affairs of the Company and/or any other Project Entity; (c) any failure to act by such Partner (or by any of such Partner’s Partner Related Parties) with respect to the business or affairs of the Company and/or any other Project Entity; and/or (d) the business and affairs of the Company and/or any other Project Entity, in each case, subject in all events to the limitations provided for in Section 7.4.

7.3 Indemnification Payments and Repayments.

(a) A Partner (on behalf of itself and/or any of its applicable Partner Related Parties) (an “Indemnitee”) claiming a right to indemnification under this Agreement (an “Indemnity Claim”) shall deliver a notice (an “Indemnity Notice”) to the Company (and to the other Partners) within ten (10) Business Days after the Indemnitee first becomes aware of such Indemnity Claim so that the Company will have a reasonable time to respond to such Indemnity Claim; provided, however, that failure to deliver an Indemnity Notice within such ten (10) Business Days shall only reduce such Indemnitee’s right to indemnity hereunder to the extent the additional delay actually prejudices the ability of the Company to defend against the Indemnity Claim.

(b) The Indemnification Notice shall set forth (to the extent then reasonably known to the Indemnitee), as applicable: (a) a brief description of the facts, circumstances or events giving rise to such Indemnity Claim (including a copy of any written notices, claims, demands, etc.); (b) the amount (or an estimate of the amount) of any payment required to be made and/or any actions required to be taken (including the defense against any claim(s) and/or demand(s), etc., made by any third party against an Indemnitee) to fully satisfy the Indemnity Claim (any such payment or action, an “Indemnity Action” or the “Indemnity Actions”); and (c) a date by which such Indemnity Action must be paid and/or taken.

(c) The Company shall, within ten (10) Business Days after receipt of an Indemnity Notice, (i) make the payment required by the applicable Indemnity Notice and/or (ii) defend against the Indemnity Claim.

(d) If the Company is required to defend and hold the Indemnitee harmless from and against an asserted liability then: (i) the Company (acting through the General Partner, except to the extent otherwise expressly provided for in this Article VII) shall retain counsel and shall indemnify, defend and hold the Indemnitee harmless from and against the asserted liability; (ii) the Indemnitee shall (and shall cause any applicable Partner Related Party to) fully and diligently and promptly cooperate, at the request and reasonable expense of the Company, in the compromise of, or defense against, such asserted liability; (iii) the Indemnitee shall (and shall cause any applicable Partner Related Party to) make available to the Company all (A) books, records or other documents within the possession or control of the Indemnitee that are reasonably required for such defense and (B) representatives of the Indemnitee for purposes of presenting testimony and responding to claims of other parties that are reasonably required for such defense; (iv) the Indemnitee will have the right, at its own expense, to participate in, but not control, the defense or settlement of any such asserted liability; (v) the Company shall, at its own expense, provide the Indemnitee with true and complete copies of all material documents, papers and other materials relating to any applicable claim (including all motions, affidavits, memoranda, orders and settlement offers and counter-offers) promptly after the delivery or receipt of same by the Company; and (vi) General Partner shall keep the other Partners reasonably informed as to the status of the applicable Indemnity Actions and Indemnity Claim.

(e) If the Company fails to take the required Indemnity Action, then (i) the Indemnitee may take the required Indemnity Action(s) (including the payment or defense of the Indemnity Claim) and (ii) the Company shall pay to the Indemnitee the amount of any and all losses, costs, damages, liabilities and expenses (including reasonable out-of-pocket attorney’s fees) paid or incurred by such Indemnitee in connection with the required Indemnity Action(s).

(f) If an Indemnitee has actually paid any costs or expenses in respect of an Indemnity Claim to which the Indemnitee is entitled under this Agreement, then the Company shall (i) repay to such Indemnitee the amounts actually paid by such Indemnitee together with interest on all amounts actually paid by such calculated at the Deficiency Loan Rate from the date actually paid by such Indemnitee until the date of satisfaction in full of the amounts paid by the such Indemnitee. If any such amounts owed by the Company to an Indemnitee are not so paid to the Indemnitee within ten (10) Business Days after delivery of an invoice for such payment from the Indemnitee to the non-Indemnified Partner(s), then the Partner who is the Indemnitee (or whose Partner Related Party is the Indemnitee) shall be deemed to have made a Deficiency Loan to each of the Partners who is not (or whose Partner Related Party is not) the

Indemnitee equal to the product of (i) the aggregate amount owed as of the tenth (10th) Business Day after delivery of such invoice and (ii) the Percentage Interest of each such Partner who is not (or whose Partner Related Party is not) the Indemnitee.

(g) Notwithstanding anything to the contrary provided for in this Agreement, the General Partner shall have the right to (i) cause the Company to pay any and all costs or expenses incurred by the Company pursuant to Sections 7.2 or 7.3 (and any such payments shall be deemed Approved) and (ii) call for Additional Capital Contributions to pay for same.

7.4 Limitations of Indemnification.

(a) Notwithstanding the foregoing, the indemnification obligations set forth in Sections 7.2 and 7.3: (i) cover only those costs and expenses paid or incurred by the applicable Indemnitee; (ii) do not cover lost profits, consequential damages, punitive damages or special damages incurred by an Indemnitee; (iii) do not cover any amounts paid or incurred by an Indemnitee to the extent attributable to such Indemnitee’s fraud, willful misconduct, gross negligence, misappropriation of funds, breach of the implied contractual covenant of good faith and fair dealing or material breach of this Agreement or the Holdco LLC Agreement, as determined by a final non-appealable order of a court of competent jurisdiction; and (iv) are subject to the right of the Company to seek a final and non-appealable order of a court of competent jurisdiction (an “Indemnity Determination Proceeding”) to determine whether all or any portion of the amount for which an Indemnitee is being (or was) indemnified was attributable to fraud, willful misconduct, gross negligence, misappropriation of funds, breach of the implied contractual covenant of good faith and fair dealing or a material breach of this Agreement or the Holdco LLC Agreement or was otherwise ineligible for reimbursement by the Company pursuant to this Article VII.

(b) Notwithstanding anything to the contrary provided in this Agreement: (i) the decision on the part of the Company to undertake an Indemnity Determination Proceeding may be made by any non-indemnified Partner entitled to vote on Major Decisions, acting alone (without the requirement of an Approved Major Decision); (ii) any such non-indemnified Partner entitled to vote on Major Decisions, acting alone, is fully and completely authorized and empowered to take any and all actions it deems necessary or appropriate (in the name of and on behalf of the Company) in connection with the commencement, prosecution, enforcement and/or settlement of an Indemnity Determination Proceeding, including causing the Company to expend funds in connection with the foregoing (without the requirement of an Approved Major Decision); and (iii) the Company (acting through such non-indemnified Partner entitled to vote on Major Decisions) and the Indemnitee shall have the right to control their respective claim(s) and/or defense(s) and to appoint separate counsel, at the cost and expense of the Company, in connection with an Indemnity Determination Proceeding.

(c) If the Company prevails in an Indemnity Determination Proceeding, then within ten (10) Business Days after receipt of any invoice for costs and expenses actually paid by the Company in connection with the performance of the Company’s indemnification obligations to the Indemnitee arising from the applicable Indemnity Claim and/or in connection with the

Indemnity Determination Proceeding, the Partner who is the Indemnitee (or the Partner to whom the Indemnitee is a Partner Related Party) shall be deemed to have borrowed a Deficiency Loan from each of the other Partners (or its/their Deficiency Loan Designee(s)) in an amount equal to the product of (i) the amount of such costs and expenses actually paid by the Company in connection with the performance of the Company’s indemnification obligations to the Indemnitee arising from the applicable Indemnity Claim and/or in connection with the Indemnity Determination Proceeding and (ii) the Percentage Interest of such other Partner relative to the Percentage Interests of all such other Partners.

(d) If the Company does not prevail in an Indemnity Determination Proceeding, then the Partner(s) that commenced such Indemnity Determination Proceeding (i) shall be deemed, within ten (10) Business Days after receipt of any invoice for costs and expenses actually paid by the Company in connection with the Indemnity Determination Proceeding, to have borrowed a Deficiency Loan from each of the other Partners (or its/their Deficiency Loan Designee(s)) in amount equal to the product of (x) the amount of such costs and expenses actually paid by the Company in connection with the Indemnity Determination Proceeding and (y) the Percentage Interest of such other Partner relative to the Percentage Interests of all such other Partners and (ii) shall pay to the Indemnitee (or, if applicable, the Partner to whom the Indemnitee is a Partner Related Party) an amount equal to the sum of (x) all costs and expenses actually paid by the Indemnitee (or if applicable, the Partner to whom the Indemnitee is a Partner Related Party) in connection with the Indemnity Determination Proceeding and (y) interest on all amounts actually paid by the Indemnitee under sub-clause (ii)(x) calculated at the Deficiency Loan Rate from the date such amounts were actually paid by the Indemnitee (or, if applicable, the Partner to whom the Indemnitee is a Partner Related Party) until the date of repayment in full of such amounts by the Partner(s) that commenced such Indemnity Determination Proceeding, and if the Partner(s) that commenced the Indemnity Determination Proceeding shall fail to pay such amounts to the Indemnitee (or, if applicable, the Partner to whom the Indemnitee is a Partner Related Party) within ten (10) Business Days after receipt of any invoice for same, the Partner(s) owing such amounts shall be deemed to have borrowed a Deficiency Loan from the Indemnitee (or, if applicable, the Partner to whom the Indemnitee is a Partner Related Party or its Deficiency Loan Designee) in an amount equal to the amounts specified in sub-clauses (ii)(x) and (ii)(y) above.

7.5 Limitation on Partners’ Liability. Except as expressly provided in the LP Act: (a) no Partner shall be bound by, nor be personally liable for, the expenses, liabilities, indebtedness or obligations of the Company or any other Project Entity solely by reason of being a Partner of the Company; (b) the liability of each Partner shall be limited solely to its interest in the Company at such time; and (c) the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and no Partner (or no Partner Related Party of a Partner) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Partner of the Company. Notwithstanding anything herein to the contrary, each Partner and the Company each agrees that, notwithstanding anything herein that may be construed to the contrary, it shall not seek to collect or enforce any judgment against a Partner (or any Partner Related Party of a

Partner) for any claim or matter whatsoever (whether arising in contract, tort or otherwise) except as against the Partner’s interest in the Company and hereby irrevocably waives any right to do so. Any contribution of capital by the Partners pursuant to this Agreement is intended solely to benefit the Partners, and no Partner has any obligation to any creditor of the Company to contribute capital to the Company or any other Project Entity.

END OF ARTICLE VII

ARTICLE VIII

OTHER INVESTMENT ACTIVITIES AND GHMA OPPORTUNITIES

8.1 Affiliate Investment Activities. The Partners expressly acknowledge and agree that, except as expressly provided for in Sections 8.2 through and including 8.8 below:

(a) The respective Affiliates of each Partner have the absolute and unconditional right (without notice to or consent of the Company, the other Partners or any of the Representatives) to pursue business ventures and/or activities of any kind or nature whatsoever, whether or not such ventures and/or activities are (or might be deemed to be) competitive with the business activities and affairs of the Company, including the right, directly or indirectly, to; (i) acquire any interest in any real property assets (within and/or outside of the GHMA); (ii) own, hold, lease, operate, manage, maintain, entitle, improve, develop, repair, restore, Transfer (by way of sale, lease, encumbering or otherwise) and/or otherwise use or deal with any real property assets (whether within and/or outside of the GHMA); and/or (iii) make and/or have an interest in any Debt secured by a direct or indirect interest in any of the foregoing (each, an “Other Affiliate Activity” and collectively, the “Other Affiliate Activities”).

(b) No Partner (and no Affiliate of a Partner) shall have any duty, liability, obligation or responsibility of any kind or nature whatsoever to the other Partners, the Company or any other Project Entity arising from, out of or in connection with such Other Affiliate Activities notwithstanding that such Other Affiliate Activities are (or might be deemed to be) competitive with the business activities and affairs of the Company.

(c) None of the Company, any other Project Entity or any Partner (or any Affiliate of a Partner) shall have any right of any kind or nature whatsoever in or with respect to any Other Affiliate Activities (notwithstanding that such Other Affiliate Activities are (or might be deemed to be) competitive with the business activities and affairs of the Company), including to (i) in any way participate or share in any income or proceeds derived from any Other Affiliate Activities or (ii) receive any notice with respect to any Other Affiliate Activities.

(d) Notwithstanding the foregoing provisions of this Section 8.1, it is understood and agreed that the Partners and their Affiliates may have direct or indirect ownership interests in and/or receive income from other office and retail properties in the GHMA. If the General Partner and/or its Affiliate either (i) sends an existing tenant in one of the Buildings a written lease proposal for premises in a property located within the GHMA which is directly or indirectly owned by an Affiliate of the General Partner or (ii) sends a potential tenant written lease proposals both for premises in one of the Buildings and premises in a property located within the GHMA which is directly or indirectly owned by an Affiliate of the General Partner, then the General Partner shall, and/or shall cause its Affiliate to: (A) promptly notify the Unaffiliated LPs of the applicable state of facts; (B) subject to any confidentiality and non-disclosure agreements to which the General Partner or the applicable Affiliate of the General Partner may be bound, deliver to the Unaffiliated LPs, as applicable, copies of the lease proposal(s) delivered to such tenant and/or proposed tenant with respect to premises in one of the Buildings and premises in a property located within the GHMA which is directly or indirectly owned by an Affiliate of the General Partner; (C) respond to reasonable inquiries from the Unaffiliated LPs regarding the lease proposal(s) and discussions with the existing or potential tenant until such time as a letter of intent is signed with the existing or potential tenant; (D) deliver to the Unaffiliated LPs, as applicable, a copy of any letter of intent that is signed with such tenant and/or proposed tenant; and (E) act in good faith in interacting and negotiating with the existing or potential tenant.

(e) To the extent that an Unaffiliated LP or one of its Affiliates has a property within the five (5) miles of the Project that potentially competes with the Project for tenants (a “Competing Project”), then: (i) such Unaffiliated LP shall establish a “confidentiality wall” between such Unaffiliated LP’s decision-makers for the Company and their advisors (collectively, the “Unaffiliated LP Greenway Team”) and the decision-makers for the Competing Project and their advisors (collectively, the “Unaffiliated LP Competing Leasing Team”); and (ii) the Unaffiliated LP shall not (and shall prevent any Person on the Unaffiliated LP Greenway Team from), directly or indirectly, sharing with or disclosing to any Person on the Unaffiliated LP Competing Leasing Team any of the proposed leasing plans, leases, lease analysis, lease terms or other relevant information relating to the Project or any Building provided to or discussed with any member of the Unaffiliated LP Greenway Team.

8.2 GHMA Opportunity 1st Notice.

(a) Notwithstanding the provisions of Section 8.1, at all times between the Effective Date and the third (3rd) anniversary of the Effective Date, if: (i) PKY/GP or an Affiliate of a GHMA Parkway Party is the General Partner; (ii) a GHMA Parkway Party determines to pursue a GHMA Opportunity; and (iii) there is at least one (1) GHMA Eligible LP, then PKY/GP shall deliver a notice of such determination to the GHMA Eligible LP(s) that generally identifies the GHMA Opportunity and the underlying GHMA Opportunity Asset (a “GHMA Opportunity 1st Notice”).

(b) If a GHMA Parkway Party is seeking investor(s) in respect of a GHMA Opportunity Asset currently owned in whole or in part by a GHMA Parkway Party (a “GHMA Parkway-Owned Opportunity”) or the GHMA Parkway Party is subject to a confidentiality, non-disclosure or similar agreement in respect of the applicable GHMA Opportunity, then the GHMA Opportunity 1st Notice shall include a non-disclosure agreement (or a joinder or other similar agreement) pursuant to which any GHMA Participating LP will agree to reasonable and customary non-disclosure and confidentiality provisions (a “GHMA Opportunity NDA”).

(c) If a GHMA Eligible LP receives a GHMA Opportunity 1st Notice, then (i) such GHMA Eligible LP shall, within five (5) Business Days of its receipt of such GHMA Opportunity 1st Notice, deliver a notice to PKY/GP either stating that such GHMA Eligible LP desires to proceed with its potential opportunity to participate in the GHMA Opportunity (a “GHMA Opportunity Participation Notice”) or such GHMA Eligible LP desires not to proceed with its potential opportunity to participate in the GHMA Opportunity (a “GHMA Opportunity Opt Out Notice”) and (ii) if such GHMA Eligible LP delivers a GHMA Opportunity Participation Notice, it shall concurrently deliver an executed GHMA Opportunity NDA, if required by PKY/GP in the applicable GHMA Opportunity 1st Notice.

(d) If a GHMA Eligible LP timely delivers a GHMA Opportunity Participation Notice and the GHMA Opportunity NDA, if required (such GHMA Eligible LP, a “GHMA Participating LP” with respect to the applicable GHMA Opportunity), and any Affiliate of such GHMA Participating LP is pursuing, or intends to potentially pursue, any direct and/or indirect investment opportunity (by way of equity and/or Debt) in respect of such GHMA Opportunity Asset (a “GHMA Competing Affiliate”), the GHMA Participating LP shall, within five (5) Business Days after its receipt of such GHMA Opportunity 1st Notice, deliver a notice to PKY/GP that such GHMA Participating LP has a potential GHMA Competing Affiliate (a “GHMA Competing LP Notice”). If a GHMA Competing Affiliate exists, then: (i) any and all data, reports, notices, decision-making and other information provided by PKY/GP or any GHMA Parkway Party relating to the GHMA Opportunity (collectively, the “PKY GHMA Information”) shall be deemed to be confidential and proprietary information; (ii) the GHMA Participating LP shall establish a “confidentiality wall” between the opportunity pursuit and decision-making team of the GHMA Participating LP and their advisors (collectively, the “GHMA Participating LP Team”) and the decision-making team of the GHMA Competing Affiliate and their advisors (collectively, the “GHMA Competing Affiliate Team”); and (iii) the GHMA Participating LP shall not (and shall not allow any Person on the GHMA Participating LP Team) to directly or indirectly share or disclose any of the PKY GHMA Information with or to any Person on the GHMA Competing Affiliate Team. Notwithstanding the foregoing, if there is a common investment or decision-making committee of a GHMA Participating LP and its Affiliates that is charged with final decision-making regarding investment opportunities for both the GHMA Participating LP and the GHMA Competing Affiliate (an “Eligible LP Investment Committee”), the GHMA Participating LP may share such PKY GHMA Information with such Eligible LP Investment Committee provided that such Eligible LP Investment Committee shall not (directly or indirectly), share or disclose any of the PKY GHMA Information with/to any Person on the GHMA Competing Affiliate Team. Subject to strict compliance with the foregoing obligations, the applicable GHMA Competing Affiliate may pursue such GHMA Opportunity Asset independently regardless of whether the GHMA Participating LP continues its participation in the GHMA Opportunity with PKY/GP or any GHMA Parkway Party hereunder.

8.3 GHMA Opportunity 2nd Notice and Response.

(a) If there is at least one (1) GHMA Participating LP, then PKY/GP shall deliver to the GHMA Participating LP(s) a notice (a “GHMA Opportunity 2nd Notice”) setting forth, to the best of PKY/GP’s then current knowledge, as applicable: (i) a brief description of the general nature of the GHMA Opportunity (i.e., to (x) acquire, directly or indirectly, ownership and control of a GHMA Opportunity Asset, (y) acquire and/or provide Debt secured, directly or indirectly, by a GHMA Opportunity Asset or (z) seek investors to acquire equity in a GHMA Parkway Party-owned GHMA Opportunity Asset); (ii) the address(es) of the GHMA Opportunity Asset; (iii) the aggregate net rentable square feet of the GHMA Opportunity Asset

(the “GHMA Opportunity Asset NRSF”); (iv) the estimated budget to close on such GHMA Opportunity (the “GHMA Opportunity Estimated Cost”) and the extent to which the GHMA Parkway Party then anticipates initially capitalizing such GHMA Opportunity Estimated Cost with equity and/or with debt; (v) the net present value (as reasonably estimated by General Partner) of the net return attributable to such GHMA Opportunity Asset, calculated in accordance with the Accounting Principles using a discount rate of 9% (the “GHMA Opportunity Estimated Return”), as well as such other pro forma information generally as PKY/GP or the applicable GHMA Parkway Party may possess with respect to projected returns and cash flows; (vi) the estimated date by which a deposit required in connection with any agreement to acquire and/or finance the GHMA Opportunity is then anticipated to be due; (vii) the estimated date by which closing on the GHMA Opportunity is then anticipated to occur; (viii) a schedule of the then estimated third party pursuit costs (including any legal fees, deposits, brokerage commissions and/or financing fees and costs) anticipated to be incurred in connection with the pursuit and closing of the GHMA Opportunity (collectively, even if same exceed the scheduled amount, the “GHMA Opportunity Pursuit Costs”); and (ix) other material information regarding the GHMA Opportunity then in the possession or control of PKY/GP. If a GHMA Opportunity involves a GHMA Parkway-Owned Opportunity, then the GHMA Opportunity 2nd Notice will be modified as appropriate to reflect the different circumstances applicable to the current GHMA Opportunity as opposed to pursuit of a third party investment.

(b) With respect to any GHMA Parkway-Owned Opportunity, (i) the GHMA Participating LP(s) shall deliver a GHMA LP No Go Response or a GHMA LP Go Response within the time periods specified in Section 8.3(c), (ii) the GHMA Participating LP(s) shall complete all due diligence, and PKY/GP and the GHMA Participating LPs shall endeavor in good faith to execute a contribution agreement or purchase agreement for the GHMA Parkway-Owned Opportunity, in each case, no later than forty-five (45) days after delivery of the final GHMA LP Go Response, and (iii) unless otherwise agreed by PKY/GP and the GHMA Participating LP(s), such contribution agreement or purchase agreement shall provide for closing for such GHMA Parkway-Owned Opportunity within 10 Business Days after the execution thereof. If PKY/GP and the GHMA Participating LPs do not reach agreement on a contribution agreement or purchase agreement for the GHMA Parkway-Owned Opportunity within 45 days after delivery of the final GHMA LP Go Response or such longer period as may be agreed upon by PKY/GP and the GHMA Participating LP(s) in writing, the applicable GHMA Parkway Party shall have the right, upon written notice to the GHMA Participating LP(s), to terminate negotiations and market and, if applicable, consummate the co-investment opportunity with any Person upon terms it deems desirable or appropriate, subject to Section 8.4 below.

(c) Within ten (10) Business Days after delivery of a GHMA Opportunity 2nd Notice, each GHMA Participating LP shall deliver a notice to PKY/GP stating that such GHMA Participating LP either (i) is not interested in pursuing the GHMA Opportunity (a “GHMA LP No Go Response”) or (ii) is interested in pursuing the GHMA Opportunity (a “GHMA LP Go Response”). If a GHMA Participating LP fails to deliver a GHMA LP Go Response within such ten (10) Business Days, then such GHMA Participating LP shall be deemed to have delivered a GHMA LP No Go Response. If a GHMA Participating LP delivers (or is deemed to have delivered) a GHMA LP No Go Response, then with respect to the applicable GHMA Opportunity (A) such Unaffiliated LP shall no longer be deemed to be a GHMA Participating LP and (B) the provisions of Section 8.7 shall apply.

(d) If both GHMA Participating LPs deliver a GHMA LP Go Response in respect of the applicable GHMA Opportunity under this Article VIII, then, (i) unless a different ratio is agreed in writing between the GHMA Participating LPs, the Class C LP shall be entitled to acquire sixty percent (60%) of the GHMA Aggregate LP Pro Rata Share and the Class D LP shall be entitled to acquire forty percent (40%) of the GHMA Aggregate LP Pro Rata Share (each GHMA Eligible LP’s share of the GHMA Aggregate LP Pro Rata Share being its “GHMA Separate LP Pro Rata Share”) and (ii) if at any time from and after the delivery of the GHMA LP Go Response any GHMA Participating LP subsequently delivers a GHMA LP Stop Notice and thus becomes a former GHMA Participating LP, the remaining GHMA Participating LP’s GHMA Separate LP Pro Rata Share shall automatically become the entire GHMA Aggregate LP Pro Rata Share unless such remaining GHMA Participating LP delivers a GHMA LP Stop Notice within the time provided in Section 8.5(c)(i).

8.4 GHMA Opportunity Material Change.

(a) Notwithstanding the provisions of Sections 8.3(c) and (d), PKY/GP shall continue to keep each remaining GHMA Participating LP and each former GHMA Participating LP who delivered a GHMA LP No Go Response or a GHMA LP Stop Notice informed, on a timely basis, as to whether there has been a GHMA Opportunity Material Change with respect to the GHMA Opportunity described in the applicable GHMA Opportunity 2nd Notice.

(b) If: (i) there is a GHMA Opportunity Material Change with respect to the GHMA Opportunity described in the applicable GHMA Opportunity 2nd Notice in response to which a former GHMA Participating LP delivered or is deemed to have delivered a GHMA LP No Go Response or a GHMA LP Stop Notice; (ii) the GHMA Parkway Party and the Affiliate of the remaining GHMA Participating LP have not signed a GHMA JV relating to the applicable GHMA Opportunity; (iii) a commitment with a third party lender to finance the acquisition of the GHMA Opportunity has not been signed; and (iv) the GHMA Opportunity Contract relating to the applicable GHMA Opportunity has not been signed, then (A) PKY/GP shall deliver a second GHMA Opportunity 2nd Notice to (x) any remaining GHMA Participating LP and (y) any former GHMA Participating LP that delivered or is deemed to have delivered a GHMA LP No Go Response or a GHMA LP Stop Notice and (B) the provisions of Sections 8.3(a), (c) and (d) shall apply with respect to such second GHMA Opportunity 2nd Notice (provided that (x) the applicable period within which any applicable GHMA Participating LP(s) shall be required to deliver a GHMA LP Go Response or deliver (or be deemed to have delivered) a GHMA LP No Go Response is reduced from ten (10) Business Days to three (3) Business Days and (y) such former GHMA Participating LP shall pay its GHMA Separate LP Pro Rata Share of any Pursuit Costs noted on such GHMA Opportunity 2nd Notice (which payment will then be shared between the GHMA Parkway Party and the Affiliate of the remaining GHMA Participating LP on the applicable GHMA Opportunity Pro Rata Share basis).

8.5 Joint Pursuit. If one or more GHMA Participating LPs executes and delivers a GHMA LP Go Response, then:

(a) PKY/GP (acting through the GHMA Parkway Party) and each GHMA Participating LP (acting through its/their Affiliate) shall endeavor to (i) cause the applicable parties to execute and deliver a binding agreement for pursuit of the GHMA Opportunity pursuant to a separate venture or other agreement (collectively, a “GHMA JV”) that will be substantially similar to this Agreement and, if required by an Eligible LP, a REIT subsidiary operating agreement similar to the Holdco LLC Agreement (provided that: (A) the sole asset(s) of the GHMA JV will be the investment in the applicable GHMA Opportunity; (B) the percentage interest of the GHMA Parkway Party in the GHMA JV will be the GHMA Parkway Pro Rata Share; (C) the percentage interest of each remaining GHMA Participating LP will be its respective GHMA Separate LP Pro Rata Share; and (D) the provisions of Section 8.1 shall apply (but without any exception for or reference to any GHMA Opportunity) and (ii) cause the GHMA JV to enter into an agreement with respect to the GHMA Opportunity (a “GHMA Opportunity Contract”) and then to close upon such GHMA Opportunity Contract (a “GHMA Opportunity Closing”), subject to customary due diligence and feasibility conditions as may be negotiated in the GHMA Opportunity Contract.

(b) PKY/GP shall, on a reasonably timely basis, (i) keep the GHMA Participating LP(s) informed of all material matters with respect to the status of the proposed investment in the GHMA Opportunity and any proposed or actual GHMA Opportunity Contract, (ii) provide access to all due diligence information, reports and analyses received in connection with the GHMA Opportunity, and (iii) consult with the GHMA Participating LP(s) about material decisions and determinations to be made in regard to the proposed or actual GHMA Opportunity Contract (but without any obligation or requirement on the part of PKY/GP to obtain the approval or consent of the GHMA Participating LPs).

(c) Notwithstanding anything to the contrary provided for in this Article VIII, during the period between delivery of a GHMA LP Go Response and a date that is not more than ten (10) Business Days prior to the date on which a deposit for a GHMA Opportunity Contract or a GHMA Opportunity-related financing commitment becomes nonrefundable (other than upon the counterparty’s default or the failure of a condition precedent):

(i) Each GHMA Participating LP has the right, for any reason or no reason, to deliver a notice (a “GHMA LP Stop Notice”) to PKY/GP and the other GHMA Participating LP, if there is one, stating that the noticing GHMA Participating LP has elected to terminate its obligation to endeavor to cause its Affiliate to enter into the GHMA JV. Upon delivery of such a GHMA LP Stop Notice, the noticing Partner shall no longer be a GHMA Participating LP with respect to the applicable GHMA Opportunity.

(ii) PKY/GP has the right, for any reason or no reason, to deliver a notice to the GHMA Participating LP(s) stating that PKY/GP has elected to terminate its obligation to endeavor to cause the GHMA Parkway Party to enter into the GHMA JV (a

“GHMA Parkway Stop Notice”). Upon delivery of such a GHMA Parkway Stop Notice: (A) each of the Unaffiliated LPs shall have the right to pursue the applicable GHMA Opportunity on its own; (B) clauses (i) – (iii) of Section 8.2(d) and Section 8.7 shall no longer apply with respect to the applicable GHMA Opportunity; and (C) PKY/GP will not (and will not allow any of its Affiliates to), directly or indirectly, pursue any direct or indirect interest in or with respect to the applicable GHMA Opportunity (and/or in the underlying GHMA Opportunity Asset) for a period of twelve (12) months after delivery of the GHMA Opportunity 1st Notice.

(d) If both the Class C LP and the Class D LP are GHMA Participating LPs and one (1) of them delivers an GHMA LP Stop Notice, then notwithstanding anything to the contrary provided for in this Article VIII, (i) the sole remaining GHMA Participating LP will automatically and completely (and without further notice to or act on the part of any Person) be entitled to (and responsible for) the entire GHMA Aggregate LP Pro Rata Share, unless such other GHMA Participating LP delivers a GHMA LP Stop Notice prior to the first to occur of (x) ten (10) Business Days after receipt of the other GHMA LP Stop Notice and (y) the date that is five (5) Business Days prior to the anticipated date on which a deposit for a GHMA Opportunity Contract or a GHMA Opportunity-related financing commitment becomes nonrefundable (other than upon the counterparty’s default or the failure of a condition precedent); and (ii) the remaining participating Partner(s) shall promptly refund to the GHMA Eligible LP its share of any deposit for a GHMA Opportunity Contract or a GHMA Opportunity-related financing commitment.

(e) If a deposit is required to be funded for a GHMA Opportunity Contract or a GHMA Opportunity-related financing commitment prior to the deadline for delivery of a GHMA LP Stop Notice or a GHMA Parkway Stop Notice pursuant to Section 8.5(c), then each GHMA Participating LP shall timely fund its GHMA Separate LP Pro Rata Share of the GHMA Aggregate LP Pro Rata Share of such deposit. If such GHMA Participating LP fails to timely fund its GHMA Separate LP Pro Rata Share of the GHMA Aggregate LP Pro Rata Share of such deposit, then such GHMA Participating LP shall be deemed to have given a GHMA LP No Go Response.

8.6 Failure to Close Together.

(a) If the GHMA Parkway Party and the Affiliate(s) of the GHMA Participating LP(s) fail, for any reason or no reason, to enter into the GHMA JV, to enter into the GHMA Opportunity Contract, to fund their respective GHMA Opportunity Pro Rata Share of capital contributions to the GHMA JV and/or to close under the GHMA Opportunity Contract (any such event, a “GHMA Opportunity Closing Failure”), then the following provisions shall apply. Except as provided for in Sections 8.6(g) and (h) below, each of the A/B Partners and the GHMA Participating LPs shall be responsible for its GHMA Opportunity Pro Rata Share of GHMA Opportunity Pursuit Costs incurred through the date on which it delivered its GHMA Parkway Stop Notice or GHMA LP Stop Notice, as applicable. By way of example only, if both the Class C LP and the Class D LP were initially GHMA Participating LPs, the Class C LP delivered a GHMA LP Stop Notice on September 15, the Class D LP delivered a GHMA LP

Stop Notice on October 1 and a GHMA Opportunity Closing Failure occurred on November 15, then (i) with respect to GHMA Opportunity Pursuit Costs incurred through September 15, the A/B Partners would bear 51%, and the Class C LP and Class D LP would bear the remaining 49% in the ratio of their respective GHMA Separate LP Pro Rata Shares; (ii) with respect to GHMA Opportunity Pursuit Costs incurred between September 15 through October 1, the A/B Partners would bear 55% and the Class D LP would bear 45%; and (iii) with respect to GHMA Pursuit Costs incurred on or after October 2, the A/B Partners would bear 100%.

(b) Notwithstanding anything provided for herein to the contrary (but subject to Section 8.6(g)), if by the date that is ten (10) Business Days prior to the date on which the deposit for a GHMA Opportunity Contract or for a GHMA Opportunity-related financing commitment becomes nonrefundable (other than upon the counterparty’s default or the failure of a condition precedent), (i) neither the GHMA Participating LP(s) nor the GHMA Parkway Party have delivered a GHMA Stop Notice and (ii) the GHMA Participating LP(s) and GHMA Parkway Party have failed to agree upon the final terms and conditions of the GHMA JV or GHMA Opportunity Contract, then unless otherwise agreed by the parties, (A) the GHMA Participating LP(s) shall be deemed to have delivered GHMA Stop Notices as of such date (and the provisions of Section 8.7 shall apply) and (B) the GHMA Parkway Party may proceed with the closing of the GHMA Opportunity pursuant to the terms of this Agreement.

(c) PKY/GP shall deliver to each Partner who shall be responsible for any GHMA Opportunity Pursuit Costs a schedule (with invoices) setting forth (i) all GHMA Opportunity Pursuit Costs paid or incurred through the date of delivery of the applicable GHMA Parkway Stop Notice and/or the GHMA LP Stop Notice(s) and (ii) how much each Partner is required to pay in order to “true-up” the respective obligations of the Partners in regard to all applicable GHMA Opportunity Pursuit Costs.

(d) The applicable Partner(s) shall pay the applicable amount shown on such schedule as being owed by such by such Partner within ten (10) Business Days after receipt of such schedule, failing which the unpaid amount shall be deemed a Deficiency Loan from PKY/LP to the applicable Partner made as of the tenth (10th) Business Day after delivery of such schedule (subject, however, to a recipient’s right to reasonably contest the same).

(e) Notwithstanding the foregoing, if there shall be a GHMA Opportunity Closing Failure and a GHMA Parkway Party (or its designee) shall otherwise close on the GHMA Opportunity within one hundred eighty (180) days after the date by which the closing on the GHMA Opportunity was anticipated to occur as set forth in the GHMA Opportunity 2nd Notice, then PKY/GP shall reimburse any such GHMA Participating LP that is not in default of its obligations under this Article VIII (including Section 8.6(h)) with respect to such GHMA Opportunity and that made any payments in respect of any GHMA Opportunity Pursuit Costs, within ten (10) Business Days after the later to occur of (i) such closing or (ii) receipt of an invoice from a GHMA Participating LP for reimbursement of such GHMA Opportunity Pursuit Costs (failing which the unpaid amount shall be deemed a Deficiency Loan from such GHMA Participating LP to the PKY/LP made as of such later date).

(f) If a Partner (by virtue of its own acts or acts of such Partner’s Affiliate(s) for which such Partner is responsible under this Article VIII) is in breach of its obligations under this Article VIII, then other Partner(s) shall have the right to pursue all rights and remedies against such breaching Partner as may be available at law or in equity, provided that the Partner seeking such relief (i) is either PKY/GP or a GHMA Participating LP; (ii) is not otherwise in default of its obligations under this Article VIII (including Section 8.6(h)); and (iii) commences the Proceeding to enforce such rights within sixty (60) days after first obtaining actual knowledge of such breach.

(g) Notwithstanding the other provisions of this Article VIII, if a default by one or more of the Partners, the GHMA Parkway Party and/or the Affiliate(s) of the GHMA Participating LP(s) causes a GHMA Opportunity Closing Failure and a deposit under a loan commitment or GHMA Opportunity Contract is forfeited as a result of such GHMA Opportunity Closing Failure, then the defaulting party or parties shall bear sole responsibility for such forfeited deposit, and shall reimburse the non-defaulting party or parties, if any, for their share of the same. Any amounts required to be paid under this paragraph that remain unpaid after ten (10) Business Days shall be deemed a Deficiency Loan from the unpaid Partner that is (or is Affiliated with) the applicable non-defaulting party to the Partner that is (or is Affiliated with) the applicable defaulting party.

(h) Notwithstanding the other provisions of this Article VIII, if the GHMA Parkway Party and/or the Affiliate(s) of the GHMA Participating LP(s) shall fail to pay its/their respective GHMA Opportunity Pro Rata Share of GHMA Opportunity Pursuit Costs (including payment of any deposit under a loan commitment or GHMA Opportunity Contract) within ten (10) Business Days after receipt of an invoice from PKY/GP (or, if the GHMA Parkway Party is the defaulting party, from a GHMA Participating LP), then the Partner that failed (or whose Affiliate failed) to make such payment shall: (i) be deemed to be in default of its obligations under this Article VIII; (ii) forfeit all GHMA Opportunity Pursuit Costs paid for such GHMA Opportunity to date; and (iii) if the GHMA Opportunity fails to close, reimburse the other applicable Partners for 100% of the GHMA Opportunity Pursuit Costs paid by such other Partners (or its/their respective Affiliate(s)) within ten (10) Business Days after receipt of an invoice for such reimbursement (failing which the unpaid amount shall be deemed a Deficiency Loan from the other applicable Partners to such defaulting Partner made as of the date the non-defaulting Partner (or its Affiliate) made the applicable payment(s)).

(i) In the event of any breach of the provisions of Section 8.2(e) by an Unaffiliated LP or any Person for whom it is responsible under Section 8.2(e), the Company shall be entitled to exercise all remedies available to it at law or in equity (including seeking injunctive relief and consequential damages) and the provisions of Section 8.7 shall apply to such Unaffiliated LP.

8.7 Consequences of Delivery of GHMA LP No Go Response or a GHMA Stop Notice. If a GHMA Participating LP delivers a GHMA LP No Go Response or a GHMA Stop Notice after receiving a GHMA Opportunity 2nd Notice, then with respect to the GHMA Opportunity covered by such GHMA Opportunity 2nd Notice: (i) such former GHMA Participating LP shall have no right to participate with respect to the applicable GHMA Opportunity; (ii) PKY/GP shall have no further duty, liability, obligation or responsibility of any kind or nature whatsoever to such to such former GHMA Participating LP pursuant to this Article VIII in connection with the GHMA Opportunity or the underlying GHMA Opportunity Asset except as provided in Section 8.4; (iii) actions taken by any GHMA Parkway Party in connection with such GHMA Opportunity (and/or the underlying GHMA Opportunity Asset) shall, for purposes of such former GHMA Participating LP, be deemed to be an Other Affiliate Activity to which the provisions of Section 8.1 apply; and (iv) and such former GHMA Participating LP will not, except with respect to any GHMA Competing Affiliate acting in strict compliance with Section 8.2(d) above, pursue any direct or indirect investment (by way of equity and/or Debt) in the applicable GHMA Opportunity (and/or in the underlying GHMA Opportunity Asset) for a period of twelve (12) months after delivery of the GHMA Opportunity 1st Notice.

8.8 Cost Sharing, Pursuit or Contribution Agreement. If PKY/GP and the GHMA Participating LP(s), in their discretion, execute a cost sharing, pursuit or contribution agreement in connection with a GHMA Opportunity (a “GHMA Opportunity Future Joint Pursuit Agreement”) and the terms of such GHMA Opportunity Future Joint Pursuit Agreement are inconsistent with or modify the terms of this Article VIII, the terms of the GHMA Opportunity Future Joint Pursuit Agreement shall supersede the terms of this Article VIII.

END OF ARTICLE VIII

ARTICLE IX

ASSET SALE ROFO PROVISIONS

9.1 Asset Sale ROFO Notice.

(a) Except as provided for in this Article IX, the Company shall not implement a process and/or endeavor to sell (or actually sell) any of the Project Entities or Project Assets (other than immaterial transfers of personal property in the ordinary course of business to parties other than Affiliates of General Partner) other than pursuant to an Approved Major Decision.

(b) Notwithstanding the foregoing (but subject in all events to the provisions of Sections 9.1(c) and (d)), a Partner (the “ROFO Offeror”) shall have the right, at any time, to deliver an offer notice (a “ROFO Offer Notice”) to the other Partners (the “ROFO Offerees”) requiring that either (i) one (1) or both of the ROFO Offerees acquire the Partnership Interest of the ROFO Offeror pursuant to the terms of this Article IX or (ii) the Company hire a nationally recognized third party broker to market all or substantially all of the Project Assets at a minimum all cash purchase price (the “Minimum Gross Sale Price”) and thereafter endeavor to sell all of the Project Assets for not less than ninety-six percent (96%) of the Minimum Gross Sale Price on an all cash basis (an “Asset Sale Process”).

(c) For all purposes under this Article IX, (i) the A/B Partners shall be deemed to be a single Partner as: (A) a ROFO Offeror; (B) a ROFO Offeree; (C) a ROFO Buyer; (D) a ROFO Seller; (E) a ROFO Defaulting Buyer; and (F) a ROFO Defaulting Seller and (ii) accordingly, there shall only be deemed to be three (3) Partners acting under this Article IX.

(d) Notwithstanding the other provisions of this Section 9.1: (i) no Partner may deliver a ROFO Offer Notice if a Partner has already delivered a ROFO Offer Notice under this Article IX or under Article XIV until the earliest to occur of (A) a ROFO Closing under this Article IX or under Article XIV, (B) the occurrence of a ROFO Seller Default or a ROFO Buyer Default, (C) a closing pursuant to the Asset Sale Process, (D) the termination of the Asset Sale Process or (E) a sale of the ROFO Offeror’s Partnership Interest to a Permitted Transferee; (ii) the Unaffiliated LPs may jointly deliver a ROFO Offer Notice (in which event they shall be deemed to be a single ROFO Seller for purposes of the Asset Sale ROFO Provisions); and (iii) neither the Class C LP nor the Class D LP may deliver a ROFO Offer Notice under this Article IX until the third (3rd) anniversary of the Effective Date (except that if the Class C LP and the Class D LP jointly deliver a ROFO Offer Notice or if the Class C LP does not have the right to deliver a ROFO Offer Notice as provided in Section 2.10 then the foregoing lockout period shall not apply).

(e) If the Class A Partner is a ROFO Seller, then the Class A Partner shall Transfer its Holdco Series B Preferred Units to one of the ROFO Buyers or otherwise as the Class D LP may in its sole discretion direct.

9.2 Calculation of Net Equity Value and ROFO Sale Price. If an Unaffiliated LP delivers a ROFO Offer Notice, then the General Partner and the ROFO Unaffiliated LPs shall work diligently and cooperatively to cause the Company Accountants (or if the then current Company Accountants are unable or unwilling, another “Big Four” accounting firm) to prepare and deliver to the Partners, within fifteen (15) Business Days after delivery of the ROFO Offer Notice, at the Company’s cost and expense, a statement (the “NEV Statement”) setting forth: (i) a calculation of the net proceeds that would be received by the Partners if the Project Assets were sold for an amount equal to ninety-eight percent (98%) of the Minimum Gross Sale Price, such sale price were adjusted upward or downward in accordance with customary prorations of receivables, payables, assets and liabilities in connection with a sale of real property, the remaining liabilities of the Project Entities to third parties were repaid (including Debt and Ordinary Course Debt, but excluding any prepayment penalties and/or defeasance costs that would be due and payable upon an early prepayment of any Debt), and all available cash (including Lender reserves and the Estimated 6 Month Working Capital Amount) were distributed to the Partners (the “Net Equity Value”); (ii) the product of the Net Equity Value and the Percentage Interest of the ROFO Offeror as of the date of the ROFO Offer Notice (for the balance of this Article IX, the “ROFO Estimated Price”); and (iii) the work product supporting such calculations. Such determination of the Net Equity Value and the ROFO Estimated Price shall be final and binding on the Partners absent manifest error.

9.3 Asset Sale ROFO Response.

(a) Each ROFO Offeree shall, within sixty (60) days after delivery of the NEV Statement (the “ROFO Response Period”), deliver a notice to the ROFO Offeror and the other Partners stating that the ROFO Offeree has elected to either (i) not be a ROFO Buyer in response to the ROFO Offer Notice (a “ROFO No Buy Response”) or (ii) be a ROFO Buyer in response to the ROFO Offer Notice (a “ROFO Buy Response”).

(b) If a ROFO Offeree fails to deliver a ROFO Buy Response within the ROFO Response Period, then such ROFO Offeree shall be deemed to have delivered a ROFO No Buy Response.

(c) If a ROFO Offeree delivers a ROFO Buy Response and the other ROFO Offeree delivers a ROFO No Buy Response, then the first ROFO Offeree shall be afforded an additional three (3) Business Days to rescind its ROFO Buy Response without penalty and deliver a ROFO No Buy Response.

9.4 ROFO Buyer Pro Rata Share.

(a) The delivery by a ROFO Offeree of a ROFO Buy Response (except as provided in Section 9.3(c)) shall be a binding agreement between the ROFO Offeror (as the “ROFO Seller”) to sell the ROFO Seller’s Partnership Interest to the ROFO Buyer(s) and such ROFO Offeree (as the “ROFO Buyer”) to buy the ROFO Seller’s Partnership Interest as provided for in Sections 9.4 through 9.15 and Section 9.17 (a “ROFO Contract”).

(b) If one (1) ROFO Offeree delivers a ROFO Buy Response and the other ROFO Offeree delivers (or is deemed to deliver) a ROFO No Buy Response, then except as provided in

Section 9.3(c), (i) the ROFO Offeree that delivered the ROFO Buy Response will be deemed to be the ROFO Buyer with a ROFO Buyer Pro Rata Share of 100% and (ii) the other ROFO Offeree shall not be a ROFO Buyer.

(c) If both ROFO Offerees deliver a ROFO Buy Response, then each ROFO Offeree will be deemed to be a ROFO Buyer with its respective ROFO Buyer Pro Rata Share.

(d) If both (or the only) ROFO Offeree(s) deliver (or are deemed to deliver) a ROFO No Buy Response, then the provisions of Section 9.16 shall apply.

9.5 Asset Sale ROFO Escrow.

(a) Within five (5) Business Days after the expiration of the ROFO Response Period, the General Partner shall:

(i) Deliver a notice to the Partners (a “ROFO Escrow Notice”) setting forth: (A) which ROFO Offeree(s) delivered a ROFO Buy Response; (B) the ROFO Buyer Pro Rata Share of each ROFO Buyer; and (C) wire transfer instructions for a segregated escrow account maintained by the ROFO Escrow Agent into which each ROFO Buyer shall fund its ROFO Buyer Pro Rata Share of the ROFO Deposit; and.

(ii) Direct the ROFO Escrow Agent to set up such segregated escrow account.

(b) Upon receipt of the ROFO Deposit (or any portion thereof), the ROFO Escrow Agent shall hold same in such segregated escrow account with any interest earned thereon to be allocated and paid to the Partner(s) entitled to receive the ROFO Deposit and only disburse such proceeds (i) pursuant to those provisions in this Article IX where ROFO Escrow Agent is expressly authorized and directed to disburse the ROFO Deposit (or portion thereof) without further notice to or from or act on the part of any Person or (ii) upon the first to occur of: (A) receipt of written direction from both the ROFO Seller and the ROFO Buyer(s) who funded the Deposit; (B) a final and non-appealable order of a court of competent jurisdiction; or (C) an interpleader Proceeding brought in a court of competent jurisdiction.

9.6 Asset Sale ROFO Deposit.

(a) Within three (3) Business Days after delivery of the ROFO Escrow Notice, a ROFO Buyer shall wire transfer into the escrow account an amount equal to the product of (i) five (5%) percent of the ROFO Estimated Price (the “ROFO Deposit”) and (ii) such ROFO Buyer’s ROFO Buyer Pro Rata Share of the ROFO Deposit (the “ROFO Pro Rata Deposit Amount”).

(b) Within five (5) Business Days after delivery of the ROFO Escrow Notice, the ROFO Escrow Agent shall deliver a notice to the Partners (the “ROFO 2nd Escrow Notice”) setting forth (i) if there is only one (1) ROFO Buyer, whether the ROFO Buyer funded the ROFO Deposit and (ii) if there are two (2) ROFO Buyers, whether each ROFO Buyer funded its ROFO Pro Rata Deposit Amount.

(c) If either (i) there was only one (1) ROFO Buyer and such ROFO Buyer failed to fund the ROFO Deposit or (ii) there were two (2) ROFO Buyers and each failed to fund its ROFO Pro Rata Deposit Amount, then: (A) such ROFO Buyer(s) shall be deemed to be a Defaulting ROFO Buyer; (B) the ROFO Contract shall be deemed terminated; (C) the ROFO Pro Rata Deposit Amount of such ROFO Buyer(s) shall be deemed to be a Deficiency Loan from the ROFO Seller to such ROFO Defaulting Buyer(s) made as of the last Business Day after the expiration of the ROFO Response Period (or if the provisions of Section 9.3(c) apply, three (3) Business Days after the expiration of the ROFO Response Period); and (D) the provisions of Section 9.14 and the provisions of Section 9.16 shall apply.

(d) If there were two (2) ROFO Buyers, one (1) ROFO Buyer failed to fund its ROFO Pro Rata Deposit Amount and the other ROFO Buyer funded its ROFO Pro Rata Deposit Amount, then the funding ROFO Buyer shall have three (3) Business Days after receipt of the ROFO 2nd Escrow Notice either (i) to fund the ROFO Pro Rata Deposit Amount of the ROFO Defaulting Buyer or (ii) to rescind its ROFO Buy Response without penalty and deliver a ROFO No Buy Response.

(i) If the funding ROFO Buyer funds the ROFO Pro Rata Deposit Amount of the ROFO Defaulting Buyer within such three (3) Business Days, then: (A) such funding ROFO Buyer shall thereafter be the sole ROFO Buyer with a ROFO Buyer Pro Rata Share equal to 100%; and (B) the provisions of clauses (b) and (c) of Section 9.14 shall apply to the ROFO Defaulting Buyer.

(ii) If the funding ROFO Buyer rescinds its ROFO Buy Response and delivers a ROFO No Buy Response within such three (3) Business Days, then (A) the ROFO Escrow Agent shall (and is hereby expressly authorized and directed to) refund the ROFO Pro Rata Deposit Amount to the funding ROFO Buyer, (B) the provisions of clauses (b) and (c) of Section 9.14 shall apply to the ROFO Defaulting Buyer, and (C) the provisions of Section 9.16 shall apply.

9.7 Asset Sale ROFO Closing Date. The closing of the sale of the Partnership Interest of the ROFO Seller (the “ROFO Closing”) shall be the first Business Day after the date that is ninety (90) days after the end of the ROFO Response Period or such other date as may be agreed to by the ROFO Seller and the ROFO Buyer(s) (the “ROFO Closing Date”).

9.8 ROFO Pre-Closing Obligations.

(a) Not less than fifteen (15) Business Days prior to the ROFO Closing Date (i) ROFO Seller will deliver to the ROFO Escrow Agent and ROFO Buyer(s) the form of ROFO Assignment(s) and (ii) the ROFO Buyer(s) will deliver to the ROFO Escrow Agent the name and address of the ROFO Assignee(s) for its ROFO Buyer Pro Rata Share of the Partnership Interest of the ROFO Seller.

(b) If the ROFO Seller or any ROFO Seller Affiliate is a party to any Partner Debt Guaranty, then not less than two (2) Business Days prior to the ROFO Closing Date, the ROFO Buyer(s) will (i) deliver to the ROFO Escrow Agent (as applicable) fully executed counterparts of the ROFO Loan Guaranty Release(s) or ROFO Loan Guaranty Indemnity and (ii) deliver copies of same to the ROFO Seller.

(c) Not less than two (2) Business Days prior to the ROFO Closing Date, (i) the ROFO Seller will deliver a notice to ROFO Buyer(s) and the ROFO Escrow Agent with wire transfer instructions for the payment of the ROFO Final Price; (ii) the ROFO Seller and the ROFO Buyer(s) will deliver executed counterparts of the ROFO Assignment(s) to the ROFO Escrow Agent; and (iii) the ROFO Seller and the ROFO Buyer(s) will (A) agree on the applicable ROFO Other Closing Documents and (B) deliver executed counterparts of same to the ROFO Escrow Agent.

(d) The Partners shall use their good faith efforts to obtain any required consents to the ROFO Closing from Lenders to the Project Entities or other third parties (and if General Partner is the ROFO Seller, the ROFO Buyer(s) shall be entitled to communicate directly with such Lenders or third parties in an effort to obtain such consents, and General Partner shall provide such information and take all other such actions as may be reasonably requested by the ROFO Buyer(s) to facilitate the receipt of such consents). In connection with the foregoing, each ROFO Buyer must offer any such Lender a reasonably creditworthy replacement guarantor to provide replacements for such ROFO Buyer’s ROFO Buyer Pro Rata Share of liabilities under any Partner Debt Guaranty with respect to liabilities first accruing from and after the ROFO Closing. If a required Lender consent cannot be obtained despite the Partners’ compliance with the foregoing covenants, then General Partner shall cause the applicable Debt of the Project Entities to be prepaid or defeased upon the ROFO Closing. The receipt of all required consents to the ROFO Closing from Lenders to the Project Entities or other third parties and/or the prepayment or defeasance of any applicable Debt of the Project Entities shall be a condition precedent to the ROFO Closing.

(e) If the Class C LP is a ROFO Buyer hereunder, the Class C LP shall be entitled to identify one or more designees (which may be Affiliates of the Class C LP or third parties) to take title to all or any part of the ROFO Seller’s Partnership Interest. The ROFO Seller and the other Partners shall cooperate in all necessary respects with such designation.

(f) If the Class D LP is a ROFO Buyer hereunder, the Class D LP shall be entitled to identify one or more designees (which may be Affiliates of the Class D LP or third parties) to take title to all or any part of the ROFO Seller’s Partnership Interest. The ROFO Seller and the other Partners shall cooperate in all necessary respects with such designation.

9.9 Possible Adjustments to the ROFO Estimated Price.

(a) Not less than three (3) Business Days prior to the ROFO Closing Date, the General Partner shall deliver an adjustment statement (the “ROFO GP Adjustment Statement”) to the Partners and the ROFO Escrow Agent setting forth the following: (i) the final price to be paid to the ROFO Seller (the “ROFO Final Price”); (ii) the amount by which the ROFO Final Price exceeds the ROFO Deposit (the “ROFO Closing Amount Due”); and (iii) the ROFO Buyer Pro Rata Share of the ROFO Closing Amount Due owed by a ROFO Buyer.

(b) The ROFO GP Adjustment Statement will make the following adjustments (the “ROFO Adjustments”):

(i) Subtract the amount of any Distributions actually (or deemed) paid to the ROFO Seller between the date of delivery of the ROFO Offer Notice and the scheduled ROFO Closing Date from the ROFO Estimated Price (and therefore from the ROFO Closing Amount Due and the ROFO Final Price).

(ii) Add the amount of any Additional Capital Contributions actually (or deemed) paid by ROFO Seller (other than, if the A/B Partners are the ROFO Seller, any Additional Capital Contribution to the extent required to pay or satisfy any A/B Retained Liability) between the date of delivery of the ROFO Offer Notice and the ROFO Closing Date to the ROFO Estimated Price (and therefore to the ROFO Closing Amount Due and the ROFO Final Price).

(iii) If there is a Deficiency Loan Outstanding Amount owed by the ROFO Seller to a ROFO Buyer, then subtract such amount (calculated with interest accruing at the Deficiency Loan Rate through the then scheduled Closing Date) from (A) the ROFO Estimated Price (and therefore from the ROFO Final Price and the ROFO Closing Amount Due) and (B) what would otherwise be such ROFO Buyer’s ROFO Pro Rata Share of the ROFO Final Price and the ROFO Closing Amount Due.

(iv) If there is a Deficiency Loan Outstanding Amount owed by a ROFO Buyer to the ROFO Seller, then add such amount (calculated with interest accruing at the Deficiency Loan Rate through the then scheduled Closing Date) to (A) the ROFO Estimated Price (and therefore to the ROFO Final Price and the ROFO Closing Amount Due) and (B) what would otherwise be such ROFO Buyer’s ROFO Pro Rata Share of the ROFO Final Price and the ROFO Closing Amount Due.

(c) If applicable, the General Partner will deliver to the Partners an update to the ROFO Adjustments prior to the Closing Date to reflect applicable changes in the calculations.

9.10 Challenges to the ROFO GP Adjustment Statement.

(a) Any Unaffiliated LP that is a ROFO Seller or ROFO Buyer shall have the right to challenge the ROFO GP Adjustment Statement by delivery of a notice to General Partner, the Company Accountants and the other Partners within ten (10) Business Days after the ROFO Closing (i) setting forth, in reasonable detail, the reasons for such challenge and (ii) including an engagement agreement with the Company Accountants (at the cost and expense of the Partner(s) challenging the ROFO GP Adjustment Statement) for the Company Accountants to complete a ROFO Adjustments within thirty (30) days after delivery of the challenge notice (a “ROFO

Adjustment Challenge Notice”). If the then current Company Accountants are unable or unwilling to prepare and deliver the ROFO Adjustments within such time, then such Unaffiliated LP(s) shall have the right to retain (at the Company’s cost and expense) an alternative Company Accountant to prepare and deliver a calculation of the ROFO Adjustment within such time.

(b) If no Unaffiliated LP delivers a ROFO Adjustment Challenge Notice within such time, then ROFO GP Adjustment Statement (as same may be updated) shall be deemed final and binding upon the ROFO Seller and the ROFO Buyer(s).

(c) If an Unaffiliated LP delivers a ROFO Adjustment Challenge Notice within such time, then (i) General Partner and the Unaffiliated LP that delivered the ROFO Adjustment Challenge Notice shall work diligently and cooperatively to cause the applicable Company Accountants to complete their calculation of the ROFO Adjustments within thirty (30) days after delivery of the ROFO Adjustment Challenge Notice and (ii) the Company Accountants’ calculation of the ROFO Adjustments (as same may be updated) shall be deemed final and binding upon the ROFO Seller and the ROFO Buyer(s). Notwithstanding the forgoing, (A) the ROFO Seller and the ROFO Buyer(s) shall close under the ROFO Contract on the ROFO Closing Date based upon the calculation of the ROFO Final Price and the ROFO Closing Amount Due from the ROFO Buyer(s) in the General Partner’s ROFO Adjustment Notice (as same may be updated) and (B) if the Company Accountants’ calculation of the ROFO Final Price and the ROFO Closing Amount Due from the ROFO Buyer(s) delivered after the ROFO Closing are different than the General Partner’s calculation, then the Company Accountants’ calculation of the ROFO Final Price shall be deemed final and binding upon the ROFO Seller and the ROFO Buyer(s) absent manifest error, and the ROFO Seller and the ROFO Buyer(s) shall adjust with each other accordingly within five (5) Business Days after receipt of the Company Accountants’ calculation.

9.11 ROFO Closing. On the ROFO Closing Date:

(a) (i) (A) If there is one (1) ROFO Buyer, such ROFO Buyer will fund the ROFO Closing Amount Due to the ROFO Escrow Agent, and (B) if there are two (2) ROFO Buyers, each ROFO Buyer shall fund its respective portion of the ROFO Closing Amount Due to the ROFO Escrow Agent, and (ii) the ROFO Buyer(s) will authorize and direct the ROFO Escrow Agent to pay the ROFO Seller the ROFO Final Price by wire transfer of immediately available funds as designated in the notice from ROFO Seller referred in Section 9.8(c).

(b) ROFO Seller and ROFO Buyer(s) will authorize and direct the ROFO Escrow Agent to deliver fully executed counterparts of the ROFO Assignment(s) to ROFO Seller and ROFO Buyer(s).

(c) ROFO Buyer(s) will authorize and direct the ROFO Escrow Agent to deliver fully executed counterparts of the ROFO Loan Guaranty Release(s) and/or ROFO Loan Guaranty Indemnities to the ROFO Seller.

(d) ROFO Seller and ROFO Buyer(s) will authorize and direct the ROFO Escrow Agent to deliver fully executed counterparts of all applicable ROFO Other Closing Documents to ROFO Seller and ROFO Buyer(s).

(e) ROFO Seller and ROFO Buyer(s) will each pay its own costs and expenses in connection with the transactions contemplated by this Article IX.

(f) Any prepayment penalties and/or defeasance costs that are due and payable upon an early prepayment of any Debt of any Project Entity in accordance with Section 9.8(d) shall be an expense of the Company.

9.12 ROFO Seller Default. A ROFO Seller shall be deemed to be a “ROFO Defaulting Seller” if the ROFO Seller shall fail to: (a) deliver the form ROFO Assignment(s) as provided for in Section 9.8(a); (b) deliver the wire transfer instructions as provided for in Section 9.8(c); (c) deliver the executed counterparts of the ROFO Other Closing Documents and closing instructions as provided for in Section 9.8(c); (d) authorize and direct the ROFO Escrow Agent to make the other deliveries after the ROFO Buyer(s) have funded the ROFO Closing Amount Due as provided for in Section 9.11 upon the ROFO Seller’s compliance with its obligations pursuant to this Article IX in all material respects; or (e) timely perform any other covenant of the ROFO Seller pursuant to this Article IX in all material respects.

9.13 ROFO Buyer Default.

(a) A ROFO Buyer shall be deemed to be a “ROFO Defaulting Buyer” if the ROFO Buyer shall fail to: (i) deliver the name and address of the ROFO Assignee as provided for in Section 9.8(a); (ii) deliver the ROFO Loan Guaranty Release(s) and/or ROFO Loan Guaranty Indemnities as provided for in Section 9.8(b); (iii) deliver the executed counterparts of the ROFO Other Closing Documents and closing instructions as provided for in Section 9.8(c); (iv) fund its portion of the ROFO Closing Amount Due as provided for in Section 9.11(a); (v) authorize and direct the ROFO Escrow Agent to pay the ROFO Final Price and make the other deliveries to the ROFO Seller as provided for in Section 9.11 upon the ROFO Buyer(s)’ compliance with its or their obligations pursuant to this Article IX in all material respects; or (vi) timely perform any other covenant of such ROFO Buyer pursuant to this Article IX in all material respects.

(b) If a ROFO Buyer is deemed to be in default under Section 9.13(a) (a “ROFO Buyer Default”) then the ROFO Seller shall, within five (5) Business Days after the scheduled ROFO Closing Date, deliver a notice to the ROFO Buyer(s) and the ROFO Escrow Agent (a “ROFO Buyer Default Notice”) providing the name(s) of the ROFO Buyer(s) deemed to be in default and specifying the default(s).

(c) If there is only one (1) ROFO Buyer at the time of the delivery of a ROFO Buyer Default Notice, then such ROFO Buyer shall have the right, for five (5) Business Days after receipt of a ROFO Buyer Default Notice, to cure all defaults (including to fund the entire ROFO Closing Amount Due (with any applicable additional ROFO Adjustments) and authorize and direct the ROFO Escrow Agent to pay the entire ROFO Final Price (with any applicable additional ROFO Adjustments) and make the other deliveries as provided for in Section 9.11).

(i) If such ROFO Buyer takes such curative actions, then the ROFO Closing will proceed by such fifth (5th) Business Day after receipt of such ROFO Buyer Default Notice.

(ii) If such ROFO Buyer fails to take such curative actions within such five (5) Business Days, then: (A) such ROFO Buyer shall be deemed to be a ROFO Defaulting Buyer; (B) the provisions of Sections 9.14 and 9.16 shall apply; and (C) the ROFO Escrow Agent shall so notify all of the Partners.

(d) If there were two (2) ROFO Buyers at the time of the delivery of a ROFO Buyer Default Notice and both were noted as being in default, then such ROFO Buyers (acting alone or together) shall have the right, for five (5) Business Days after receipt of such ROFO Buyer Default Notice, to cure all defaults (including to fund its ROFO Buyer Pro Rata Share of the entire ROFO Closing Amount Due, with any applicable additional ROFO Adjustments) and authorize and direct the ROFO Escrow Agent to pay the entire ROFO Final Price (with any applicable additional ROFO Adjustments) and make the other deliveries as provided for in Section 9.11).

(i) If both of the ROFO Buyers take such curative actions, then the ROFO Closing will proceed by such fifth (5th) Business Day after receipt of such ROFO Buyer Default Notice.

(ii) If one of the ROFO Buyers takes such curative actions as to its own default alone, then: (A) the ROFO Buyer that did not take the curative action shall be deemed to be a ROFO Defaulting Buyer and (B) the ROFO Buyer that took the curative action shall have a further ten (10) Business Days to elect either:

(i) To be the sole ROFO Buyer, fund the balance of the ROFO Closing Amount Due and make any other appropriate deliveries as provided for in Section 9.11, in which case (A) the ROFO Seller shall consummate the ROFO Closing with such curing ROFO Buyer (and the ROFO Seller, the curing ROFO Buyer and the ROFO Escrow Agent shall amend any of the statements, documents, instruments and agreements that need to be modified to accommodate such restructured ROFO Closing); and (B) upon such ROFO Closing, that portion of the ROFO Deposit that was funded by the ROFO Defaulting Buyer shall be deemed liquidated damages paid by the ROFO Defaulting Buyer to the curing ROFO Buyer (which amount shall be deemed liquidated damages, actual damages under such circumstances being difficult if not impossible to determine); or

(ii) To elect not to be a ROFO Buyer, in which case (A) the ROFO Escrow Agent shall release the portion of the ROFO Deposit that was funded by the ROFO Defaulting Buyer to the ROFO Seller (which amount shall be deemed liquidated damages, actual damages under such circumstances being difficult if not impossible to determine); (B) the ROFO Escrow Agent shall refund to the ROFO Buyer that took the curative action the portion of the ROFO Deposit that it funded; (C) the provisions of Sections 9.14 and 9.16 shall apply; and (D) the ROFO Escrow Agent shall so notify all of the Partners.

(e) If: (i) there were two (2) ROFO Buyers at the time of the delivery of a ROFO Buyer Default Notice; (ii) only one (1) was noted as being in default in the ROFO Buyer Default Notice; and (iii) the ROFO Buyer that was noted as being in default failed to take the curative action as provided for in Section 9.13(c), then (A) the ROFO Seller shall notify such non-defaulting ROFO Buyer that the ROFO Defaulting Buyer failed to take the curative action and (B) the non-defaulting ROFO Buyer shall have the right, for ten (10) Business Days after receipt of such notice, to fund the ROFO Defaulting Buyer’s portion of the ROFO Closing Amount Due (with any applicable additional ROFO Adjustments) and cause the ROFO Escrow Agent to pay the ROFO Final Price (with any applicable additional ROFO Adjustments) and make the other deliveries as provided for in Section 9.11.

(i) If such non-defaulting ROFO Buyer takes such curative actions within such ten (10) Business Days, then (A) the ROFO Seller shall consummate the ROFO Closing with such ROFO Buyer (and the ROFO Seller, the curing ROFO Buyer and the ROFO Escrow Agent shall amend any of the statements, documents, instruments and agreements that need to be modified to accommodate such restructured ROFO Closing) and (B) upon such ROFO Closing, that portion of the ROFO Deposit that was funded by the ROFO Defaulting Buyer shall be deemed liquidated damages paid by the ROFO Defaulting Buyer to the curing ROFO Buyer that closed under the ROFO Contract (which amount shall be deemed liquidated damages, actual damages under such circumstances being difficult if not impossible to determine).

(ii) If such non-defaulting ROFO Buyer does not take such curative actions within such ten (10) Business Days, then (A) the ROFO Escrow Agent shall release the portion of the ROFO Deposit that was funded by the ROFO Defaulting Buyer to the ROFO Seller (which amount shall be deemed liquidated damages, actual damages under such circumstances being difficult if not impossible to determine); (B) the ROFO Escrow Agent shall refund to the non-defaulting ROFO Buyer the portion of the ROFO Deposit that it funded; (C) the provisions of Sections 9.14 and 9.16 shall apply; and (D) the ROFO Escrow Agent shall so notify all of the Partners.

(f) Whenever in this Section 9.13 it is provided that all or any portion of the ROFO Deposit is to be funded to a Partner as liquidated damages, then in the event the recipient of such portion of the ROFO Deposit is the borrower under a Deficiency Loan pursuant to which the ROFO Defaulting Buyer is the lender, such portion of the ROFO Deposit shall first be applied to repayment of the applicable Deficiency Loan Outstanding Amount.

9.14 Remedies For a ROFO Defaulting Buyer(s) With No ROFO Closing. If there is a ROFO Defaulting Buyer and no ROFO Closing, then: (a) intentionally omitted; (b) the ROFO

Defaulting Buyer(s) shall reimburse the ROFO Seller for the actual and reasonable out-of-pocket costs and expenses theretofore incurred by the ROFO Seller in connection with the exercise of the rights of the ROFO Seller under the Asset Sale ROFO Provisions within ten (10) Business Days after receipt by the ROFO Defaulting Buyer(s) of an invoice for same, the ROFO Defaulting Buyer(s) being responsible for its/their ROFO Buyer Pro Rata Share of such expenses (failing which the amount owed shall be deemed to be a Deficiency Loan from the ROFO Seller to the ROFO Defaulting Buyer(s) made as of the tenth (10th) Business Day after receipt of such invoice); (c) if the ROFO Buyer(s) is/are an Unaffiliated LP, such Unaffiliated LP shall have no further rights under Sections 8.2 through and including 8.6; (d) the provisions of Section 9.16 shall apply; and (e) if there are two (2) ROFO Defaulting Buyers, then the ROFO Seller, acting alone, shall have the right to make the Major Decisions provided for in Section 9.16). The remedies expressly set forth in this Section 9.14 and elsewhere in this Article IX are intended to be the Partners’ sole and exclusive remedies for a ROFO Buyer Default.

9.15 Remedies For a ROFO Seller Default.

(a) If the ROFO Seller is deemed to be in default under Section 9.12 (a “ROFO Seller Default”), then: (i) the ROFO Buyer(s) shall have the right to receive a return of its/their ROFO Pro Rata Deposit Amount (plus interest) from the ROFO Escrow Agent; (ii) the ROFO Defaulting Seller shall reimburse the ROFO Buyer(s) for the actual and reasonable out-of-pocket costs and expenses theretofore incurred by the ROFO Buyer(s) in connection with the exercise of the rights of the ROFO Buyer(s) under the Asset Sale ROFO Provisions within ten (10) Business Days after receipt by the ROFO Defaulting Seller of an invoice for same (failing which the amount owed shall be deemed to be a Deficiency Loan from the ROFO Buyer(s) Seller to the ROFO Defaulting Seller made as of the tenth (10th) Business Day after receipt of such invoice(s)); and (iii) if the ROFO Seller is an Unaffiliated LP, such Unaffiliated LP shall have no further rights under Sections 8.2 through and including 8.6.

(b) In addition to and not in limitation of the foregoing, if (i) a ROFO Buyer (or the ROFO Buyers, acting jointly) deliver a notice to the ROFO Defaulting Seller within thirty (30) days after the scheduled ROFO Closing Date advising the ROFO Defaulting Seller that the ROFO Buyer(s) is/are ready, willing and able to close and (ii) the ROFO Defaulting Seller shall nevertheless fail to perform its obligations to consummate the ROFO Closing within such thirty (30) days, then: (A) such ROFO Buyer(s) shall have the right to commence a Proceeding against ROFO Seller to specifically enforce the obligations of ROFO Seller to close under the ROFO Contract and (B) the ROFO Final Price will be ninety-five percent (95%) of what the defaulting ROFO Defaulting Seller’s ROFO Final Price would have been had the ROFO Closing taken place on the ROFO Closing Date. If specific performance of the obligations of ROFO Seller is not available, then the ROFO Seller shall owe to the ROFO Buyer(s) an amount equal to five percent (5%) of the ROFO Final Price (which amount shall be deemed liquidated damages, actual damages under such circumstances being difficult if not impossible to determine).

(c) If a ROFO Buyer is entitled to acquire all or a portion of the ROFO Defaulting Seller’s Partnership Interest at a discounted price as provided in clause (B) of Section 9.15(b), then in the event such ROFO Buyer is the borrower under a Deficiency Loan pursuant to which the ROFO Defaulting Seller is the lender, such discounted price shall not be available (and the ROFO Final Price payable by such ROFO Buyer shall be one hundred percent (100%) of such ROFO Buyer’s share of what the defaulting ROFO Defaulting Seller’s ROFO Final Price would have been had the ROFO Closing taken place on the ROFO Closing Date) unless an equal amount of the applicable Deficiency Loan Outstanding Amount is repaid simultaneously with the ROFO Closing. If a ROFO Buyer is entitled to liquidated damages from a ROFO Defaulting Seller pursuant to the last sentence of Section 9.15(b), then in the event such ROFO Buyer is the borrower under a Deficiency Loan pursuant to which the ROFO Defaulting Seller is the lender, such liquidated damages shall first be applied to repayment of the applicable Deficiency Loan Outstanding Amount.

(d) The remedies expressly set forth in this Section 9.15 and elsewhere in this Article IX are intended to be the Partners’ sole and exclusive remedies for a ROFO Seller Default.

9.16 Asset Sale Process.

(a) If: (i) no ROFO Offeree delivers a ROFO Buy Response Notice; (ii) the full ROFO Deposit is not delivered as provided for in Section 9.6; or (iii) the provisions of Section 9.14 otherwise apply, then (A) the ROFO Offerees shall be deemed to have waived their right to consummate the ROFO Closing and (B) the General Partner shall (and is hereby authorized and directed to) promptly commence and thereafter diligently pursue the Asset Sale Process.

(b) Within ten (10) Business Days after the commencement of the Asset Sale Process, any Unaffiliated LP may deliver notice to the General Partner and the other Partners that such Unaffiliated LP or its Affiliate is interested in bidding pursuant to the Asset Sale Process, following which (i) such Unaffiliated LP or its Affiliate may, but shall have no obligation to, participate in the Asset Sale Process as a bidder and to acquire the Project Assets, and (ii) such Unaffiliated LP shall have no right to receive information or request or take actions on behalf of the Company pursuant to Section 9.16(c). Any Unaffiliated LP who fails to timely deliver such a notice shall be prohibited from (and shall prevent its Affiliates from) bidding pursuant to the Asset Sale Process. Any Unaffiliated LP who timely delivered such a notice may at any time thereafter deliver a notice to the General Partner and the other Partners waiving such Unaffiliated LP’s right to participate further in the bidding process, following which (x) such Unaffiliated LP shall be prohibited from (and shall prevent its Affiliates from) continuing to bid pursuant to the Asset Sale Process and (y) such Unaffiliated LP shall again have the right to receive information and request or take actions on behalf of the Company pursuant to Section 9.16(c).

(c) The General Partner shall, on a timely basis, consult with, respond to questions from and keep the other Partners informed about the progress of the Asset Sale Process, including by delivering to the Non-General Partner a true and complete copy of any: (i) executed agreement between the Company and the nationally recognized third party broker retained by General Partner (on behalf of the Company) in connection with the Asset Sale Process and (ii) executed purchase and sale agreement between the Company and any potential purchaser in connection with the Asset Sale Process. The Unaffiliated LPs may request that General Partner take particular actions that are reasonable and customary under then-market conditions in connection with the marketing and sale of the Project Assets pursuant to the Asset Sale Process and, if General Partner fails within ten (10) Business Days (or within such longer reasonable period of time necessitated by the nature of such requested actions) of the Unaffiliated LPs’ request to commence to take such actions and thereafter to work diligently and continuously to complete such action, then the requesting Unaffiliated LP may (and is fully empowered to) take such action in the name of and on behalf of the Company.

(d) Unless otherwise agreed to as an Approved Major Decision, the General Partner shall not enter into any purchase and sale agreement for the Project Assets in connection with an Asset Sale Process unless such purchase and sale agreement shall provide for (i) an all cash purchase price in an amount equal to or greater than ninety-six percent (96%) of the Minimum Gross Sale Price and (ii) a closing date no later than one (1) year after the expiration of the ROFO Response Period.

(e) Unless otherwise agreed to as an Approved Major Decision, if the Company shall fail to enter into a purchase and sale agreement for the Project Assets as described in Section 9.16(c) within one (1) year after the expiration of the ROFO Response Period, then General Partner shall terminate the Asset Sale Process (without prejudice to any future Asset Sale Process that may be triggered by a future exercise of the Asset Sale ROFO Provisions).

(f) The Company will pay one hundred percent (100%) of any prepayment penalties and/or defeasance costs that are due and payable upon an early prepayment of any Debt of any Project Entity in connection with any sale of the Project Assets pursuant to an Asset Sale Process.

(g) Upon any termination of an Asset Sale Process as described in Section 9.16(d), (a) the Partners shall have no further rights or obligations with respect to each other with respect to the applicable ROFO Offer Notice and (b) the Partner that delivered the applicable ROFO Offer Notice shall not be entitled to deliver another ROFO Offer Notice until the first (1st) anniversary of the termination of the Asset Sale Process.

9.17 Tax Cooperation. With respect to a disposition of CPP/LP’s Partnership Interest under this Article IX, such disposition shall be subject to the cooperation provisions of Section 6.20 subject to the limitations and conditions set forth therein.

END OF ARTICLE IX

ARTICLE X

PARTITION

10.1 Waiver of Partition. Each of the Partners irrevocably waives, during the term of the Company and during any period of its liquidation following any dissolution, any right that it may have to maintain any action for partition in kind with respect to any of the Project Assets.

END OF ARTICLE X

ARTICLE XI

COVENANTS, WARRANTIES AND REPRESENTATIONS OF PARTNERS

11.1 Mutual Representations, Warranties and Covenants of the Partners. Each Partner represents and warrants to the best of its knowledge (and covenants and agrees with) the other Partners, as to itself only, that:

(a) It is a limited liability company or limited partnership, as applicable, duly formed, validly existing and in good standing under the Laws of the state of its formation. It has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

(b) All acts and other proceedings required to be taken by it to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken.

(c) This Agreement has been duly executed and delivered by its and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency and other similar laws and general legal and equitable principles.

(d) It has obtained all approvals and consents required to be obtained by it in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby from all Governmental Authorities having any approval rights with respect thereto, and all Persons having consent rights, such that the failure to consent would have a material adverse effect on the Company or its assets.

(e) Each of PKY/GP and PKY/LP represents and warrants that, as of the Effective Date, to their knowledge, they are not aware that PKY REIT does not qualify as a domestically controlled qualified investment entity within the meaning of Section 897(h)(4)(B) (a “DC REIT”); provided, however, that no representation or warranty of any kind or nature whatsoever (express or implied) is made with respect to any shareholder of shares of PKY REIT or any diligence or inquiry with respect thereto.

(f) As of the Effective Date, (i) it is not an “employee benefit plan”, as defined in Section 3(3) of the ERISA, or a “plan”, as defined in Section 4975(e) of the IRS Code and its assets have not been deemed “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the IRS Code, or for the purposes of any state statutes applicable to the regulation of investments of and fiduciary obligations with respect to “governmental plans” within the meaning of Section 3(32) of ERISA and (ii) the acquisition and continued ownership of the applicable Partnership Interest by such party: (A) is not a non-exempt “prohibited transaction” under ERISA; (B) is not subject to or in violation of any state statutes applicable to regulation of investments of and fiduciary obligations with respect to “employee benefit plans”, as defined in Section 3(3) of ERISA, “plans”, as defined in Section 4975(e) of the IRS Code, or “governmental plans” within the meaning of Section 3(32) of ERISA; (C) will not cause the Company’s assets to become “plan assets” subject to ERISA or any similar state Law; (D) will not cause Holdco to qualify as a “pension” held REIT within the meaning of Section 856(h) of the IRS Code; (E) will not create a potential REIT qualification problem as a result of the related party rent rule of Section 856(d)(2)(B) of the IRS Code; and (F) will not result in a requirement to register the Company under the Securities Exchange Act or to register as an investment company under the Investment Company Act of 1940, as amended. The provisions of this Section 11.1(f) shall be a continuous covenant of each Partner for so long as it shall continue to be a Partner.

(g) TIAA/LP represents and warrants that, as of the Effective Date, the sole owners of the direct equity in TIAA/LP are              and             .5

(h) CPP/LP represents and warrants that, as of the Effective Date, the sole owner of the direct equity in CPP/LP is CPPIB REH.

(i) PKY/GP and PKY/LP represent and warrant that, as of the Effective Date, the sole owner of the direct equity in PKY/GP and PKY/LP is POPLP.

(j) (i) Its Partnership Interest has not been registered under the Securities Act of 1933, as amended, or any state securities laws; (ii) there is no market for the Partnership Interest; (iii) the Partnership Interest may not be Transferred by any Partner except as expressly provided for herein; (iv) it is an informed and sophisticated investor in securities and has sufficient knowledge and experience in financial and business matters to be able to evaluate the merits and risks of its investment in the Partnership Interest and to bear the economic risks of such investment; (v) it has been afforded the opportunity to ask questions and conduct its own diligence and understands that its investment in the Partnership Interest involves a significant degree of risk and it has adequate means of providing for its current needs, is able to bear the economic risks of investment for an indefinite period of time and can afford a complete loss of this investment; (vi) it is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended; (vii) it is acquiring its Partnership Interest for its own account for investment purposes and (except as expressly provided for herein) not with a view to the distribution thereof; (viii) it is not acquiring its Partnership Interest as a result of any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar medium, or radio or television broadcast; and (ix) it has been afforded the opportunity to seek and rely upon the advice of its own attorney, accountant or other professional advisor in connection with an investment in the Company (including its Partnership Interest) and the execution of this Agreement.

(k) Each of TIAA/LP and CPP/LP represents and warrants and acknowledges and agrees (each for itself only) that it has not incurred any obligation to a broker or finder for payment of any commission or fee in connection with the formation of the Company, except that it has dealt with HFF, which shall be paid by the Company as an Approved Major Decision.

[5]	TIAA/LP to provide prior to the closing date.

(l) Each of PKY/GP and PKY/LP represents and warrants and acknowledges and agrees that the only obligation they (or any of their Affiliates) have to a broker or finder for payment of any commission or fee in connection with the formation of the Company is the obligation of PKY REIT to HFF and they will jointly and severally indemnify, defend and hold the Company harmless from and against any claims by HFF (or any third party) claiming that PKY/GP and/or PKY/LP is obligated to pay such other Person a commission in connection with the formation of the Company. Notwithstanding the foregoing, the Company has assumed, is responsible for and will pay the brokerage commission that will be due to HFF upon the closing of the New Loan pursuant to an agreement signed between Parkway Properties LP and HFF (and payment of such brokerage commission has been Approved as a Major Decision).

(m) As of the Effective Date, it is not an “investment company” (as such term is defined in the Investment Company Act of 1940 (as amended, the “1940 Act”)), and is excluded from the definition of “investment company” under the 1940 Act based on the exceptions set forth in subparagraph 3(c)(1) or 3(c)(7) of the 1940 Act.

(n) As of the Effective Date, it is not a Prohibited Person (provided that PKY/GP and PKY/LP have not (and will not) make any representation, warranty, covenant or agreement regarding any stockholder of any of the shares of PKY REIT).

(o) If acknowledges that if it were to become a Prohibited Person after entering into this Agreement, the Company will be required, under applicable Laws, to block its Partnership Interest, file reports with OFAC regarding such blocked interest, and seek specific authorization from OFAC before performing any obligations under the Agreement involving such Partner and the other Partners may be required to do same.

(p) It will not, directly or indirectly, use any monies received from the Company to finance or facilitate any activities or business of or with any Person that, at the time of such financing or facilitation, is the subject Laws regarding economic sanctions.

(q) It will comply with all Laws, including AML Laws, anti-bribery Laws and anti-corruption Laws.

(r) To the best of its knowledge, based on reasonable investigation, none of its Capital Contributions (whether payable in cash or otherwise) either (i) are the proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7) or any other activity deemed illegal under the Laws of the United States or (ii) will cause the Company or any Partner to be in violation of AML Laws or anti-terrorism Laws.

(s) When requested by any other Partner, it will (to the extent reasonable and customary in the circumstances) provide any and all additional information and/or documentation required under applicable Laws.

(t) Neither it nor any of its Affiliates: (i) has offered or given, and will not offer or give, directly or indirectly, any bribe or other improper benefit or advantage to any individual or organization, including any government official, demanded or accepted; (ii) will demand or accept, directly or indirectly, any bribe or other unlawful benefit or advantage for itself or any individual or organization; or (iii) has authorized or acquiesced in, and will not authorize or acquiesce in, any bribery, extortion, fraud, deception, collusion, cartels, embezzlement, trading in influence, money-laundering, or any similar unlawful activity.

11.2 Volcker Provisions.

(a) As of the Effective Date, neither the Company nor any entity controlled by the Company (collectively, the “BHC Parties”) (i) has an ownership interest in a covered fund (defined below), (ii) engages in proprietary trading (defined below), (iii) sponsors (defined below), or acts as an investment advisor, investment manager or commodity trading advisor to, a covered fund, (iv) provides a line of credit, guarantee or other form of credit support or backstop in favor of a covered fund described in clause (iii) or a covered fund controlled by such a covered fund, or (v) provides any other services to a covered fund.

(b) For so long as TIAA/LP or any of its Affiliates owns (directly or indirectly) any class of voting securities of any BHC Party, the Company shall not, and shall not permit any BHC Party to, undertake any of the following, to the extent not a permitted activity under the Volcker Rule (defined below) as determined in consultation with TIAA/LP:

(i) acquire or retain an ownership interest in a covered fund;

(ii) engage in proprietary trading;

(iii) sponsor, or act as an investment advisor, investment manager or commodity trading advisor to, a covered fund; or

(iv) provide a line of credit, guarantee or other form of credit support, backstop or similar arrangement in favor of a covered fund described in clause (iii) (or any covered fund controlled by such a covered fund), or enter into any transaction with such covered fund on terms less favorable to the Company than could be obtained by a third party on arms’ length terms.

(c) Without limiting the applicability of any alternate provision of this Agreement and notwithstanding anything to the contrary in the Agreement:

(i) TIAA/LP shall have the right, upon reasonable advance written request to the Company but at TIAA/LP’s own cost and expense, to examine the books and records of the Company, and to the extent required by or requested by a regulator with jurisdiction over TIAA/LP, TIAA/LP shall be entitled to make available to such regulator such books and records, provided that TIAA/LP and the Company agree to reasonably cooperate (with each other and with any such regulator) so as to preserve the confidentiality of any such books and records in the hands of the regulator;

(ii) to the extent the Company (or any BHC Party) engages in any of the activities described in Section 11.2(b), the Company agrees to maintain its books and records in compliance with, and otherwise adhere to, the requirements imposed by the Volcker Rule as relates to permitted proprietary trading and covered fund activities, such maintenance and adherence to be consented to by TIAA/LP and competent counsel acting in good faith on behalf of TIAA/LP; and

(iii) within ninety (90) days after the end of each fiscal quarter of the Company, an authorized officer acting on behalf of the Company shall deliver to TIAA/LP a compliance certificate certifying as to the Company’s compliance with the provisions of this Section 11.2.

(d) The Company shall deliver to TIAA/LP within sixty (60) days after the end of each semiannual fiscal period in each fiscal year of the Company, and more frequently as reasonably requested by TIAA/LP, a reasonably detailed chart illustrating the ownership structure (and percentage ownership) of the Company, the Company’s equity holders, and each of the Company’s direct and indirect subsidiaries and affiliates.

(e) The terms “sponsor”, “covered fund” and “proprietary trading” shall have the meaning given to such terms in Section 13 of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and any available written guidance with respect thereto, including the final implementing regulations (12 C.F.R Part 248) issued by the Board of Governors of the Federal Reserve on December 10, 2013 (collectively, the “Volcker Rule”). For purposes of this Section 11.2, the term “control” shall have the meaning given to such term in the BHC Act, and all applicable written rules, regulations and published guidance promulgated thereunder.

(f) If TIAA/LP reasonably determines that it is or may be required to no longer hold equity securities (or is required to hold a lesser amount of equity securities) by a change or amendment to applicable law, rule or regulation (including changes to official interpretations of or guidance regarding unchanged laws, rules or regulations and including changes to TIAA/LP’s internal policies that result from such change or amendment to applicable law, rule or regulation), then TIAA/LP shall be entitled to Transfer its Partnership Interest subject to and in compliance with Sections 14.4 through and including 14.20.

(g) There shall be no amendment, modification or waiver to this Section 11.2 without the prior written consent of TIAA/LP.

END OF ARTICLE XI

ARTICLE XII

BOOKS AND RECORDS; STATEMENTS;

AUDITS BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

12.1 Books and Records; Statements; Audits by Independent Certified Public Accountants.

(a) General Partner shall keep full and accurate books, records, reports and statements of the Company or that are required to be kept or delivered by the Affiliate of the General Partner under any Affiliate Agreement, showing all receipts, expenditures, assets, liabilities, profits and losses of the Company and all other records necessary for the recording of the Company’s business and affairs.

(b) General Partner shall keep all books and records in a manner consistent with the Accounting Principles.

(c) The books, accounts and records of the Company shall be at all times maintained at the principal office of the Company as provided for in Section 2.3 hereof. The Unaffiliated LPs shall have the right to review and copy such books, accounts and records on reasonable prior notice to General Partner.

12.2 Unaffiliated LP Right to Audit. Upon reasonable advance written notice to General Partner, any Unaffiliated LP may have its accountants and representatives conduct audits of the books, records and accounts of the Company and Holdco (and, if General Partner determines to keep separate books and records for any of the other Project Entities, then of such other Project Entities) during normal business hours on Business Days. General Partner shall provide the Unaffiliated LPs’ auditing accountants and representatives with full access to all such books, records, accounts, reports, invoices, receipts and information related to the ownership and/or operation of the Project. The cost of such audit shall be borne by the Unaffiliated LP, unless such audit discloses a material inaccuracy or omission in the books, records and accounts of the Company and the other Project Entities, in which event the cost of such audit shall be borne by the General Partner. The Unaffiliated LPs shall not have the right to conduct more than one (1) full accounting audit in any Fiscal Year.

12.3 Reports.

(a) Annual Reports. General Partner shall cause to be provided to each Partner, no later than seventy-five (75) days after the close of each Fiscal Year: (i) annual financial statements of the Company for such Fiscal Year (including a balance sheet, profit and loss statement and statement of cash flow), prepared in accordance with the Accounting Principles, which shall be audited and certified by the Company Accountants and (ii) annual REIT qualification testing and reports on such testing, including an annual REIT qualification letter prepared by KPMG or another “Big Four” accounting firm, in each case provided by Holdco to the Company pursuant to the Holdco LLC Agreement, a copy of which shall be forwarded to the Partners within ten (10) days of receipt thereof. In addition, General Partner shall provide each Partner with copies of all financial information regarding the Company and/or its assets which the Company provides to any Lender to the Company or any Project Entity.

(b) Quarterly Reports. As soon as practicable, and in any event no later than forty-five (45) days after the close of each quarter of the Fiscal Year, General Partner shall cause to be provided to each Partner the following information: (i) an executive summary, including financial highlights and asset issue report; (ii) a balance sheet, an operating statement and a cash flow statement with the period change and variance to the then in effect Approved Annual Business Plan, including explanations for variances in excess of ten percent (10%) and twenty five thousand dollars ($25,000) for Line Items relating to Operating Expenses and ten percent (10%) and fifty thousand dollars ($50,000) for Line Items relating to Non-Recurring and Recurring Capital Expenses; (iii) a leasing activity report, including a comparison to the then in effect Approved Annual Business Plan, together with copies of all Leases signed during such quarter; (iv) a capital expenditures report, including a comparison to the then in effect Approved Annual Budget; (v) a projection of Cash Flow for the impending fiscal quarter; (vi) a report on any retail tenant sales to the extent any tenant pays percentage rent and reports the same; (vii) a report on the status of existing or threatened Proceedings against or on behalf of the Company; (viii) a report on any matter relating to the Project Assets in such quarter which any Partner believes is significant and/or any material workplace health and safety issues relating to the Project Assets and/or any material environmental issues relating to the Project Assets; (viii) a stacking plan; (ix) details of all management fees, development and construction management fees, documentation fees, leasing fees, professional fees and other disbursements paid to Affiliates of General Partner or third-party managers and leasing agents; (x) quarterly REIT qualification testing and reports on such testing from KPMG or another “Big Four” accounting firm, in each case provided by Holdco to the Company pursuant to the Holdco LLC Agreement, a copy of which shall be forwarded to the Partners promptly (but in all events within ten (10) days) of receipt thereof; and (xi) an updated Argus file reflecting new leasing and the Approved Annual Budget, which shall be forwarded to the Partners promptly (but in all events within ten (10) days) of receipt thereof.

(c) Monthly Reports. As soon as practicable, and in any event no later than fifteen (15) days after the close of each calendar month, General Partner shall cause to be provided to each Partner the following information: (i) a general ledger and a detailed trial balance with monthly change (in CSV format and in the form attached hereto as Exhibit 12); (ii) a current tenant schedule of the Project Assets (in CSV format and in Excel format); (iii) a tenant-level accounts receivable aging report (in CSV format); (iv) a balance sheet, summary and detailed operating statement and cash flow statement, each showing the month’s approved budget pursuant to the Approved Annual Budget in comparison with actual amounts thereof as well as the year-to-date totals thereof and an annual budget to the end of the Fiscal Year; and (v) notice of the adoption or implementation of any environmental remediation program that is not required to be Approved by the Partners pursuant to Section 6.3(v).

(d) Additional Reporting. In addition to the matters described in Section 12.3(a), Section 12.3(b) and Section 12.3(c), General Partner shall prepare or cause to be prepared and provided to the Partners such other reports and information as a Partner may from time to time reasonably request.

(e) Valuations. Any Partner may perform or cause to be performed a valuation of the Project Assets, at such Partner’s cost and expense. Copies of any such valuation shall be provided by the Partner performing the valuation to each other Partner.

12.4 Copies of Material Documents. General Partner shall deliver to the Unaffiliated LPs copies of: (a) on a monthly basis, copies of all new Leases; (b) all new Major Decision Contracts; (c) any other type of information that the Company or any other Project Entity is obligated to deliver a Lender; (d) with respect to any Proceeding by or against the Company or any other Project Entity with an aggregate amount in controversy in excess of $1,000,000, copies of: (i) the service of process or any notice of (or similar document relating to) the commencement of such Proceeding; (ii) all material motions, pleadings, memos, motions, orders and other material information relating to such Proceeding; and (iii) all judgments and settlement agreements; (e) on a monthly basis, all notices from a tenant claiming a default by any Project Entity with respect to any Lease and alleging either a grounds for termination of such Lease or a defense to the payment of rent, and other material information relating to the resolution of such dispute or the commencement of a Proceeding with respect thereto; (f) all notices claiming default by the tenant under any Major Lease and other material information relating to the resolution of such dispute or the commencement of a Proceeding with respect thereto; (g) all notices claiming a default by the Company or any other Project Entity with respect to any Debt or the default by the Lender under such Debt and other material information relating to the resolution of such dispute or the commencement of a Proceeding with respect thereto; and (h) all material notices from any Governmental Authority to the Company or any other Project Entity alleging an action, omission, violation or circumstance by the Company or any other Project Entity.

12.5 Tax Filings.

(a) General Partner shall instruct the Company Accountants to (i) submit drafts of all tax returns for a Fiscal Year (including copies of all related schedules and exhibits and, upon request, copies of all supporting work papers) to the Partners no later than one hundred twenty (120) days after the end of such Fiscal Year; (ii) prepare and file in a timely manner (including any permitted extensions) after the end of each Fiscal Year all federal, state and local tax returns for the Company, Holdco and each applicable other Project Entity for such Fiscal Year; and (iii) cause copies thereof to be delivered to each of the Partners. The General Partner shall prepare or cause to be prepared a good faith estimate of all relevant tax information to be delivered to each Partner within sixty (60) days after the end of each Fiscal Year.

(b) General Partner shall: (i) have full power and authority to act for the Company and the Partners (and for each other Project Entity) as Tax Matters Partner and Partnership Representative, with all the rights and responsibilities of that position described in sections 6222-32 of the IRS Code and to act in any similar capacity under applicable state or local law; (ii) keep the other Partners informed of the progress of any tax audits or examinations.

(c) General Partner is hereby designated as the “tax matters partner” of the Company as defined in Section 6231(a)(7) of the IRS Code as in effect prior to the repeal of such section pursuant to the provisions of the Bipartisan Budget Act of 2015 and the Treasury Regulations promulgated thereunder (the “Tax Matters Partner”). The Tax Matters Partner shall also be designated as the “partnership representative” of the Company within the meaning of Section 6223(a) of the IRS Code when applicable (the “Partnership Representative”). Except as otherwise provided in this Agreement, all elections (including the election provided for in Section 754 of the IRS Code) required or permitted to be made by the Company under the IRS Code or state tax law shall be timely determined and made by the Tax Matters Partner; provided, however, with respect to any material tax elections (which, for purposes of this provision, include any election that would cause the Company to be taxable other than as a partnership, revocation of Holdco’s CTB Election or REIT election, the Code Section 6226 election and an election under Code Section 754), the Tax Matters Partner shall not act with respect to these material items without Approval. With respect to any material inquiries, claims, assessments, audits, controversies or similar events received from any taxing authority, the Tax Matters Partner or the Partnership Representative, as applicable, shall not act with respect to these material items without Approval. The Partners intend that the Company be treated as a partnership for U.S. federal, state and local tax purposes, and the Partners will not elect or authorize any person to elect to change the status of the Company from that of a partnership for U.S. federal, state and local income tax purposes without the prior written consent of the Tax Matters Partner. The Company hereby indemnifies and holds harmless the Tax Matters Partner from and against any claim, loss, expense, liability, action or damage resulting from its acting or its failure to take any action in accordance with this Section 12.5, including as the Tax Matters Partner or the Partnership Representative, provided that any such action or failure to act does not constitute fraud, willful misconduct, gross negligence, misappropriation of funds, breach of the implied contractual covenant of good faith and fair dealing as provided for in Section 6.13, or material breach of this Agreement or of the Holdco LLC Agreement.

(d) General Partner shall attempt to allocate the burden of (or any diminution in distributable proceeds resulting from) any taxes, penalties or interest imposed on the Company pursuant to the Partnership Tax Audit Rules to those Partners to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise) where such allocations can be achieved without unwarranted expense and effort (as measured in relation to the aggregate amount in question) as reasonably determined by General Partner, and the Partners consent to and agree to cooperate as reasonably requested with any such efforts; provided, notwithstanding the foregoing, if requested by any Partner, the Company, the Partnership Representative and its appropriate tax representatives (if any) shall make an election to treat a “partnership adjustment” as an adjustment to be taken into account by each Partner in accordance with Section 6226 of the IRS Code (as amended pursuant to the provisions of the Bipartisan Budget Act of 2015). The provisions of this Section 12.5(d) shall survive the termination of the Company or the termination of any Partner’s interest in the Company and shall remain binding on the Partners for as long a period of time as is necessary to resolve with the IRS (or other applicable tax authority) any and all matters regarding the income taxation of the Company or the Partners.

12.6 Reimbursement and Indemnity. The Company shall (a) subject to and in accordance with the terms of Section 6.12, reimburse the General Partner for all actual third party costs and expenses incurred by General Partner in connection with the exercise of the rights and/or the performance of the responsibilities referred to in this Article XII and (b) subject to and in accordance with the terms of Article VII, indemnify and hold harmless the General Partner from all unrelated third party claims, liabilities, costs and expenses (including reasonable attorneys’ fees and court costs) incurred by it in the exercise of the rights and/or the performance of the responsibilities referred to in this Article XII.

12.7 DC REIT Status.

(a) As soon as practicable, and in any event no later than ninety (90) days after the close of each Fiscal Year, General Partner shall provide to each Partner a written statement as to whether General Partner is aware, to its knowledge and without any representation or warranty of any kind or nature whatsoever (express or implied) made with respect to any holder of shares of PKY REIT, and without any requirement for any diligence or inquiry with respect to any such holder, whether PKY REIT did not qualify as a DC REIT at any time during such Fiscal Year.

(b) In addition, at any time during a Fiscal Year, any Partner may request in writing that General Partner provide to each Partner a written statement as to whether General Partner is aware, to its knowledge and without any representation or warranty of any kind or nature whatsoever (express or implied) made with respect to any holder of shares of PKY REIT, and without any requirement for any diligence or inquiry with respect to any such holder, whether PKY REIT did not qualify as a DC REIT at any time during such Fiscal Year. General Partner shall use commercially reasonable efforts to timely comply with such requests. A Partner requesting a statement under this Section 12.7(b) shall provide reasonable prior notice to General Partner, and each Partner may request no more than one (1) such statement per Fiscal Year at the cost of the Company; provided, however, that a Partner may reasonably request one (1) additional statement under this Section 12.7(b) during a Fiscal Year provided that such Partner pays all costs and expenses related to the preparation of such additional statement.

END OF ARTICLE XII

ARTICLE XIII

DISSOLUTION

13.1 Dissolving Events. The Company shall be dissolved in the manner hereinafter provided upon the happening of any of the following events:

(a) an Approved Major Decision to dissolve the Company;

(b) the disposition by the Company (and/or every other Project Entity) of all or substantially all of the Project Assets (and/or the interests in all of the Project Entities) and the collection of all amounts derived from any such disposition (including all amounts payable to the Company or any other Project Entity); or

(c) any other event which under applicable Law would cause the dissolution of the Company; provided, however, that, unless required by Law, the Company shall not be liquidated as a result of any such event and the Company shall be reconstituted.

13.2 Methods of Liquidation. If the Company is dissolved and not reconstituted, an accounting of the Project Assets, liabilities, and operations through the last day of the month in which the dissolution occurs shall be made by the Company Accountants, and the affairs of the Company shall be wound up and terminated. General Partner shall, subject to the provisions hereof, including those requiring the Approval of the Partners: (a) serve as the liquidating trustee of the Company; (b) be responsible for winding up and terminating the affairs of the Company and determine all matters in connection therewith (including the arrangements to be made with creditors, to what extent and under what terms the assets of the Company are to be sold, and the amount or necessity of cash reserves to cover contingent liabilities) as it deems; and (c) thereafter liquidate the assets of the Company as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in accordance with the following:

(a) First, to the payment of the debts and liabilities of the Company, other than to the Partners, and to the expenses of liquidation in the order of priority as provided by Law; then

(b) Second, to the establishment of, or addition to, any reserves deemed necessary or appropriate by the liquidating trustee, for any contingent or unforeseen liabilities or obligations of the Company; then

(c) Third, to the payment of any indemnification obligation of the Company to any of the Partners as provided for in Article VII, pro rata to the respective outstanding balances of such obligations; then

(d) Fourth, to the Partners, as provided for in Article IV, in proportion to, and to the extent of, the positive balances in their respective Capital Accounts.

13.3 Reasonable Time for Liquidating. A reasonable time as deemed necessary or appropriate by the General Partner shall be allowed for the orderly liquidation of the Company’s assets pursuant to Section 13.2 to endeavor to minimize the losses normally attendant upon such a liquidation.

13.4 Date of Liquidation. The Company shall be liquidated and terminated when all of its assets have been converted into cash, all promissory notes or other evidences of any Debt derived by the Company from such conversion of its assets have been collected or otherwise converted into cash, and all such cash has been applied and distributed in accordance with the provisions of Section 13.2. The establishment of any reserves shall not have the effect of extending the term of the Company, but such reserves shall be distributed in accordance with Section 13.2 and in the manner and within the time period as the liquidating trustee deems advisable and appropriate.

13.5 Final Distribution. The final distributions following dissolution shall be made in accordance with the provisions of Section 4.1.

13.6 Withdrawals. The Partners shall (a) not withdraw or retire from the Company except as a result of a Transfer of their entire respective Partnership Interests as permitted by this Agreement and (b) carry out their duties and responsibilities hereunder while Partners and until the Company is terminated, liquidated, and dissolved under this Article XIII.

END OF ARTICLE XIII

ARTICLE XIV

RESTRICTIONS ON TRANSFERS OF INTERESTS, UNRESTRICTED

TRANSFERS OF INTERESTS AND PERMITTED TRANSFERS OF INTERESTS

14.1 General Restriction on Transfers of Partnership Interests and Interests in Partners.

(a) Each Partner can Transfer its Partnership Interest in accordance with this Article XIV, but subject to all of the provisions of this Article XIV. Except to the extent that any such Transfer is an Unrestricted PKY Transfer, an Unrestricted Affiliate Transfer, an Unrestricted Public Transfer, a Partner Syndication Transfer or another type of Permitted Transfer, (i) no Partner shall Transfer all or any part of its Partnership Interest and (ii) no Partner shall suffer or permit the Transfer of any direct or indirect interest in such Partner.

(b) Any Transfer that is not an Unrestricted PKY Transfer, an Unrestricted Public Transfer, an Unrestricted Affiliate Transfer, a Partner Syndication Transfer or another type of Permitted Transfer shall: (i) be null and void ab initio; (ii) not bind the Company; (iii) not relieve the purported transferring Partner from any liability, obligation or responsibility under this Agreement; and (iv) not give the purported transferee any right of any kind or nature whatsoever under this Agreement (including any right to: (A) appoint any Representative; (B) approve or disapprove any Major Decision or otherwise participate in management of the Company; (C) receive any Distributions to which the purported transferring Partner would otherwise be entitled; (D) receive a capital Account or any allocations under Article V to which the purported transferring Partner would otherwise be entitled; or (E) have any access to the books and records of the Company or any other Project Entity and/or receive any reports or other information to which the purported transferring Partner would otherwise be entitled to which its transferor would otherwise be entitled).

(c) If a Partner makes (or attempts to make) any purported Transfer in violation of this Article XIV, then such Partner shall (subject to and in accordance with Article VII) indemnify and hold the Company, the other Project Entities and the other Partners harmless from and against any and all taxes imposed by any Governmental Authority upon the Company, the other Project Entities and/or the other Partners that, directly or indirectly, arise from, out of, as a result of or are caused such purported Transfer.

(d) A Transfer that is Approved as a Permitted Transfer in any one or more instances shall not limit or waive any need to have any other Transfer so Approved in any other or subsequent instances.

(e) The Company shall be entitled to treat the record owner of any Partnership Interest as the absolute owner thereof, and shall incur no liability for distributions of cash or other property or allocations of income, gain, loss, deduction or credit made in good faith to such owner until such time as a written assignment of such Partnership Interest has been received, accepted and recorded on the books of the Company. An Approved Major Decision authorizing any such Transfer in any one or more instances shall not limit or waive the requirement for such Approval in any other or future instance.

(f) Other than with respect to an Unrestricted PKY Transfer or a CPPIB Internal Transfer, no Partner shall have the right to Transfer its Partnership Interest (and no Partner shall allow any Transfer of an interest in such Partner) to the extent it (i) causes the termination or dissolution of the Company under the LP Act, (ii) requires registration under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, or under any other securities law (including but not limited to any applicable state securities law), (iii) causes the Company or any Partner to be subject to any additional regulatory requirements, (iv) violates or causes the Company or the Partners to violate the terms of any Debt Document, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, any other securities law (including but not limited to any applicable state securities law), or the laws, rules, regulations, orders and other directives of any Governmental Authority, (v) causes the Company or any Project Entity (other than Holdco and the TRS Entity) to be taxed as other than a partnership or disregarded entity for U.S. federal income tax purposes, (vi) causes Holdco to fail to qualify as a REIT, (vii) is to a transferee that is, or is an Affiliate of, a Prohibited Person, (viii) is to a transferee that is entitled to diplomatic or sovereign immunity, or (ix) without the prior written approval of CPP/LP, is a “controlled entity” or an “integral part” (as the case may be) of the Canadian federal government (as defined under Treasury Regulations Sections 1.892-2T(a)(2) and (3)) if the admission of the new investor could cause the Company or any other Project Entity to become a “controlled commercial entity” (as defined under Treasury Regulations Section 1.892-5T) of the Canadian federal government and deny benefits to CPP/LP under Section 892 of the IRS Code (as applicable) (collectively, the matters set forth in clauses (i) through (ix) inclusive, immediately above, are collectively referred to as the “Transfer Restrictions”).

(g) Neither the Class A Partner nor the Company shall be entitled to Transfer all or any part of its interest in Holdco without the unanimous Approval of all Partners; provided, that the Class A Partner shall be required to Transfer its Holdco Series B Preferred Units to any Person to which it transfers its interest in the Company in accordance with Article XIV, unless otherwise directed by the Class D LP.

14.2 Unrestricted Transfers. Notwithstanding anything to the contrary provided or implied by this Agreement (including in this Article XIV), Unrestricted PKY Transfers, Unrestricted Affiliate Transfers, Partner Syndication Transfers and Unrestricted Public Transfers do not require any notice to or Approval from any other Person (except for such notice and approval as is described in the definition of “Unrestricted Affiliate Transfer”), provided that any such Transfer (other than a Parkway Unrestricted Transfer or a CPPIB Internal Transfer) shall be subject to the Transfer Restrictions. Any costs and expenses directly attributable to the CPPIB Internal Transfers arising out of any Project Entity or related to any Project Asset shall be borne by the Project Entities and not by CPP/LP; provided, however, CPP/LP shall be solely responsible for all costs incurred on account of Canadian tax or regulatory law.

14.3 Partner Syndication Transfers. Each Partner acknowledges and agrees that Partner Syndication Transfers are Permitted Transfers (and shall not require the consent or approval of the other Partners); provided, that Partner Syndication Transfers must comply with the Transfer Restrictions, and the applicable Partner and/or its Initial Partner Interest Holder(s) must provide all documentation and information requested by any lender under the terms of existing Debt Documents in connection with obtaining such lender’s consent to such Partner Syndication Transfer or its acknowledgment that consent is not required under the terms of the applicable Debt Documents.

14.4 Interest Sale ROFO Notice.

(a) Notwithstanding the foregoing (but subject in all events to the provisions of Sections 14.4(b) and (c), a Partner (the “ROFO Offeror”) shall have the right, at any time, to deliver an offer notice (a “ROFO Offer Notice”) to the other Partners (the “ROFO Offerees”) requiring that either (i) one (1) or both of the ROFO Offerees acquire the Partnership Interest of the ROFO Offeror pursuant to the terms of these Interest Sale ROFO Provisions or (ii) permit the ROFO Offeree to endeavor to sell its entire Partnership Interest to a Permitted Transferee for not less than ninety-six percent (96%) of a price specified in such ROFO Offer Notice (the “ROFO Estimated Price”) on an all cash basis in accordance with Sections 14.19 and 14.20.

(b) For all purposes of the Interest Sale ROFO Provisions, (i) the A/B Partners shall be deemed to be a single Partner as: (A) a ROFO Offeror; (B) a ROFO Offeree; (C) a ROFO Buyer; (D) a ROFO Seller; (E) a ROFO Defaulting Buyer; and (F) a ROFO Defaulting Seller and (ii) accordingly, there shall only be deemed to be three (3) Partners acting under the Interest Sale ROFO Provisions.

(c) Notwithstanding the other provisions of this Section 14.4: (i) no Partner may deliver a ROFO Offer Notice if a Partner has already delivered a ROFO Offer Notice under Article IX or under this Article XIV until the earliest to occur of (A) a ROFO Closing under Article IX or under this Article XIV, (B) the occurrence of a ROFO Seller Default or a ROFO Buyer Default, (C) a closing pursuant to the Asset Sale Process, (D) the termination of the Asset Sale Process or (E) a sale of the ROFO Offeror’s Partnership Interest to a Permitted Transferee; and (ii) the Unaffiliated LPs may jointly deliver a ROFO Offer Notice (in which event they shall be deemed to be a single ROFO Seller for purposes of the Interest Sale ROFO Provisions).

(d) If the Class A Partner is a ROFO Seller, then the Class A Partner shall Transfer its Holdco Series B Preferred Units to one of the ROFO Buyers or otherwise as the Class D LP may in its sole discretion direct.

(e) If any Partner delivers a ROFO Offer Notice under the Interest Sale ROFO Provisions, then until the date that is thirty (30) days after delivery of such ROFO Offer Notice, any other Partner, acting alone, shall have the right, by notice to the other Partners, to cause such ROFO Offer Notice delivered under the Interest Sale ROFO Provisions to be converted into a ROFO Offer Notice delivered by the Partner which delivered such ROFO Offer Notice under the Asset Sale ROFO Provisions, in which event (i) such ROFO Offer Notice shall be deemed to have been delivered by the Partner which delivered such ROFO Offer Notice pursuant to Section 9.1(d) on the date of such notice by such other Partner and (ii) the Minimum Gross Sale Price shall be deemed to be (x) the ROFO Estimated Price for the triggering Partner’s Partnership Interest as specified in such Partner’s ROFO Offer Notice delivered under the Interest Sale ROFO Provisions divided by (y) such Partner’s Percentage Interest.

14.5 Interest Sale ROFO Response.

(a) Each ROFO Offeree shall, within sixty (60) days after delivery of the ROFO Offer Notice (the “ROFO Response Period”), deliver a notice to the ROFO Offeror and the other Partners stating that the ROFO Offeree has elected to either (i) not be a ROFO Buyer in response to the ROFO Offer Notice (a “ROFO No Buy Response”) or (ii) be a ROFO Buyer in response to the ROFO Offer Notice (a “ROFO Buy Response”).

(b) If a ROFO Offeree fails to deliver a ROFO Buy Response within the ROFO Response Period, then such ROFO Offeree shall be deemed to have delivered a ROFO No Buy Response.

(c) If a ROFO Offeree delivers a ROFO Buy Response and the other ROFO Offeree delivers a ROFO No Buy Response, then the first ROFO Offeree shall be afforded an additional three (3) Business Days to rescind its ROFO Buy Response without penalty and deliver a ROFO No Buy Response.

14.6 ROFO Buyer Pro Rata Share.

(a) The delivery by a ROFO Offeree of a ROFO Buy Response (except as provided in Section 14.5(c)) shall be a binding agreement between the ROFO Offeror (as the “ROFO Seller”) to sell the ROFO Seller’s Partnership Interest to the ROFO Buyer(s) and such ROFO Offeree (as the “ROFO Buyer”) to buy the ROFO Seller’s Partnership Interest as provided for in Sections 14.6 through 14.18 (a “ROFO Contract”).

(b) If one (1) ROFO Offeree delivers a ROFO Buy Response and the other ROFO Offeree delivers (or is deemed to deliver) a ROFO No Buy Response, then except as provided in Section 14.5(c), (i) the ROFO Offeree that delivered the ROFO Buy Response will be deemed to be the ROFO Buyer with a ROFO Buyer Pro Rata Share of 100% and (ii) the other ROFO Offeree shall not be a ROFO Buyer.

(c) If both ROFO Offerees deliver a ROFO Buy Response, then each ROFO Offeree will be deemed to be a ROFO Buyer with its respective ROFO Buyer Pro Rata Share.

(d) If both (or the only) ROFO Offeree(s) deliver (or are deemed to deliver) a ROFO No Buy Response, then the provisions of Sections 14.19 and 14.20 shall apply.

14.7 Interest Sale ROFO Escrow.

(a) Within five (5) Business Days after the expiration of the ROFO Response Period, the General Partner shall:

(i) Deliver a notice to the Partners (a “ROFO Escrow Notice”) setting forth: (A) which ROFO Offeree(s) delivered a ROFO Buy Response; (B) the ROFO Buyer Pro Rata Share of each ROFO

Buyer; and (C) wire transfer instructions for a segregated escrow account maintained by the ROFO Escrow Agent into which each ROFO Buyer shall fund its ROFO Buyer Pro Rata Share of the ROFO Deposit; and.

(ii) Direct the ROFO Escrow Agent to set up such segregated escrow account.

(b) Upon receipt of the ROFO Deposit (or any portion thereof), the ROFO Escrow Agent shall hold same in such segregated escrow account with any interest earned thereon to be allocated and paid to the Partner(s) entitled to receive the ROFO Deposit and only disburse such proceeds (i) pursuant to those provisions in these Interest Sale ROFO Provisions where ROFO Escrow Agent is expressly authorized and directed to disburse the ROFO Deposit (or portion thereof) without further notice to or from or act on the part of any Person or (ii) upon the first to occur of: (A) receipt of written direction from both the ROFO Seller and the ROFO Buyer(s) who funded the Deposit; (B) a final and non-appealable order of a court of competent jurisdiction; or (C) an interpleader Proceeding brought in a court of competent jurisdiction.

14.8 Interest Sale ROFO Deposit.

(a) Within three (3) Business Days after delivery of the ROFO Escrow Notice, a ROFO Buyer shall wire transfer into the escrow account an amount equal to the product of (i) five (5%) percent of the ROFO Estimated Price (the “ROFO Deposit”) and (ii) such ROFO Buyer’s ROFO Buyer Pro Rata Share of the ROFO Deposit (the “ROFO Pro Rata Deposit Amount”).

(b) Within five (5) Business Days after delivery of the ROFO Escrow Notice, the ROFO Escrow Agent shall deliver a notice to the Partners (the “ROFO 2nd Escrow Notice”) setting forth (i) if there is only one (1) ROFO Buyer, whether the ROFO Buyer funded the ROFO Deposit and (ii) if there are two (2) ROFO Buyers, whether each ROFO Buyer funded its ROFO Pro Rata Deposit Amount.

(c) If either (i) there was only one (1) ROFO Buyer and such ROFO Buyer failed to fund the ROFO Deposit or (ii) there were two (2) ROFO Buyers and each failed to fund its ROFO Pro Rata Deposit Amount, then: (A) such ROFO Buyer(s) shall be deemed to be a Defaulting ROFO Buyer; (B) the ROFO Contract shall be deemed terminated; (C) the ROFO Pro Rata Deposit Amount of such ROFO Buyer(s) shall be deemed to be a Deficiency Loan from the ROFO Seller to such ROFO Defaulting Buyer(s) made as of the last Business Day after the expiration of the ROFO Response Period (or if the provisions of Section 14.5(c) apply, three (3) Business Days after the expiration of the ROFO Response Period); and (D) the provisions of Sections 14.16, 14.19 and 14.20 shall apply.

(d) If there were two (2) ROFO Buyers, one (1) ROFO Buyer failed to fund its ROFO Pro Rata Deposit Amount and the other ROFO Buyer funded its ROFO Pro Rata Deposit

Amount, then the funding ROFO Buyer shall have three (3) Business Days after receipt of the ROFO 2nd Escrow Notice either (i) to fund the ROFO Pro Rata Deposit Amount of the ROFO Defaulting Buyer or (ii) to rescind its ROFO Buy Response without penalty and deliver a ROFO No Buy Response.

(i) If the funding ROFO Buyer funds the ROFO Pro Rata Deposit Amount of the ROFO Defaulting Buyer within such three (3) Business Days, then: (A) such funding ROFO Buyer shall thereafter be the sole ROFO Buyer with a ROFO Buyer Pro Rata Share equal to 100%; and (B) the provisions of clauses (b) and (c) of Section 14.16 shall apply to the ROFO Defaulting Buyer.

(ii) If the funding ROFO Buyer rescinds its ROFO Buy Response and delivers a ROFO No Buy Response within such three (3) Business Days, then (A) the ROFO Escrow Agent shall (and is hereby expressly authorized and directed to) refund the ROFO Pro Rata Deposit Amount to the funding ROFO Buyer, (B) the provisions of clauses (b) and (c) of Section 14.16 shall apply to the ROFO Defaulting Buyer, and (C) the provisions of Sections 14.19 and 14.20 shall apply.

14.9 Interest Sale ROFO Closing Date. The closing of the sale of the Partnership Interest of the ROFO Seller (the “ROFO Closing”) shall be the first Business Day after the date that is ninety (90) days after the end of the ROFO Response Period or such other date as may be agreed to by the ROFO Seller and the ROFO Buyer(s) (the “ROFO Closing Date”).

14.10 ROFO Pre-Closing Obligations.

(a) Not less than fifteen (15) Business Days prior to the ROFO Closing Date (i) ROFO Seller will deliver to the ROFO Escrow Agent and ROFO Buyer(s) the form of ROFO Assignment(s) and (ii) the ROFO Buyer(s) will deliver to the ROFO Escrow Agent the name and address of the ROFO Assignee(s) for its ROFO Buyer Pro Rata Share of the Partnership Interest of the ROFO Seller.

(b) If the ROFO Seller or any ROFO Seller Affiliate is a party to any Partner Debt Guaranty, then not less than two (2) Business Days prior to the ROFO Closing Date, the ROFO Buyer(s) will (i) deliver to the ROFO Escrow Agent (as applicable) fully executed counterparts of the ROFO Loan Guaranty Release(s) or ROFO Loan Guaranty Indemnity and (ii) deliver copies of same to the ROFO Seller.

(c) Not less than two (2) Business Days prior to the ROFO Closing Date, (i) the ROFO Seller will deliver a notice to ROFO Buyer(s) and the ROFO Escrow Agent with wire transfer instructions for the payment of the ROFO Final Price; (ii) the ROFO Seller and the ROFO Buyer(s) will deliver executed counterparts of the ROFO Assignment(s) to the ROFO Escrow Agent; and (iii) the ROFO Seller and the ROFO Buyer(s) will (A) agree on the applicable ROFO Other Closing Documents and (B) deliver executed counterparts of same to the ROFO Escrow Agent.

(d) The Partners shall use their good faith efforts to obtain any required consents to the ROFO Closing from Lenders to the Project Entities or other third parties (and if General Partner is the ROFO Seller, the ROFO Buyer(s) shall be entitled to communicate directly with such Lenders or third parties in an effort to obtain such consents, and General Partner shall provide such information and take all other such actions as may be reasonably requested by the ROFO Buyer(s) to facilitate the receipt of such consents). In connection with the foregoing, each ROFO Buyer must offer any such Lender a reasonably creditworthy replacement guarantor to provide replacements for such ROFO Buyer’s ROFO Buyer Pro Rata Share of liabilities under any Partner Debt Guaranty with respect to liabilities first accruing from and after the ROFO Closing. If a required Lender consent cannot be obtained despite the Partners’ compliance with the foregoing covenants, then General Partner shall cause the applicable Debt of the Project Entities to be prepaid or defeased upon the ROFO Closing. The receipt of all required consents to the ROFO Closing from Lenders to the Project Entities or other third parties and/or the prepayment or defeasance of any applicable Debt of the Project Entities shall be a condition precedent to the ROFO Closing.

(e) If the Class C LP is a ROFO Buyer hereunder, the Class C LP shall be entitled to identify one or more designees (which may be Affiliates of the Class C LP or third parties) to take title to all or any part of the ROFO Seller’s Partnership Interest. The ROFO Seller and the other Partners shall cooperate in all necessary respects with such designation.

(f) If the Class D LP is a ROFO Buyer hereunder, the Class D LP shall be entitled to identify one or more designees (which may be Affiliates of the Class D LP or third parties) to take title to all or any part of the ROFO Seller’s Partnership Interest. The ROFO Seller and the other Partners shall cooperate in all necessary respects with such designation.

14.11 Possible Adjustments to the ROFO Estimated Price.

(a) Not less than three (3) Business Days prior to the ROFO Closing Date, the General Partner shall deliver an adjustment statement (the “ROFO GP Adjustment Statement”) to the Partners and the ROFO Escrow Agent setting forth the following: (i) the final price to be paid to the ROFO Seller (the “ROFO Final Price”); (ii) the amount by which the ROFO Final Price exceeds the ROFO Deposit (the “ROFO Closing Amount Due”); and (iii) the ROFO Buyer Pro Rata Share of the ROFO Closing Amount Due owed by a ROFO Buyer.

(b) The ROFO GP Adjustment Statement will make the following adjustments (the “ROFO Adjustments”):

(i) Subtract the amount of any Distributions actually (or deemed) paid to the ROFO Seller between the date of delivery of the ROFO Offer Notice and the scheduled ROFO Closing Date from the ROFO Estimated Price (and therefore from the ROFO Closing Amount Due and the ROFO Final Price).

(ii) Add the amount of any Additional Capital Contributions actually (or deemed) paid by ROFO Seller (other than, if the A/B Partners are the ROFO Seller, any

Additional Capital Contribution to the extent required to pay or satisfy any A/B Retained Liability) between the date of delivery of the ROFO Offer Notice and the ROFO Closing Date to the ROFO Estimated Price (and therefore to the ROFO Closing Amount Due and the ROFO Final Price).

(iii) If there is a Deficiency Loan Outstanding Amount owed by the ROFO Seller to a ROFO Buyer, then subtract such amount (calculated with interest accruing at the Deficiency Loan Rate through the then scheduled Closing Date) from (A) the ROFO Estimated Price (and therefore from the ROFO Final Price and the ROFO Closing Amount Due) and (B) what would otherwise be such ROFO Buyer’s ROFO Pro Rata Share of the ROFO Final Price and the ROFO Closing Amount Due.

(iv) If there is a Deficiency Loan Outstanding Amount owed by a ROFO Buyer to the ROFO Seller, then add such amount (calculated with interest accruing at the Deficiency Loan Rate through the then scheduled Closing Date) to (A) the ROFO Estimated Price (and therefore to the ROFO Final Price and the ROFO Closing Amount Due) and (B) what would otherwise be such ROFO Buyer’s ROFO Pro Rata Share of the ROFO Final Price and the ROFO Closing Amount Due.

(c) If applicable, the General Partner will deliver to the Partners an update to the ROFO Adjustments prior to the Closing Date to reflect applicable changes in the calculations.

14.12 Challenges to the ROFO GP Adjustment Statement.

(a) Any Unaffiliated LP that is a ROFO Seller or ROFO Buyer shall have the right to challenge the ROFO GP Adjustment Statement by delivery of a notice to General Partner, the Company Accountants and the other Partners within ten (10) Business Days after the ROFO Closing (i) setting forth, in reasonable detail, the reasons for such challenge and (ii) including an engagement agreement with the Company Accountants (at the cost and expense of the Partner(s) challenging the ROFO GP Adjustment Statement) for the Company Accountants to complete a ROFO Adjustments within thirty (30) days after delivery of the challenge notice (a “ROFO Adjustment Challenge Notice”). If the then current Company Accountants are unable or unwilling to prepare and deliver the ROFO Adjustments within such time, then such Unaffiliated LP(s) shall have the right to retain (at the Company’s cost and expense) an alternative Company Accountant to prepare and deliver a calculation of the ROFO Adjustment within such time.

(b) If no Unaffiliated LP delivers a ROFO Adjustment Challenge Notice within such time, then ROFO GP Adjustment Statement (as same may be updated) shall be deemed final and binding upon the ROFO Seller and the ROFO Buyer(s).

(c) If an Unaffiliated LP delivers a ROFO Adjustment Challenge Notice within such time, then (i) General Partner and the Unaffiliated LP that delivered the ROFO Adjustment Challenge Notice shall work diligently and cooperatively to cause the applicable Company Accountants to complete their calculation of the ROFO Adjustments within thirty (30) days after delivery of the ROFO Adjustment Challenge Notice and (ii) the Company Accountants’

calculation of the ROFO Adjustments (as same may be updated) shall be deemed final and binding upon the ROFO Seller and the ROFO Buyer(s). Notwithstanding the forgoing, (A) the ROFO Seller and the ROFO Buyer(s) shall close under the ROFO Contract on the ROFO Closing Date based upon the calculation of the ROFO Final Price and the ROFO Closing Amount Due from the ROFO Buyer(s) in the General Partner’s ROFO Adjustment Notice (as same may be updated) and (B) if the Company Accountants’ calculation of the ROFO Final Price and the ROFO Closing Amount Due from the ROFO Buyer(s) delivered after the ROFO Closing are different than the General Partner’s calculation, then the Company Accountants’ calculation of the ROFO Final Price shall be deemed final and binding upon the ROFO Seller and the ROFO Buyer(s) absent manifest error, and the ROFO Seller and the ROFO Buyer(s) shall adjust with each other accordingly within five (5) Business Days after receipt of the Company Accountants’ calculation.

14.13 ROFO Closing. On the ROFO Closing Date:

(a) (i) (A) If there is one (1) ROFO Buyer, such ROFO Buyer will fund the ROFO Closing Amount Due to the ROFO Escrow Agent, and (B) if there are two (2) ROFO Buyers, each ROFO Buyer shall fund its respective portion of the ROFO Closing Amount Due to the ROFO Escrow Agent, and (ii) the ROFO Buyer(s) will authorize and direct the ROFO Escrow Agent to pay the ROFO Seller the ROFO Final Price by wire transfer of immediately available funds as designated in the notice from ROFO Seller referred in Section 14.10(c).

(b) ROFO Seller and ROFO Buyer(s) will authorize and direct the ROFO Escrow Agent to deliver fully executed counterparts of the ROFO Assignment(s) to ROFO Seller and ROFO Buyer(s).

(c) ROFO Buyer(s) will authorize and direct the ROFO Escrow Agent to deliver fully executed counterparts of the ROFO Loan Guaranty Release(s) and/or ROFO Loan Guaranty Indemnities to the ROFO Seller.

(d) ROFO Seller and ROFO Buyer(s) will authorize and direct the ROFO Escrow Agent to deliver fully executed counterparts of all applicable ROFO Other Closing Documents to ROFO Seller and ROFO Buyer(s).

(e) ROFO Seller and ROFO Buyer(s) will each pay its own costs and expenses in connection with the transactions contemplated by these Interest Sale ROFO Provisions.

(f) Any prepayment penalties and/or defeasance costs that are due and payable upon an early prepayment of any Debt of any Project Entity in accordance with Section 14.10(d) shall be an expense of the Company, and the ROFO Final Price shall be appropriately adjusted.

14.14 ROFO Seller Default. A ROFO Seller shall be deemed to be a “ROFO Defaulting Seller” if the ROFO Seller shall fail to: (a) deliver the form ROFO Assignment(s) as provided for in Section 14.10(a); (b) deliver the wire transfer instructions as provided for in Section 14.10(c); (c) deliver the executed counterparts of the ROFO Other Closing Documents and closing instructions as provided for in Section 14.10(c); (d) authorize and direct the ROFO Escrow Agent to make the other deliveries after the ROFO Buyer(s) have funded the ROFO Closing Amount Due as provided for in Section 14.13 upon the ROFO Seller’s compliance with its obligations pursuant to these Interest Sale ROFO Provisions in all material respects; or (e) timely perform any other covenant of the ROFO Seller pursuant to these Interest Sale ROFO Provisions in all material respects.

14.15 ROFO Buyer Default.

(a) A ROFO Buyer shall be deemed to be a “ROFO Defaulting Buyer” if the ROFO Buyer shall fail to: (i) deliver the name and address of the ROFO Assignee as provided for in Section 14.10(a); (ii) deliver the ROFO Loan Guaranty Release(s) and/or ROFO Loan Guaranty Indemnities as provided for in Section 14.10(b); (iii) deliver the executed counterparts of the ROFO Other Closing Documents and closing instructions as provided for in Section 14.10(c); (iv) fund its portion of the ROFO Closing Amount Due as provided for in Section 14.13(a); (v) authorize and direct the ROFO Escrow Agent to pay the ROFO Final Price and make the other deliveries to the ROFO Seller as provided for in Section 14.13 upon the ROFO Buyer(s)’ compliance with its or their obligations pursuant to these Interest Sale ROFO Provisions in all material respects; or (vi) timely perform any other covenant of such ROFO Buyer pursuant to these Interest Sale ROFO Provisions in all material respects.

(b) If a ROFO Buyer is deemed to be in default under Section 14.15(a) (a “ROFO Buyer Default”) then the ROFO Seller shall, within five (5) Business Days after the scheduled ROFO Closing Date, deliver a notice to the ROFO Buyer(s) and the ROFO Escrow Agent (a “ROFO Buyer Default Notice”) providing the name(s) of the ROFO Buyer(s) deemed to be in default and specifying the default(s).

(c) If there is only one (1) ROFO Buyer at the time of the delivery of a ROFO Buyer Default Notice, then such ROFO Buyer shall have the right, for five (5) Business Days after receipt of a ROFO Buyer Default Notice, to cure all defaults (including to fund the entire ROFO Closing Amount Due (with any applicable additional ROFO Adjustments) and authorize and direct the ROFO Escrow Agent to pay the entire ROFO Final Price (with any applicable additional ROFO Adjustments) and make the other deliveries as provided for in Section 14.13).

(i) If such ROFO Buyer takes such curative actions, then the ROFO Closing will proceed by such fifth (5th) Business Day after receipt of such ROFO Buyer Default Notice.

(ii) If such ROFO Buyer fails to take such curative actions within such five (5) Business Days, then: (A) such ROFO Buyer shall be deemed to be a ROFO Defaulting Buyer; (B) the provisions of Sections 14.16, 14.19 and 14.20 shall apply; and (C) the ROFO Escrow Agent shall so notify all of the Partners.

(d) If there were two (2) ROFO Buyers at the time of the delivery of a ROFO Buyer Default Notice and both were noted as being in default, then such ROFO Buyers (acting alone or together) shall have the right, for five (5) Business Days after receipt of such ROFO Buyer Default Notice, to cure all defaults (including to fund its ROFO Buyer Pro Rata Share of the entire ROFO Closing Amount Due, with any applicable additional ROFO Adjustments) and authorize and direct the ROFO Escrow Agent to pay the entire ROFO Final Price (with any applicable additional ROFO Adjustments) and make the other deliveries as provided for in Section 14.13).

(i) If both of the ROFO Buyers take such curative actions, then the ROFO Closing will proceed by such fifth (5th) Business Day after receipt of such ROFO Buyer Default Notice.

(ii) If one of the ROFO Buyers takes such curative actions as to its own default alone, then: (A) the ROFO Buyer that did not take the curative action shall be deemed to be a ROFO Defaulting Buyer and (B) the ROFO Buyer that took the curative action shall have a further ten (10) Business Days to elect either:

(i) To be the sole ROFO Buyer, fund the balance of the ROFO Closing Amount Due and make any other appropriate deliveries as provided for in Section 14.13, in which case (A) the ROFO Seller shall consummate the ROFO Closing with such curing ROFO Buyer (and the ROFO Seller, the curing ROFO Buyer and the ROFO Escrow Agent shall amend any of the statements, documents, instruments and agreements that need to be modified to accommodate such restructured ROFO Closing); and (B) upon such ROFO Closing, that portion of the ROFO Deposit that was funded by the ROFO Defaulting Buyer shall be deemed liquidated damages paid by the ROFO Defaulting Buyer to the curing ROFO Buyer (which amount shall be deemed liquidated damages, actual damages under such circumstances being difficult if not impossible to determine); or

(ii) To elect not to be a ROFO Buyer, in which case (A) the ROFO Escrow Agent shall release the portion of the ROFO Deposit that was funded by the ROFO Defaulting Buyer to the ROFO Seller (which amount shall be deemed liquidated damages, actual damages under such circumstances being difficult if not impossible to determine); (B) the ROFO Escrow Agent shall refund to the ROFO Buyer that took the curative action the portion of the ROFO Deposit that it funded; (C) the provisions of Sections 14.16, 14.19 and 14.20 shall apply; and (D) the ROFO Escrow Agent shall so notify all of the Partners.

(e) If: (i) there were two (2) ROFO Buyers at the time of the delivery of a ROFO Buyer Default Notice; (ii) only one (1) was noted as being in default in the ROFO Buyer Default Notice; and (iii) the ROFO Buyer that was noted as being in default failed to take the curative action as provided for in Section 14.15(c), then (A) the ROFO Seller shall notify such non-defaulting ROFO Buyer that the ROFO Defaulting Buyer failed to take the curative action and (B) the non-defaulting ROFO Buyer shall have the right, for ten (10) Business Days after receipt of such notice, to fund the ROFO Defaulting Buyer’s portion of the ROFO Closing Amount Due (with any applicable additional ROFO Adjustments) and cause the ROFO Escrow Agent to pay the ROFO Final Price (with any applicable additional ROFO Adjustments) and make the other deliveries as provided for in Section 14.13.

(i) If such non-defaulting ROFO Buyer takes such curative actions within such ten (10) Business Days, then (A) the ROFO Seller shall consummate the ROFO Closing with such ROFO Buyer (and the ROFO Seller, the curing ROFO Buyer and the ROFO Escrow Agent shall amend any of the statements, documents, instruments and agreements that need to be modified to accommodate such restructured ROFO Closing) and (B) upon such ROFO Closing, that portion of the ROFO Deposit that was funded by the ROFO Defaulting Buyer shall be deemed liquidated damages paid by the ROFO Defaulting Buyer to the curing ROFO Buyer that closed under the ROFO Contract (which amount shall be deemed liquidated damages, actual damages under such circumstances being difficult if not impossible to determine).

(ii) If such non-defaulting ROFO Buyer does not take such curative actions within such ten (10) Business Days, then (A) the ROFO Escrow Agent shall release the portion of the ROFO Deposit that was funded by the ROFO Defaulting Buyer to the ROFO Seller (which amount shall be deemed liquidated damages, actual damages under such circumstances being difficult if not impossible to determine); (B) the ROFO Escrow Agent shall refund to the non-defaulting ROFO Buyer the portion of the ROFO Deposit that it funded; (C) the provisions of Sections 14.16, 14.19 and 14.20 shall apply; and (D) the ROFO Escrow Agent shall so notify all of the Partners.

(f) Whenever in this Section 14.15 it is provided that all or any portion of the ROFO Deposit is to be funded to a Partner as liquidated damages, then in the event the recipient of such portion of the ROFO Deposit is the borrower under a Deficiency Loan pursuant to which the ROFO Defaulting Buyer is the lender, such portion of the ROFO Deposit shall first be applied to repayment of the applicable Deficiency Loan Outstanding Amount.

14.16 Remedies For a ROFO Defaulting Buyer(s) With No ROFO Closing. If there is a ROFO Defaulting Buyer and no ROFO Closing, then: (a) intentionally omitted; (b) the ROFO Defaulting Buyer(s) shall reimburse the ROFO Seller for the actual and reasonable out-of-pocket costs and expenses theretofore incurred by the ROFO Seller in connection with the exercise of the rights of the ROFO Seller under the Interest Sale ROFO Provisions within ten (10) Business Days after receipt by the ROFO Defaulting Buyer(s) of an invoice for same, the ROFO Defaulting Buyer(s) being responsible for its/their ROFO Buyer Pro Rata Share of such expenses (failing which the amount owed shall be deemed to be a Deficiency Loan from the ROFO Seller to the ROFO Defaulting Buyer(s) made as of the tenth (10th) Business Day after receipt of such invoice); (c) if the ROFO Buyer(s) is/are an Unaffiliated LP, such Unaffiliated LP shall have no further rights under Sections 8.2 through and including 8.6; and (d) the provisions of Sections 14.19 and 14.20 shall apply. The remedies expressly set forth in this Section 14.16 and elsewhere in these Interest Sale ROFO Provisions are intended to be the Partners’ sole and exclusive remedies for a ROFO Buyer Default.

14.17 Remedies For a ROFO Seller Default.

(a) If the ROFO Seller is deemed to be in default under Section 14.14 (a “ROFO Seller Default”), then: (i) the ROFO Buyer(s) shall have the right to receive a return of its/their ROFO Pro Rata Deposit Amount (plus interest) from the ROFO Escrow Agent; (ii) the ROFO Defaulting Seller shall reimburse the ROFO Buyer(s) for the actual and reasonable out-of-pocket costs and expenses theretofore incurred by the ROFO Buyer(s) in connection with the exercise of the rights of the ROFO Buyer(s) under the Interest Sale ROFO Provisions within ten (10) Business Days after receipt by the ROFO Defaulting Seller of an invoice for same (failing which the amount owed shall be deemed to be a Deficiency Loan from the ROFO Buyer(s) Seller to the ROFO Defaulting Seller made as of the tenth (10th) Business Day after receipt of such invoice(s)); and (iii) if the ROFO Seller is an Unaffiliated LP, such Unaffiliated LP shall have no further rights under Sections 8.2 through and including 8.6.

(b) In addition to and not in limitation of the foregoing, if (i) a ROFO Buyer (or the ROFO Buyers, acting jointly) deliver a notice to the ROFO Defaulting Seller within thirty (30) days after the scheduled ROFO Closing Date advising the ROFO Defaulting Seller that the ROFO Buyer(s) is/are ready, willing and able to close and (ii) the ROFO Defaulting Seller shall nevertheless fail to perform its obligations to consummate the ROFO Closing within such thirty (30) days, then: (A) such ROFO Buyer(s) shall have the right to commence a Proceeding against ROFO Seller to specifically enforce the obligations of ROFO Seller to close under the ROFO Contract and (B) the ROFO Final Price will be ninety-five percent (95%) of what the defaulting ROFO Defaulting Seller’s ROFO Final Price would have been had the ROFO Closing taken place on the ROFO Closing Date. If specific performance of the obligations of ROFO Seller is not available, then the ROFO Seller shall owe to the ROFO Buyer(s) an amount equal to five percent (5%) of the ROFO Final Price (which amount shall be deemed liquidated damages, actual damages under such circumstances being difficult if not impossible to determine).

(c) If a ROFO Buyer is entitled to acquire all or a portion of the ROFO Defaulting Seller’s Partnership Interest at a discounted price as provided in clause (B) of Section 14.17(b), then in the event such ROFO Buyer is the borrower under a Deficiency Loan pursuant to which the ROFO Defaulting Seller is the lender, such discounted price shall not be available (and the ROFO Final Price payable by such ROFO Buyer shall be one hundred percent (100%) of such ROFO Buyer’s share of what the defaulting ROFO Defaulting Seller’s ROFO Final Price would have been had the ROFO Closing taken place on the ROFO Closing Date) unless an equal amount of the applicable Deficiency Loan Outstanding Amount is repaid simultaneously with the ROFO Closing. If a ROFO Buyer is entitled to liquidated damages from a ROFO Defaulting Seller pursuant to the last sentence of Section 14.17(b), then in the event such ROFO Buyer is the borrower under a Deficiency Loan pursuant to which the ROFO Defaulting Seller is the lender, such liquidated damages shall first be applied to repayment of the applicable Deficiency Loan Outstanding Amount.

(d) The remedies expressly set forth in this Section 14.17 and elsewhere in these Interest Sale ROFO Provisions are intended to be the Partners’ sole and exclusive remedies for a ROFO Seller Default.

14.18 Tax Cooperation. With respect to a disposition of CPP/LP’s Partnership Interest under these Interest Sale ROFO Provisions, such disposition shall be subject to the cooperation provisions of Section 6.20 subject to the limitations and conditions set forth therein.

14.19 Right to Transfer Interests After a ROFO Offer Notice is Delivered.

(a) If (i) both (or the only) ROFO Offeree(s) deliver (or are deemed to deliver) a ROFO No Buy Response as described in Section 14.6(d); (ii) either there was only one (1) ROFO Buyer and such ROFO Buyer failed to fund the ROFO Deposit or there were two (2) ROFO Buyers and each failed to fund its ROFO Pro Rata Deposit Amount as described in Section 14.8(c); (iii) the funding ROFO Buyer rescinds its ROFO Buy Response and delivers a ROFO No Buy Response within such three (3) Business Days as described in Section 14.8(d)(ii); or (iv) there is a ROFO Buyer Default as described in Section 14.16, then the ROFO Offeror shall have the right to consummate a Permitted Transfer of its entire Partnership Interest for a period of one (1) year from and after the date of the ROFO Offer Notice, subject, however, to the continued application of the requirements for a Permitted Transfer other than the provisions of Sections 14.4 through and including Section 14.18.

(b) Notwithstanding the provisions of Section 14.19(a), if a ROFO Offeror fails to consummate a Permitted Transfer one (1) year from and after the date of the ROFO Offer Notice, then (i) the ROFO Offeror shall have no right to consummate such proposed Transfer without delivering a new ROFO Offer Notice to the other Partners and (ii) the provisions of Sections 14.4 through and including Section 14.18 shall apply to any such proposed Transfer.

(c) Notwithstanding the provisions of Section 14.19(a), if the actual all cash price a Permitted Transferee is prepared to pay and the ROFO Offeror is prepared to accept for the ROFO Offeror’s Partnership Interest shall be less than ninety six percent (96%) of the ROFO Estimated ROFO Price set forth in the applicable ROFO Offer Notice, then (i) the ROFO Offeror shall have no right to consummate such proposed Transfer without delivering a new ROFO Offeror Notice to the other Partners and (ii) the provisions of Sections 14.4 through and including Section 14.18 shall apply to any such proposed Transfer.

14.20 Permitted Transfers. Upon satisfaction of the provisions in Sections 14.4 through and including Section 14.18, a Partner shall have the right to consummate a Transfer of all (but not part of) such Partner’s Partnership Interest (each, a “Permitted Transfer”) subject to the following conditions precedent to the closing of the proposed Permitted Transfer (the “Permitted Transfer Closing”).

(a) Not less than two (2) Business Days prior to the Permitted Transfer Closing, the proposed transferee must execute and deliver in escrow to the other Partners a statement, certified as being true and correct by either a principal or senior executive of the proposed Permitted Transferee, that: (i) restates of all of the representations and warranties made by the proposed transferring Partner (or its predecessor in interest) pursuant to Article XI of this Agreement; (ii) represents and warrants (A) the consideration being paid for the Partnership Interest and (B) that the consideration is being made on an “all cash” basis; (iii) represents and warrants that (A) if the Class C LP and/or the Class D LP is the transferring Partner, the same proposed Permitted Transferee is acquiring the entire Class C Interest or the entire Class D Interest, as applicable, and (B) if the A/B Partners are the transferring Partners, the same proposed Permitted Transferee (or its Affiliate) is acquiring the entire Class A Interest, the entire Class B Interest and (unless otherwise directed by the Class D LP) the Class A Partner’s Holdco Series B Preferred Units; and (iv) represents and warrants that the Transfer Restrictions have been satisfied.

(b) Prior to or upon the Permitted Transfer Closing, either (i) any outstanding balance of any Deficiency Loan owed by the proposed transferring Partner to any other Partner shall be paid in full, or (ii) the Permitted Transferee will acquire the transferring Partner’s Partnership Interest subject to the outstanding balance of the Deficiency Loan Outstanding Amounts owed by the transferring Partner as provided by Section 3.5(c).

(c) Not less than two (2) Business Days prior to the Permitted Transfer Closing, the proposed transferring Partner and the proposed Permitted Transferee shall deliver in escrow to the remaining Partners a written notice executed by any Lender to any then extant Debt of the Project Entities or other reasonable evidence that (i) the Lender has consented to the proposed Transfer and the admission of the proposed Permitted Transferee as a Partner of the Company, or such consent is not required, and (ii) the proposed Transfer does not constitute a default (or an event which, after the giving of notice and/or passage of time, would constitute a default) under the terms of the applicable Debt Documents.

(d) Not less than two (2) Business Days prior to the Permitted Transfer Closing, the proposed transferring Partner and the proposed Permitted Transferee shall execute and deliver in escrow to the remaining Partners an assignment of Partnership Interest from the proposed transferring Partner to the proposed Permitted Transferee pursuant to which (i) the proposed Permitted Transferee assumes of all of the obligations, liabilities and responsibilities of the Partnership Interest to be assigned under this Agreement (whether arising from acts that occurred prior to or subsequent to the date of the assumption), (ii) the Company and the other Partners are included as direct third party beneficiaries of such assumption, and (iii) otherwise reasonably satisfactory to the remaining Partners.

(e) Not less than two (2) Business Days prior to the Permitted Transfer Closing, the proposed transferring Partner and the proposed Permitted Transferee shall execute and deliver in escrow to the remaining Partners such other documents, instruments and certificates as the remaining Partners may reasonably deem necessary or appropriate in connection with the proposed Permitted Transfer.

(f) Prior to or upon the Permitted Transfer Closing, the proposed transferring Partner and the proposed Permitted Transferee shall have paid all costs and expenses arising from, out of or in connection with such proposed Permitted Transfer that could or might be imposed upon the Company, any other Project Entity or any portion of the Project Assets (including any actual third party costs and expenses incurred by the Company).

14.21 Restraining Order/Specific Performance/Other Remedies. The Partners agree that, in the event of a Transfer Breach (and in view of the complexities and uncertainties in measuring the actual damages that would/might be sustained by reason of a Transfer Breach and the uniqueness of each Partner’s business and the relationship of the Partners): (i) in addition to all any and all other rights and remedies available to the other Partners, any Partner shall be entitled to a decree or order specifically restraining, enjoining and/or unwinding such Transfer Breach; (ii) damages at law shall be an inadequate remedy for a Transfer Breach; and (iii) the breaching Partner shall not plead in defense that there is an adequate monetary remedy at Law.

14.22 Section 754 Election. Upon a Transfer of the entire Partnership Interest of a Partner, the withdrawing Partner, the remaining Partner or the Permitted Transferee may request that the Company shall file an election pursuant to Section 754 of the IRS Code to adjust the basis of Company property in the manner provided in Section 743 of the IRS Code. If the requesting party is the withdrawing Partner or the Permitted Transferee, then the Permitted Transferee shall pay the costs and expenses of such election.

14.23 Release of Liability. In the event any Partner shall Transfer its entire Partnership Interest (other than in a sale of the Property or the entire Partnership Interests of all Partners) in compliance with the provisions of this Agreement without retaining any interest therein, directly or indirectly, then the withdrawing Partner shall be relieved of any further liability arising hereunder for events occurring from and after the date of such Transfer.

END OF ARTICLE XIV

ARTICLE XV

DEFAULTS

15.1 Defaulting Partner. A Partner shall be in default of its obligations and responsibilities under this Agreement (a “Defaulting Partner”) if it is determined in accordance with the provisions of Section 15.4 that any of the following events (a “Default”) has occurred and (if cure is permitted by Section 15.3) remains uncured (it being agreed that a Default by either A/B Partner shall result in both A/B Partners being Defaulting Partners):

(a) if such Partner withdraws from the Company in violation of this Agreement;

(b) if such Partner (i) has committed fraud, willful misconduct, gross negligence, misappropriation of funds, breach of the implied contractual covenant of good faith and fair dealing or a material breach of this Agreement or the Holdco LLC Agreement, in each case, either (x) in connection with its actions as a Partner under this Agreement (including, in the case of General Partner, actions in its capacity as General Partner); or (y) with respect to fraud, willful misconduct or gross negligence, whether or not in connection with its actions as a Partner under this Agreement but having a material adverse effect on the Company, the other Project Entities and/or the other Partners; or (ii) has committed a Transfer Breach ;

(c) if a Bankruptcy Event shall occur with respect to any Partner or any general partner of a Partner;

(d) with respect to the A/B Partners, the aggregate of all Deficiency Amounts the A/B Partners (and their permitted successors and assigns) have failed to fund is equal to $20,000,000 or more and such Deficiency Amounts shall remain unpaid by the A/B Partners for more than five (5) Business Days;

(e) with respect to the Class C LP, the aggregate of all Deficiency Amounts the Class C LP (and its permitted successors and assigns) has failed to fund is equal to $10,000,000 or more and such Deficiency Amounts shall remain unpaid by the Class C LP for more than five (5) Business Days; and

(f) with respect to the Class D LP, the aggregate of all Deficiency Amounts the Class D LP (and its permitted successors and assigns) has failed to fund is equal to $10,000,000 or more and such Deficiency Amounts shall remain unpaid by the Class D LP for more than five (5) Business Days.

15.2 Defaulting Partner. From and after the occurrence of a Default determined in accordance with the provisions of Section 15.4 by a Defaulting Partner, (a) the Defaulting Partner shall no longer have the right to approve or disapprove any Major Decisions; (b) if the Defaulting Partner is General Partner, such Defaulting Partner may be removed as General Partner in accordance with Section 6.14); and (c) if the Defaulting Partner is an Unaffiliated LP, such Partner shall no longer be a GHMA Eligible LP. Without the approval of the other Partners entitled to vote on Major Decisions, except as provided in Section 15.3, a Defaulting Partner shall have no right to cure a Default by such Defaulting Partner even if the circumstances underlying the Default have ceased to exist.

15.3 Opportunity to Cure Certain Defaults. A Partner shall not be in Default with respect to a matter described in Section 15.1(b)(i) if (a) the action or inaction giving rise to such Default was committed exclusively by an employee of Partner or its Affiliate who is not an executive, principal, senior officer or director of the Partner or such Affiliate; (b) such employee is immediately terminated or removed from any involvement regarding the Project; (c) such action or inaction occurred without the knowledge or consent of or at the direction of any executive, principal, senior officer or director of the Partner or its Affiliate; and (d) within five (5) Business Days after written notice from any other Partner delivered pursuant to Section 15.4(a) (in the case of a monetary breach) or within thirty (30) days after written notice from any other Partner delivered pursuant to Section 15.4(a) (in the case of a nonmonetary breach) (which thirty (30) day period shall be extended to the extent reasonably necessary, but in no event for more than an additional sixty (60) days, so long as the applicable Partner promptly commences the cure of such breach and diligently pursues such cure to completion), such Partner cures such action or inaction and provides financial compensation for any actual losses or damages suffered by the Company, the other Project Entities and the other Partners as a consequence of such action or inaction.

15.4 Notice, Opportunity to Cure and Arbitration of Default Allegation.

(a) If a Partner alleges that another Partner has committed a Default, the alleging Partner shall deliver a notice specifying with particularity the nature of the alleged Default. The Partner that receives such a notice shall, within ten (10) Business Days after receipt of such notice from the alleging Partner, deliver a response notice stating whether the Partner alleged to have committed the Default (i) disagrees with the allegations and/or (ii) if the Default is with respect to a matter described in Section 15.1(b)(i) that is permitted to be cured pursuant to Section 15.3, that such Partner has cured or will timely commence and thereafter diligently complete curative action.

(b) If the Partner alleged to be in Default does not agree with the allegation(s) set forth in the notice or if the Partner alleging a Default does not agree that the matter has been resolved (or believes that the matter is not permitted to be resolved) pursuant to Sections 15.3 and 15.4(a), then the provisions of Section 6.8 shall apply.

(c) If the Designated Senior Executives do not agree that the matter has been fully resolved within ten (10) Business Days after they first discussed such matter, then the matter shall be deemed to be a dispute (a “Dispute”).

(d) If a matter is deemed to be a Dispute, then the alleging Partner shall have the right, at any time within thirty (30) days after the matter is deemed to be a Dispute, to commence an arbitration proceeding pursuant to this Section 15.4 to determine whether such Default was committed and remains uncured pursuant to Sections 15.3 and 15.4(a). All Disputes regarding the occurrence of a Default shall be (i) subject to the applicable standards and burden of proof as provided for in Section 6.13(d) (including, if applicable, the burden of proving that the matter remains uncured) and (ii) resolved by binding arbitration administered by JAMS pursuant to the JAMS Comprehensive Arbitration Rules & Procedures (the “JAMS Rules”).

(e) The Partners agree that: (i) the legal seat and place of arbitration shall be New York, New York or Wilmington, Delaware; (ii) the language of the arbitration shall be English; and (iii) the number of arbitrators shall be three (3) (the “Arbitration Panel”), with one arbitrator to be nominated by the claimant and one (1) to be nominated by the respondent. The claimant shall nominate its arbitrator within ten (10) days after it commences arbitration and the respondent shall nominate its arbitrator within twenty (20) days after the commencement of arbitration. The third arbitrator, who shall be the Chairperson of the Arbitration Panel, shall be nominated by the two (2) appointed arbitrators within twenty (20) days after the respondent’s arbitrator is nominated. If any of the three (3) arbitrators is not nominated within the time prescribed above, such arbitrator(s) shall be appointed in accordance with the JAMS Rules.

(f) The Partners hereby elect to use the expedited procedures set forth in Rule 16.1 and Rule 16.2 of the JAMS Rules. In the event of a conflict between the provisions of this Section 15.4 and the JAMS Rules, the provisions of this Section 15.4 shall prevail.

(g) The Arbitration Panel shall issue its final decision as promptly as is reasonably practicable and in any event within three (3) months of the appointment of the third arbitrator; provided, however, that if the Arbitration Panel determines that it is unable despite its best efforts to meet such time limit consistent with its primary duty to justly determine the Dispute, it may extend such time limit in one (1) month increments.

15.5 Further Actions. The Defaulting Partner (once established pursuant to the procedures of this Section 15.4) will cooperate with the other Partner and act in good faith to execute any and all documents reasonably necessary to effectuate the actions contemplated by this Article XV.

END OF ARTICLE XV

ARTICLE XVI

NOTICES

16.1 In Writing; Address.

(a) All notices, demands, approvals, consents, reports and other communications provided for in this Agreement shall be: (i) in writing; (ii) given by a method prescribed in Section 16.1(c); and (iii) be given to the Partner to whom it is addressed at the address set forth below or at such other address(es) as such party hereto may hereafter specify by at least fifteen (15) days’ prior written notice.

To the A/B Partners:	To each of the A/B Partners’ Representatives at the address(es) listed on Exhibit 10

with respect to all matters other than requests for Approval of Major Decisions, with a courtesy copy (which shall not constitute notice hereunder) to:	Parkway, Inc. 390 North Orange Avenue, Suite 2400 Orlando, Florida 32801 Attention: A. Noni Holmes-Kidd, Vice President and General Counsel Telephone: (407) 581-3351 E-mail: nholmes-kidd@pky.com

and to:	Norton Rose Fulbright US LLP 1301 Avenue of the Americas New York, New York 10019 Attention: Mitchell Lubart, Esq. Telephone: (212) 318-3312 E-mail: mitchell.lubart@nortonrosefulbright.com

To the Class C LP:	To the Class C LP’s Representative at the address listed on Exhibit 10

with respect to all matters other than requests for Approval of Major Decisions, with a courtesy copy (which shall not constitute notice hereunder) to:	Paul Hastings LLP 695 Town Center Drive, 17th Floor Costa Mesa, California 92626 Attention: John F. Simonis, Esq. Telephone: (714) 668-6236 E-mail: johnsimonis@paulhastings.com

To the Class D LP:	To the Class D LP’s Representative at the address listed on Exhibit 10

with respect to all matters other than requests for Approval of Major Decisions, with a courtesy copy (which shall not constitute notice hereunder) to:	Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Attention: Arthur S. Adler Telephone: (212) 558-3960 E-mail: adlera@sullcrom.com

(b) Any party hereto may change the address(es) to which notice may be delivered hereunder by the giving of written notice thereof to the other Partners as provided in Section 16.1(c).

(c) Such notice or other communication may only be delivered: (i) by United States certified mail, return receipt requested, postage prepaid, deposited in a United States post office or a depository for the receipt of mail regularly maintained by the Post Office; (ii) by hand with receipt acknowledged by signature of a person at the office or location of delivery; (iii) by nationally recognized overnight courier which maintains evidence of receipt; or (iv) by electronic mail delivery in the portable document format (pdf) facsimile, with receipt of delivery confirmed by the recipient (other than by an automatically generated response). Any notices, demands, consents or other communications shall be deemed given when received at the address for which such party has given notice in accordance with the provisions hereof. Notwithstanding the foregoing, no notice or other communication shall be deemed ineffective because of refusal of delivery to the address specified for the giving of such notice in accordance herewith. Notice shall be effective only upon receipt or refusal of receipt after delivery in accordance with the methods hereinabove set forth in this Section 16.1.

END OF ARTICLE XVI

ARTICLE XVII

MISCELLANEOUS

17.1 Additional Documents and Acts. In connection with this Agreement, as well as all transactions contemplated by this Agreement, each Partner agrees to execute and deliver such additional documents and instruments, and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement, and all such transactions.

17.2 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

17.3 Entire Agreement. Except for the Contribution Agreement, this Agreement contains all of the understandings and agreements of whatsoever kind and nature existing between the parties hereto with respect to this Agreement and the rights, interests, understandings, agreements and obligations of the respective parties pertaining to the formation and continuing operations of the Company. Representatives of all parties have participated equally in the negotiation and drafting of this Agreement, and accordingly, this Agreement shall not be more strictly construed against any party hereto on account of the role played by such party’s representative in the negotiation and drafting hereof.

17.4 References to this Agreement. Numbered or lettered Articles and Sections herein contained refer to Articles and Sections of this Agreement unless otherwise expressly stated.

17.5 Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

17.6 Binding Effect. Except as herein otherwise expressly stipulated to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and permitted assigns.

17.7 Counterparts. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

17.8 Amendments. Except as otherwise expressly provided for herein, this Agreement may not be amended, altered or modified except by a written instrument signed by each of the Partners.

17.9 Estoppel Certificates. Each Partner agrees, upon written demand of any other Partner, to execute and deliver to the other Partners, within fifteen (15) Business Days after such demand (which demand shall make reference to such fifteen (15) Business Day response period), a certificate stating that this Agreement is unmodified and in full force and effect (or, if this Agreement has been modified, that the same is in full force and effect as modified and stating such modifications); whether or not, to the best of the knowledge of such Partner, there exists any material default hereunder and if so, specifying the details of such default; and such other matters as the requesting Partner may reasonably request.

17.10 Exhibits. All Exhibits attached hereto are made a part hereof by this reference.

17.11 Severability. Every provision of this Agreement is hereby declared to be independent of, and separable from, every other provision of this Agreement. If any such provisions shall be held to be invalid or unenforceable, that holding shall be without effect upon the validity or enforceability of any other provision of this Agreement. It is the intention of the parties hereto that in lieu of each provision of this Agreement which is determined to be invalid or unenforceable, there shall be added, as part of this Agreement, such an alternative Section or provision as may be valid or enforceable but otherwise as close to the applicable original provision as possible.

17.12 Waiver; Modification. Failure by any Partner to insist upon or enforce any of its rights shall not constitute a waiver thereof, and nothing shall constitute a waiver of such Partner’s right to insist upon strict compliance with the provisions hereof. Any Partner may waive the benefit of any provision or condition for its benefit contained in this Agreement.

17.13 Third Party Beneficiaries. This Agreement is made solely and specifically between and for the benefit of the parties hereto, and their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and no other person or party shall have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

17.14 Herein. Wherever used in this Agreement, the words “herein”, “hereof” or words of similar import shall be deemed to refer to this Agreement in its entirety and not to a specific section unless otherwise stated.

17.15 Including. Wherever used in this Agreement, the word “including” shall be deemed to mean “including, without limitation”.

17.16 Or. Wherever used in this Agreement, the word “or” shall be deemed not to be exclusive.

17.17 Cost of Counsel. In any Proceeding between the parties to enforce any of the provisions of this Agreement or any right of any party under this Agreement (or in any arbitration proceeding pursuant to Section 15.4), if such Proceeding is prosecuted to judgment, then in addition to any other remedy, the unsuccessful party shall pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees and expenses and the fees and expenses of the arbitrators, incurred therein by the prevailing party or the Company in connection with such Proceeding.

17.18 Time of Essence. Time is the essence of each and every provision of this Agreement.

17.19 Deadlines. Except for the effective date of the CTB Election, if a date on which any party is required to take any action under the terms of this Agreement is not a Business Day, the action may be taken on the next succeeding Business Day without penalty.

17.20 Confidentiality. CONFORM TO ACCESS AGREEMENT [AND CA, AS APPLICABLE]

17.21 Governing Law. The terms and provisions of this Agreement and the rights, remedies, liabilities and obligations of the Parties hereunder shall be governed by, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to principles of conflicts of laws.

17.22 Jurisdiction; Choice of Forum. Each party hereby irrevocably: (a) submits to the exclusive jurisdiction of the Delaware Court of Chancery sitting in New Castle County in any Proceeding arising out of or relating to this Agreement, the relations between the parties and any matter, action or transaction contemplated hereby; (b) agrees that such court in which a proceeding arising out of or relating to this Agreement, the relations between the parties with any matter, action or transaction contemplated hereunder “first commenced” shall have exclusive jurisdiction over such Proceedings; (c) waives the defense of inconvenient forum to the maintenance and continuation of such Proceedings; (d) consents to the service of any and all process in any such Proceedings by the mailing of copies (certified mail, return receipt requested and postage prepaid) of such process to them at their addresses specified in Section 16.1 and (e) agrees that a final and non-appealable judgment rendered by a court of competent jurisdiction in any such Proceedings shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

17.23 WAIVER OF JURY TRIAL. EACH PARTNER, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION, LAWSUIT OR PROCEEDING RELATING TO ANY DISPUTE ARISING OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DESCRIBED IN THIS AGREEMENT OR DISPUTE BETWEEN THE PARTIES (INCLUDING DISPUTES WHICH ALSO INVOLVE OTHER PERSONS).

[Signature pages follow.]

IN WITNESS WHEREOF, the Partners have caused this Agreement to be signed, sealed and delivered through their respective authorized signatories the day and year first above written.

EXHIBIT 3

HOLDCO LLC AGREEMENT

LIMITED LIABILITY COMPANY AGREEMENT

OF

GWP JV HOLDINGS, LLC

Dated as of [                    ], 2017

THE INTERESTS OF THE MEMBERS ISSUED UNDER THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED THE “SECURITIES ACT”) OR REGISTERED OR QUALIFIED UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE OR THE DISTRICT OF COLUMBIA, IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION AND QUALIFICATION PROVIDED IN THE SECURITIES ACT AND THE APPLICABLE SECURITIES LAWS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF EITHER AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION OR REGISTRATION UNDER THE SECURITIES LAWS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

IN ADDITION, THE INTERESTS ISSUED UNDER THIS AGREEMENT MAY BE SOLD OR TRANSFERRED ONLY IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFER SET FORTH HEREIN.

-i-

EXHIBITS AND SCHEDULES

GLOSSARY OF TERMS

EXHIBIT A:	Structure Chart

EXHIBIT B:	Members

EXHIBIT C:	Directors

EXHIBIT D:	Officers

EXHIBIT E:	Notice Addresses

-ii-

LIMITED LIABILITY COMPANY AGREEMENT

OF

GWP JV HOLDINGS, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of GWP JV Holdings, LLC (the “Company”) is made and entered into effective as of [            ], 2017 (the “Effective Date”) by and between             , a Delaware limited liability company (“PKY”)1 and GWP JV Limited Partnership, a Delaware limited partnership (the “Joint Venture”). Unless otherwise specified in this Agreement, all capitalized terms have the meaning given to such terms in the Glossary of Terms attached hereto.

W I T N E S S E T H:

A. The Company has made and timely filed an election on IRS Form 8832 to be treated as an association taxable as a corporation for United States federal income tax purposes effective two (2) Business Days after the Effective Date, and shall make an election to be treated as a REIT for United States federal income tax purposes commencing with such date for its initial taxable year ending December 31, 2017.

B. The Company is sole member of GWP JV Mezzanine, LLC (“Mezzco”), PKY 3200 SW Freeway LLC (“Phoenix Propco”) and GWP TRS, LLC (“TRS”). Mezzco is the sole direct or indirect owner of certain other single-member limited liability company subsidiaries shown on the structure chart attached as Exhibit A (Mezzco, Phoenix Propco, TRS and such other direct and indirect subsidiaries, together with any other direct or indirect subsidiaries of the Company from time to time, the “Subsidiaries”). Certain of the Subsidiaries own, directly or indirectly, fee simple and/or ground leasehold interests in and to that certain real property located in Houston, Texas as shown on the structure chart attached as Exhibit A (such real property, together with each other real property acquired by the Company or a Subsidiary from time to time, and in each case including all improvements, fixtures, personal property, easements, appurtenances, leases, licenses, rights and interests in connection therewith, the “Properties” and each, a “Property”).

C. The Members hereby desire to provide for the governance of the Company as a limited liability company for the purposes and on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Members hereto hereby agree as follows.

[1]	Note: To be PKY/GP entity.

AGREEMENT

ARTICLE I

ORGANIZATION

Section 1.1. Formation. The Company was formed as of the date of the filing of the Company Certificate with the Secretary of State of the State of Delaware as a limited liability company pursuant to the provisions of the LLC Act. The Board shall cause the Company to execute, acknowledge and/or verify such other documents and/or instruments as deemed necessary and/or appropriate in order to continue its existence in accordance with the provisions of the LLC Act and/or register, qualify to do business and/or operate its business in any jurisdiction within or outside the United States of America in which the Company conducts business. The rights and liabilities of the Members shall be as provided in the LLC Act, except as otherwise set forth in this Agreement. In the event that any provision in this Agreement conflicts with the LLC Act, such provision in this Agreement shall control and govern to the extent permitted by applicable law.

Section 1.2. Name.2 The name of the Company is “GWP JV Holdings, LLC” and this is the name in under which name all business and affairs of the Company shall be conducted, except to the extent otherwise required by the Laws of the State of Delaware or the State of Texas or any other state in which the Company is doing business.

Section 1.3. Principal Office, Registered Agent and Registration in Texas as a Foreign Limited Liability Company .3

(a) The principal office of the Company shall be located at c/o Parkway, Inc., 5847 San Felipe Street, Suite 2200, Houston, Texas 77057.

(b) The name and office address of the registered agent for service of process on the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

(c) The Board may change the principal office of the Company and/or the name and office address of the registered agent for service of process on the Company upon not less than ten (10) Business Days’ prior written notice to the Members (i) acting by majority vote, if the principal office is an office of PKY REIT, and (ii) otherwise with the unanimous approval of the Board.

(d) Promptly following the Effective Date, the Officers, acting upon a unanimous Approval of a Major Decision by the Board, shall cause the Company to register as a foreign limited liability company doing business in the State of Texas.

[2]	Drafting note: Adapted from JV agreement Section 2.2.
[3]	Drafting note: Adapted from JV agreement Section 2.3.

Section 1.4. Term. The term of the Company shall continue until the liquidation and dissolution of the Company pursuant to Article X.

Section 1.5. Purposes and Powers.4

(a) The sole purposes of the Company (individually, a “Company Purpose” and collectively, the “Company Purposes”) are, to (i) directly or indirectly own the Project Assets (which at all times shall be held solely through the Company or one or more Subsidiaries of the Company); (ii) directly, or indirectly through one or more Subsidiaries, to: (A) manage, operate, finance, refinance, sell, Transfer and otherwise use and deal with any Subsidiary; (B) lease, operate, manage, maintain, entitle (by way of the Subdivision or otherwise) improve, develop, repair, restore, sell, finance, refinance, Transfer and otherwise use or deal with the Project Assets or any portions thereof: (C) enter into (and/or cause any Subsidiary to enter into) one (1) or more Contracts and Debt; and (D) take any and all other acts which may be necessary, desirable, appropriate or incidental in connection with the business of the Company, the Subsidiaries, the Project Assets and the Project; and (iii) subject to Section 7.2, to conduct its business in a manner that will enable it to qualify and maintain qualification, at all times from and after the effective date of its election to be taxable as a REIT until the Restriction Termination Date as a REIT. The Company may do all acts and things necessary, appropriate, incidental to or convenient to accomplish these purposes subject to the limitations set forth in this Agreement.

(b) Subject to the terms of this Agreement, the Company shall have the right, power and authority to take (and to cause any of the Subsidiaries to take) any and all actions as may be necessary, desirable, appropriate or incidental in connection with pursuing the purposes of the Company as described in Section 1.5(a) above.

(c) Unless otherwise agreed to as a Major Decision, the purposes described in Sections 1.5(a) and (b) above shall be the sole purposes of the Company.

ARTICLE II

UNITS; CAPITAL CONTRIBUTIONS; MEMBERS AND INTERESTS

Section 2.1. Units; Capital Contributions.

(a) Units.

(i) The Company is authorized to issue Common Units to the Common Member as provided in Section 2.1(b), to issue Series A Preferred Units as provided in Section 2.1(c), and to issue Series B Preferred Units as provided in Section 2.1(d). To the fullest extent permitted by law, (i) the Common Member shall not have any approval, consent or voting rights in its capacity as a holder of Common Units except with respect to (1) amendments or modifications to this Agreement in accordance with

[4]	Drafting note: Adapted from JV agreement Section 2.4.

Section [11.2] and (2) any other matters that expressly require the consent or approval of the Common Member under this Agreement, (ii) except as expressly provided in Section 10.5 and Section [11.2], the Series A Preferred Members shall not have any approval, consent or voting rights in their capacity as holders of Series A Preferred Units, and (iii) the Series B Preferred Members shall not have any approval, consent or voting rights in their capacity as holders of Series B Preferred Units except with respect to (1) the appointment, designation or removal of Directors in accordance with Section 4.1, (2) the matters described in Section 10.6 and Section [11.2] and (3) any other matters that expressly require the consent or approval of the Series B Preferred Members under this Agreement.

(ii) The Board shall maintain and keep up to date a record of Members and the issuance or transfer of Units with the books and record of the Company.

(b) Common Member. As of the Effective Date, the Joint Venture is deemed to have made Capital Contributions to the Company in the amounts set forth in the books and records of the Company, is hereby issued the number of Common Units set forth opposite its name on Exhibit B, and is hereby admitted as a Member.

(c) Series A Preferred Members.

(i) The Board is authorized and directed to cause the Company to issue up to one hundred twenty-five (125) Series A Preferred Units to Persons selected by the Board (with a minimum issuance to one hundred and five (105) holders of Series A Preferred Units to be issued no later than January 30, 2018) and to admit such Persons as Members. Each such Person may acquire only one (1) Series A Preferred Unit at a purchase price of $1,000.00 per Series A Preferred Unit, and shall be admitted as a Series A Preferred Member upon payment of such purchase price and execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument must be reasonably satisfactory to the Board. All Series A Preferred Units must be issued on the same day.

(ii) Designation and Number. As of the Effective Date, and upon the execution and effectiveness of this Agreement, the Series A Preferred Units are hereby established. The total number of authorized Series A Preferred Units shall be one hundred and twenty five (125).

(iii) Rank. Subject to Section 3.9 and Section 10.5, the Series A Preferred Units shall, with respect to distribution and redemption rights and rights upon liquidation, dissolution or winding up of the Company, rank senior to the Common Units and the Series B Preferred Units and to any other limited liability company interests and equity securities issued by the Company (together with the Common Units and the Series B Preferred Units, the “Junior Securities”). For purposes of this Section 2.1(c), the terms “limited liability company interests” and “equity securities” shall not include convertible debt securities unless and until such securities are converted into equity securities of the Company.

(d) Series B Preferred Members. As of the Effective Date, and upon the execution and effectiveness of this Agreement, (i) in consideration for PKY’s obligation to make a Capital Contribution to the Company of $40,000 in cash, the Company has issued forty (40) Series B Preferred Units to PKY (in its individual capacity and not in its capacity as a partner of the Joint Venture) and (ii) in consideration for the Joint Venture’s obligation to make a Capital Contribution to the Company of $60,000 in cash, the Company has issued sixty (60) Series B Preferred Units to the Joint Venture, in each case, at a purchase price of One Thousand Dollars ($1,000) per Series B Preferred Unit, which issuances were effected simultaneously. Each of PKY and the Joint Venture has been admitted as a Series B Preferred Member. Subject to Section 3.9 and Section 10.6, the Series B Preferred Units shall, with respect to distribution and redemption rights and rights upon liquidation, dissolution or winding up of the Company, rank senior to the Common Units and rank junior to the Series A Preferred Units.

(e) 30% Threshold.5 Notwithstanding anything to the contrary contained herein, if for any reason the number of Series B Preferred Units held by the Joint Venture would result in CPPIB (or any of its Affiliates) directly or indirectly holding, based on its partnership interest in the Joint Venture (or otherwise), more than thirty percent (30%) of the securities of the Company or any Subsidiary to which attach the right to elect, appoint or remove members of the Board (such percentage of such securities, being the “30% Threshold”), then, at the sole option of the D Director, the Company and each of its Members shall take such reasonable actions as are requested by the D Director to ensure that CPPIB (and its Affiliates) do not directly or indirectly hold more than the 30% Threshold; provided, that such actions do not have an adverse effect on the Company or its Members; provided; further; that, notwithstanding the foregoing, in the event that such actions would have an adverse effect on the Company or the Members, at the D Director’s request, the Company and the Members shall nonetheless reasonably cooperate with the D Director in taking such actions as requested by the D Director so long as the D Director causes CPPIB to indemnify and hold harmless the Company and the Members (as applicable) from such adverse effects.

Section 2.2. Additional Capital Contributions.

(a) Additional Capital Contributions. A majority of the Board has the right to call for Additional Capital Contributions from the Common Member in connection with any Permitted Capital Call (a “Capital Call”).

(b) A majority of the Board shall give written notice (a “Capital Call Notice”) to the Common Member and the other Directors if the Company requires Additional Capital Contributions for a Permitted Capital Call. Each Capital Call Notice shall set forth:

(i) the aggregate amount being requested (the “Capital Call Amount”);

(ii) whether the requested Capital Call is a Budgeted Expense Call or Necessary Expenses Call;

[5]	Drafting note: Adapted from JV agreement Section 2.9.

(iii) a reasonably detailed description of (A) the uses for which the funds will be applied and (B) if applicable, the extent to which the Capital Call Amount covers expenses that are included in and/or in excess of the applicable Line Item(s) in the Approved Annual Budget;

(iv) the date (the “Capital Call Funding Date”) by which the requested amounts are required to be funded (which date shall not be less than fifteen (15) days after the date of delivery of the Capital Call Notice unless the Capital Call is a Necessary Expenses Call and the Capital Call Notice specifies that the funds are requested on a more expedited basis and the reasons such shorter funding period is being requested (in which case the Capital Call Funding Date shall be the date specified in the Capital Call Notice, but in no event less than four (4) Business Days after the date of delivery of such Capital Call Notice); and

(v) wire transfer instructions for delivery by the Common Member of such Capital Call Amount to an account of the Company.

(c) Notwithstanding the foregoing, if any Director determines that Additional Capital Contributions are required in connection with any expense of the Company that would properly be the subject of a Permitted Capital Call and a majority of the Board has failed to deliver a Capital Call Notice for such Additional Capital Contributions within five (5) Business Days after such Director has requested that the Board deliver a such a Capital Call Notice, then such Director shall have the right to deliver the Capital Call Notice for such Additional Capital Contributions.

(d) The Common Member shall contribute one hundred percent (100%) of the Capital Call Amount set forth in any Capital Call Notice.

(e) Except with respect to Additional Capital Contributions, no Member shall have the right or the obligation to make additional Capital Contributions to the Company.

(f) The right of the Board to require any Additional Capital Contributions under this Agreement shall not be construed as conferring any rights or benefits to or upon any Person not a party to this Agreement (including the holder of any Debt owed by any Subsidiary).

(g) Interest earned on Company funds shall inure solely to the benefit of the Company. Unless otherwise specifically provided herein, no interest shall be paid on any Capital Contributions or advances to the capital of the Company, nor upon any undistributed or reinvested income or profits of the Company.

ARTICLE III

DISTRIBUTIONS, REDEMPTIONS AND DIVIDENDS

Section 3.1. Distributions.

.

(a) [                    ].6

(b) [                    ].7

(c) Subject to Section 10.1, Section 10.5 and Section 10.6, any Series A Distribution Payments and Series B Distribution Payments, all Distributions shall be made to the Common Member.

Section 3.2. Distributions in Kind . No distribution of property in kind by the Company shall be permitted except as otherwise determined by the unanimous decision of the Board.

Section 3.3. Excess Distributions . If any Member receives a distribution from the Company in excess of the amount such Member should have received in accordance with the provisions of this Agreement at the time the distribution was made, such Member shall be treated as holding such amount in a constructive trust for the benefit of the other member and shall be obligated to refund any such excess to the Company for reallocation to the Member or Members rightfully entitled to such distribution upon demand to do so by any Member.

Section 3.4. Capital Matters.

(a) A Member shall not be entitled to withdraw any part of its Capital Contributions or receive any distributions from the Company except as specifically provided in this Agreement. Except as expressly provided in this Agreement, no Member shall have any priority over any other Member as to the return of its Capital Contributions or as to compensation by way of income, and no additional share of the profits or losses of the Company shall accrue to any Member solely by virtue of its Capital Contributions being proportionately greater than the Capital Contributions of any other Member.

(b) In the event that any Member makes a Loan to the Company that has been approved as a Major Decision, such Loan shall not be considered a contribution to the capital of the Company and shall not increase the Capital Contributions of the lending Member. Repayment of such Loan shall not be deemed withdrawals from the capital of the Company and shall be repaid in accordance with terms agreed by the Board as a unanimous decision.

(c) No Member shall have any obligation to contribute to or in respect of liabilities or obligations of the Company or return distributions made by the Company except as required by the LLC Act, this Agreement or applicable law.

Section 3.5. REIT-Specific Distribution Provisions . If the Board unanimously determines that consent dividends (within the meaning of Section 565 of the IRS Code) with respect to Common Units are necessary or advisable with respect to the Company, including to enable the Company to meet the requirements of Section 857(a) of the IRS Code or avoid being

[6]	Drafting note: To conform to JV agreement Section 4.1(a).
[7]	Drafting note: To conform to JV agreement Section 4.1(b).

subject to taxation under Section 857(b)(1) or Section 4981 of the IRS Code, the Board, acting unanimously, may cause or authorize the Company to make such elections and take such actions, and each Member shall take such actions as are requested by the Board as necessary to cause any such consent dividends to be made; provided, that the Company will pay consent dividends only with respect to ordinary income (and not capital gain dividends under Section 857(b)(3)(c) of the IRS Code or dividends subject to Section 897(h)(1) of the IRS Code) unless otherwise unanimously determined by the Board.

Section 3.6. Redemption of Series A Preferred Units.

(a) Redemption. The Company may, by unanimous election of the Board, redeem the Series A Preferred Units, in whole or in part, at any time or from time to time, for cash at a redemption price (the “Series A Redemption Price”) equal to $1,000.00 per share plus all accrued and unpaid dividends thereon to and including the date fixed for redemption (the “Series A Redemption Date”) (except as provided in Section 3.6(c) below), plus a redemption premium per share (each, a “Series A Redemption Premium”) calculated as follows based on the date fixed for redemption:

(i) until [December 31, 2018], $100; and

(ii) thereafter, no Series A Redemption Premium.

If less than all of the outstanding Series A Preferred Units are to be redeemed, the Series A Preferred Units to be redeemed may be selected by any equitable method determined by the Board, acting unanimously, provided that such method does not result in the creation of fractional shares.

(b) Limitations on Redemption of Series A Preferred Units. Unless full cumulative dividends on all Series A Preferred Units shall have been, or contemporaneously are, declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no Series A Preferred Units shall be redeemed or otherwise acquired, directly or indirectly, by the Company unless all outstanding Series A Preferred Units are simultaneously redeemed or acquired.

(c) Rights to Dividends on Series A Preferred Units Called for Redemption. Immediately prior to or upon any redemption of Series A Preferred Units, the Company shall pay, in cash, any accrued and unpaid dividends to and including the Series A Redemption Date, unless a Series A Redemption Date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A Preferred Units at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

(d) Procedures for Redemption.

(i) Upon the Company’s provision of written notice as to the effective date of the redemption, accompanied by a check in the amount of the full Series A Redemption Price through such effective date to which each record holder of Series A

Preferred Units is entitled, the Series A Preferred Units shall be redeemed and shall no longer be deemed outstanding shares of the Company and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid, to each record holder of the Series A Preferred Units at the respective mailing addresses of such holders as the same shall appear on the share transfer records of the Company. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Units except as to the holder to whom notice was defective or not given.

(ii) In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Units may be listed or admitted to trading, such notice shall state: (A) the Series A Redemption Date; (B) the Series A Redemption Price; (C) the number of Series A Preferred Units to be redeemed; (D) the place or places where the Series A Preferred Units are to be surrendered (if so required in the notice) for payment of the Series A Redemption Price (if not otherwise included with the notice); and (E) that dividends on the shares to be redeemed will cease to accrue on such Series A Redemption Date. If less than all of the Series A Preferred Units held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series A Preferred Units held by such holder to be redeemed.

(iii) If notice of redemption of any Series A Preferred Units has been given and if the funds necessary for such redemption have been set aside by the Company for the benefit of the holders of any Series A Preferred Units so called for redemption, then, from and after the Series A Redemption Date, dividends will cease to accrue on such Series A Preferred Units, such Series A Preferred Units shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the Series A Redemption Price. If the Company shall so require and the notice shall so state, holders of the Series A Preferred Units to be redeemed shall surrender the certificates evidencing such Series A Preferred Units, to the extent that such shares are certificated, at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for Series A Preferred Units so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such Series A Preferred Units shall be redeemed by the Company at the Series A Redemption Price. In case less than all of the Series A Preferred Units evidenced by any such certificate are redeemed, a new certificate or certificates shall be issued evidencing the unredeemed Series A Preferred Units without cost to the holder thereof.

(iv) The deposit of funds with a bank or trust corporation for the purpose of redeeming Series A Preferred Units shall be irrevocable except that:

(A) the Company shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(B) any balance of monies so deposited by the Company and unclaimed by the holders of the Series A Preferred Units entitled thereto at the expiration of two (2) years from the applicable Series A Redemption Dates shall be repaid, together with any interest or other earnings thereon, to the Company, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Company shall look only to the Company for payment of the Series A Redemption Price without interest or other earnings.

(v) Status of Redeemed Shares. Any Series A Preferred Units that shall at any time have been redeemed or otherwise acquired by the Company shall, after such redemption or acquisition, have the status of authorized but unissued Series A Preferred Units which may be issued by the Board from time to time at its discretion.

Section 3.7. Redemption of Series B Preferred Units.

(a) Redemption. Subject to Section 2.1(e), the Company may, at the unanimous election of the Board, redeem some or all of the Series B Preferred Units outstanding. Any such redemption by the Company shall be effected by notice of such redemption on a date unanimously selected by the Board for such redemption (“Series B Redemption Date”). On the Series B Redemption Date, each Series B Preferred Unit being redeemed will be immediately cancelled and each holder of such Units will be entitled to receive cash, promptly after the Series B Redemption Date, equal to the Series B Redemption Price. The “Series B Redemption Price” for the Series B Preferred Units shall be One Thousand and No/100 Dollars ($1,000.00) per Unit plus all accrued and unpaid distributions thereon to and including the Series B Redemption Date (except as provided in Section 3.7(c) below). If less than all of the outstanding Series B Preferred Units are to be redeemed, the Series B Preferred Units to be redeemed may be selected by any equitable method determined by the Board, acting unanimously, provided that such method does not result in the creation of fractional Units.

(b) Limitations on Redemption of Series B Preferred Units. Subject to the provisions of Article VIII, unless full cumulative distributions on all Series B Preferred Units have been, or contemporaneously are, declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods (as defined below), no Series B Preferred Units shall be redeemed unless all outstanding Series B Preferred Units are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series B Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Units.

(c) Rights to Distributions on Series B Preferred Units Called for Redemption. Immediately prior to or upon any redemption of Series B Preferred Units, the Company shall pay, in cash, any accrued and unpaid distributions to and including the Series B Redemption Date, unless the Series B Redemption Date falls after the applicable record date for the corresponding Series B Distribution Payment Date but prior to such Series B Distribution Payment Date, in which case each Series B Preferred Member at the close of business on such record date shall be entitled to the distribution payable on such Units on the corresponding Series B Distribution Payment Date notwithstanding the redemption of such Units before such Series B Distribution Payment Date.

(d) Procedures for Redemption.

(i) Upon the Company’s provision of written notice as to the effective date of the redemption, accompanied by a check in the amount of the full Series B Redemption Price through such effective date to which each record holder of Series B Preferred Units is entitled, the applicable Series B Preferred Units shall be redeemed and shall no longer be deemed outstanding and all rights of the holders of such Units will terminate. Such notice shall be given by first class mail, postage pre-paid, to each record holder of Series B Preferred Units being redeemed at the respective mailing addresses of such holders as the same shall appear in the records of the Company. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series B Preferred Units except as to the holder to whom notice was defective or not given.

(ii) In addition to any information required by law or by the applicable rules of any exchange upon which Series B Preferred Units may be listed or admitted to trading, such notice shall state: (A) the Series B Redemption Date; (B) the Series B Redemption Price; (C) the number of total Series B Preferred Units to be redeemed and (D) that distributions on the Series B Preferred Units to be redeemed will cease to accrue on such Series B Redemption Date. If less than all of the Series B Preferred Units held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series B Preferred Units held by such holder to be redeemed.

(iii) If notice of redemption of any Series B Preferred Units has been given and if the funds necessary for such redemption have been set aside by the Company for the benefit of the holders of any Series B Preferred Units so called for redemption, then, from and after the Series B Redemption Date, distributions will cease to accrue on such Series B Preferred Units, such Series B Preferred Units shall no longer be deemed outstanding and all rights of the holders of such Units will terminate, except the right to receive the Series B Redemption Price.

(iv) The deposit of funds with a bank or trust corporation for the purpose of redeeming the Series B Preferred Units shall be irrevocable except that:

(A) the Company shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any Series B Preferred Units redeemed have no claim to such interest or other earnings; and

(B) any balance of monies so deposited by the Company and unclaimed by the holders of the Series B Preferred Units entitled thereto at the expiration of two (2) years from the applicable Series B Redemption Dates shall be repaid, together with any interest or other earnings thereon, to the Company, and after any such repayment, the holders of the Series B Preferred Units entitled to the funds so repaid to the Company shall look only to the Company for payment of the Series B Redemption Price without interest or other earnings.

Section 3.8. Conversion . Series A Preferred Units and Series B Preferred Units are not convertible into or exchangeable for any property or securities of the Company.

Section 3.9. Dividends.

(a) As and when authorized by the Board, out of funds legally available for the payment of dividends, (i) each holder of outstanding Series A Preferred Units shall be entitled to receive cumulative preferential cash dividends at the rate of [twelve and one-half percent (12.5%) per annum], compounded semi-annually, of the total of $1,000.00 per Series A Preferred Unit plus all accrued and unpaid dividends thereon (each such payment, a “Series A Dividends”), and (ii) each holder of outstanding Series B Preferred Units shall be entitled to receive cumulative preferential cash dividends at the rate of six percent (6%) per annum, compounded semi-annually, of the total of $1,000.00 per Series B Preferred Unit plus all accrued and unpaid dividends thereon (each such payment, a “Series B Dividend” and together with the Series A Dividends, “Dividends”). Dividends shall accrue on a daily basis and be cumulative from the first date on which any applicable Series A Preferred Unit or Series B Preferred Unit is issued, such issue date to be contemporaneous with the receipt by the Company of subscription funds for the Series A Preferred Units or Series B Preferred Units (the “Original Issue Date”), and shall be payable semi-annually in arrears on or before June 30 and December 31 of each year (each a “Dividend Payment Date”); provided, however, that if any Dividend Payment Date is not a Business Day, then the Dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the preceding Business Day or the following Business Day with the same force and effect as if paid on such Dividend Payment Date. Any Dividend for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. A “dividend period” shall mean, with respect to the first “dividend period,” the period from and including the Original Issue Date to and including the first Dividend Payment Date, and with respect to each subsequent “dividend period,” the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accrued Dividends are to be calculated. Dividends will be payable to holders of record as they appear in the share records of the Company at the close of business on the applicable record date, which shall be the fifteenth (15th) day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board for the payment of Dividends that is not more than thirty (30) nor less than ten (10) days prior to such Dividend Payment Date (each, a “Dividend Record Date”).

(b) No Dividends shall be declared by the Company or paid or set apart for payment by the Company at such time as the terms and provisions of any Debt Document or any other written agreement between the Company or a Subsidiary and any party that is not an Affiliate of the Company or a Subsidiary, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c) Notwithstanding the foregoing, Dividends shall accrue on the Series A Preferred Units and Series B Preferred Units whether or not the terms and provisions set forth in Section 3.9(b) hereof at any time prohibit the current payment of Dividends, whether or not the Company has earnings, whether or not there are funds legally available for the payment of such Dividends and whether or not such Dividends are authorized or declared. Furthermore, Dividends will be declared and paid when due in all events to the fullest extent permitted by law and except as provided this Agreement (including in Section 3.9(b) above). Accrued but unpaid Dividends will accrue as of the Dividend Payment Date on which they first become payable.

(d) Unless full cumulative Series A Dividends on all outstanding Series A Preferred Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no distributions (other than in shares of Junior Securities) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon any shares of Junior Securities, nor shall any shares of Junior Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other shares of Junior Securities). For the avoidance of doubt, distributions may be made to the Common Member at any time on or after a Dividend Payment Date in respect of which all accrued Series A Dividends have been paid in full and prior to the next Dividend Payment Date for Series A Dividends (including prior to the initial Dividend Payment Date for Series A Dividends) and no provision of the Agreement (including this Section 3.9) shall be interpreted in a manner contrary to the foregoing.

(e) Unless full cumulative Series B Dividends on all outstanding Series B Preferred Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no distributions (other than in Common Units) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon any Common Units, nor shall any Common Units be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other units of membership interests in the Company). For the avoidance of doubt, distributions may be made to the Common Member at any time on or after a Dividend Payment Date in respect of which all accrued Series B Dividends have been paid in full and prior to the next Dividend Payment Date for Series B Dividends (including prior to the initial Dividend Payment Date for Series B Dividends) and no provision of the Agreement (including this Section 3.9) shall be interpreted in a manner contrary to the foregoing.

(f) When Dividends are not paid in full (or a sum sufficient for such full payment is not set apart) on the Series A Preferred Units or the Series B Preferred Units, as applicable, all Dividends declared upon the Series A Preferred Units or the Series B Preferred Units, as applicable, shall be declared and paid pro rata based on the number of Series A Preferred Units or Series B Preferred Units, as applicable, then outstanding.

(g) Any Dividend payment made on the Series A Preferred Units or the Series B Preferred Units, as applicable, shall first be credited against the earliest accrued but unpaid Series A Dividend or Series B Dividend, as applicable, due with respect to such Series A Preferred Units or the Series B Preferred Units, as applicable, which remains payable. Holders of the Series A Preferred Units or the Series B Preferred Units, as applicable, shall not be entitled to any distribution, whether payable in cash, property or shares, in excess of full cumulative Series A Dividends or the Series B Dividends, as applicable, described above.

ARTICLE IV

MANAGEMENT AND OPERATIONS OF THE COMPANY

Section 4.1. Management and Control of Company.

(a) Board of Directors. The affairs and business of the Company shall be exclusively vested in, and managed and controlled by, a board of five (5) individual directors (each, a “Director” and, collectively, the “Board”) elected by Series B Majority Vote. At the time of their election, each Director will be designated by the Series B Preferred Members, by Series B Majority Vote, as an A/B Director, a C Director or a D Director. Each of the Directors shall be, and hereby is designated as, a “manager” within the meaning of the LLC Act, with the rights and obligations of a manager as described in the LLC Act, but subject to the terms of this Agreement (provided, however, that notwithstanding such designation, such managers shall not have the right to act on behalf of the Company except in accordance with the express provisions of this Agreement). No Member shall have, in its capacity as a Member, any part in the management of the Company or authority or right to act on behalf of the Company in connection with any matter, except as expressly otherwise provided in this Agreement. The initial Directors are set forth on Exhibit C attached hereto.

(b) Designation and Removal of Directors. The Series B Preferred Members may by Series B Majority Vote, at any time and from time to time, increase or decrease the number of Directors or remove Directors with or without cause. The Series B Preferred Members shall, by Series B Majority Vote, promptly fill any vacancy on the Board (whether such vacancy resulted from the death, resignation or removal of one or more Directors, the expansion of the Board, or otherwise). Each Director shall hold office until such Director’s removal, death, or resignation.

Section 4.2. Powers of the Board.

(a) Authority. Subject to the Major Decision rights of the Directors provided for in Section 4.4, and except as otherwise expressly provided in this Agreement, the Board (acting either by the approval of three (3) Directors or, if this Agreement so requires, by unanimous vote) shall have the full and exclusive right, power, authority and discretion, acting alone and without the consent of any Member, to make any and all decisions, ordinary or extraordinary, with regard to the Company, to conduct the business and affairs of the Company, to wind up the business and affairs of the Company and to do all things necessary or appropriate in the Board’s discretion in connection with the Company. Except as expressly provided in this Agreement, the Members shall not have any right to control or manage the business and affairs of the Company. Third parties dealing with the Company are entitled to rely conclusively upon the power and authority of the Board as herein set forth.

(b) Power. Except as otherwise expressly provided in this Agreement, the Board (acting either by the approval of three (3) Directors or, if this Agreement so requires, by unanimous vote) shall have full power and authority without any prior approval from any Member to cause the Company to do all things deemed necessary or desirable by the Board to conduct the business of the Company, including to (i) conduct the business and affairs of the

Company, (ii) negotiate, execute, deliver, perform, enforce and defend any document, instrument or agreement (including any Contract and/or Lease and/or Debt Document); (iii) incur and pay any expense; (iv) make Distributions; (v) open, use, deposit into, withdraw from, close and otherwise operate all bank accounts of the Company and any other Project Entity; (vi) commence, prosecute, defend, compromise and settle any actions or Proceedings; (vii) prepare (or cause to be prepared) all applicable tax returns, reports, statements and notices; (viii) incur and pay any expense on behalf of the Company and any other Project Entity; (ix) purchase liability, casualty, fire, directors and officers, workman’s compensation and any other insurance and bonds; (x) hire and fire any Person(s) to provide services; (xi) appoint Officers and delegate to such Officers of the Company such authority and duties as the Directors determine to be appropriate (provided, that no matter that under this Agreement requires approval of any particular Director or of all of the Directors (or of a particular Member) may be delegated to any Officer or Officers of the Company without the required approval as to such matter of such particular Director or of all of the Directors (or such Member), as applicable); (xii) issue or redeem Units or other securities of the Company; and (xiii) take any other action affecting or relating to the rights and obligations of the Company to the extent not otherwise restricted by this Agreement or the LLC Act.8

Section 4.3. Board Meetings; Approvals of the Board .9

(a) Meetings. The Board shall meet not less often than twice (2x) in any Fiscal Year, unless the Directors unanimously agree that: (i) one (1) such a bi-annual meeting is not then required; (ii) an additional meeting is appropriate; or (iii) a different schedule is appropriate.

(b) Any meeting of the Board (each, a “Board Meeting”) may be held, at the discretion of the Board, by a meeting in person in Houston, Texas or New York City or such other location as may be agreed to by all Directors; provided, that any Director may elect to attend any meeting by means of conference telephone call, video conference or through similar communications equipment by means of which all persons participating in the meeting can communicate with each other. Participation in a telephone call, video conference or through similar communications equipment pursuant to this Section 4.3(b) shall constitute presence in person at such meeting.

(c) Not less than five (5) Business Days prior to any pending meeting (i) any Director may deliver a notice to each Director setting forth, in reasonable detail, any Major Decisions (and/or other matters) such Director would like to have discussed at the Board Meeting.

(d) Notwithstanding the provisions of Section 4.3(c): (i) the Board shall deliver the notice for the final bi-annual Board Meeting of any Fiscal Year by no later than

[8]	Drafting note: Clauses (i) through (x) drawn from JV agreement Section 6.2(b).
[9]	Drafting note: Clauses (a) through (h) conform to JV agreement Section 6.10. Clauses (i), (j), (k) and (l) should be added to JV agreement Section 6.10.

November 1 of such Fiscal Year; (ii) the notice for such Board Meeting shall include the Proposed Annual Business Plan (including the Proposed Annual Budget) required to be delivered pursuant to Sections [4.5] and [4.6]; and (iii) the final bi-annual Board Meeting of any Fiscal Year shall be held by no later than December 15 of such Fiscal Year.

(e) The Board shall appoint a secretary for each meeting (who need not be a Director) to keep written minutes of the meetings (including whether or not a Major Decision discussed at the meeting is approved). The secretary shall deliver a copy of such written minutes to the Directors within fifteen (15) Business Days subsequent to the date of such meeting.

(f) Any Major Decision may also be approved without a meeting, prior notice and/or formal discussion upon written consent of all Directors (which can be by email, pdf or otherwise).

(g) If at least one (1) A/B Director, at least one (1) C Director (at any time that there is at least one (1) C Director then serving) and at least one (1) D Director (at any time that there is at least one (1) D Director then serving) is present at any Board Meeting provided for in this Section 4.3, then a quorum of the Board shall be deemed achieved and any Major Decision(s) approved at such Board Meeting shall be deemed an Approved Major Decision.

(h) If at least one (1) A/B Director, at least one (1) C Director (at any time that there is at least one (1) C Director then serving) and at least one (1) D Director (at any time that there is at least one (1) D Director then serving) is not present at a meeting, then a quorum of the Board shall be not deemed achieved and no Major Decision discussed at such meeting shall be deemed Approved Major Decisions.

(i) Notice of a Board Meeting need not be given to any Director who signs a waiver of notice, in person or by proxy, whether before or after the Board Meeting. The attendance of any Director at a Board Meeting, in person or by proxy, without protesting prior to the conclusion of such Board Meeting the lack of notice of such Board Meeting, shall constitute a waiver of notice by such Director; provided, that such Director has been given an adequate opportunity at the meeting to protest such lack of notice.

(j) Every Director entitled to vote at a Board Meeting may authorize another Person or other Persons (including another Director) to act for such Director by proxy. Every proxy must be signed by the Director or his or her attorney-in-fact. Every proxy shall be revocable in writing at the pleasure of the Director executing it.

(k) Except as otherwise expressly provided in this Agreement, each Director shall have one (1) vote on all matters to be voted on by the Board.

(l) The C Director (at any time that there is at least one (1) C Director then serving) shall be entitled to designate one (1) individual as a Board observer, who shall be entitled to attend Board Meetings but who shall not constitute a Director for any purpose of this Agreement (including voting and approval rights and the determination of whether a quorum of the Board exists).

(m) The Board (acting by the vote of three (3) Directors) may delegate some or all of its day-to-day operational authority to certain executive and non-executive officers (each, an “Officer”) (which Officers may be given further delegation authority), which may include one or more vice presidents, a secretary and one or more assistant secretaries, and may remove any such Officers and appoint successors thereto; provided that (i) any authority delegated by the Directors to any Person is subject to the limitations on the rights and powers of the Directors specifically set forth in this Agreement, and (ii) subject to Article VIII, the Directors shall remain liable for their obligations under this Agreement notwithstanding any delegation. For the avoidance of doubt, no Officer may take any actions or make any decisions with respect to any matters that expressly require the approval of one or more Directors under this Agreement (including any Major Decisions) unless and until each such Director(s) have given their approval to take such actions or make such decisions, as the case may be. Any number of offices may be held by the same person. The Board (acting by the vote of three (3) Directors) may choose such other agents to act on behalf of the Company as the Board deems necessary or appropriate. The Officers of the Company shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by a majority of the Board. The initial Officers of the Company are set forth on Exhibit D attached hereto. The Board (acting by the vote of three (3) Directors) may modify Exhibit C and Exhibit D from time to time to reflect changes in the identity of the Directors designated by the Common Member and in the identity of any Officers of the Company appointed by the Directors in accordance with this Agreement.

Section 4.4. Major Decisions. A decision with respect to a Major Decision (or a decision with respect to any Subsidiary of the Company, or the assets of any of the foregoing, that would constitute a Major Decision if made with respect to the Company or Company Assets) shall require the unanimous approval of the Board prior to being implemented, in the Directors’ respective sole and absolute discretion. Any Director may propose a Major Decision for consideration by the Board. Notwithstanding anything to the contrary herein, but except as otherwise specifically provided for in this Agreement, any actions or decisions by the Company and/or the Board that do not constitute a Major Decision shall only require the approval of at least three (3) Directors to be an authorized action or decision of the Company. Each of the following matters is a “Major Decision”:

(a) [                    ];10 or

[10]	Drafting note: To conform to final list of Major Decisions in JV agreement Section 6.3, except as follows.

The following Major Decisions should be omitted/modified in this Holdco LLC Agreement: (b) (transfers of interests); (f) (debt—should delete the last sentence regarding the Company not incurring debt); (p) (new members—should carve out admission of 100+ individual shareholders; (q) (proceedings—retain in Holdco agreement, but modify so that it is clear that the $1 million threshold aggregates liability of the JV as well as of the Company and any other Subsidiary); (cc) (redemptions—should carve out redemptions of preferred interests in accordance with another provision of this agreement).

The following Major Decisions should be omitted/modified in the Limited Partnership Agreement: (a)(i) (property transfers); (c) (liquidations, etc.—should be limited to the Company and Holdco); (d) (org docs—should be limited to the org docs of the Company and Holdco); (e) (employees—should be limited to the Company); (f) (debt—should be limited to the Company, and should clarify that the Company is not expected to hold any debt); (g) (budgets); (i) (non-conforming budget actions—should be limited to the Company); (j) (leases); (k) (annual business plan); (m) (major decision contracts—should be limited to the Company); (n) affiliate agreements—should be limited to the Company); (q) (proceedings—retain in JV agreement, but modify so that it is clear that the $1 million threshold aggregates liability of the JV as well as of the other Project Entities, and delete clause (iii) relating to tenant proceedings); (r) (tax cert proceedings); (s) (acquisition of assets—should be limited to the Company only); (t) (charitable contributions—should be limited to the Company only); (v) (environmental); (w) (insurance claims); (x) (engineers and environmental consultants); (y) (Subdivision); (z) (reserves—should be clear that all reserves will be held at the Holdco level or below); (bb) (insurance coverage—should be limited to the Company); (ff) (actions taken with respect to Project Entities other than Holdco in the JV’s capacity as a member of Holdco).

(b) Other. Any other matter expressly provided by this Agreement to be subject to the unanimous consent of the Board.

Section 4.5. Annual Budget . [                    ].11

Section 4.6. Annual Business Plan . [                    ].12

Section 4.7. Major Lease Proposals . [                    ].13

Section 4.8. Additional Major Decision Approvals . [                    ].14

Section 4.9. Escalation to Designated Senior Executives . [                    ].15

Section 4.10. Compensation and Reimbursement . [                    ].16

Section 4.11. Standard of Care . [                    ].17

Section 4.12. Outside Activities . [                    ].18

[11]	Drafting note: Section 6.4 of the JV agreement to be deleted from the JV agreement and moved here. JV agreement to contain short provision requiring
[12]	Drafting note: Section 6.5 of the JV agreement to be deleted from the JV agreement and moved here.
[13]	Drafting note: Section 6.6 of the JV agreement to be deleted from the JV agreement and moved here.
[14]	Drafting note: To conform to JV agreement Section 6.7.
[15]	Drafting note: To conform to JV agreement Section 6.8.
[16]	Drafting note: To conform to JV agreement Section 6.12.
[17]	Drafting note: To conform to JV agreement Section 6.13.
[18]	Drafting note: To conform to JV agreement Section 8.1.

Section 4.13. Bank Accounts. [            ].19

Section 4.14. Insurance. [            ].20

Section 4.15. Voting. To the fullest extent permitted by law, and except as may otherwise be required by this Agreement, (a) voting power with respect to all matters requiring Member action shall be vested exclusively in the holders of Common Units, and then only to the extent expressly set forth in this Agreement, and (b) none of the Series A Preferred Units (except in accordance with Section [11.2]) or the Series B Preferred Units (except in accordance with Section 4.1(a) and Section [11.2]) shall entitle the holder(s) thereof to vote on any matters. Notwithstanding anything to the contrary contained in this Agreement, the right to vote for the appointment and removal of Directors shall be exclusively vested in the Series B Preferred Units and no other Units (and no other limited liability company interests in the Company) shall accordingly carry any rights in respect of the appointment or removal of Directors.

Section 4.16. Unauthorized Actions.

(a) No Member, Director or Officer of the Company or any other Person, without the prior consent of the Board, may take any action on behalf of or in the name of the Company, or enter into any commitment or obligation binding upon the Company, except for (i) actions expressly authorized by this Agreement, (ii) actions by a Member (or an officer thereof) within the scope of such Member’s (or officer’s) authority granted in this Agreement, and (iii) actions authorized by the Board in the manner set forth in this Agreement.

(b) The Company is prohibited from relying on any instruction, approval or request from the Joint Venture (in its capacity as Common Member or as a Series B Preferred Member) if such instruction, approval or request is not properly authorized under the Joint Venture Partnership Agreement (including any matter required to be unanimously approved by the partners of the Joint Venture pursuant to the Joint Venture Partnership Agreement if the same has not been so unanimously approved); provided, however, that this Section 4.16(b) shall not be interpreted to expand the approval or other rights of the Common Member under this Agreement.

Section 4.17. Related-Party Matters. Notwithstanding Section 4.2 or any other provision in this Agreement, (i) without obtaining the prior written approval of the Common Member, the Board shall not cause or permit the Company to, and the Company shall not, terminate, send any default notice under, declare a default or event of default under, or exercise remedies under or take any other enforcement action with respect to an Affiliate Agreement (an “Affiliate Agreement Action”) and (ii) the power and authority to cause the Company to effect any Affiliate Agreement Action shall be exclusively vested in the Common Member. It is expressly acknowledged and agreed that upon the removal of [            ] (“PKY GP”) as general partner of the Joint Venture pursuant to Section [6.14] of the Joint Venture Agreement, the Joint Venture may on behalf of the Company, as an Affiliate Agreement Action, terminate all Affiliate Agreements with PKY GP, PKY or their Affiliate.

[19]	Drafting note: To conform to JV agreement Section 6.16.
[20]	Drafting note: As per JV Agreement Section 6.15, to clarify that D&O insurance for the Board is a Holdco expense.

Section 4.18. REIT Status. [            ].21 22

Section 4.19. Performance of Retained Obligations. With respect to the portion of the A/B Retained Liabilities consisting of the “POPLP Retained Capitalized Work Obligations” and the “POPLP Retained Leasing Obligations” (each as defined in the Contribution Agreement), the Board shall ensure that such POPLP Retained Capitalized Work Obligations and such POPLP Retained Leasing Obligations are completed and performed in the ordinary course of business.

Section 4.20. Tax Cooperation. [            ].23 24

Section 4.21. Leasing Conflicts.25

ARTICLE V

ASSET SALE ROFO PROVISIONS26

Section 5.1.

ARTICLE VI

BOOKS AND RECORDS, AND REPORTS27

[21]	Drafting note: JV agreement Sections 6.18(b) and 6.18(d) to be deleted and moved here; JV agreement Section 6.18(e) to be replicated here, but with exculpation applicable to Directors as opposed to GP. Subject to confirmation from tax counsel, Section 6.19 to be replicated here.
[22]	Drafting note: Tax counsel to discuss whether constructive trust enforcement provisions should be added to this agreement.
[23]	Drafting note: To conform to JV agreement Section 6.20.
[24]	Drafting note: To conform to JV agreement Section 6.20, with modifications to make clear that CPPIB payment of expenses will happen solely at the JV level and not at the Holdco level.
[25]	Drafting note: To conform to JV agreement Section 8.1(d).
[26]	Drafting note: Article IX of the JV agreement to be deleted from the JV agreement and moved here.
[27]	Drafting note: To conform to Article XII of the JV agreement.

ARTICLE VII

REPRESENTATIONS AND REIT COVENANTS OF MEMBERS

Section 7.1. Member Representations. PKY (in its capacity as a Series B Preferred Member), by execution hereof, represents and warrants: [            ].28

Section 7.2. REIT Qualification Covenants. [            ].29

ARTICLE VIII

INDEMNIFICATION30

ARTICLE IX

LIMITATIONS ON TRANSFER AND OWNERSHIP OF INTERESTS

Section 9.1. REIT-Protective Restrictions on Ownership and Transfer. Subject only to the limitations in this Section 9.1 and Section 9.2, a Member may Transfer all or any portion of such Member’s Units without the prior written consent to such proposed Transfer by the Board or any other Person, and the transferee of such Units shall be admitted as a substitute Member for purposes of this Agreement. Notwithstanding anything to the contrary in this Agreement, at all times from and after the effective date of the Company’s REIT election until the Restriction Termination Date:

(a) any Transfer of Units that, if effective, would result in the Units being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the IRS Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Units;

(b) the Board shall have the authority to take any such action as it deems necessary or advisable (including preventing a Transfer of Units) to protect the Company’s status as a REIT to assist the Company and the Members in preserving the Company’s status as a REIT; and

(c) each Member shall, within a reasonable time after demand, provide to the Company such information as the Company or any Member may reasonably request in order to determine the Company’s status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance; provided, however, that such information is available to such Member after reasonable due inquiry, diligently pursued,

[28]	Drafting note: To conform to JV agreement Section 11.1.
[29]	Drafting note: To conform to applicable REIT qualification covenants in JV agreement.
[30]	Drafting note: To conform to JV Agreement Article VII.

such Member is not required to incur material additional out-of-pocket costs or expenses with respect thereto or threaten or commence litigation, and such Member may provide such information with the express statement that it is being provided subject to the qualifications set forth in the immediately preceding proviso. Nothing in this Agreement shall be construed to (i) prohibit or restrict a Transfer by any partner in the Joint Venture of its interest in the Joint Venture or (ii) permit a Transfer by any partner in the Joint Venture of its interest in the Joint Venture that is prohibited or restricted under the Joint Venture Partnership Agreement.

Section 9.2. Other Restrictions.

(a) Other than the initial issuance by the Company of any Interest, any purported Transfer of an Interest that, if effective, would result in the violation of any applicable federal, state or foreign law regulating the registration or transfer of securities (including the Securities Act and the Securities Exchange Act of 1934, as amended) or any rule, regulation or decision thereunder (collectively, “Securities Law”) or in respect thereof, shall be void ab initio, to the fullest extent permitted by law, as to the Transfer of those Units that would cause such violation, and the intended transferee shall acquire no rights in such Units.

(b) Any purported Transfer of an Interest or any direct or indirect interest in the Company to a Person that is a resident of a country or a representative of a government that is targeted by a U.S. Treasury Department, Office of Foreign Assets Control sanctions program, or on the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control or any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any legal requirements, including trade embargoes, economic sanctions, or other prohibitions imposed by federal statute or Executive Order of the President of the United States, or to any Affiliate of any such Person, shall be void ab initio, to the fullest extent permitted by law, and the intended transferee shall acquire no rights in such Units.

ARTICLE X

LIQUIDATION AND DISSOLUTION OF COMPANY

Section 10.1. Dissolving Events. [            ].31

Section 10.2. Methods of Liquidation.32 If the Company is dissolved and not reconstituted, an accounting of the Project Assets, liabilities, and operations through the last day of the month in which the dissolution occurs shall be made by the Company Accountants, and the affairs of the Company shall be wound up and terminated. A special liquidator unanimously designated by the Board (the “Liquidator”) shall, subject to the provisions hereof, including those requiring the Approval of the Partners: (a) serve as the liquidating trustee of the Company; (b) be responsible for winding up and terminating the affairs of the Company and determine all

[31]	Drafting note: To conform to JV agreement Section 13.1.
[32]	Drafting note: Adapted from JV agreement Section 13.2.

matters in connection therewith (including the arrangements to be made with creditors, to what extent and under what terms the assets of the Company are to be sold, and the amount or necessity of cash reserves to cover contingent liabilities) as it deems; and (c) thereafter liquidate the assets of the Company as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in accordance with the following:

(a) First, to the payment of the debts and liabilities of the Company, other than to the Partners, and to the expenses of liquidation in the order of priority as provided by Law; then

(b) Second, to the establishment of, or addition to, any reserves deemed necessary or appropriate by the Liquidator, for any contingent or unforeseen liabilities or obligations of the Company; then

(c) Third, subject to Section 10.5(f), to the Series A Preferred Members in accordance with Section 10.5(a); then

(d) Fourth, subject to Section 10.6(e), to the Series B Preferred Members in accordance with Section 10.6(a); then

(e) Fifth, to the Common Member.

Section 10.3. Reasonable Time for Liquidating. [            ].33

Section 10.4. Date of Liquidation. [            ].34

Section 10.5. Liquidation Preference of Series A Preferred Units.

(a) Subject to Section 10.5(f) below, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of Series A Preferred Units then outstanding are entitled to be paid, or have the Company declare and set aside for payment, out of the assets of the Company legally available for distribution to its shareholders, a liquidation preference equal to the sum of the following (collectively, the “Series A Liquidation Preference”): (i) $1,000.00 per share, (ii) all accrued and unpaid Series A Distribution Payments thereon through and including the date of payment, and (iii) if such voluntary or involuntary liquidation, dissolution or winding up occurs before the Series A Redemption Premium right expires the per share Series A Redemption Premium in effect on the date of payment of the Series A Liquidation Preference, before any distribution of assets is made to holders of any Junior Securities. In the event that the Company elects to set aside the Series A Liquidation Preference for payment, the Series A Preferred Units shall remain outstanding until

[33]	Drafting note: To be conformed to JV agreement Section 13.3.
[34]	Drafting note: To be conformed to JV agreement Section 13.4.

the holders thereof are paid the full Series A Liquidation Preference, which payment shall be made no later than immediately prior to the Company making its final liquidating distribution on the Common Units. In the event that the Series A Redemption Premium in effect on the payment date is less than the Series A Redemption Premium on the date that the Series A Liquidation Preference was set apart for payment, the Company may make a corresponding reduction to the funds set apart for payment of the Series A Liquidation Preference.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the full amount of the Series A Liquidation Preference on all outstanding Series A Preferred Units, then the holders of the Series A Preferred Units shall share ratably in any such distribution of assets in proportion to the full Series A Liquidation Preference to which they would otherwise be respectively entitled.

(c) After payment of the full amount of the Series A Liquidation Preference to which they are entitled, the holders of Series A Preferred Units will have no right or claim to any of the remaining assets of the Company.

(d) Upon the Company’s provision of written notice as to the effective date of any such liquidation, dissolution or winding up of the Company, accompanied by a check in the amount of the full Series A Liquidation Preference to which each record holder of Series A Preferred Units is entitled, the Series A Preferred Units shall no longer be deemed outstanding and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid, to each record holder of the Series A Preferred Units at the respective mailing addresses of such holders as the same shall appear on the share transfer records of the Company.

(e) The consolidation or merger of the Company with or into any other business enterprise or of any other business enterprise with or into the Company, or the sale, lease or conveyance of all or substantially all of the assets or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company; provided, however, that any such transaction which results in an amendment, restatement or replacement of the Agreement that has a material adverse effect on the rights and preferences of the Series A Preferred Units, or that increases the number of authorized or issued Series A Preferred Units, shall be deemed a liquidation of the Company for purposes of determining whether the Series A Liquidation Preference is payable unless the right to receive payment is waived by holders of a majority of the outstanding Series A Preferred Units voting as a separate class (excluding any shares that were not issued in a private placement of the Series A Preferred Units conducted by [REIT Funding, LLC]35).

(f) The Board, in its sole discretion and acting unanimously, may elect not to pay the Series A Preferred Members the sums due pursuant to Section 10.5(a) immediately upon a Liquidation Event but instead choose to first distribute such amounts as may be due to the

[35]	Drafting note: Insert name of Series A provider.

Common Member. If the Board elects to exercise this option pursuant to this Section 10.5(f), the Board shall first establish a reserve in an amount equal to one hundred twenty-five percent (125%) of all amounts owed to the Series A Preferred Members pursuant to this Agreement. In the event that the sum held in the reserve is insufficient to pay all amounts owed to the Series A Preferred Members hereunder, the Common Member shall contribute back to the Company any distributions or other payments received from the Company in connection with any event specified in Section 10.1, in each case, to the extent necessary to enable the Company to pay all sums payable to the Series A Preferred Members hereunder. In addition, in the event that the Company elects to establish a reserve for payment of the Series A Liquidation Preference, the Series A Preferred Units shall remain outstanding until the holders thereof are paid the full Series A Liquidation Preference, which payment shall be made no later than immediately prior to the Company making its final liquidating distribution on the Common Units.

Section 10.6. Liquidation Preference of Series B Preferred Units.

(a) Subject to Section 10.6(e) below, each Series B Preferred Member will be entitled to be paid, out of the assets of the Company legally available for distribution to its Members, a liquidation preference equal to the sum of the following (collectively, the “Series B Liquidation Preference”): (i) One Thousand and No/100 Dollars ($1,000.00) per Unit, and (ii) all accrued and unpaid distributions thereon through and including the date of payment, before any distribution of assets is made to the Common Member.

(b) After payment of the full amount of the Series B Liquidation Preference to which they are entitled, the Series B Preferred Members will have no right or claim to any of the remaining assets of the Company.

(c) Upon the Company’s provision of written notice as to the effective date of any event specified in Section 10.1, accompanied by a check in the amount of the full Series B Liquidation Preference to which each record holder of the Series B Preferred Units is entitled, the Series B Preferred Units shall no longer be deemed outstanding Interests of the Company and all rights of the holders of such Units will terminate. Such notice shall be given by first class mail, postage pre-paid, to each record holder of the Series B Preferred Units at the respective mailing addresses of such holders as the same shall appear in the records of the Company.

(d) The consolidation or merger of the Company with or into any other business enterprise or of any other business enterprise with or into the Company shall not be deemed to constitute an event specified in Section 10.1; provided, however, that any such transaction which results in an amendment, restatement or replacement of this Agreement or the Certificate that has a material adverse effect on the rights and preferences of the Series B Preferred Units, or that increases the number of authorized or issued Series B Preferred Units, shall cause the Series B Liquidation Preference to be payable unless the right to receive payment is waived by the Series B Preferred Members in a Series B Majority Vote.

(e) The Board, in its sole discretion and acting unanimously, may elect not to pay the Series B Preferred Members the sums due pursuant to Section 10.6(a) immediately upon a Liquidation Event but instead choose to first distribute such amounts as may be due to the Common Member. If the Board elects to exercise this option pursuant to this Section 10.6(e), the Board shall first establish a reserve in an amount equal to one hundred twenty-five percent (125%) of all amounts owed to the Series B Preferred Members pursuant to this Agreement. In the event that the sum held in the reserve is insufficient to pay all amounts owed to the Series B Preferred Members hereunder, the Common Member shall contribute back to the Company any distributions or other payments received from the Company in connection with any event specified in Section 10.1, in each case, to the extent necessary to enable the Company to pay all sums payable to the Series B Preferred Members hereunder. In addition, in the event that the Company elects to establish a reserve for payment of the Series B Liquidation Preference, the Series B Preferred Units shall remain outstanding until the holders thereof are paid the full Series B Liquidation Preference, which payment shall be made no later than immediately prior to the Company making its final liquidating distribution on the Common Units.

Section 10.7. Withdrawals. [            ].36

ARTICLE XI

MISCELLANEOUS37

Section 11.1. Notice.38

(a) All notices, demands, approvals, consents, reports and other communications provided for in this Agreement shall be: (i) in writing; (ii) given by a method prescribed in Section 11.1(c); and (iii) be given to the Member to whom it is addressed at the address for such Member set forth on Exhibit E or at such other address(es) as such party hereto may hereafter specify by at least fifteen (15) days’ prior written notice.

(b) Any party hereto may change the address(es) to which notice may be delivered hereunder by the giving of written notice thereof to the other Partners as provided in Section 11.1(c).

(c) Such notice or other communication may only be delivered: (i) by United States certified mail, return receipt requested, postage prepaid, deposited in a United States post office or a depository for the receipt of mail regularly maintained by the Post Office; (ii) by hand with receipt acknowledged by signature of a person at the office or location of delivery; (iii) by nationally recognized overnight courier which maintains evidence of receipt; or (iv) by electronic mail delivery in the portable document format (pdf) facsimile, with receipt of delivery confirmed by the recipient (other than by an automatically generated response). Any notices, demands, consents or other communications shall be deemed given when received at the address for which such party has given notice in accordance with the provisions hereof. Notwithstanding the

[36]	Drafting note: To conform to JV agreement Section 13.6.
[37]	Drafting note: To be conformed to JV agreement Article XVII except for the provisions copied here, which have been modified in part.
[38]	Drafting note: Adapted from JV agreement Section 16.1.

foregoing, no notice or other communication shall be deemed ineffective because of refusal of delivery to the address specified for the giving of such notice in accordance herewith. Notice shall be effective only upon receipt or refusal of receipt after delivery in accordance with the methods hereinabove set forth in this Section 11.1.

Section 11.2. Amendment.39 This Agreement may only be amended, or its provisions waived, by written instrument signed by the Board, acting unanimously, and by the Common Member (provided, that a provision benefiting only the Common Member may be waived unilaterally by the Common Member). In addition, (a) consent of the holders of at least a majority of the outstanding Series A Preferred Units (excluding any shares that were not issued in a private placement of the Series A Preferred Units conducted by [REIT Funding, LLC]40), voting as a separate class, shall be required for (i) authorization or issuance of any equity security of the Company senior to or on a parity with the Series A Preferred Units, (ii) any amendment to the Company’s Agreement which has a material adverse effect on the rights and preferences of the Series A Preferred Units or which increases the number of authorized or issued Series A Preferred Units, or (iii) any reclassification of the Series A Preferred Units, and (b) the consent of the holders of at least a majority of the outstanding Series B Preferred Units shall be required for (i) authorization or issuance of any Interest or equity security of the Company with any liquidation or redemption rights that are senior to, or have parity with, the Series B Preferred Units, (ii) any amendments to this Agreement which has a material adverse effect on the rights and preferences of the Series B Preferred Units, or (iii) any reclassification of the Series B Preferred Units.

Section 11.3. Third-Party Beneficiaries.41 Except as provided in Section 2.1(e) and Article VIII, this Agreement is made solely and specifically between and for the benefit of the parties hereto, and their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and no other person or party shall have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE TO FOLLOW]

[39]	Drafting note: Adapted from JV agreement Section 17.8.
[40]	Drafting note: Insert name of Series A provider.
[41]	Drafting note: Adapted from JV agreement Section 17.13.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

JOINDER

The undersigned are joining as parties to this Agreement to evidence its agreement to Article V of this Agreement.

-i-

GLOSSARY OF TERMS42

“30% Threshold” has the meaning assigned to it in Section 2.1(e).

“A/B Director” means any Director designated as an “A/B Director” by the Series B Preferred Members, by Series B Majority Vote at the time of such Director’s election (or at any other time).

“Affiliate Agreement Action” has the meaning assigned to it in Section 4.16.

“Agreement” has the meaning given to such term in the Preamble of this Agreement.

“Board” has the meaning assigned to it in Section 4.1(a).

“Board Meeting” has the meaning assigned to it in Section 4.3(b).

“Cash Flow”43 of the Company means, for any period, a calculation of the following, all as accounted for by the Board in accordance with the Accounting Principles:

(a) the gross cash receipts of all Project Entities (but without duplication) attributable and/or allocable to such period from all sources, including all: (i) receipts from the ownership and operation of any portion of the Project Assets; (ii) dividends; (iii) distributions; (iv) Excess Loan Proceeds; (v) cash proceeds attributable to any Capital Contributions made to the Company; (vi) the net proceeds from any Transfer of any of the Project Assets (after payment or reserve for payment of all Approved costs and expenses associated therewith); and (vii) the net reductions in Approved funded reserves or sinking funds of the Subsidiaries; less

(b) without duplication of any amounts deducted in determining the gross cash receipts in clause (a) above, the gross cash expenditures of the Subsidiaries attributable and/or allocable to such period for all purposes, including both operating and capital expenditures, (including expenditures made from previously established reserves), and taking into account establishment of (and contributions to) such reserves by the Company as are required to make each Dividend, taking into account, as applicable, Section 10.5(f) and Section 10.6(e).

“C Director” means any Director designated as a “C Director” by the Series B Preferred Members, by Series B Majority Vote at the time of such Director’s election (or at any other time).

“Common Member” means the Joint Venture, in its capacity as a Member holding Common Units, together with any other Member holding Common Units after the Effective Date.

[42]	Drafting note: Generally, relevant defined terms to be copied from JV agreement.
[43]	Drafting note: Adapted from JV agreement definition of “Cash Flow.”

-i-

“Common Unit” means a unit of common voting Interest issued to the Common Member in accordance with Section 2.1. No fractional Common Units shall be issued.

“Company” has the meaning assigned to it in the Preamble.

“Company Certificate” means the certificate of formation of the Company.

“CPPIB” means CPPIB US RE-A, Inc., an Ontario corporation, together with its successors and assigns as a limited partner of the Joint Venture.

“D Director” means any Director designated as a “D Director” by the Series B Preferred Members, by Series B Majority Vote at the time of such Director’s election (or at any other time).

“Director” has the meaning assigned to it in Section 4.1(a).

“Dividend Payment Date” has the meaning assigned to it in Section 3.9(a).

“Dividend Record Date” has the meaning assigned to it in Section 3.9(a).

“Effective Date” has the meaning given to such term in the Preamble of this Agreement.

“Financing” has the meaning assigned to in Section 4.4(d).

“Fiscal Year” means the calendar year. The Company shall have the same Fiscal Year for income tax and accounting purposes.

“Interest” means in respect to any Member, all of such Member’s right, title and interest in and to the management, information, and distributions of the Company, and any and all other interests in the Company, in accordance with the provisions of this Agreement and the LLC Act.

“Joint Venture” has the meaning given to such term in the Preamble of this Agreement.

“Joint Venture Partnership Agreement” means the Limited Partnership Agreement of the Joint Venture, dated as of the date hereof, as the same may be amended, modified or supplemented from time to time.

“Junior Securities” has the meaning assigned to it in Section 2.1(c)(iii).

“Liquidator” has the meaning assigned to it in Section 10.2.

“LLC Act” means the Delaware Limited Liability Company Act, as amended, Del. Code Ann. title. 6, §18-101 et seq.

“Major Decision” has the meaning assigned to it in Section 4.4.

“Members” means each Person identified on Exhibit B attached hereto as a holder of any Units as of the date hereof who has executed this Agreement or a counterpart hereof, and each Person who hereafter acquires any Units and is admitted as a Member in accordance with the terms of this Agreement and the Act.

-ii-

“Original Issue Date” has the meaning assigned to it in Section 3.9(a).

“Partner” has the meaning given such term in the Joint Venture Partnership Agreement.

“Representatives” has the meaning assigned to it in Section 11.9(b).

“Restriction Termination Date” has the meaning assigned to it in Section 7.2.

“Series A Liquidation Preference” has the meaning assigned to it in Section 10.5(a).

“Series A Preferred Member” means a Member holding Series A Preferred Units.

“Series A Redemption Date” has the meaning assigned to it in Section 3.6(a).

“Series A Redemption Premium” has the meaning assigned to it in Section 3.6(a).

“Series A Redemption Price” has the meaning assigned to it in Section 3.6(a).

“Series B Liquidation Preference” has the meaning assigned to it in Section 10.6(a).

“Series B Majority Vote” means the vote or written consent of Series B Preferred Members that collectively hold more than fifty percent (50%) of the total number of Series B Preferred Units outstanding.

“Series B Preferred Member” means a Member holding Series B Preferred Units.

“Series B Preferred Unit” means units of preferred voting Interests to be issued as provided in Section 2.1(d). Each Series B Preferred Unit shall be issued for a Capital Contribution of One Thousand and No/100 Dollars ($1,000.00). No fractional Series B Preferred Units shall be issued.

“Series B Redemption Date” has the meaning assigned to it in Section 3.7(a).

“Series B Redemption Price” has the meaning assigned to it in Section 3.7(a).

“Subsidiaries” has the meaning given to such term in the Recitals.

“Units” means those units of limited liability company interest that are issued by the Company to each Member pursuant to Article II, and having the rights, preferences, powers and limitations described in this Agreement, such Units representing each Member’s Interest.

-iii-

EXHIBIT A

STRUCTURE CHART

A-1

EXHIBIT B

MEMBERS

MEMBER:	UNITS:	CAPITAL CONTRIBUTION:
GWP JV Limited Partnership	100 Common Units	As set forth on the books and records of the Company

[PKY]	40 Series B Preferred Units	$40,000

GWP JV Limited Partnership	60 Series B Preferred Units	$60,000

The identity of each holder of Series A Preferred Units shall be designated upon the issuance of such Units pursuant to Section 2.1(c).	125 Series A Preferred Units	$125,000

B-1

EXHIBIT C

DIRECTORS

[ ]	A/B Director

[ ]	A/B Director

[ ]	A/B Director

[ ]	C Director

Lora Gotcheva	D Director

C-1

EXHIBIT D

OFFICERS

D-1

EXHIBIT E

NOTICE ADDRESSES

Common Member:	[ ][44]

with respect to all matters other than requests for Approval of Major Decisions, with courtesy copies (which shall not constitute notice hereunder) to:	Parkway, Inc. 390 North Orange Avenue, Suite 2400 Orlando, Florida 32801 Attention: A. Noni Holmes-Kidd, Vice President and General Counsel Telephone: (407) 581-3351 E-mail: nholmes-kidd@pky.com

Norton Rose Fulbright US LLP 1301 Avenue of the Americas New York, New York 10019 Attention: Mitchell Lubart, Esq. Telephone: (212) 318-3312 E-mail: mitchell.lubart@nortonrosefulbright.com

Paul Hastings LLP 695 Town Center Drive, 17th Floor Costa Mesa, California 92626 Attention: John F. Simonis, Esq. Telephone: (714) 668-6236 E-mail: johnsimonis@paulhastings.com

Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Attention: Arthur S. Adler Telephone: (212) 558-3960 E-mail: adlera@sullcrom.com

[44]	Drafting note: To match addresses for all Partners’ representatives in JV agreement Section 16.1.

E-1

PKY:	[ ][45]

with respect to all matters other than requests for Approval of Major Decisions, with courtesy copies (which shall not constitute notice hereunder) to:	Parkway, Inc. 390 North Orange Avenue, Suite 2400 Orlando, Florida 32801 Attention: A. Noni Holmes-Kidd, Vice President and General Counsel Telephone: (407) 581-3351 E-mail: nholmes-kidd@pky.com

Norton Rose Fulbright US LLP 1301 Avenue of the Americas New York, New York 10019 Attention: Mitchell Lubart, Esq. Telephone: (212) 318-3312 E-mail: mitchell.lubart@nortonrosefulbright.com

Series A Preferred Members:	At such addresses as may be provided at the time such Series A Preferred Members are admitted to the Company

[45]	Drafting note: To match addresses for A/B Partners’ representatives in JV agreement Section 16.1.

E-2

EXHIBIT 4

POPLP RETAINED CAPITALIZED WORK OBLIGATIONS

EXHIBIT 5

FORM OF LP ASSIGNMENT AND ASSUMPTION

ASSIGNMENT OF LIMITED

PARTNERSHIP INTEREST

(CLASS [C-1/C-2/D] INTEREST)

THIS ASSIGNMENT OF LIMITED PARTNERSHIP INTEREST (this “Assignment”) is entered into as of this __ day of ____________    , 2017 (the “Effective Date”), by and between [PKY/LP], a Delaware limited liability company (“Assignor”) and _______________________ (“Assignee”).

WITNESSETH:

WHEREAS, Parkway Operating Partnership LP, the Contribution Entities (as defined in the Contribution Agreement), Assignee and [TIAA/SP or CPPIB] are parties to that certain Omnibus Contribution and Partial Interest Assignment Agreement, dated as of February __, 2017 (the “Contribution Agreement”).

WHEREAS, pursuant to the terms of the Contribution Agreement, Assignor is directed to convey, assign and transfer to Assignee, and Assignee has agreed to acquire and accept from Assignor, one hundred percent (100%) of Assignor’s right, title and interest in and to the Class [C-1/C-2/D] Interest (as such term is defined in the Contribution Agreement) of [________________] (the “Company”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and in the Contribution Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1.    Definitions. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Contribution Agreement.

2.    Assignment of Partnership Interest. As of the Effective Date, Assignor hereby transfers, sells, conveys and assigns (the “Transfer”) to Assignee the Class [C-1/C-2/D] Interest (the “Interest”). The Transfer of the Interest is made by Assignor without recourse, representation or warranty, except as expressly set forth in the Contribution Agreement.

3.    Assumption. Assignee hereby assumes any and all obligations, liabilities and responsibilities as a Partner (as defined in the Company LP Agreement) of the Company pursuant to the terms of the Company LP Agreement.

4.    Future Assurances. Each of Assignor and Assignee mutually agrees to cooperate at all times from and after the date hereof with respect to any of the matters described herein, and to execute such further assignments, assumptions, or other documents as may be reasonably requested for the purpose of giving effect to, evidencing or giving notice of the Transfer evidenced hereby.

5.    Successors and Assigns. This Assignment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

6.    Modification and Waiver. No supplement, modification, waiver or termination of this Assignment or any provisions hereof shall be binding unless executed in writing by all parties hereto and the original of such writing has been delivered to Assignor and Assignee.

7.    Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

8.    Governing Law. This Assignment will be governed by the laws of the State of Delaware.

[NO FURTHER TEXT; SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, the parties hereto have executed this Assignment by their respective duly authorized representatives as of the Effective Date.

ASSIGNOR:

[PKY/LP],
a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:
,
a

By:
Name:
Title:

[Signature Page]

EXHIBIT 6

THE LAND

EXHIBIT 7

SCHEDULE OF INSURANCE POLICIES/MATERIAL CONTRACTS

EXHIBIT 8

GS LOAN COMMITMENT

CONFIDENTIAL

Goldman Sachs Mortgage Company | 200 West Street | New York, NY 10282

February     , 2017

Parkway Operating Partnership LP

c/o Parkway Inc.

390 N. Orange Avenue, Suite 2400

Orlando, Florida 32801

Re: The Real Property Described in Exhibit A to the Attached Term Sheet (the “Property”)

PERSONAL AND CONFIDENTIAL

Ladies and Gentlemen:

This Commitment Letter (including the term sheet (the “Term Sheet”) attached as Annex A hereto, the “Commitment Letter”) between Goldman Sachs Mortgage Company (“GS Mortgage”; with its affiliates, successors and assigns, “Lender”) and Parkway Operating Partnership LP (“ (“Sponsor”) sets forth the terms of a loan (the “Loan”) by GS Mortgage or its designee to one or more special purpose entities (collectively, “Borrower”) directly or indirectly owned by Sponsor or in which Sponsor has not less than a 51% ownership interest, which Loan will be secured by the Property and other collateral, as further described in this Commitment Letter. The Term Sheet sets forth the principal terms and conditions of the Loan which have been agreed to by the parties hereto. All capitalized terms used and not defined herein shall have the respective meanings given such terms in the Term Sheet.

1. Commitment.

If, prior to 2:00 p.m. (New York City time) on the date hereof, this Commitment Letter and the Forward Rate Lock Agreement, dated the date hereof, between Lender and Sponsor (the “Forward Rate Lock Agreement”) shall have been executed by both parties and you shall have delivered to us the Expense

CONFIDENTIAL

Deposit described in the Term Sheet and any rate lock collateral described in the Forward Rate Lock Agreement or any related confirmation, then GS Mortgage shall be committed to provide or cause its designee to provide the Loan, and Sponsor shall be committed to cause Borrower to borrow the Loan, subject to the terms, conditions and limitations described herein.

2.     Commitment Fee.

The parties agree that the commitment fee of $2,500,000 (“Commitment Fee”) that would otherwise be payable in respect of the Loan is reflected as additional interest rate spread for the full term of the Loan, in the amount and as further described in the Forward Rate Lock Agreement, rather than as an upfront fee. However, subject to the terms hereof, such Commitment Fee shall be deemed to have been fully earned by Lender upon execution of this Commitment Letter. Accordingly, in the event that the Loan fails to close on or prior to the expiration of the Forward Rate Lock Agreement, and (a) Lender has complied in all material respects with its obligations under this Commitment Letter, (b) no Lender Failure (as defined below) has occurred, (c) no No-Termination Fee Event (as defined below) has occurred, and (d) Lender did not impose a change of the material terms outlined in the Term Sheet resulting in an inability of the parties to agree on final Loan Documents (other than a material change to address any of the matters in clause (vi) of the definition of “No-Fee Termination Event”), then Borrower shall pay to Lender, on the expiration of the Forward Rate Lock Agreement, the Commitment Fee. If the Loan fails to close due to a Lender Failure, a No-Fee Termination Event, or because the parties are unable to agree on Loan Documents because Lender imposed a change to the material terms outlined in the Term Sheet (other than a material change to address any of the matters in clause (vi) of the definition of “No-Fee Termination Event”), then, notwithstanding anything to the contrary contained in this letter, Borrower and Sponsor shall have no obligation to pay the Commitment Fee.

As used herein, a “No-Fee Termination Event” shall mean:

(i)	Borrower fails to obtain the estoppel certificates required by Section 22 of the Term Sheet unless Lender agrees to accept a Sponsor estoppel in lieu thereof; or

(ii)	the appraisal disclosing an appraised value that would result in an LTV of more than 50% and Borrower is unwilling to accept an adjustment of the Loan proceeds and/or interest rate; or

(iii)	the occurrence of a material condemnation or material casualty; or

(iv)	or a major tenant is subject to bankruptcy proceedings and Borrower is unwilling to accept an adjustment of the Loan proceeds and/or interest rate (Sponsor acknowledging that it has no knowledge of any tenant bankruptcy, other than with respect to Hercules Offshore) ; or

(v)	deficiencies, liabilities or defects are disclosed in the title report, survey, leases or third-party reports (including, without limitation, any engineering report, environmental report, zoning report or property condition report) that are materially adverse to Lender’s underwriting of the Loan or otherwise objectionable to Lender, and, such deficiencies, liabilities or defects cannot be mitigated through title insurance and/or the payment of money (“Cure Payment”) in an aggregate amount not in excess of $5,000,000 (“Monetary Cap Amount”); it being understood that Lender may waive such deficiency, liability or defect and require Borrower to make a Cure Payment and/or establish Special Reserves (pursuant to and subject to Section 4 below) in an aggregate amount not to exceed the Monetary Cap Amount , in which case, such deficiency, liability or defect shall not constitute a No-Fee Termination Event if Borrower fails to so make such Cure Payment or establish such Special Reserve(s).

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As used herein, “Lender Failure” means the failure by Lender to close the Loan following Sponsor’s and/or Borrower’s satisfaction of all conditions precedent to Closing in all material respects. If Lender fails to close the Loan solely due to a Lender Failure, then the Commitment Fee shall not be due and payable. Except as expressly set forth herein, the Commitment Fee shall be nonrefundable and irrevocable under any and all circumstances.

3.    Conditions Precedent.

GS Mortgage’s commitment and agreement hereunder are subject to the terms, conditions and limitations specified in this Commitment Letter (including the loan sizing parameters and other conditions precedent set forth in the Term Sheet), satisfactory due diligence, the accuracy in all material respects of the most recent Sponsor and Property-level financial statements and rent rolls delivered to us, and there not having occurred (i) any event or condition that would give Sponsor or Seller the right to terminate the Purchase Agreement, to the extent such event or condition has resulted in or could reasonably be expected to result in a material adverse change in or effect on the use, value or possession of the Property and/or (ii) since the respective dates of such financial statements and rent rolls, any event (including an insured casualty or tenant bankruptcy) in respect of Sponsor or the Property that has resulted in or could reasonably be expected to result in a material adverse change in or effect on the use, value or possession of the Property or the general affairs, management, financial position, shareholders’ equity or results of operations of Sponsor or Borrower (clauses (i) and (ii), each a “Material Adverse Change”). GS Mortgage’s commitment and agreement hereunder are also subject to the execution and delivery of appropriate definitive loan documents relating to the Loan including, without limitation, a loan agreement, mortgages, recourse carveout guarantee, opinions of counsel and other related definitive documents (collectively, the “Loan Documents”). It is anticipated that the Loan Documents will contain terms that are substantially consistent with the Term Sheet, provided that Sponsor acknowledges that the Term Sheet does not set forth all of terms and conditions for the Loan and that additional terms and/or conditions may be required by Lender based upon Lender’s due diligence and investigations which will be ongoing following the date of this Commitment Letter. Sponsor and Borrower acknowledge that Lender’s due diligence investigations are intended to proceed simultaneously with Lender’s counsel’s preparation of documentation and scheduling for closing of the Loan, and that Lender’s counsel’s activities in this regard shall not be construed as evidence of the waiver or satisfactory completion of such investigations.

4.    Special Reserves.

To the extent there exists or occurs with respect to the Property material defects (including any material matters disclosed by current engineering, environmental, seismic, title and zoning reports), or there are any circumstances or conditions with respect to the Property, Borrower, Sponsor or tenants at the Property that either have or would reasonably be expected to have a material adverse effect on the value of the Loan or on the obligors’ performance thereunder, as reasonably determined by Lender, then (i) Borrower shall covenant to correct such defects, including obtaining reasonable insurance coverage (to the extent available at commercially reasonable rates) promptly following the Closing Date, and (ii) Lender may establish one or more special reserves in respect thereof (“Special Reserves”), provided, that such Special Reserves together with any required Cure Payments shall not exceed the Monetary Cap Amount. For the avoidance of doubt, the Special Reserves referenced in this paragraph do not include the Unfunded Obligation Reserve and a Deferred Maintenance and Environmental Conditions Reserve described in paragraph 12 of the Term Sheet (and Lender confirms that the amount required to be reserved in the Deferred Maintenance and Environmental Conditions Reserve shall be 110% of the immediate repair items specified in the property condition report delivered to Lender by Sponsor as of the date hereof, which amount Lender confirms is zero for both the Deferred Maintenance and Environmental Conditions Reserve as of the date hereof based on such report, unless such report shall be supplemented, amended or modified with the result that there are immediate repairs in addition to those contained in the property condition report delivered to Lender by Sponsor as of the date hereof). Sponsor hereby warrants and represents that, except for the unfunded obligations and deferred maintenance

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CONFIDENTIAL

items described above, it does not have knowledge of any material defects circumstances or conditions with respect to the Property, Borrower, Sponsor or tenants at the Property that would warrant Special Reserves in excess of $5 million in the aggregate. Sponsor agrees that the Monetary Cap Amount shall not apply to Special Reserves in the event that as of the date hereof Sponsor has breached the foregoing representation and warranty.

5.    Information.

Sponsor represents and covenants that (i) all information, documentation or other materials (“Information”) (other than the Projections (as defined below), other forward-looking information and information of a general economic or industry specific nature) provided by or on behalf of Sponsor or Borrower, or any of their respective subsidiaries or affiliates, to Lender in connection with the Loan is and, in the case of Information made available after the date hereof, will be, when furnished, in each case, taken as a whole, complete and correct in all material respects and does not, and in the case of Information made available after the date hereof, will not, when furnished, in each case, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading (after giving effect to all supplements and updates thereto from time to time prior to the closing date) and (ii) all financial projections concerning the Borrower or Sponsor, taking into account the consummation of the Loan, that have been or will be made available to Lender by or on behalf of Sponsor, Borrower, or any of their respective subsidiaries or affiliates (the “Projections”) have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such Projections are furnished to Lender, it being understood that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond your control, and actual results may vary materially from the Projection. You agree to supplement, or cause to be supplemented, the Information and the Projections from time to time until the completion of syndication or securitization of the Loan, so that the conditions and representations and warranties contained in the preceding sentence are correct in all material respects. In syndicating and/or securitizing the Loan, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof. Information provided to us, including tenant information, will be included in offering documents in connection with a syndication or securitization of the Loan. In connection therewith, Lender and its representatives may share all such information and material with (x) the investment banking firms, rating agencies, accounting firms, law firms and other third-party advisory firms involved with the Loan and the Loan documents relating thereto or the applicable secondary market transaction, and (y) various investors, some of whom may see some or all of such information by way of dissemination through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating or securitizing the Loan or otherwise, and you acknowledge that neither GS Mortgage nor any of its affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform or otherwise obtained as provided herein. We will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of you, the Borrower, or any other party or to advise or opine on any related solvency issues.

6.     Assignments.

This Commitment Letter may not be assigned by you without the prior written consent of GS Mortgage (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of GS Mortgage and the other parties hereto and, except for the indemnified parties as set forth under “Indemnification” in the term sheet, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. GS Mortgage may assign its commitment and agreements hereunder, in whole or in part, to any Lender at any time. Any assignment by GS Mortgage to any potential Lender made prior to the Closing Date will only relieve GS Mortgage of its obligations set forth herein to fund that portion of the commitment so assigned if such assignment was approved by you (such approval not to be unreasonably withheld or delayed). Notwithstanding the foregoing, GS Mortgage acknowledges that the Property will be controlled by a joint venture as described in the Term Sheet.

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CONFIDENTIAL

7.    Confidentiality.

Please note that this Commitment Letter is subject to the provisions set forth in the Term Sheet in the paragraph captioned “Confidentiality”.

8.    Miscellaneous.

GS Mortgage’s commitments and agreements hereunder will terminate upon the first to occur of (i) the closing of the Loan, (ii) a material breach by Sponsor under this Commitment Letter and (iii) April [__], 2017 (the “Outside Termination Date”) (regardless of the time frame set forth under “Anticipated Closing” in the Term Sheet).

The provisions set forth (i) herein in the paragraphs captioned “Commitment Fee”, “Confidentiality”, and “Miscellaneous”, and (ii) in the Term Sheet in the paragraphs captioned “Expenses; Indemnification”, “Confidentiality”, “No Fiduciary Duty, etc.”, “Governing Law, etc.” and “Miscellaneous”, in each case, will remain in full force and effect regardless of whether definitive Loan Documents are executed and delivered and notwithstanding the expiration or termination of this Commitment Letter or GS Mortgage’s commitment and agreements hereunder.

The parties acknowledge that the Term Sheet was initially entered into as a non-binding term sheet and that the purpose of this letter is to convert the Term Sheet to a commitment on the part of GS Mortgage to provide the Loan and a commitment on the part of Sponsor to cause Borrower to borrow the Loan, in each case, subject to the terms, conditions and limitations described herein; accordingly, any provision in the Term Sheet stating that the same is non-binding or not a commitment are hereby deemed to have been deleted from the Term Sheet, including (i) the text box on the first page and signature page of the term sheet reciting that the Term sheet is non-binding and does not constitute a commitment and (ii) the paragraph captioned “Non-Binding Term Sheet”.

This Commitment Letter is subject to the provisions set forth in the Term Sheet in the paragraph captioned “Governing Law, etc.” Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.

Goldman Sachs hereby notifies Sponsor and Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) Goldman Sachs and each Lender may be required to obtain, verify and record information that identifies the Sponsor and the Borrower and certain of their affiliates, which information includes the name and address of such party and other information that will allow GS Mortgage and each Lender to identify such party in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for GS Mortgage and each Lender.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, the Term Sheet, and the Forward Rate Lock Agreement are the only agreements that have been entered into among the parties hereto with respect to the Loan and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Loan. This Commitment Letter may not be amended or any term or provision hereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto, and any term or provision hereof may be amended or waived only by a written agreement executed and delivered by all parties hereto.

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CONFIDENTIAL

If the Loan fails to close for any reason other than a default by GS Mortgage hereunder, then Sponsor shall pay to GS Mortgage, on or prior to the Outside Termination Date, (i) all amounts required to be paid by Sponsor pursuant to the paragraph herein captioned “Commitment Fee”, plus (ii) all amounts payable by Sponsor under the Forward Rate Lock Agreement, plus (iii) the amount required to reimburse Lender as described in the paragraph captioned “Expenses; Indemnification” in the Term Sheet. Such amounts shall collectively constitute full, agreed and liquidated damages for such failure to close the Loan.

[Remainder of page intentionally left blank]

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Please confirm that the foregoing is in accordance with your understanding by signing and returning to GS Mortgage a copy of this Commitment Letter and remitting to us the Expense Deposit, whereupon this Commitment Letter will become a binding agreement between us. We look forward to working with you on this transaction

Very truly yours,

GOLDMAN SACHS MORTGAGE COMPANY

By:
Authorized Signatory

AGREED AND ACCEPTED AS OF THE DATE FIRST ABOVE WRITTEN:

PARKWAY OPERATING PAPRTNERSHIP LP

a Delaware limited partnership

By: Parkway Properties General Partners, Inc., General Partner

By:

Name:

Title

By:

Name:

Title:

ANNEX A

Term Sheet

[see attached]

PERSONAL AND CONFIDENTIAL

February     , 2017

Susan Hill

Senior Managing Director

HFF

9 Greenway Plaza, Suite 700

Houston, TX 77046

Re: Greenway Plaza

Dear Mrs. Hill:

We appreciate the opportunity to submit this non-binding term sheet (the “Term Sheet”) with respect to a potential first mortgage loan (collectively, together with any mezzanine loans, the “Loan”) to be secured by the real property listed in Exhibit A (the “Property”). The terms set forth below summarize the material terms under which we or one of our affiliates would contemplate providing the Loan, but are not intended to be the entirety of the terms of the Loan.

This Term Sheet is for discussion purposes only, and is neither an express nor implied commitment by Lender or any of its affiliates to lend or otherwise provide or assist in providing the financing described herein or any other financing, as more fully described in the “Non-Binding Term Sheet” paragraph below.

1. Lender:	Goldman Sachs Mortgage Company or its designee, and its successors and assigns.

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2. Sponsor:	Parkway Operating Partnership LP, (“Sponsor”), subject to Lender’s review and approval of financial statements. Sponsor shall covenant to maintain a net worth of at least $500 million, including the Property. Please complete Exhibit C.

3. Borrower:	One or more special-purpose, bankruptcy-remote entities (each with a special-purpose, bankruptcy –remote general partner, if it is a limited partnership), that is majority owned and controlled, directly or indirectly, by Sponsor. At Sponsor’s election, such entity may be a newly formed Delaware entity or a Delaware entity “recycled” in accordance with rating agency criteria. The Borrower will have two independent directors provided by a nationally-recognized provider of independent directors. Outside counsel to Borrower shall deliver a bankruptcy non-consolidation opinion in form and substance reasonably satisfactory to Lender.

4. Principal Amount:	$465.0 million, subject to:

(i)	A minimum appraised value of $930,000,000 (based on an as-is MAI/FIRREA appraisal acceptable to Lender) such that the LTV does not exceed 50.0%.

(ii)	Underwritten Net Cash Flow (“UWNOI”) of not less than the UWNOI set forth on Exhibit B.

(iii)	An equity contribution by the TIAA/Parkway/CPP joint venture of no less than $465.0 million.

(iv)	A minimum underwritten DSCR of 3.25x (based on the actual interest rate).

(v)	A minimum Debt Yield of 15.44% (calculated as UWNOI divided by the Loan amount).

5. Rate:	Option 1: 5-yr Swap Rate + 159 bps (subject to adjustment by Lender based on market movement of credit spreads); minimum 3.30%

Option 2: 5-yr Swap Rate + 150 bps (subject to adjustment by Lender based on market movement of credit spreads); minimum 3.20%

The default rate equals the greater of (i) 500 bps plus the then applicable Interest Rate and (ii) prime plus 1%.

Interest shall accrue on an actual/360 basis from and including the 6th day of each month to but excluding the 6th day of the next following month. The payment date shall be the 6th day of each month on a preceding business day convention. Lender reserves the right to adjust the interest accrual period and payment date prior to securitization.

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6. Term:	5 years.

7. Amortization:	None.

8. Up-Front Fee:	Option 1: Waived; Option 2: 37.5 bps

9. Collateral:	The Loan will be secured by a first mortgage or deed of trust on Borrower’s fee and/or leasehold interests in the Property; personal property (tangible and intangible) and fixtures; applicable reserves; in the case of any mezzanine loan, pledges of equity interests; and a collateral assignment of all operating licenses, leases, management agreements, and all other agreements, each relating to the Property. If any material portion of the Property is a leasehold interest, the ground lease must contain financeability provisions meeting rating agency requirements and otherwise satisfactory to Lender and a satisfactory estoppel letter must be provided.

10. Prepayment / Defeasance:	The Loan may not be prepaid until 24 months prior to the maturity date (such time period being the “Permitted Prepayment Period”). Any prepayment during the Permitted Prepayment Period shall be accompanied by interest through the end of the applicable interest accrual period.

In addition, after the earlier of two years after the date on which the entire Loan (including any subordinated interest therein) has been securitized or three years after the closing of the Loan (such two- or three-year period, as the case may be, the “Defeasance Lockout Period”), Borrower may defease the Loan by delivering non-callable U.S. securities backed by the full faith and credit of the U.S. government which provide for payments on or before (but as close as possible to) the remaining Payment Dates in amounts equal to scheduled debt service on the Loan up to the first Payment Date in the Permitted Prepayment Period, including the balloon payment on the earliest permitted prepayment date. Borrower will be responsible for all actual and documented reasonable costs and expenses incurred in connection with such defeasance and will designate the defeasance borrower, subject to customary requirements to be set forth in the loan documents.

If all or any portion of Loan principal is repaid prior to the Permitted Prepayment Period following an acceleration of the Loan, a yield maintenance premium (based on Treasuries flat)

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in respect of payments due through the first Payment Date in the Permitted Prepayment Period, but in no event shall such premium be less than 2% of the prepaid principal balance shall be due and payable.

RELEASE OPTION: Borrower may release one or more properties from the Loan after the expiration of the Defeasance Lockout Period, subject to the conditions set forth in Option A or Option B below, Lender agreeing that Option B shall apply, unless the rating agencies determine that Option B will have a “credit negative” effect in the securitization of the Loan, in which case Option A shall apply:

OPTION A: (a) an arm’s length sale to an unaffiliated third party, (b) payment of a release price equal to the greater of (x) 125% of the applicable allocated loan amount (specified at closing) for such property (except that for 3800 Buffalo Speedway, One Greenway Plaza and Two Greenway Plaza, such percentage shall be 105%) and (y) 80% of net sales proceed for such property and (c) aggregate portfolio DSCR after giving effect to such release is equal to or greater than the greater of (x) aggregate portfolio DSCR as of the closing date and (y) aggregate portfolio DSCR immediately prior to such release; provided, however, notwithstanding the foregoing, Borrower shall not be permitted to release the Central Plant, The Hub “Food Hall”, any Parking Garages that would be necessary for the remaining subject collateral, or Greenway Five; or

OPTION B: (a) an arm’s length sale to an unaffiliated third party, (b) defeasance of Loan principal equal to the greater of (x) 115% of the applicable allocated loan amount (specified at closing) for such property (except that for 3800 Buffalo Speedway, One Greenway Plaza and Two Greenway Plaza, such percentage shall be 105%), and (y) 80% of net sales proceed for such property and (c) aggregate portfolio DSCR after giving effect to such release is equal to or greater than the greater of (x) aggregate portfolio DSCR as of the closing date and (y) the lesser of (i) aggregate portfolio DSCR immediately prior to such release and (ii) 110% of the aggregate portfolio DSCR as of the closing date; provided, however, notwithstanding the foregoing, Borrower shall not be permitted to release the Central Plant, The Hub “Food Hall”, any Parking Garages that would be necessary for the remaining subject collateral, or Greenway Five.

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All such releases shall be subject to the satisfaction of Lender’s standard release requirements to be specified in the loan documents, including, but not limited to, the delivery of an endorsement to the title policy and updated survey, the creation of separate tax parcels, continued zoning compliance, the amendment of any applicable REA, payment of the lender’s reasonably incurred out of pocket costs and expenses (including reasonable attorneys’ fees and costs), and, if the Loan has been securitized, the delivery of an acceptable REMIC opinion and satisfaction of the applicable REMIC LTV test, but no such standard release requirement not specified in this paragraph shall impose any material burden or expense on Borrower or any of its affiliates.

11.	Late Fee:	5% of any amount (other than payment of the principal amount of the Loan on the maturity date or on any accelerated principal amount in the event of the acceleration of the Loan) not paid when due (beyond the expiration of any applicable cure period if any).

12.	Closing Date Reserves:	At closing, Borrower shall fund a Deferred Maintenance and Environmental Conditions Reserve in an amount equal to 110% of the cost of work reasonably required to be performed over the twelve months following closing, work associated with ADA compliance, and environmental remediation costs, all as determined by newly issued property condition and environmental reports. Based on the property condition report delivered to Lender by Borrower as of the date hereof, no Deferred Maintenance and Environmental Conditions Reserve shall be required. In addition, if applicable, Borrower shall fund at closing an Unfunded Obligations Reserve in an amount equal to 100% of all of Borrower’s material unfunded obligations to third parties in 2017, such as unpaid tenant allowances, leasing commissions and free rent. So long as no Event of Default is continuing, reserves in respect of free rent shall be remitted to Borrower (or if a Trigger Period is continuing, to the Cash Management Account) on a monthly basis as monthly rent would have been payable under the applicable lease, but for the existence of a free rent period. Reserves for post-2017 unfunded obligations TBD.

Additional reserves to be funded at closing may be required based on Lender’s due diligence and underwriting of the Loan.

All reserves shall be held in an interest-bearing account.

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13.	Cash Management:	All revenue of the Property shall be directly deposited into a lockbox account owned by Borrower but under the sole control of Lender at a financial institution meeting rating agency requirements selected by Borrower and reasonably approved by Lender.

All amounts contained in the lockbox account will be remitted on a daily basis to an account specified by Lender (the “Cash Management Account”). Provided no Event of Default or Trigger Period is continuing, all funds contained in the Cash Management Account shall be remitted to an operating account maintained and controlled by Borrower with respect to the Property at the end of each business day to the extent such funds exceed the aggregate amount required to be paid to or reserved with Lender on the next Payment Date. During a Trigger Period, remittances into Borrower’s operating account shall be limited to amounts specified in the approved operating and capital budget.

A “Trigger Period” shall be deemed to exist if the NOI (as defined below), falls below the Trigger Level as of the end of any fiscal quarter, until the NOI exceeds the Trigger Level as of the end of two consecutive fiscal quarters thereafter.

“Trigger Level” means 65.0% of closing date NOI.

“NOI” means, with respect to any trailing four fiscal quarter period, (i) operating income (excluding any rental and reimbursement income derived from any Dark Tenant (defined below), but grossed up to account for free rent, rent abatements, and otherwise rents that will become payable under Leases that have been entered into but under which Tenants have not yet commenced paying rent), as defined in the Loan Agreement, during the last fiscal quarter in such period, times four, minus (ii) operating expenses (exclusive of any TI/LC), as defined in the Loan Agreement, during such four fiscal quarter period. “Dark Tenant” means a tenant at the Property that (x) is not rated at least BBB- by S&P and Moody’s and (y) has vacated a material portion of the overall square footage covered by its lease.

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14.	Monthly Reserves:	The following reserves shall be maintained in accounts controlled by Lender and funded by Borrower as set forth below:

● Basic Carrying Costs Reserve: To be funded monthly in amounts sufficient to accumulate payments for property taxes, insurance premiums and ground rents (if applicable), in each case by the 30th day prior to the date they come due. Notwithstanding the foregoing (i) insurance escrows shall be suspended provided the Property is covered by an acceptable blanket policy, there is no ongoing event of default, and Borrower provides ongoing evidence of acceptable renewals and, upon request, evidence of timely payment of the premiums therefor, and (ii) the tax escrow shall be suspended provided no Trigger Period has occurred and is continuing, there is no ongoing event of default and Borrower provides evidence that taxes and other assessments continue to be timely paid.

● Tenant Improvements and Leasing Commissions Reserve: Waived. In the event that the NOI drops below 75.0% of closing date NOI, Lender will begin to collect a Tenant Improvement and Leasing Commission Reserve at $1.00 per square foot per annum, funded monthly. So long as no Event of Default is continuing, once NOI is equal to or greater than 75.0%, all amounts in the Tenant Improvement and Leasing Commission Reserve shall be remitted to Borrower’s operating account.

● Capital Expenditure Reserve: Waived. In the event that NOI drops below 75.0% of closing date NOI, Lender will begin to collect $0.20 per square foot per annum, funded monthly, subject to revision based on findings in the Property Condition Report. So long as no Event of Default is continuing, once NOI is equal to or greater than 75.0%, all amounts in the Capital Expenditure Reserve shall be remitted to Borrower’s operating account.

● Excess Cash Flow Reserve: During any Trigger Period, Lender shall reserve any excess cash flow after payment of operating expenses and capital expenditures (pursuant to an approved annual budget), debt service, and the reserves described above, pursuant to an agreed upon waterfall. So long as no Event of Default is continuing, subject to Lender’s customary draw procedures, funds in the Excess Cash Flow Reserve shall be made available for TI/LC costs in connection with leases entered into in accordance with the terms of the Loan documents, to the extent sufficient funds are not available in the TI/LC reserve for the same. So long as no Event of Default is continuing, when a Trigger Period ends, all amounts on deposit in the Excess Cash Flow Reserve shall be returned to Borrower.

Lender shall respond to Borrower’s draw requests within 10 business days following the date on which Lender has received such request and all materials required to be delivered in connection with such request, so long as such request conforms to the conspicuous notice requirements to be set forth in the Loan Agreement. To the extent the reserve accounts are interest bearing accounts, all interest accrued therein shall be applied toward the purpose for which such funds are being reserved and shall otherwise be for the benefit of Borrower.

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Except for the Basic Carrying Cost reserve, all interest (if any) accruing on reserves held by Lender hereunder shall be for the benefit of Borrower.

15. Recourse:

The Loan shall be non-recourse except that Borrower and Sponsor (but not any other member, partner, direct or indirect equityholder in Borrower or Sponsor or any officer, director, employee, agent or advisor of both such entities) shall be liable (on a joint and several basis) for (i) intentional physical waste, subject to the Property generating sufficient cash flow to prevent such waste (taking into account all other costs and expenses of the Loan and the operation of the Property) and such cash flow being made available to Borrower for such purposes, (ii) fraud or intentional misrepresentation, (iii) willful misconduct (including any litigation or other legal proceeding initiated in bad faith that delays, opposes impedes, obstructs, hinders, enjoins or otherwise interferes with or frustrates the efforts of Lender to exercise its rights and remedies and any refusal to comply with the Loan Agreement’s “further assurances” provision), (iv) misappropriation or misapplication of funds (including rents, casualty/condemnation proceeds and security deposits), (v) any prohibited voluntary debt, (vi) environmental matters, (vii) failure to pay or maintain insurance policies or pay the amount of any insurance deductible following a casualty or other insurance claim, provided Lender permits cash flow from the Property to be applied for such purpose and the cash flow is sufficient to pay the cost of insurance (taking into account all other costs and expenses of the Loan and the operation of the Property), (viii) violation of SPE covenants (and if Borrower is a recycled entity, liabilities arising from the prior operating history of the Borrower and the prior ownership of assets that do not constitute a portion of the collateral for the Loan), (ix) removal of personal property during or in anticipation of an Event of Default, unless replaced with personal property of the same value and utility except to the extent Borrower reasonably determines replacement is not necessary and failure to replace would not have a material adverse effect on the Property, (x) fees or commissions paid to affiliates in violation of the loan documents and (xi) the opposition by Borrower or Sponsor of Lender’s motion for stay relief in any bankruptcy filing. In addition, the Loan will be fully recourse (on a joint and several basis) to Borrower and Sponsor in the event of (A) any non-permitted voluntary transfer of title to the Property or other material collateral (including liens and encumbrances arising from non-permitted secured debt), or any voluntary prohibited change of control or prohibited pledge, (B) a voluntary bankruptcy (or an involuntary

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filing or similar proceeding in which Borrower, Sponsor or any of their respective affiliates colluded or joined) and (C) a violation of any SPE covenant that results in a substantive consolidation of Borrower with any affiliate in a bankruptcy or similar proceeding (or the filing by Borrower or any affiliate of Borrower of a motion for substantive consolidation in bankruptcy citing any such violation). If a portion of the Loan is a mezzanine loan as provided under “Loan Structure” below, then the recourse carveouts applicable to such mezzanine loan shall include the carveouts described above, provided, (x) the exercise of remedies under a mezzanine loan shall not trigger recourse liability under (A) above and (y) Sponsor shall have no liability upon a foreclosure or assignment-in-lieu of foreclosure of any mezzanine loan for matters first arising after the date of such foreclosure or assignment-in-lieu of foreclosure or by reason of any action taken by the mezzanine lender pursuant to exercise of any voting proxy or similar rights to exercise control over the mezzanine collateral. In the event TIAA and/or CPP acquires the interests of Sponsor under the joint venture agreement, and a TIAA and/or CPP entity acceptable to Lender assumes the liabilities of Sponsor under the recourse carveout guaranty, Sponsor shall be released from all liabilities under such guaranty, to the extent first arising after the date of such assumption, Lender will pre-approve a TIAA and/or CPP entity as a replacement guarantor, subject to Lender’s review of such entities financials and no material change in such financials as of the date of any such assumption.

16. Property Management:	Eola Capital LLC (or one of its wholly owned subsidiaries) has been pre-approved as property manager for so long as it is affiliated with Sponsor provided it operates under a written management agreement on arm’s length terms reasonably acceptable to Lender that provides for the segregation of funds as between the Collateral and other managed properties. Any replacement property manager and/or replacement of, and/or material modification to, the management agreement shall be subject to Lender’s consent and, if applicable, rating agency confirmation, provided that Lender’s consent shall not be required with respect to any reputable management company with at least five years’ experience in the management of at least three properties substantially similar to the Property in major metropolitan areas, which at the time of its engagement as property manager has under management leasable square footage of

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office space equal to at least three million leaseable square feet not including the Property), provided such management company is not the subject of a bankruptcy or similar insolvency proceeding. The management agreement and the management fee, including any incentive management fees, shall each be subordinated to the Loan and the payment of debt service pursuant to the terms of a subordination agreement in form acceptable to both Borrower and Lender. In no event shall the management agreement provide for a base management fee in excess of 3.0% of gross revenues from the Property (exclusive of amounts payable as a reimbursement of expenses under the management agreement). In the event there is any of (a) an Event of Default on the Loan, (b) a bankruptcy of the property manager or (c) a material default by the property manager under its management agreement beyond any applicable notice and cure period, then Lender may require Borrower to terminate the Management Agreement and select a new property manager acceptable to Lender.

17. Transfers:

Transfers of indirect equity interests in Borrower shall be allowed without Lender’s consent, but subject to (i) customary securitized lending procedures (including in certain instances provision of a new non-consolidation opinion), (ii) Lender’s customary KYC requirements for parties which, as a result of such transfer, will own more than a 5% direct or indirect ownership interest in Borrower (provided that (x) from and after the date on which Goldman Sachs does not own any interest in the Loan, the foregoing 5% threshold shall be 10% and (y) transfers of stock on a nationally recognized public exchange shall not be subject to any such KYC requirement) and (iii) the requirement that Borrower be at all times Majority Controlled by one or more Qualified Equityholders, as defined below. As a condition to any transfer that would result in Borrower ceasing to be Majority Controlled by Sponsor and/or TIAA and/or CPP , and each subsequent transfer that again changes the identity of the Qualified Equityholder(s) that Majority Controls Borrower, Borrower shall pay to Lender a transfer fee equal to 0.25% of the outstanding principal balance of the Loan. Loan assumptions by newly-formed bankruptcy-remote single-purpose entities shall also be allowed, subject to the Majority Control test set forth in the previous sentence, lender consent, rating confirmation, assumption of guaranties and indemnities by a party acceptable to Lender in its sole discretion, payment of an assumption fee in an amount equal to 0.25% of the outstanding principal balance of the Loan, and certain

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customary procedures to be set forth in the Loan Agreement. Notwithstanding any other transfers that may be permitted herein, the transfer by each of Sponsor, TIAA and/or CPP of their direct or indirect interests in Borrower shall be permitted without Lender’s consent, so long as (i) no such transfer shall result in Borrower failing to be Majority Controlled by a Qualified Equityholder, (ii) in the event any such transfer shall result in Borrower ceasing to be Majority Controlled by Sponsor and/or TIAA and/or CPP, Borrower shall pay to Lender a transfer fee equal to 0.25% of the outstanding principal balance of the Loan (but, for clarity, so long as Borrower continues to be Majority Controlled by Sponsor and/or TIAA and/or CPP, then no transfer fee shall be payable) and (iii) in the event that, as a result of such transfer, any of Sponsor, TIAA or CPP shall individually own less than 10% of the direct or indirect equity interests in Borrower, Lender shall have received written notice of such transfer within 10 Business Days following the same.

“Qualified Equityholder” means (1) prior to the earlier of (x) the first anniversary of the Closing Date and (y) 60 days following the securitization of the entirety of the Loan, each of Sponsor, TIAA and CPP; and (2) thereafter, (i) each of Sponsor, Parkway, Inc., TIAA and CPP, (ii) any entity approved by Lender with respect to rating agency confirmation is received, or (iii) a bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, real estate company, investment fund or an institution substantially similar to any of the foregoing, provided in each case under this clause (iii) that such entity (x) has total assets (in name or under management) in excess of $1,000,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity in excess of $500,000,000 (in both cases, exclusive of the Property), and (y) is regularly engaged in the business of owning and operating at least 5,000,000 leasable square feet (excluding the Property) of comparable properties in major metropolitan areas.

“Majority Control” of any entity means the ownership, directly or indirectly, of at least 35% of the equity interests in, and the right to at least 35% of the distributions from, such entity together with the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ability to exercise voting power, by

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contract or otherwise (“Majority Controlled” and “Majority Controlling” each have the meanings correlative thereto), which power to direct or cause the direction of the management and policies of such entity may be subject to the rights of partners or constituent owners to vote on customary major decisions.

Notwithstanding anything herein to the contrary, issuances and transfers of interests in Parkway Inc., Sponsor, TIAA, CPP and Parkway Properties LP shall be permitted without consent and without prior notice, so long as, after giving effect thereto, Borrower is Majority Controlled by one or more Qualified Equityholders. No fee shall be payable in connection with any transfer, so long as after giving effect to such transfer, Borrower is Majority Controlled by Parkway Inc., Sponsor, TIAA and/or CPP. Pledges of interest in TIAA, CPP, Parkway, Inc, Parkway Properties General Partners, Inc, Parkway Properties LP, Sponsor and Sponsor’s direct and indirect subsidiaries (including in the JV entity but not including the Borrower or any mezzanine borrower) shall be permitted to Parkway Inc.’s, Sponsor’s and/or TIAA’s and/or CPP’s applicable general corporate/term and revolving credit facility lenders, provided that, to the extent any indirect interests in the Borrower (other than interests in TIAA, CPP, Parkway, Inc, Parkway Properties General Partners, Inc, Parkway Properties LP Sponsor) are pledged (it being agreed that a pledge of direct interests in Borrower are not permitted), each such facility (i) is not in the nature of a so-called mezzanine loan (i.e secured solely by the equity interest in one or more of the Borrowers) as determined pursuant to rating agency criteria, (ii) is either unsecured or, if secured, are secured by direct or indirect interests in other real estate assets of such Person in addition to the Property and (iii) is between an institutional lenders, as lender, and one or more of Parkway Inc., Parkway Properties General Partners, Inc., Parkway Properties LP, Sponsor, TIAA and/or CPP, as Borrower.

18. Additional Debt:	None permitted, with the exception of: (i) trade payables (not more than 60 days outstanding) incurred in the ordinary course of business in an amount not to exceed 2% in the aggregate of the initial principal balance of the Loan; (ii) real estate taxes that are not yet overdue; and (iii) tenant allowances and capital expenditure costs otherwise permitted under the loan documents and paid when due (subject, to contest rights). Direct and indirect mezzanine debt (except as set forth under “Loan Structure” below) and preferred equity will be prohibited.

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19. Expenses; Indemnification:	Sponsor agrees, whether or not any of the transactions set forth in this Term Sheet or contemplated hereby are consummated, to indemnify and hold Lender and its affiliates harmless, and to reimburse Lender and its affiliates periodically for, (i) all actual and documented reasonable out-of-pocket costs and expenses relating to the Loan, including the reasonable fees and disbursements of Lender’s attorneys and advisors; (ii) any actual and documented reasonable costs, expenses and damages to Lender and its affiliates resulting from any action, proceeding or investigation seeking to enjoin or otherwise resulting from any matter referred to in this Term Sheet; and (iii) any claim for brokers/finders fees based on actual or alleged dealings with Sponsor, Borrower or any of their respective affiliates.

20. Expense Deposit:	$300,000, to be replenished from time to time in such amounts as may be requested by Lender from time to time if Lender’s expenses exceed the amount of the deposit.

21. Loan Processing Fee:	A non-refundable Loan Processing Fee in the amount of $25,000 shall be due at the time of execution of this Term Sheet.

22. Leasing:	Lender’s reasonable approval will be required over new Major Leases and modifications or terminations of existing Major Leases.

“Major Lease” means any lease (i) which, when aggregated with all other Leases at the Property with an affiliated tenant, covers more than 100,000 rentable square feet, (ii) contains an option or preferential right to purchase all or any portion of the Property, (iii) is with an affiliate of Borrower as tenant for in excess of 5,000 square feet, or (iv) is entered into during the continuance of an Event of Default.

As a condition to closing, Borrower shall deliver to Lender estoppel letters reasonably satisfactory to Lender from all tenants under all Major Leases, all parties to any material REA (as reasonably determined by Lender), and from tenants occupying not less than 50% of the remaining gross leasable area of the Property.

Lender’s approval shall be deemed granted if (i) Borrower sends a request for approval to Lender with all necessary information and such notice bears the conspicuous notice requirements set forth in the Loan Agreement, (ii) Lender does

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not respond to the request within 5 business days, (iii) Borrower sends a second notice that bears the conspicuous notice requirements set forth in the Loan Agreement and (iv) Lender fails to respond to such second notice within 5 business days of Lender’s receipt thereof.

Any lease with a Borrower affiliate of 5,000 square feet or less for use as management office space, and any termination or renewal thereof, or any relocation of the space covered by such lease shall, in each case, be permitted without Lender consent.

Lender agrees to enter into a subordination and non-disturbance agreement in form and substance reasonably acceptable to Lender to the extent required by tenant’s leases at the Property.

23. Tenant Cancellations:	Cancellation, termination, contraction or similar fees in excess of $1 million shall be escrowed in the TI/LC Reserve Account and applied toward tenant improvements and leasing commissions.

24. Budgeting:	At least 10 days prior to the commencement of each calendar year and within 30 days after the commencement of any Trigger Period or Event of Default, Borrower shall submit to Lender an operating and capital budget. So long as no Trigger Period or Event of Default is continuing, the submission shall be for informational purposes only. During the continuance of any Trigger Period or Event of Default, the operating and capital budget shall be subject to the consent of Lender.

25. Insurance Requirements:	Lender’s insurance requirements will be set forth in the loan documents. Lender’s requirements include the following:

a. All-risk replacement cost property insurance without any coinsurance and including coverage for damage caused by windstorm (including named storm) and hail, all in an amount equal to the full replacement cost of the Property; business income/rental value insurance covering the 18 month period from the date of any Casualty and containing an extended period of indemnity endorsement covering the 12 month period commencing on the date on which the Property has been restored; and liability insurance. Such coverage and the coverage described below shall be issued by one or more insurers having a rating of at least “A” by S&P and “A2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by AM Best), or a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such

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ratings (provided that the first layers of coverage are from insurers rated at least “A“ by S&P and “A2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by AM Best) and all carriers are rated “BBB+” by S&P and “Baa1” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by AM Best).

b. So long as the Terrorism Risk Insurance Program Reauthorization Act of 2007 (“TRIPRA”) or a similar statute is in effect, terrorism insurance for foreign and domestic acts in an amount equal to the full replacement cost of the Property (plus business income/rental value coverage as required above). If TRIPRA or a similar statute is not in effect, then provided that terrorism insurance is commercially available, Borrower shall be required to carry terrorism insurance throughout the term of the Loan as required by the preceding sentence, but in such event Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the casualty and business interruption/rental loss insurance required hereunder on a stand alone basis (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, Borrower shall purchase the maximum amount of terrorism insurance available with funds equal to such amount.

c. If required by Lender, earthquake insurance (A) with minimum coverage equivalent to the greater of 1.0x SUL (scenario upper loss) and 1.5x SEL (scenario estimated loss) plus 12 months business income/rental value, (B) having a deductible approved by Lender (but in any event not in excess of 5% of the total insurable value of the Property) and (C) if the Property is legally nonconforming under applicable zoning ordinances and codes, containing ordinance of law coverage in amounts as required by Lender.

d. Flood insurance if the Property is located in a “100 Year Flood Plain” or “special flood hazard area” (Zones A and V) in an amount equal to the maximum limit of coverage available from FEMA/FIA, plus such excess limits as are requested by Lender, with a deductible not in excess of $25,000.

e. Commercial General Liability and Umbrella Liability in form and substance and with limits reasonably requested by Lender.

f. Such other customary insurance as may be applicable and reasonably required by Lender.

g. Deductibles shall be set forth in the loan documents.

26. Inspections / Reports:

All due diligence and the following third-party reports (including the reliance language contained therein) must be from parties reasonably acceptable to Lender and in form and substance reasonably acceptable to Lender: (i) engineering reports, (ii) Phase I environmental reports (and Phase II if recommended), (iii) a seismic report (if applicable), including SEL/SUL calculations, (iv) an MAI/FIRREA appraisal, (iv) title

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insurance and survey with such endorsements as Lender shall request that are available in Texas (including UCC insurance for the mezzanine loan amount and a mezzanine endorsement for the aggregate loan amount if any portion of the Loan is a mezzanine loan), (vi) zoning report, and (vii) other reports or inspections that Lender may reasonably require.

27. Reporting Requirements:	Borrower shall deliver to Lender financial statements and operating statements with respect to the Property, in each case for the prior three calendar years, audited by a “Big Four” accounting firm or other accounting firm satisfactory to Lender, and trailing twelve-month operating statements, all certified by the Chief Financial Officer of Borrower, to the extent available

On an ongoing basis, Borrower will deliver to Lender (i) annual audited financial statements within 90 days of year-end, (ii) quarterly unaudited statement of operations and rent rolls within 45 days of the end of each fiscal quarter, (iii) prior to a securitization of the Loan, or during the continuance of a Trigger Period or Event of Default, monthly financial statements and rent rolls within 30 days of the end of such month, (iv) prompt notice (containing reasonable detail) of any material changes in the financial or physical condition of the Property, as reasonably determined by Borrower including, but not limited to, any termination of a Major Lease and any termination or cancellation of terrorism or other insurance required by the Loan Agreement, and (v) such other information as Lender may reasonably require.

Borrower’s failure to timely comply with the reporting requirements set forth in the Loan Documents, after Borrower’s receipt of written notice and the expiration of a 10-business day cure period, will result in (i) at Lender’s election, an Event of Default, and (ii) a Trigger Period that will continue until Borrower delivers to Lender the reporting requirements showing that no Trigger Period has occurred.

28. Loan Structure:

In Lender’s sole discretion, either before or after closing, the Loan may be bifurcated into a mortgage loan and one or more levels of mezzanine debt secured by direct and/or indirect equity interests in the mortgage borrower; Borrower acknowledges and agrees that the time necessary to complete a mezzanine foreclosure may be shorter than the time necessary to complete a mortgage foreclosure (provided that, in the event the holder of the Loan and the holder of any mezzanine loan shall be the same person, with no unaffiliated

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person holding any portion of the Loan or the mezzanine loan, the applicable pledge agreement shall provide that the mezzanine lender shall refrain from commencing a UCC foreclosure until the date that is 90 days following the occurrence of an Event of Default) and each mezzanine loan shall have its own consent and approval rights independent of the Loan. In addition, the Loan or any portion thereof may be further bifurcated into senior and subordinate components, which may be represented by separate notes. The resulting loans, notes and/or components may be assigned different interest rates, but their initial weighted average shall equal the Interest Rate specified herein. Prepayments and defeasances will be applied sequentially, starting with the most senior tranche of the Loan. Any such restructuring following the initial loan closing shall be at Lender’s sole cost and expense, provided that Borrower shall pay its own legal expenses.

29. Cooperation:

Borrower acknowledges that Lender intends to sell, assign, participate or otherwise transfer the Loan, any portion thereof or interest therein in one or more public or private offerings, assignments and/or participations. Sponsor and Borrower shall enter into a cooperation agreement pursuant to which they shall cooperate with Lender in connection with any such transaction, including (i) making changes to loan documentation, provided such changes are not adverse to Borrower in any material respect, (ii) bifurcating the Loan as described under “Loan Structure” above (and creating mezzanine borrower entities, if applicable), (iii) reallocating the principal amount and interests rates of the components of the Loan, provided the aggregate principal amount and initial weighted average interest rate do not increase, (iv) obtaining ratings from two or more rating agencies, (v) delivering updated information on Borrower, Sponsor, and the Property, (vi) participating (including senior management of Borrower) in a bank or investor meeting if requested by Lender and (vii) cooperating with Lender in connection with the preparation of marketing materials related to the Loan. The foregoing shall be at Lender’s sole cost and expense, provided that Borrower shall pay its own legal expenses up to the amount of $25,000 (and any excess over such amount shall be paid by Lender). Information and materials provided to Lender by or on behalf of Borrower or Sponsor may ultimately be incorporated into offering documents for a secondary market transaction involving the Loan. In connection therewith, Lender and its representatives may share all such information and material

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with the investment banking firms, rating agencies, accounting firms, law firms and other third-party advisory firms involved with the Loan and the loan documents relating thereto or the applicable secondary market transaction, and various investors may see some or all of such information and materials.

30. Indemnification:	Borrower shall provide to Lender a customary indemnification with respect to matters relating to the Loan. In addition, the loan documents shall contain customary tax, illegality, regulatory change, capital adequacy and other customary gross-up provisions. With respect to any securitization of the Loan, Borrower and Sponsor shall jointly and severally indemnify Lender, any of its “controlling persons” (as defined under federal securities law) and any underwriters in a securitization of the Loan from and against any loss or expense incurred as a result of (i) any misstatements of any material fact in any written offering material submitted to Sponsor or Borrower and/or (ii) any omissions to state a material fact required to make the statements in such offering materials not misleading, which offering materials Sponsor and Borrower have confirmed in writing are accurate (provided that failure to respond to Lender’s written request for review of disclosure materials within five business days shall be deemed to have been confirmed as accurate), the foregoing indemnity being limited to misstatements and omissions regarding Borrower, the Property, Sponsor and any affiliated property manager. Notwithstanding the fact that the foregoing indemnification does not include descriptions of the Loan, Borrower shall review the portions of the offering materials describing the Loan and shall comment in good faith on the same, to the extent necessary to assure that that such descriptions do not contain material misstatements or omit material facts required to make such materials not misleading.

31. Rate Lock / Commitment:

Sponsor may request a forward rate lock / commitment with respect to the Loan, subject to execution of Lender’s form of Forward Rate Lock Agreement and Short Form Commitment Letter, payment of a rate lock / commitment fee and rate lock / commitment deposit in an amount to be determined by Lender, and Lender approval of the financial statements and other organizational documents and diligence information for the entity executing the Forward Rate Lock Agreement and Short Form Commitment Letter. If Sponsor elects to enter into a forward rate lock / commitment, then the Forward Rate Lock Agreement and Short Form Commitment Letter will govern all matters concerning the rate lock /

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commitment, including potential margin calls, hedging losses, carry costs and Sponsor’s obligation to pay breakage. In the event Sponsor elects to choose a 45 or 60 day commitment, commitment costs are currently 8 and 12 bps running, respectively.

32. Exclusivity:	Upon execution of a commitment letter by Sponsor and Lender, Sponsor and Borrower agree that so long as Lender is willing to provide the Loan on the terms and conditions set forth herein, neither of them will negotiate or deal with any party to obtain financing in substitution of or in addition to the Loan with respect to the Property or any portion thereof or interest therein until the expiration or termination of such commitment letter.

33. Confidentiality:	Sponsor and Borrower, for themselves and on behalf of their respective principals, agents and representatives acknowledge that this Term Sheet, including the information contained herein, and any written communications provided by, or oral discussions with, Lender regarding the Loan are confidential and agree not to refer to publicly or share the same with any person without Lender’s prior written consent; provided, however, Lender hereby consents to Sponsor’s disclosure of (i) this Term Sheet and such communications and discussions to Sponsor’s and Borrower’s respective affiliates and their and their affiliates’ respective officers, directors, agents and advisors who are directly involved in the consideration of the Loan and to actual or prospective investors in Sponsor and all indirect owners of Borrower, in each case, who have been informed by Sponsor of the confidential nature of this Term Sheet and such communications and discussions and (ii) this Term Sheet as required by applicable law or compulsory legal process, or pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee (and in each such case Sponsor shall promptly provide Lender with written notice thereof).

Notwithstanding anything herein to the contrary, Sponsor (and each employee, representative or other agent of Sponsor) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Loan; provided, however, that any information relating to the tax treatment or tax structure of the Loan will remain subject to the confidentiality provisions hereof (and the tax treatment and tax structure of the Loan shall not be disclosed) to the extent reasonably necessary to enable the parties hereto, their

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respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Term Sheet but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

Information and materials provided to Lender by or on behalf of Borrower or Sponsor may be disclosed to (i) any potential co-investors or investors (including mezzanine buyers), (ii) Lender’s affiliates officers, directors, agents and advisors, (iii) rating agencies and (iv) such other persons that customarily receive or have access to such information and materials in connection with a secondary market transaction, in each case, to the extent such parties have been informed of the confidential nature of such information and have agreed to treat such materials confidentially (which agreement may be in the form of a “click-through” confidentiality agreement on a data sharing site), and such information and materials may ultimately be incorporated into offering marketing documents and marketing materials for a secondary market transaction involving the Loan (which documents and materials will not be subject to any confidentiality agreement). Except for the foregoing sentence, Lender agrees to keep all materials provided by or on behalf of Borrower and Sponsor and the terms and conditions of this Term Sheet confidential and the Loan, provided that Lender shall be permitted to disclose such materials and the terms of this Term Sheet as required by applicable law or compulsory legal process, or pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee (and in each such case Lender shall promptly provide Sponsor with written notice thereof).

34. Broker:	HFF, LP (“Broker”), is the sole mortgage broker on this Loan. Sponsor hereby acknowledge and agree that Lender and Broker have entered into a subservicing agreement, pursuant to which Lender will pay Broker (or such affiliate) servicing compensation, in an amount equal TBD on the then currently outstanding principal balance of the Loan. Pursuant to the subservicing agreement, Broker may be requested to perform certain duties pertaining to the servicing of the Loan, at the discretion of the Lender, which may include acting as liaison for the Borrower in dealings with the Lender, assisting with

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coordination of annual property inspections, and such other matters related to the servicing of the Loan as Lender may reasonably request of Broker during the life of the Loan. Lender may choose not to request that Broker perform any services. Lender and Broker may enter into an agreement pursuant to which Lender (or its successor holder of the Loan) may terminate the servicing agreement as to the Loan in exchange for a lump-sum cash payment. Borrower and Sponsor acknowledge that the servicing compensation paid by Lender to Broker, as described above, is included in the interest rate spread paid by Borrower on the Loan, and Borrower and Sponsor consent to the foregoing arrangements. Borrower and Sponsor shall have no obligation to pay any other servicing or similar fee in connection with the Loan, other than special servicing fees, if the Loan shall be placed in special servicing.

35. Anticipated Closing:	Within 60 days after execution of a Commitment Letter. Sponsor and Borrower acknowledge and agree that if the closing of the Loan does not occur within 60 days after the of the a Commitment Letter, the Interest Rate and other terms discussed herein shall no longer serve as the basis of discussion.

36. Non-Binding Term Sheet:	This Term Sheet is non-binding, for discussion purposes only and is neither an express nor implied commitment by Lender or any of its affiliates to lend or otherwise provide or assist in providing the financing described herein or any other financing, which commitment, if any, shall only be as set forth in a separate commitment letter or other applicable type of agreement but shall govern to the extent inconsistent with the terms of this section “Non-Binding Term Sheet”.

Any such loan or commitment, if and when issued, will be subject to, among other things, (i) satisfactory transaction structure and documentation, (ii) Lender’s satisfaction with due diligence, including its review of third party reports and financial projections, (iii) receipt of necessary internal approvals of the Loan and (iv) other conditions customary for transactions of this type or otherwise deemed appropriate by Lender; in each case, as determined by Lender in its sole discretion.

This Term Sheet does not purport to summarize all the terms, conditions, representations, warranties and other

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provisions with respect to the transactions referred to herein. Lender will have no legal obligation whatsoever to Borrower or Sponsor or any other person unless and until definitive loan documentation is executed by the parties. Without limiting the generality of the foregoing, Lender may withdraw this Term Sheet as a basis for discussion and elect not to make the Loan (or to revise this Term sheet) at any time, for any or no reason.

IN NO EVENT SHALL LENDER OR ANY OF ITS AFFILIATES BE LIABLE FOR ANY DIRECT, INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES WHATSOEVER (INCLUDING WITHOUT LIMITATION LOSS OF BUSINESS PROFITS OR OPPORTUNITY) IN CONNECTION WITH THIS TERM SHEET AND, BY ITS EXECUTION OF THIS TERM SHEET, BORROWER AND SPONSOR WAIVE ANY RIGHT TO CLAIM OR SEEK ANY SUCH DAMAGES.

Notwithstanding the foregoing, from and after the execution and delivery of this Term Sheet by each of the parties hereto, the paragraphs captioned “Expenses; Indemnification”, “Confidentiality”, “Exclusivity”, “Non-Binding Term Sheet”, “Governing Law”, “No Fiduciary Duty, etc.”, “Rate Lock” and “Miscellaneous” shall be binding on each of the parties hereto.

37. No Fiduciary Duty, etc.:

Sponsor acknowledges that, in connection with this Term Sheet and the transaction contemplated hereby, Lender will rely upon and assume the accuracy and completeness of all of the financial, legal, regulatory, accounting, tax and other information provided to, discussed with or reviewed by Lender for such purposes, and Lender does not assume any liability therefor or responsibility for the accuracy, completeness or independent verification thereof. Lender and its affiliates will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Sponsor, Borrower or any other party or any of their respective affiliates or to advise or opine on any related solvency or viability issues. It is understood and agreed that Lender and its affiliates will act under this Term Sheet as an independent contractor and nothing in this Term Sheet, the transaction contemplated hereby or otherwise shall be deemed to create a fiduciary duty or fiduciary or agency relationship between Sponsor, Borrower or any of their respective affiliates,

23

stockholders, employees or creditors, on the one hand, and Lender or any of its affiliates, stockholders, employees or creditors, on the other. Sponsor will make its own evaluation with respect to the transactions contemplated hereby and will rely solely on its own evaluation and the advice of its own advisors and representatives in connection therewith and not upon the advice of Lender or any of its representatives. Sponsor agrees that it shall not make, and hereby waives, any claim based on an assertion of such a fiduciary duty or relationship. Nothing in this Term Sheet is intended to confer upon any other person (including affiliates, stockholders, employees or creditors of the Sponsor) any rights or remedies hereunder or by reason hereof.

As you know, Lender and its affiliates (together, “GS”) are a full service financial institution engaged, either directly or through affiliates in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of their various business activities, GS and funds or other entities in which GS invests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. In addition, GS may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments. Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of Sponsor, Borrower and/or other entities and persons which may (i) be involved in transactions arising from or relating to the arrangement contemplated by this Term Sheet or (ii) have other relationships with Sponsor and/or Borrower. In addition, GS may provide investment banking, commercial banking, underwriting and financial advisory services to such other entities and persons. The arrangement contemplated by this Term Sheet may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph, and employees working on the financing contemplated hereby may have been involved in originating

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certain of such investments and those employees may receive credit internally therefor. Although GS in the course of such other activities and relationships may acquire information about the transaction contemplated by this Term Sheet or other entities and persons which may be the subject of the financing contemplated by this Term Sheet, GS shall have no obligation to disclose such information, or the fact that GS is in possession of such information, to Sponsor, Borrower or any other person or to use such information on behalf of Sponsor or Borrower.

38. Patriot Act:	Lender hereby notifies Sponsor and Borrower, in accordance with the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), that pursuant to the Patriot Act Lender may be required to obtain, verify and record information that identifies Sponsor and Borrower, which information includes the names and addresses of Borrower and Sponsor and other information that will allow Lender to identify Borrower and Sponsor accordance with the Patriot Act.

39. Governing Law, etc.:	The Loan Documents and this Term Sheet shall be governed by the laws of the State of New York. With respect to any claim, suit, action, or proceedings relating to this Term Sheet (“Proceedings”), each party irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan, and waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such party. Each party hereto hereby waives the right to a trial by jury in any Proceedings.

40. Miscellaneous:

No agreements between the parties shall be legally binding unless contained in a legally binding written instrument signed by both parties. Nothing herein or in the loan documentation or any other prior writing or course of action shall be construed to create any partnership or other fiduciary relationship of any sort whatsoever. This Term Sheet may not be assigned by Borrower or Sponsor (and any purported assignment will be null and void), provided, Lender acknowledges that the Borrower will be owned directly or indirectly by a joint venture in which Sponsor has not less than a 51% direct or indirect interest at Closing (and interests in such joint venture may be

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transferred to any person to whom transfers of interests in Borrower would be permitted pursuant to paragraph 17 hereof, so long as Borrower continues to be Majority Controlled by Sponsor and/or TIAA and/or CPP). This Term Sheet is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Term Sheet represents the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings. This Term Sheet may be executed in one or more counterparts, each of which, when so executed, shall be deemed to be an original and all of which shall constitute one and the same agreement. Copies of originals, including copies delivered by facsimile, pdf or other electronic means, shall have the same import and effect as original counterparts. Sponsor will make its own evaluation with respect to the transactions contemplated hereby and will rely solely on its own evaluation and the advice of its own advisors and representatives in connection with therewith and not upon the advice of Lender or any of its representatives. The federal Equal Credit Opportunity Act prohibits creditors from discriminating against credit applicants on the basis of race, color, religion, national origin, sex, marital status, age (provided the applicant has the capacity to enter into a binding contract); because all or part of the applicant’s income derives from any public assistance program; or because the applicant has in good faith exercised any right under the Consumer Credit Protection Act. The federal agency that administers compliance with this law concerning this creditor is: Consumer Financial Protection Bureau, 1700 G Street NW, Washington, DC 20006. If your application for business credit is denied, you have the right to a written statement of the specific reasons for the denial. To obtain the statement, please contact the Real Estate Finance Group Administrator at Refg-ecoaresponse@gs.com within 60 days from the date you are notified of our decision. We will send you a written statement of reasons for the denial within 30 days of receiving your request for the statement

THE REST OF THIS PAGE LEFT INTENTIONALLY BLANK

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This Term Sheet shall be deemed withdrawn as the subject of discussion unless, prior to 5:00 p.m. New York time on the date that is the third (3rd) business day after the date hereof, the following are delivered to Lender: (a) this fully executed Term Sheet, (b) an expense deposit in the amount specified herein and (c) a Loan processing fee in the amount of $25,000.

This Term Sheet is non-binding, for discussion purposes only, and is neither an express nor implied commitment by Lender or any of its affiliates to lend or otherwise provide or assist in providing the financing described herein or any other financing, as more fully described in the “Non-Binding Term Sheet” paragraph above.

AGREED TO AND ACCEPTED:

GOLDMAN SACHS MORTGAGE COMPANY, a New York limited partnership
PARKWAY OPERATING PARTNERSHIP LP
By:			a Delaware limited partnership
Name:
	Title:	Authorized Representative	By:	Parkway Properties General Partners, Inc., General Partner

By:
Name:
Title

By:
Name:
Title:

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EXHIBIT 9

MANAGEMENT AND LEASING SERVICES AGREEMENT

MANAGEMENT, LEASING & SERVICES AGREEMENT

THIS MANAGEMENT, LEASING & SERVICES AGREEMENT (this “Agreement”) by and between [●], a Delaware limited liability company (“Owner”), and Eola Capital LLC, a Florida limited liability company (“Agent”), is made effective as of [●], 2017 (the “Effective Date”). Capitalized terms used in this Agreement and not otherwise defined in the text of this Agreement are defined in Exhibit A and shall have the meanings set forth therein.

WHEREAS, Owner desires to designate Agent as its agent to manage and lease the properties set forth on Exhibit B (each a “Building” and collectively, the “Buildings”), each of which is located in Houston, Texas, and commonly known as “Greenway Plaza” [and “Phoenix Tower”] (the Buildings and all other real and personal property that comprise such project, collectively, the “Project”).

NOW, THEREFORE, in consideration of the agreements herein expressed and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Owner and Agent agree as follows:

1. Appointment. Agent is hereby designated as the exclusive management and leasing agent and representative of Owner for the purpose of (a) managing and leasing, for Owner’s account, the Buildings and (b) managing, for Owner’s account, all of the other property management operations of the Project.

2. Owner Governing Documents

(a) Owner will deliver to Agent the [Amended Holdco Operating Agreement], the [Amended Company LP Agreement] and any amendment to the foregoing agreements and any loan agreements to which Owner or any of the subsidiaries are a party (the Amended Holdco LP Agreement, the Amended Company LP Agreement and any other such documents delivered to Agent, collectively, the “Owner Governing Documents”). Agent acknowledges that it has received and read the Owner Governing Documents and agrees that it will not take any actions or fail to take any actions that would constitute a Major Decision thereunder without the prior written consent of Owner.

3. No Liability for Past Acts or Omissions. Agent is not liable or responsible for any act or omission of any person (including Owner and any previous agent) with respect to the Project for any period prior to the date hereof.

4. Other Activities. Subject to Agent’s good faith compliance with the terms and conditions of this Agreement (including, without limitation, Section 5(d) hereof), Owner understands and agrees that Agent and its Affiliates engage in various development, management, leasing and other real estate activities not related to the Project.

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5. Responsibilities of Agent. It is agreed that the authorities, duties and responsibilities of Agent in connection with the management and leasing of the Buildings and the other management activities of the Project shall, subject to the rights, obligations and limitations set forth in the Owner Governing Documents, be as follows:

(a) Management of the Buildings and Project. Agent shall manage and operate the Buildings in good faith in the same manner as is customary in the operation of comparable Class A office buildings in Houston, Texas, and shall provide such services and take such actions as are commercially reasonable for the proper management of the Project. This includes conducting periodic inspections, supervision of maintenance and arranging for and/or coordinating such improvements, alterations and repairs as may be required by any Project Agreement (defined below), or otherwise required by Owner. No single improvement, alteration, repair, project (or series of contractually related projects) that is not provided for in the Approved Annual Budget (defined below) or costs more than Twenty-Five Thousand Dollars ($25,000.00) shall be made by Agent without Owner’s prior written approval. However, in case of an expenditure related to a Necessary Action, if Owner is not readily available to provide Owner’s prior approval, Agent shall be permitted, in the name of and at the reasonable expense of Owner, to make same without such approval; provided Agent shall notify Owner of any such Necessary Action as soon as practicable, but in no event later than the end of the business day immediately following the Necessary Action. Agent shall also, in the name of and at the reasonable expense of Owner, but in accordance with the Approved Annual Budget (as herein defined) and the other terms and conditions of this Agreement (including, without limitation, Section 5(l) hereof), contract for utilities and other Project operation and maintenance services, provided that no service contract shall be a Major Decision Contract without prior approval of Owner.

(b) Enforcement of Tenant Obligations and Collection of Rentals. Agent shall take commercially reasonable steps to (i) enforce the material obligations of tenants under all leases of the Buildings in accordance with their terms (including to collect, and enforce the collection of, all rentals and other charges due Owner) and (ii) avoid conduct which might be asserted as varying or waiving compliance with any such obligation. Agent shall, subject to the terms and conditions of the Owner Governing Documents and Section 5(g) below, institute legal proceedings in the name of Owner to enforce tenant leases, collect income, and rent or dispossess tenants or others occupying the Project or any portion thereof; provided, however, Agent shall not terminate any tenant lease without the prior written consent of Owner, which consent may be withheld by Owner in its sole discretion. Any expenses incurred pursuant to this Section 5(b) shall be at Owner’s cost so long as such expenses are within the Approved Annual Budget or otherwise approved by Owner in writing. Agent shall keep Owner regularly advised with respect to instances of any default by a tenant under a lease (including defaults in the payment of rent and/or other charges due to Owner).

(c) Payment of Expenses. Agent shall pay the operating expenses and other authorized expenses of the Buildings listed in the then current Approved Annual Budget provided to Agent by Owner, which such Approved Annual Budget shall be updated from time to time as provided in the [Amended Company LP Agreement] and provided to Agent as updated.

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(d) Employees and Independent Contractors.

1. Agent shall hire, supervise, train and terminate all employees and independent contractors reasonably required (such that there shall at all times be a sufficient staff of capable personnel employed by Agent) for the proper management, operation and maintenance of the Project by Agent in accordance with this Agreement (all such employees and independent contractors, collectively, “Employees”). Such Employees shall be employees of Agent and all matters pertaining to such Employees, including their employment, supervision, compensation, promotion and discharge shall be the responsibility of Agent, it being acknowledged by the parties hereto that all Employees are and shall be the employees of Agent (or of independent contractors) and not employees, independent contractors or agents of Owner. All costs and expenses relating to the Employees (including but not limited to: (i) wages, salaries, bonuses, overtime compensation, 401(K) matching payments, health benefits, long-term care insurance, unemployment insurance, any payments required pursuant to any union agreements (if applicable), pension plans and any other actual employment benefits; (ii) withholding taxes, social security payments and any other charges imposed by any governmental authority in connection with; (iii) amounts paid to independent contractors who are not employees of Agent; (iv) reasonable corporate personnel allocations; and (v) administration of the foregoing (collectively, the “Personnel Expenses”)) shall be paid by Owner to Agent monthly, on or before the fifteenth (15th) day following the end of each month, for the actual cost thereof; provided, however, in no event shall the obligations of Owner to reimburse Agent under this section exceed the applicable amount expressly set forth in the Approved Annual Budget. The following expenses or costs incurred by or on behalf of Agent in connection with this Agreement shall be at the sole cost and expense of Agent and shall not be included in any calculation of the Monthly Management Fee or otherwise reimbursed by Owner: (A) comprehensive crime insurance or any fidelity bond purchased by Agent for its own account or at the request of Owner hereunder.

2. To the extent applicable, Agent shall, and shall use commercially reasonable efforts to cause Agent’s Employees to, comply with all applicable laws, statutes, ordinances, rules and regulations that relate to employment regarding labor unions and collective bargaining units including, without limitation, any federal, state or local human rights, civil rights, wage-hour, wage-payment, and pension laws. Agent will defend, indemnify and hold harmless Owner and its affiliates and their respective partners, shareholders, directors, officers, members, employees and agents from and against any and all liabilities, claims, causes of actions, demands, costs and expenses (including reasonable attorneys’ fees and disbursements) arising from, asserted by or relating to any Employee, other than Employees alleging dealings or agreements directly with TIAA/LP or CPP/LP on behalf of Owner, in which case Owner will indemnify

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Agent for any and all liabilities, claims, causes of actions, demands, costs and expenses (including reasonable attorneys’ fees and disbursements) arising from, asserted by or relating to any such Employees arising from such alleged dealings or agreements, to the extent a final adjudication on the merits by a court of competent jurisdiction upholds the claim of said Employee with respect to such alleged dealings or agreements. This provision shall survive the expiration or early termination of this Agreement.

(e) Employer Insurance. At Agent’s expense, Agent shall carry workers’ compensation and employer’s liability insurance at limits no less than statutory requirements where required to do so by law, and in such instances Agent shall also carry employer’s non-owned auto liability insurance. Agent shall comply with all local, state and federal laws, and regulations applicable to any employees including minimum wage laws. Employees who handle or who are responsible for funds belonging to Owner shall be bonded by a fidelity bond and/or crime insurance in an amount equal to no less than Ten Million Dollars ($10,000,000). Higher amounts may be required if the work to be performed is hazardous. Such bond/insurance policy shall also include coverage for forgery and alteration of payment instruments. The coverage shall extend to actions that take place on, at or away from the Buildings and to third-party legal liability for the actions covered. To the extent permitted, all insurance policies required to be maintained by Agent or Employees pursuant to this Section 5(e) shall have the Owner, Agent, Owner’s parent(s), partners, members, affiliates and other persons related to Owner (including TIAA/LP and CPP/LP) that are designated by Owner and Owner’s lenders, if applicable, listed in such policies as additional insureds. The workers’ compensation and auto liability policies required to be maintained by Agent or Employees pursuant to this Section 5(e) shall have the Owner, Agent, [TIAA/LP] and [CPP/LP] listed in such policies as additional insureds. The parties acknowledge that such additional insureds are indirect owners of Owner. Agent shall obtain and keep on file certificates of insurance that show that Agent and all Employees are so insured. The Agent’s and Employee’s respective insurance carriers shall waive all rights of subrogation with respect to losses payable under such policies pursuant to Section 6(i).

(f) Tenant Requests. Agent shall handle all tenant requests and negotiations on behalf of Owner in accordance with this Agreement and shall use commercially reasonable efforts to assure compliance by tenants with the provisions of their leases. Agent shall become sufficiently familiar with the agreements, covenants, restrictions and requirements (including insurance) affecting the Buildings and the Project and any other material document provided to Agent relating to the Buildings (collectively, the “Project Agreements”) to perform its obligations under this Agreement. Agent shall, at Owner’s cost and expense (but in accordance with the Approved Annual Budget) use commercially reasonable efforts to (i) avoid causing Owner, the Buildings or the Project to be in material violation of any Project Agreements and (ii) handle all requests and complaints from (and negotiations relating to same with) all tenants, licensees, occupants, and/or other parties to the Project Agreements. Agent shall notify Owner within five (5) business days of (i) any major complaints or defaults related to any Project Agreements of which Agent becomes aware and (ii) any material defaults known to Agent by tenants at the Project and other parties required to perform obligations under any Project Agreement. Agent shall, on behalf of Owner and otherwise subject to Section 5(g) below, utilize such collection procedures, including instituting all necessary legal action or proceedings, as it

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deems reasonably appropriate to collect any past due rents or other charges or income with respect to the Project (including, without limitation, serving a notice of default, a copy of which shall simultaneously be sent to Owner), subject to and in accordance with the Owner Governing Documents and this Agreement.

(g) Assistance of Counsel. Subject to the provisions of Section 5(j) below, where legal assistance is needed for any matters relating to the Project (including: (i) negotiation of leases, renewals or amendments, enforcing the collection of rent and/or eviction of a tenant; (ii) negotiation, enforcement and resolution of disputes relating to contracts; and (iii) any dealings with any governmental agencies), then, except as provided for below and subject to the terms of the Owner Governing Documents: (A) Owner shall select and pay for such counsel; (B) legal action undertaken shall be in the name of Owner or the applicable subsidiary; (C) Agent shall promptly give Owner all pertinent information and assistance, at no out of pocket cost to Agent, in the defense or other disposition thereof; and (D) Agent shall take direction from Owner and reasonably cooperate with Owner in respect of such matter. Notwithstanding the foregoing, in connection with such matters pertaining to the day-to-day operations of the Project and the Buildings, while Agent shall only use counsel selected or pre-approved by Owner, Agent shall not require Owner’s prior approval for such legal expenses that, in any one calendar year, costs less than Twenty-Five Thousand Dollars ($25,000.00) in the aggregate; provided, that without Owner’s prior written consent, Agent shall have no authority to commence or settle a Proceeding (or series of related Proceedings) either (x) against a tenant under a Major Lease or (y) that would reasonably be expected to result in a payment in excess of One Million Dollars ($1,000,000).

(h) Cooperation With Appraisers and Consultants. Agent shall cooperate with and assist appraisers, consultants or counsel retained by Owner to evaluate the Buildings or to appeal assessed values, but shall not be responsible for such undertakings as part of this Agreement. In the event Owner requests that Agent directly undertake ad valorem tax appeals, then Owner and Agent shall execute a separate agreement outlining Agent’s responsibilities and compensation with respect to such appeal.

(i) Operating Accounts

1. Agent shall open separate checking accounts (each, a “Building Operating Account”) for Phoenix Tower and Greenway Plaza with a financial institution(s) approved by Owner, which Building Operating Accounts are to be used solely for funds collected or withdrawn pursuant to this Agreement.

2. Each Building Operating Account shall be held by Agent in trust for Owner or as otherwise designated by Owner in writing. Agent shall designate such persons who shall be authorized to sign checks on each such account and shall advise Owner as to the names of said persons so designated by Agent, it being acknowledged and agreed that such persons must remain at all times officers of Agent. Owner shall have unrestricted access to each Building Operating Account. Agent shall not establish any Building Operating Account for the Project without prior written approval by Owner. Two signatures shall be required on each check drawn on the Building Operating Account.

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3. All rents and other revenues from the Buildings shall be deposited in the Building Operating Accounts or in lockboxes if so required by a Lender (as defined herein). All costs and expenses of operating the Project authorized to be paid pursuant to Section 5(c) hereof including, if so directed in writing by Owner, without limitation, debt service payments, leasing commissions, capital items and extraordinary items, shall be paid (a) by check drawn on the Building Operating Account directly only for the benefit of Owner and as otherwise set forth in this Agreement, (b) by check drawn on the general account(s) of Owner by Owner, or (c) by check drawn on the general account(s) of Agent, provided that such amounts paid out of the general account(s) of Agent shall be reimbursed by checks drawn on the Building Operating Account or other account of Owner, and provided further, Agent shall have no obligation to advance any funds on behalf of Owner. In the event that costs and expenses shall be in excess of funds deposited in the Building Operating Account, Owner agrees to pay such excess promptly on demand provided that such costs and expenses were approved in the Approved Annual Budget.

4. All tenant security deposits shall be retained in the Building Operating Accounts unless required by law to be held in a separate account. Agent shall reasonably cooperate with Owner to satisfy such conditions as Owner may reasonably place on the release of a security deposit. Agent shall maintain records of all security deposits and grant Owner and its designees unrestricted access to such records upon reasonable advance notice. Agent shall not comingle funds from the Buildings with any other funds of Agent. Agent shall account to Owner for all funds received and disbursed in accordance with this Agreement.

5. Owner, any direct or indirect owner of Owner and/or any party designated by Owner shall have the right to inspect all books and records pertaining to the Project upon reasonable advance written notice to Agent during the normal business hours of Agent and to perform not more frequently than once per year an audit or examination as to the Project, the cost of which shall be borne by Owner; provided, that if any audit conducted by or on behalf of Owner reveals a material inaccuracy or omission in the books, records or accounts of Agent, Agent shall be responsible for the reasonable and actual expenses for such audit. Agent shall promptly correct any discrepancies discovered by Owner or its agents within ten (10) days after receipt of notice thereto from Owner. Agent shall inform Owner, in writing, of the action taken to correct such audit discrepancies and shall indemnify and hold Owner harmless from and against all loss, cost, damage or liability arising out of such discrepancies.3

(j) Indemnification of Owner. Agent shall defend, indemnify and hold harmless Owner, its subsidiaries, Affiliates, members, partners, directors, officers, shareholders, employees, agents, contractors, consultants and representatives and all of their respective

[3]	Note to Draft: To be conformed to LPA (12.2) once finalized.

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partners, directors, officers, shareholders, employees, agents, successors, heirs, legal representatives and assigns (collectively, the “Owner Indemnitees”) from any and all damages including reasonable attorneys’ fees, against suffered or incurred by Owner or Owner’s Indemnitees from or connected with Agent’s gross negligence or willful misconduct related to the management or leasing of the Buildings or other management of the Project (and in connection with any claims made by an Agent Broker (as defined below) for fees and/or commissions). This provision shall survive the expiration or earlier termination of this Agreement for a period of one (1) year, provided that if any Owner Indemnity shall commence an action for indemnification in a court of competent jurisdiction under this Section 5(j) within such year, then this provision shall survive until final resolution and enforcement of such action.

(k) Execution of Leases. Agent shall use commercially reasonable efforts to keep the Buildings rented by procuring tenants for the Buildings. Agent shall have the authority and exclusive right to negotiate Leases (as defined below) for space in the Buildings with existing and prospective tenants, upon terms approved by Owner; provided, however, (i) Agent shall have no right or authority to execute any such Lease on behalf of Owner, (ii) Agent is not an agent or authorized signatory of Owner, and (iii) any proposed Lease document executed in contravention of this provision shall be of no force or effect. Each Lease for space within a Building shall be executed by Owner in accordance with the procedure set forth in Section 5(p) below on terms approved by Owner (each such lease or leases including any modifications, extensions or amendments thereof, as approved by Owner, a “Lease” and, collectively, “Leases”). Any costs of execution in addition to the cost of preparing leases shall be borne by Owner as set forth in the Approved Annual Budget or as otherwise approved by Owner.4

(l) Execution of Contracts. Agent shall negotiate contracts, upon terms approved by Owner; provided, however, Agent shall not approve, nor shall Agent have any authority to execute or otherwise enter into, on behalf of Owner, any contract, license, lease of equipment, obligation or other agreement, including any modification of the foregoing, affecting the Project without the prior written consent of Owner. Any such contract for the acquisition of equipment, tools, appliances, materials and supplies shall be used solely in connection with the operation of the Project; provided, however, that Agent herein acknowledges and approves Agent’s use from time to time of certain audio visual and PA equipment that may also be used by properties managed by Agent’s Affiliate, Parkway Realty Management, LLC (“PRM”). Any costs of execution in addition to the cost of preparing contracts shall be borne by Owner as set forth in the Approved Annual Budget.

(m) Licenses. Agent represents that to the extent required it will be a licensed real estate broker and will cause any Agent Broker, Employees and employees of Agent Broker required to be a licensed real estate broker or sales person to be so licensed in the state of Texas and will remain so during the term of this Agreement.

(n) Advertisement. Agent shall make recommendations to Owner regarding advertising plans and promotional material as and when appropriate. Such plans or material shall only be used as approved by Owner and subject to the limitations, if any, set forth in the

[4]	Language from 8.01(d) of LPA to be dropped in when finalized.

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Approved Annual Budget. Agent shall cause advertising and promotional materials so approved to be prepared in full compliance with federal, state and municipal laws, ordinances, regulations and orders. Subject to the foregoing, Agent shall use commercially reasonable and good faith efforts to market and lease tenant space in the Project to qualified tenants for and on behalf of Owner in accordance with sound, reasonable and prudent leasing practices. Agent may list and advertise the Buildings for rental by means of periodicals, signs, plans, brochures or other appropriate means, provided that any signs shall not interfere with the use of the Project or violate any leases or local regulations. The costs of printing leasing brochures and other promotional material shall be paid by Owner as set forth in the Approved Annual Budget.

(o) Agent Brokers. Agent may enlist the services of additional real estate brokers approved by Owner to assist with leasing efforts at the Buildings (an “Agent Broker”). Prior to engaging any Agent Broker, Agent will have each Agent Broker execute a commission agreement in a form approved by Owner in writing. If requested by Owner, Agent will deliver a fully executed counterpart of the Agent Broker’s commission agreement to Owner upon execution thereof. Agent and Owner herein acknowledge that Agent expects to engage PRM, as its Agent Broker, and any such commission agreement by and between Agent and PRM shall be deemed approved by Owner. Any commissions or fees, liabilities or any other obligation due to any Agent Broker shall be the sole responsibility of Agent. Owner shall pay Agent the fees and expenses set forth on Exhibit C, and Owner shall have no obligation to reimburse Agent for commissions or fees, liabilities or any other obligation due to any Agent Broker.

(p) Approval of Leases. Each Lease shall be subject to the prior written approval of Owner, in Owner’s sole and absolute discretion. Subject to the provisions in the Owner Governing Documents regarding approval of Major Leases and Major Lease Material Amendments, Owner agrees to respond promptly to any request by Agent for Owner’s approval of a lease.

(q) Construction. Agent shall act as a project manager and supervise the performance of any material tenant and building improvement projects, construction or improvement work related to the demolition and/or redevelopment of the Project authorized by the Approved Annual Budget or otherwise approved by Owner in writing, and in consideration therefore, Agent shall be paid as its sole compensation for such services the fee set forth on Exhibit C attached hereto. Upon Owner’s request, Agent shall provide to Owner a monthly report summarizing the construction projects for which it has commenced supervision and management.

(r) Other Services. Agent shall perform all other management services that are normally performed in connection with the operation of similar property, including, without limitation, maintaining the Project in good condition, timely responding to emergencies, managing and supervising leasing activities and the construction of tenant improvements, attending special planning meetings and responding to tenant complaints.

(s) Liens; Encumbrences. Agent shall have no right or authority, express or implied, to commit or otherwise obligate Owner or to encumber the Project in any manner whatsoever except to the extent specifically provided herein. Agent shall cooperate with Owner in obtaining the release of any lien.

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(t) Compliance with Laws; Notifications to Owner.

1. Agent shall, at Owner’s cost and expense (but in accordance with the Approved Annual Budget), use commercially reasonable efforts to lease and manage the Buildings and otherwise manage the Project in accordance with all applicable laws. In performance of its responsibilities hereunder, Agent covenants and agrees to observe and perform all of the terms, covenants, conditions, provisions and agreements to be performed by Owner under any Project Agreement.

2. Agent shall notify Owner (i) within five (5) business days of receipt (such notice to be accompanied by copies of supporting documentation) of (A) any notice of violation of any material governmental requirements, (B) any material defect in the Project (or any portion thereof), or (C) any notice received by Agent alleging a default by Owner or Agent under any leases, service, supply or labor contracts, mortgages or any other agreements affecting the Project (or any portion thereof); and (ii) immediately, if it receives any notice or violation concerning the use or release of Hazardous Materials (defined below) at the Project (or any portion thereof) or any fire or other damage to the Project. In the case of any such release, fire or other damage to the Project, Agent shall also notify Owner’s insurance broker telephonically, so that an insurance adjuster has an opportunity to view the damage before repairs are started and complete customary loss reports in connection with release, fire or other damage to the Project. To the extent permitted under the Approved Annual Budget and, when not so permitted following written approval of Owner (which Agent will request promptly after becoming aware that the Project is in violation of any applicable laws), Agent, at Owner’s sole expense, shall use commercially reasonable efforts to remedy any violation of any applicable laws which comes to its attention except in cases where Owner is contesting or intends to contest such applicable laws, in which case Owner shall give Agent prompt written notice of its decision to so contest.

3. Agent shall notify Owner’s general liability insurance broker and Owner promptly, but in all events within three (3) business days of Agent becoming aware of the occurrence, of any bodily injury or property damage occurring to or claimed by any tenant or third party on or with respect to the Project, and promptly forward to the broker, with copies to Owner, any summons, subpoena, or other like legal documents served upon Agent relating to actual or alleged potential liability of Owner, Agent, or the Project. Notwithstanding the foregoing, Agent shall not be authorized to accept services of process on behalf of Owner, unless such authority is otherwise imputed by law.5 Agent shall have no

[5]	NTD: Who will be authorized to accept services of process?

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right to settle, compromise, or otherwise dispose of any claims, demands, or liabilities, whether or not covered by insurance, without the prior written consent of Owner, which consent may be withheld by Owner in its sole discretion.

6. Responsibilities of Owner. In consideration of the property management and leasing services to be rendered by Agent under this Agreement, Owner agrees as follows:

(a) Documents and Records. Upon execution of this Agreement, Owner shall, without any representation or warranty thereof, furnish, or cause to be furnished to, Agent with all documents and records in Owner’s possession and control required for the management and leasing of the Buildings, including: (i) all Leases, amendments and pertinent correspondence relating thereto; (ii) the status of rental payments; (iii) mortgage loan information and payment instructions; (iv) all ground leases affecting the Project; (v) copies of service contracts in effect; (vi) plans and specifications for the Buildings so that Agent may be advised with respect to, and have knowledge of, the layout, construction, location, character, plan and operation of elevators, escalators, lighting, heating, air conditioning, plumbing, electrical and other mechanical equipment at the Buildings; (vii) copies of all guarantees given by contractors or subcontractors in connection with the construction and alteration of the Buildings; (viii) tenant drawings; marketing brochures; (ix) names of legal counsel; and (x) all applicable insurance policies. Agent acknowledges that, as of the Effective Date, Owner has furnished all such documents and records to Agent. Said documents shall be returned to Owner upon the expiration or earlier termination of this Agreement.

(b) Intentionally Deleted.

(c) Agent Compensation. As consideration for its services hereunder, Agent shall receive as compensation the management fees, leasing fees and construction management fees as set forth in Exhibit C. Agent shall also receive payment for all Personnel Expenses pursuant to Section 5(d). The provisions of this Section 6(c) and Exhibit C will survive the expiration or earlier termination of this Agreement for so long as and to the extent any fees earned have not yet been paid. Owner shall have no obligation to reimburse Agent for any expenditures of Agent unless such expenditure was expressly included in the Approved Annual Budget, or otherwise expressly approved in writing by Owner in its sole and absolute discretion.

(d) Expansion Space. If during the term of this Agreement, Agent negotiates an agreement with any tenant currently at a Building for additional space within a Building, then, if the commission has not already been paid or is not then payable to a third party other than Agent pursuant to the terms of such tenant’s existing lease, Owner will pay a commission to Agent based upon the rates set forth in the schedule attached as Exhibit C.

(e) Agent Brokers. If an Agent Broker is entitled to a leasing commission in connection with a Lease, then Owner will pay a leasing commission to Agent in an amount equal to the amount set forth in Exhibit C and Agent shall promptly pay to such Agent Broker the commission due to such Agent Broker pursuant to the Agent Broker’s commission agreement. Agent will defend, indemnify and hold harmless Owner and its affiliates and their respective partners, shareholders, directors, officers, members, employees and agents from and against any

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and all liabilities, claims, causes of actions, demands, costs and expenses (including reasonable attorneys’ fees and disbursements) arising from, asserted by or relating to any Agent Brokers, other than Agent Brokers alleging dealings or agreements directly with TIAA/LP or CPP/LP on behalf of Owner, in which case Owner will indemnify Agent for any and all liabilities, claims, causes of actions, demands, costs and expenses (including reasonable attorneys’ fees and disbursements) arising from, asserted by or relating to any such Agent Brokers arising from such alleged dealings or agreements, to the extent a final adjudication on the merits by a court of competent jurisdiction, upholds the claim of said Agent Broker with respect to such alleged dealings or agreements. This provision shall survive the expiration or early termination of this Agreement.

(f) Indemnification of Agent. Except to the extent arising out of Agent’s or the Agent Indemnitees’ (as defined below) fraud, willful misconduct, gross negligence, misappropriation of funds, breach of the implied contractual covenant of good faith and fair dealing, or material breach of this Agreement,6 Owner shall defend, indemnify and hold harmless Agent, its affiliates, its members, partners, directors, officers, shareholders, employees, agents, contractors, consultants and representatives and all of their respective partners, directors, officers, shareholders, employees, agents, successors, heirs, legal representatives and assigns (collectively, the “Agent Indemnitees”) from any and all suits, liabilities, judgments and damages (including reasonable attorneys’ fees) from or connected with the management and leasing of the Buildings or other management activities of the Project by Agent or the performance or exercise of any of the duties, obligations, powers or authorities herein or hereafter granted to Agent. All such debts and liabilities to third parties incurred by Agent from or connected with the management and leasing of the Buildings or other management activities of the Project by Agent or the performance or exercise of any of the duties, obligations, powers or authorities herein or hereafter granted to Agent shall be debts and liabilities of Owner only. Notwithstanding the foregoing, Owner shall not be required to indemnify, defend, hold harmless or reimburse the Agent Indemnitees with respect to any matter to the extent the same resulted from any actions taken by the Agent or any Agent Indemnitee outside of the scope of Agent’s authority under this Agreement. This provision shall survive the expiration or earlier termination of this Agreement for a period of one (1) year, provided that if any Agent Indemnity shall commence an action for indemnification in a court of competent jurisdiction under this Section 6(f) within such year, then this provision shall survive until final resolution and enforcement of such action.

(g) Waiver of Claims, Environmental Indemnity.

1. Subject to Section 6(g)(2), except to the extent arising out of Agent’s or the Agent Indemnitees’ fraud, bad faith, gross negligence, willful misconduct or material breach of this Agreement, Agent shall not be liable or accountable, in damages or otherwise, to Owner for any act or failure to act performed by it in good faith, and Owner shall defend, indemnify and hold harmless Agent and the Agent Indemnitees from and against all suits, liabilities, judgments and damages (including reasonable attorneys’ fees) arising from or in

[6]	Note to NRF: Conformed to relevant carveout in LPA.

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any way connected with the presence, release or discharge of any Hazardous Materials (as defined below) affecting all or any portion of the Buildings or the Project or affecting any lands, surface waters, ground waters or air space adjacent to or in the vicinity of the Buildings or the Project (without regard to the source or origin of the presence, release or discharge or the ownership of the Buildings or the Project at the time of the presence, release or discharge).

2. Agent shall not place or cause to be placed on the Project, other than in the ordinary course of performing its obligations under this Agreement and in compliance with applicable law, any hazardous or toxic wastes or substances, as such terms are defined by federal, state or municipal statutes or regulations promulgated thereunder (collectively, “Hazardous Materials”). If Agent discovers the existence of any Hazardous Materials on the Project, Agent shall immediately notify Owner. If such Hazardous Materials were placed, caused to be placed on the Project, or exacerbated by Agent or its agents, representatives, employees, contractors, licensees, invitees, members or partners (collectively, “Agent’s Representatives”), Agent shall, at its cost, diligently arrange for and complete the immediate removal thereof in accordance with applicable laws and Owner’s directions (which Owner’s directions may exceed the requirements of applicable laws). Except as expressly provided herein to the contrary, Agent shall not be responsible for any Hazardous Materials present on the Project prior to the Effective Date hereof, unless deposited thereon by Agent or Agent’s Representatives, nor shall Agent be responsible for any Hazardous Materials brought onto the Project by any person or entity other than Agent or Agent’s Representatives. Agent shall immediately notify Owner of any notice received by Agent from any governmental authority of any actual or threatened violation of any applicable laws, regulations or ordinances governing the use, storage or disposal of any Hazardous Materials and shall cooperate with Owner in responding to such notice and correcting or contesting any alleged violation at Owner’s expense (or at Agent’s expense if such actual or threatened violation results from any activities of Agent or Agent’s Representatives). Owner acknowledges that Agent is not an environmental consultant and does not have expertise or qualifications in the field of Hazardous Materials. Therefore, with respect to any environmental conditions or issues pertaining to Hazardous Materials at the Project, Owner agrees that, except with respect to Hazardous Materials placed on the Project by Agent or Agent’s Representatives, Agent and its officers, members, directors, partners, affiliates, and all of their respective agents, shareholders and employees are not and shall not be deemed “operators” of the Project or any tenant operations therein or thereon (or have any comparable legal status) for purposes of any federal, state or local laws regarding Hazardous Materials. Furthermore, unless agreed to in a separate written document signed by Owner and Agent, Agent shall not be responsible for the storage, transportation, disposal, abatement, cleanup or removal of Hazardous Materials on, in or at the Project, except as expressly provided above. Owner agrees to notify Agent if Owner becomes aware of the presence of any Hazardous Materials on, in or at the Project. With Owner’s prior written approval, Agent may disclose to existing and

12

potential tenants Owner’s information regarding the presence of Hazardous Materials on, in or at the Project. This Section 6(g) shall survive the expiration or earlier termination of this Agreement.

(h) Insurance. Owner shall carry commercial general liability insurance, including bodily injury, property damage and personal injury at limits of not less than the greater of (i) the amounts required in the tenant leases or (ii) the amount required by any Lender (as defined below) pursuant to any Loan Document (as defined below), at Owner’s expense. Owner agrees that at all times during the continuance of this Agreement, all bodily injury, property damage and personal injury insurance carried by Owner on the Buildings and the Project shall, without cost to Agent, extend to insure and indemnify Agent, as well as Owner, by endorsement of each insurance coverage to specifically name Agent as an additional insured. Certificates evidencing all insurance coverage and endorsements required under this Agreement shall be delivered promptly to Agent upon request.

(i) Waiver of Subrogation. Owner and Agent shall procure an appropriate clause in, or endorsement on, each of its policies for fire or extended coverage insurance and all other forms of property damage insurance including, but not limited to, coverage such as water damage, property damage, boiler and machinery insurance and sprinkler leakage insurance, covering the Buildings or personal property, fixtures or equipment located therein whereby the insurer waives subrogation or consents to a waiver of the right of recovery against Owner and Agent.

(j) Records. Agent shall maintain all accounting and financial records relating to the Buildings in accordance with the Accounting Principles and otherwise comply with the reporting requirements more particularly set forth in the Amended Company LP Agreement. Such records and accounts shall be Owner’s property and shall be maintained separately for the Project. If requested by Owner, Agent shall prepare and provide to Owner and to the holder(s) of any mortgage or deed to secure debt encumbering all or any portion of the Project (collectively, “Lender”), any document, certificate or agreement reasonably required by Lender under any mortgage, deed to secure debt, assignment of leases and rents, or any other loan document concerning, securing or evidencing a loan by Lender (collectively, the “Loan Documents”), and to take any commercially reasonable actions and satisfy any requirements contemplated by any of the Loan Documents to the extent that such actions or requirements are customarily satisfied or taken by a property manager of property of similar size and type as the Project, and to the extent Owner provides to Agent the documents or other information necessary to respond to such request, in all cases at the expense of Owner. Agent, at the expense of Owner, shall comply with the terms of the Loan Documents as they relate to the operation or maintenance of the Project.

(k) Representations, Warranties and Covenants.

1. Representations and Warranties of Owner. Owner covenants, agrees, warrants and represents that, as of the Effective Date, to its actual knowledge: (A) it is the owner of the Buildings and the Project, with full power and authority to enter into this Agreement; and (B) Owner agrees to allow access to Agent to the Buildings and the Project at all reasonable times.

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2. Representations and Warranties of Agent. Agent represents and warrants to Owner that: (A) Agent is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Florida, and has all requisite limited liability company power and authority to carry on its business in the state of Texas; (B) Agent has the full legal right, power and authority required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder; (C) this Agreement has been duly authorized, executed and delivered by Agent and is a valid and binding obligation of Agent enforceable in accordance with its terms; (D) no consent, approval, authorization or order of, or qualification with, any court, governmental authority or agency or any other person or entity is required in connection with the execution, delivery or performance by Agent of this Agreement or any other agreement contemplated by this Agreement, and this Agreement does not conflict with any other agreements, laws, orders or obligations binding upon Agent; (E) Agent is not a debtor in any outstanding action or proceeding pursuant to the United States Bankruptcy Code or any similar law or regulation of any state or other governmental agency now or hereafter in effect relating to any other relief for debtors, nor is Agent contemplating either the filing of a petition by it under any such law or regulation or the liquidation of all or a major portion of its assets or property; and (F) to its actual knowledge, Agent is not (i) in violation of any laws relating to terrorism or money laundering, or (ii) among the entities named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated and Blocked Person,” or other banned or blocked person or entity pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control.

(l) Space and Equipment. Owner shall furnish Agent with office space in the Buildings that is adequate, in Owner’s reasonable discretion, for the management and leasing of the Buildings. Agent shall execute a separate lease agreement for such office and shall pass the monthly rental charge through to the existing tenants as a pass-through operating expense. Agent shall not be required to pay rent as a condition of this Agreement. In the event of termination of this Agreement, any such lease by Agent shall automatically terminate without any fee or payment of any type. The reasonable and actual costs relating to office space and administrative expenses shall be deemed operating expenses of the Buildings.

7. Exculpation.

(a) No employee, manager, officer or direct or indirect partner, shareholder or member in or of Owner (and no officer, director, member, manager, employee or agent of such partner, shareholder or member) will be personally liable for the performance of Owner’s obligations under this Agreement. The liability of Owner for Owner’s obligations under this Agreement will be limited to its company assets. Nothing in this Section 7(a) will affect the rights of Agent to seek appropriate relief against any party to the extent that such party misappropriates funds of Agent or commits fraud against Agent.

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(b) No employee, manager, officer or direct or indirect partner, shareholder or member in or of Agent (and no officer, director, member, manager, employee or agent of such partner, shareholder or member) will be personally liable for the performance of Agent’s obligations under this Agreement. The liability of Agent for Agent’s obligations under this Agreement will be limited to its company assets. A negative capital account of any member will not be considered to be a company asset. Nothing in this Section 7(b) will affect the rights of Owner to seek appropriate relief against any party to the extent that such party misappropriates funds of Owner or commits fraud against Owner.

8. Term; Termination of Agreement and Other Remedies for Default.

(a) Term. The term of this Agreement shall be for a term commencing on the Effective Date and shall continue for one (1) year (the “Term”). This Agreement will automatically renew for successive one (1) year terms unless terminated by either party in writing at least sixty (60) days prior to the expiration of the then current Term.

(b) Intentionally Deleted.

(c) Termination upon a Change of Control. Agent may terminate this Agreement upon providing Owner written notice of such termination (a “Termination Notice”) specifying the termination date (the “Termination Date”), which such Termination Date shall not be sooner than the later of (i) sixty (60) days after receipt of such notice and (ii) the date on which a replacement property manager for the Project is appointed and accepts the appointment, if Parkway Operating Partnership LP (“POPLP”) and/or Parkway, Inc. become parties to or the subjects of any sale of all or substantially all of their assets, merger (by equity or law), consolidation, buyout or change in control.

(d) Termination for Sale or Destruction. Owner may terminate this Agreement upon providing Agent with a Termination Notice specifying the Termination Date upon: (i) the sale, transfer or other disposition of greater than 49% of the indirect interests of POPLP in Owner; (ii) the sale of any Building (or of the interests of the Owner in the subsidiary that owns such Building(s)) to an entity or person unaffiliated with POPLP, provided that this Agreement shall terminate only with respect to the Building(s) sold or otherwise disposed of in such transaction and shall otherwise remain in effect for the Buildings still owned by Owner; (iii) the termination of the Amended Company LP Agreement (iv) the destruction, demolition, de-commissioning or condemnation of any Building(s), provided that this Agreement shall terminate only with respect to the Building(s) destroyed, demolished, decommissioned or condemned and shall otherwise remain in effect for the Buildings still owned by Owner; (v) the removal of PKY/GP as General Partner of the Partnership) pursuant to the [Amended Company LP Agreement]; or (vi) if a Bankruptcy Event shall occur with respect to Agent.

(e) Termination for Cause. Owner may terminate this Agreement, subject to the provisions of Sections 10 and 11 below, in the event that: (i) Agent has been found to have committed gross negligence, bad faith, fraud or other willful misconduct in the performance of Agent’s duties hereunder pursuant to the dispute resolution procedure set forth on Exhibit D; (ii) intentional misappropriation of any funds derived from the Project by Agent or at the

15

direction of Agent or any Affiliate of Agent or any senior executive of any of the foregoing; (iii) a receiver, liquidator or trustee of Agent shall be appointed by court order, or a petition to liquidate or reorganize Agent shall be filed against Agent under any bankruptcy, reorganization, or insolvency law, and such order or petition is not vacated or dismissed within sixty (60) days, or Agent shall file a petition in bankruptcy or request reorganization under any bankruptcy, reorganization or insolvency law, or if Agent shall make an assignment for the benefit of its creditors, or if Agent is adjudicated as bankrupt; or (iv) if Agent shall be in material breach of its obligations hereunder and shall fail to cure same (or to commence and thereafter diligently and continuously prosecute a curative action) within thirty (30) days of its receipt of the default notice from Owner specifying, with reasonable detail, the nature of the default and the actions to be taken by Agent to cure such default, then Owner shall have the right to seek to terminate this Agreement by the dispute resolution procedure set forth on Exhibit D. If Owner shall be in material breach of its obligations hereunder and shall fail to cure same within thirty (30) days of its receipt of the default notice from Agent specifying, with reasonable detail, the nature of the default, then Agent shall have the right to seek to terminate this Agreement. Agent or Owner, as applicable, shall have the right to dispute the alleged breach pursuant to the dispute resolution procedure provided for in Exhibit D. Upon any such termination, neither party shall have any further obligation after the Termination Date, except for those matters that expressly survive termination of this Agreement and Owner’s obligation under Section 11 below.

(f) Payment Following Termination. Promptly following any termination, Owner shall pay or reimburse to Agent any amounts as provided for in Section 11.

9. Intentionally Deleted.

10. Effect of Termination. On the Termination Date, Agent shall turn over to Owner all books and records which relate to the Project and are in Agent’s possession or control, together with such authorizations and letters of direction addressed to customers, suppliers, tenants, banks and other parties as Owner may reasonably require. Agent shall reasonably cooperate with Owner in transferring the management and leasing responsibility for the Project to Owner or Owner’s designee. Agent hereby acknowledges that some, or all, permits, licenses, and authorizations necessary and exclusive to the use, operation and maintenance of the Project (collectively, the “Permits”) may be held by, or on behalf of, Agent; provided that Agent shall use commercially reasonably efforts to cause all Permits to be held by Owner or such other person as Owner designates. Agent hereby agrees that, on the Termination Date, it shall assign all Permits held by, or on behalf of, Agent and used exclusively for the Project to Owner or Owner’s designee if such Permits are assignable or otherwise continue to hold such Permits for the benefit of Owner until such time as Owner can obtain such Permits in its own name or the name of a nominee.

11. Obligations Upon Expiration or Termination. Upon the expiration or earlier termination of this Agreement, Owner will promptly pay to Agent all amounts due and payable under this Agreement, including: (a) unpaid prorated amounts of the Monthly Management Fee (as defined in Exhibit C) accrued through the date of such termination; (b) reimbursable Personnel Expenses incurred through the date of such termination; and (c) any amounts owed to Agent under Exhibit C through the date of such termination. In addition, for six (6) months following the expiration or earlier termination of this Agreement, Owner shall pay Agent leasing

16

commissions as set forth on Exhibit C to Agent for any leases signed, expanded or renewed, if such leases were under negotiation by Agent prior to the expiration/termination of this Agreement and so noted in writing at the end of the Term or Termination Date, as applicable. Upon receipt of such payments, neither party will have any further rights or obligations under this Agreement, except for those rights and obligations which expressly survive the expiration or earlier termination of this Agreement.

12. No Discrimination. Neither Owner nor Agent will discriminate against any person on the grounds of race, color, creed, religion, sex, national origin or any other basis prohibited by any applicable law, statute, ordinance, order, rule, regulation, decree or requirement.

13. Availability of Funds. Any obligation or responsibility of Agent hereunder with respect to the Buildings requiring the expenditure of funds shall be subject to the condition that sufficient funds are then available in the Building Operating Account.

14. ERISA. Owner represents and warrants to Agent that no portion of the Buildings constitutes plan assets of any employee benefit plan under the Employee Retirement Security Act of 1974 (“ERISA”). Owner will defend, indemnify and hold harmless Agent, its affiliates and their respective partners, shareholders, directors, officers, members, employees and agents from and against all claims including reasonable attorney’s fees arising from or in any way connected with the breach of this representation or warranty by Owner.

15. Notices.

(a) All notices, demands, requests, consents, approvals, or other communications in connection with this Agreement shall only be deemed delivered: (i) by United States certified mail, return receipt requested; (ii) by postage prepaid, deposited in a United States post office or a depository for the receipt of mail regularly maintained by the Post Office; (iii) by hand with receipt acknowledged by signature of a person at the office or location of delivery; (iv) by nationally recognized overnight courier which maintains evidence of receipt; or (v) by electronic mail delivery (including in the portable document format (pdf)) and addressed to the party so to be served as follows:

If to Owner:	Parkway, Inc.
390 North Orange Avenue, Suite 2400
Orlando, Florida 32801
Attention:	A. Noni Holmes-Kidd, Vice President and General Counsel
M. Jayson Lipsey, Executive Vice President and Chief Operating Officer
E-mail:	nholmes-kidd@pky.com
jlipsey@pky.com

with a copy to:	Canada Pension Plan Investment Board
One Queen Street East, Suite 2500
Toronto, Ontario M5C 2W5

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Attention:	Lora Gotcheva
E-mail:	lgotcheva@cppib.com

with a copy to:	[TIAA/SP]

If to Agent:	Eola Capital LLC
c/o Parkway, Inc.
390 North Orange Avenue
Suite 2400
Orlando, Florida 32801
Attention:	General Counsel
Chief Operating Officer
E-mail:	nholmes-kidd@pky.com
jlipsey@pky.com

with a copy to:

Eola Capital LLC
c/o Parkway, Inc.
5847 San Felipe Street, Suite 2200,
Houston, Texas 77057
Attention:	Managing Director
E-mail:	mfransen@pky.com

(b) A notice shall be deemed to be given: (a) when personally delivered; (b) if sent by mail on the date of actual delivery or refusal of delivery as shown by the addressee’s registry or certification receipt or at the expiration of the fourth (4th) day after the date of mailing, whichever is earlier in time; (c) if sent by overnight courier, at the time of delivery or refusal of delivery as indicated on the records of or certificates provided by the overnight courier service; and (d) if sent by electronic mail delivery (including in the portable document format (pdf)), then if received before 5:00 PM (EST) on a Business Day, on such Business Day and if received at any other time, on the next Business Day.

(c) Any party hereto may from time to time, by notice in writing served upon any other party as aforesaid, designate a different mailing address or different or additional persons to which all such notices or demands are thereafter to be addressed.

16. Assignment. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of Owner and Agent; however, this Agreement is not assignable by Owner or Agent without the prior written consent of the other party, which consent will not be unreasonably withheld, conditioned or delayed. Agent specifically consents to the assignment of this Agreement to a lender of Owner as additional security for the debt and other obligations secured pursuant to Loan Documents.

17. Amendment. No purported amendment or waiver of any term of this Agreement will be binding upon any party, or have any other force or effect in any respect, unless the same is in writing and signed by the party to be charged.

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18. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the state in which the Project is located without giving effect to the principles of conflicts of laws.

19. Independent Contractor. It is expressly understood and agreed that Agent will act as an independent contractor in performance of this Agreement. No provision hereunder shall be intended to create a partnership or a joint venture with respect to the Project or the Buildings.

20. No Waiver. No failure or delay of either party in the exercise of any right under this Agreement will be deemed to be a waiver of such right. No waiver by either party of any condition under this Agreement for its benefit or any breach under this Agreement will constitute a waiver of any other or further right or subsequent breach.

21. Further Assurances. Each party will, from time to time, execute, acknowledge and deliver such further instruments, and perform such additional acts, and otherwise cooperate with the other party and be available to consult with the other party as the other party may reasonably request in order to (a) effectuate the intent of this Agreement and (b) facilitate Agent’s expeditious performance of its obligations hereunder.

22. Effectiveness of Agreement. This Agreement will not become effective unless and until it is executed and delivered by both Owner and Agent.

23. No Third-Party Beneficiaries. This Agreement is entered into solely for the benefit of Owner and Agent. No other person is intended to be a third-party beneficiary of this Agreement.

24. Severability. If any section of or exhibit to this Agreement is deemed illegal or unlawful, the same will be struck from this Agreement and replaced by valid and enforceable provision which so far as possible achieves the parties’ intent. All other sections of and exhibits to this Agreement will remain valid and in full force and effect.

25. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original and all of which will together constitute one instrument. Any counterpart signature page may be delivered by facsimile or any form of electronic transmission (including via e-mail of portable document format (PDF) copies), and any such facsimile or electronically transmitted signature pages may be attached to one or more counterparts of this Agreement, and such faxed or electronically transmitted signature(s) shall have the same force and effect, and be as binding, as if original signatures had been executed and delivered in person.

26. Jury Trial Waiver. OWNER AND AGENT BOTH WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER WITH RESPECT TO THIS AGREEMENT.

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27. Brokers. Each party represents and warrants to the other party that the party has not retained any broker, finder or other commission or fee agent, and no such person has acted on its behalf in connection with the execution and delivery of this Agreement.

28. Confidentiality; Publicity. “Confidential Information” means any and all nonpublic information, data, or legal documents relating to Agent or Owner (including the financial terms of this Agreement), their operations or the Project. Agent agrees not to disclose and agrees to cause its Employees, agents and affiliates not to disclose, any Confidential Information relating to Owner’s assets, business or affairs, provided that such disclosure may be made: (i) to any person who is an officer, director or employee of Agent or its affiliates or counsel to or accountants thereto solely for their use and on a need-to-know basis; (ii) with the prior written consent of Owner; (iii) pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official; or (iv) pursuant to any other governmental requirements (e.g., securities law requirements) necessitating such disclosure. In the event that Agent shall receive a request to disclose any of the terms of this Agreement under a subpoena or order from an unaffiliated person, firm, entity or governmental authority, Agent shall: (1) promptly notify Owner; (2) consult with Owner on the advisability of taking steps to resist or narrow such request; and (3) if disclosure is required or deemed advisable, reasonably cooperate with Owner (at no cost to Agent) in any attempt the other party may make to obtain an order or other assurance that confidential treatment will be accorded those terms of this Agreement that are disclosed. Agent acknowledges that disclosure of Confidential Information may cause irreparable harm to the Owner, the amount of which would be impossible to ascertain, and that there is no adequate remedy at law. Therefore, in addition to any other rights and remedies, Owner shall be entitled to injunctive relief without posting of a bond. The provisions of this section shall survive the expiration or earlier termination of this Agreement.

29. Entire Agreement. This Agreement, including the documents and instruments referred to herein constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, and is not intended to confer upon any other person any rights or remedies. Neither party is relying upon any statement, covenant or representation made by any other party which is not embodied in this Agreement.

30. Subordination and Attornment. While this Agreement is not, and shall not be deemed to create, an interest in real estate or a lien or other encumbrance of any kind whatsoever against the Buildings, this Agreement shall nonetheless be subordinate in all respects to all liens and security interests now or hereafter arising under any Loan Documents entered into by Owner. If the holder of any indebtedness secured pursuant to the Loan Documents so requires, Agent shall join in the execution of any reasonable instrument reasonably requested providing for the subordination of this Agreement to the liens and security interests created by the Loan Documents. Agent agrees to make such commercially reasonable changes to this Agreement as may be requested by any Lender.

31. Attorneys’ Fees. Any references in this Agreement to attorneys’ fees or similar references shall be deemed to mean and refer to attorney’s fees before, during, and after trial, at all levels of appeal and in bankruptcy.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

OWNER:

By:
Name:
Title:

AGENT:

EOLA CAPITAL LLC, a Florida limited liability company

By:
Name:
Title:

By:
Name:
Title:

1

EXHIBIT A

Definitions

2

EXHIBIT B

Description of Properties

3

Exhibit C

Compensation of Agent

4

EXHIBIT D

Arbitration Procedures

1.	If Owner or Agent (the “Claimant”) alleges that Agent or Owner, respectively (the “Respondent”) has materially breached this Agreement or committed gross negligence, bad faith, fraud or other willful misconduct, Claimant shall deliver written notice of such breach, gross negligence, bad faith, fraud or other willful misconduct to Respondent. Such allegation shall become final and binding and shall constitute evidence of a breach, gross negligence, bad faith, fraud or other willful misconduct by Respondent hereunder unless Respondent commences an arbitration proceeding pursuant to this Exhibit D to resolve such dispute (the “Dispute”) within fifteen (15) Business Days after receipt of Claimant’s written notice. All Disputes regarding the occurrence of a breach, gross negligence, bad faith, fraud or other willful misconduct shall be resolved by binding arbitration administered by JAMS pursuant to the JAMS Comprehensive Arbitration Rules & Procedures (the “JAMS Rules”).

2.	The Partners agree that: (i) the legal seat and place of arbitration shall be New York, New York or Wilmington, Delaware; (ii) the language of the arbitration shall be English; and (iii) the number of arbitrators shall be three (3) (the “Arbitration Panel”), with one arbitrator to be nominated by the claimant and one (1) to be nominated by the respondent. The claimant shall nominate its arbitrator within ten (10) days after it commences arbitration; the respondent shall nominate its arbitrator within twenty (20) days after the commencement of arbitration. The third arbitrator, who shall be the Chairperson of the Arbitration Panel, shall be nominated by the two (2) appointed arbitrators within twenty (20) days after the respondent’s arbitrator is nominated. If any of the three (3) arbitrators is not nominated within the time prescribed above, such arbitrator(s) shall be appointed in accordance with the JAMS Rules.

3.	The Partners hereby elect to use the expedited procedures set forth in Rule 16.1 and Rule 16.2 of the JAMS Rules. In the event of a conflict between the provisions of this Exhibit D and the JAMS Rules, the provisions of this Exhibit D shall prevail.

4.	The Arbitration Panel shall issue its final decision as promptly as is reasonably practicable and in any event within three (3) months of the appointment of the third arbitrator; provided, however, that if the Arbitration Panel determines that it is unable despite its best efforts to meet such time limit consistent with its primary duty to justly determine the Dispute, it may extend such time limit in one (1) month increments.

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EXHIBIT 10

POPLP RETAINED LEASING OBLIGATIONS

EXHIBIT 11

POST-CLOSING STRUCTURE CHART

EXHIBIT 12

TITLE COMMITMENT(S)

EXHIBIT 13

LIST OF TRANSFER DOCUMENTS

EXHIBIT 14

FORM OF ESCROW AGREEMENT

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Escrow Agreement”) is made this 17th day of February, 2017, by and among (a) Parkway Operating Partnership, LP, a Delaware limited partnership (“POPLP”); (b) PERMIAN INVESTOR LP, a Delaware limited partnership (“TIAA/SP”); (c) CPPIB US RE-A, Inc., a corporation organized under the laws of Ontario (“CPPIB”); and Commonwealth Land Title Insurance Company (“Escrow Agent”; and together with POPLP, TIAA/SP and CPPIB, collectively, the “Parties” and each, a “Party”).

WITNESSETH:

WHEREAS, POPLP, the Contribution Entities (as defined in the Contribution Agreement), TIAA/SP and CPPIB are parties to that certain Omnibus Contribution and Partial Interest Assignment Agreement, dated as of February 17, 2017 (the “Contribution Agreement”) attached hereto as Exhibit 1.

WHEREAS, pursuant to the terms of the Contribution Agreement (i) TIAA/SP is obligated to deposit an amount equal to Ten Million Dollars ($10,000,000) (the “TIAA/SP Deposit Principal Amount”, and together with any interest earned thereon, the “TIAA/SP Deposit”) and (ii) CPPIB is obligated to deposit an amount equal to Ten Million Dollars ($10,000,000) (the “CPPIB Deposit Principal Amount”, and together with any interest earned thereon, the “CPPIB Deposit”; and, collectively with the TIAA/SP Deposit, the “Deposit”) with an escrow agent and pursuant to an escrow agreement to be agreed to POPLP, TIAA/SP and CPPIB.

NOW THEREFORE, the Parties agree to the following:

1.    Engagement of Escrow Agent. POPLP, TIAA/SP and CPPIB hereby engage Escrow Agent to serve as the escrow agent with respect to the Deposit, and Escrow Agent hereby accepts such engagement.

2.    Delivery of Deposit. TIAA/SP shall deliver the TIAA/SP Deposit Principal Amount and CPPIB shall deliver the CPPIB Deposit Principal Amount as specified in the Contribution Agreement pursuant to the wire transfer instructions attached hereto as Exhibit 2.

3.    Establishment of Escrow. Escrow Agent shall deposit, hold, invest and disburse the Deposit for the benefit of POPLP, TIAA/SP and CPPIB and their respective successors and assigns. Escrow Agent shall provide written notice to POPLP, TIAA/SP and CPPIB immediately following Escrow Agent’s receipt of the TIAA/SP Deposit Principal Amount and of the CPPIB Deposit Principal Amount, confirming the date and time of each such receipt by Escrow Agent.

4.    Investment of Deposit. All funds received by Escrow Agent shall be held in a segregated bank account at Bank of America, N.A., bearing interest at the rate determined by Bank of America, N.A., and all interest accruing thereon shall be paid to the Party entitled to the Deposit under the terms of this Escrow Agreement. Upon Escrow Agent’s request, TIAA/SP and/or CPPIB will execute the appropriate Internal Revenue Service documentation for the giving of taxpayer identification information relating to the account in which the Deposit is deposited. None of the Parties shall be liable or responsible for any loss resulting from any investment or reinvestment made pursuant to this Section 4.

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5.    Application of Deposit.

(a)    Escrow Agent agrees that it shall hold the Deposit (or portions thereof) as provided above and shall continue to hold and shall disburse the Deposit (or portions thereof) in accordance with the terms of the Contribution Agreement.

(b)    Notwithstanding the foregoing, if Escrow Agent receives a request or direction (a “Disbursement Request”) (i) from any Party (a “Requesting Party”) or (ii) pursuant to the Contribution Agreement to disburse all or any portion of the Deposit, then Escrow Agent shall, on or before the date that is five (5) Business Days after Escrow Agent’s receipt of such Disbursement Request, deliver written notice (a “Disbursement Request Notice”) of its receipt of such Disbursement Request to each Party (other than, if applicable, the Requesting Party). If, within ten (10) Business Days after a Party’s receipt of a Disbursement Request Notice, such Party delivers written notice to Escrow Agent requesting that Escrow Agent hold and disburse the Deposit in accordance with the provisions of Section 5(c) below (a “Dispute Notice”), then Escrow Agent shall not return the Deposit (or portion thereof) requested under the Disbursement Request, but shall instead hold and disburse the Deposit in accordance with the provisions of Section 5(c) below.

(c)     In the event of any dispute between and/or among any of POPLP, TIAA/SP and CPPIB regarding the disbursement of the Deposit (including without limitation, in the event of a Dispute Notice referred to in Section 5(b) hereof, then Escrow Agent shall withhold disbursement of the Deposit (or the applicable disputed portion thereof) until such dispute is resolved and is otherwise directed by joint written directions of (as applicable) POPLP, TIAA/SP and/or CPPIB, or shall interplead the Deposit (or the applicable disputed portion thereof) in a court of competent jurisdiction located in a forum of proper jurisdiction in the State of Delaware.

(d)    When all monies held by Escrow Agent have been finally distributed in accordance with this Escrow Agreement, this Escrow Agreement shall terminate.

6.    Confidentiality. Subject to disclosure obligations required by applicable law, Escrow Agent shall hold the Contribution Agreement and this Escrow Agreement as strictly confidential and shall not: (a) share the Contribution Agreement or this Escrow Agreement with, or (b) disclose the terms under the Contribution Agreement or this Escrow Agreement (together, items (a) and (b), collectively, the “Confidential Information”) to any party without the prior written consent of POPLP, TIAA/SP and CPPIB.

7.    Liability. Escrow Agent will be obligated to perform only the duties that are expressly set forth herein. In case of conflicting demands upon Escrow Agent, it may: (a) refuse to comply therewith as long as such disagreement continues and make no delivery or other disposition of any funds or property then held (and Escrow Agent shall not be or become liable in any way for such failure or refusal to comply with such conflicting or adverse claims or

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demands, except for its gross negligence and willful misconduct); (b) continue to so refrain and so refuse to act until all differences have been adjusted by agreement and Escrow Agent has been notified thereof in writing signed jointly by POPLP, TIAA/SP and CPPIB; or (c) shall interplead the Deposit in a court of competent jurisdiction located in a forum of proper jurisdiction in the State of Delaware.

8.    No Obligation to Take Legal Action. Escrow Agent shall not be under any obligation to take any legal action in connection with this Escrow Agreement or for its enforcement, or to appear in, prosecute, or defend any action or legal proceeding which, in its opinion, would or might involve it in any costs, expense, loss, or liability, unless, and as often as reasonably required by it, it is furnished with reasonably satisfactory security and indemnity against all such costs, expenses, losses, or liabilities.

9.    Status of Escrow Agent. Escrow Agent is to be considered and regarded as a depository only, and shall not be responsible or liable (except for its gross negligence or willful misconduct) for the sufficiency or correctness as to form, manner of execution, or validity of any instrument deposited pursuant to this Escrow Agreement, nor as to the identity, authority, or rights of any person executing the same. Escrow Agent’s duties hereunder shall be limited to the safekeeping of the Deposit received by it as Escrow Agent (and interest and income earned thereon) and for its disbursement in accordance with this Escrow Agreement.

10.    Written Instructions of Parties. Notwithstanding any contrary provision contained herein, Escrow Agent shall, at all times, have full right and authority and the duty and obligation to pay over and disburse the Deposit or any portion thereof in accordance with the joint written instructions signed by POPLP, TIAA/SP and CPPIB.

11.    Notices. As used in this Escrow Agreement, “notice” means a written notice complying with the delivery requirements set forth below. To “notify a person” or words to a similar effect means to give an effective notice. All notices and other written communications which are required or permitted under any provision of this Escrow Agreement shall be effective only if they are in writing, addressed to the proper Party and sent in one of the following ways: (a) by U.S. mail, certified receipt requested; or (b) by a recognized overnight carrier, such as Federal Express, marked for next Business Day delivery, in each case with delivery charges (if any) prepaid and addressed as set forth below; or (c) by electronic mail, addressed as set forth below, provided that the intended recipient of such notice confirms receipt. Any Party may change its address for notice by giving notice to the other Parties in the manner provided herein. Such a notice or other communication shall be deemed delivered at the following times: if sent by U.S. Mail, then three (3) days after the deposit thereof into the U.S. Mail; if sent by a recognized overnight carrier, then one (1) Business Day (defined in the Contribution Agreement) after the acceptance by the carrier for next day delivery; if sent by electronic mail, then upon confirmation of receipt by the intended recipient. The Parties intend that the foregoing requirements for notice cannot be waived or varied by course of conduct:

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If to POPLP:

Parkway, Inc.

390 N. Orange Avenue

Suite 2400

Orlando, FL 32801

Attn.: Jason A. Bates

          Chief Investment Officer &

          Executive Vice President

E-mail: jbates@pky.com

And to:

Parkway, Inc.

390 N. Orange Avenue

Suite 2400

Orlando, FL 32801

Attn.: A. Noni Holmes-Kidd

          Vice President and General Counsel

E-mail: nholmes-kidd@pky.com

with a copy to:

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, NY 10019

Attn.: Mitchell Lubart, Esq.

E-mail: mitchell.lubart@nortonrosefulbright.com

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If to TIAA/SP:

TH Real Estate

8500 Andrew Carnegie Blvd, 3rd Floor

Charlotte, NC 28262

Attention: Michael D. Fisk

Telephone: (704) 988-4150

E-mail: fisk@tiaa-cref.org

And to:

Silverpeak Real Estate Partners

40 West 57th Street, 29th Floor

New York, NY 10019

Attention: Brett Bossung

Telephone: (212) 716-2050

Email: BB@silverpeakre.com

with a copy to:

Teachers Insurance and Annuity Association

4675 MacArthur Court, Suite 1100

Newport Beach, CA 92660

Attention: Gabriel J. Steffens, Esq.

Telephone: (949) 809-2609

E-mail: GSteffens@tiaa-cref.org

If to CPPIB:

c/o Canada Pension Plan Investment Board

One Queen Street East, Suite 2500

Toronto, Ontario M5C 2W5

Attention: Lora Gotcheva

Telephone: (416) 874-5466

E-mail: lgotcheva@cppib.com

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Arthur S. Adler

Telephone: (212) 558-4000

E-mail: adlera@sullcrom.com

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If to Escrow Agent:

Commonwealth Land Title Insurance Company

685 Third Avenue, 20th Floor

New York, NY 10017

Attention: Liane Carpenter, Vice President

Phone: (212) 973-4802

E-Mail: lianecarpenter@cltic.com

12.    Fee. Escrow Agent shall receive no fee for its services hereunder, but Escrow Agent shall be paid or reimbursed for all reasonable, out-of-pocket expenses, disbursements and advances, including reasonable attorneys’ fees, incurred or paid in connection with carrying out its duties hereunder. Such expenses, disbursements and advances shall not be payable or paid out of the Deposit. Non-payment of such reimbursements shall not entitle Escrow Agent to refuse or fail to act as required by this Escrow Agreement. POPLP shall be responsible for payment of 51% of any such expenses, disbursements and advances of Escrow Agent. The Purchasing Party (as defined in the Contribution Agreement) shall be responsible for paying 49% of any such expenses, disbursements and advances of Escrow Agent.

13.    Titles and Section Headings. Titles of sections and subsections contained in this Escrow Agreement are inserted for convenience of reference only, and neither form a part of this Escrow Agreement or are to be used in its construction or interpretation.

14.    Counterparts. This Escrow Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

15.    Non-Waiver. No waiver by any Party of any breach of any term or condition of this Escrow Agreement shall operate as a waiver of any other breach of such term or condition or of any other term or condition. No failure to enforce such provision shall operate as a waiver of such provision or of any other provision hereof, or constitute or be deemed a waiver or release of any other Party for anything arising out of, connected with, or based upon this Escrow Agreement.

16.    Binding Effect. This Escrow Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective transferees, successors, and assigns. The Parties recognize and acknowledge that the powers and authority granted Escrow Agent herein are each irrevocable and coupled with an interest.

17.    Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

18.    Time of Essence. TIME IS OF THE ESSENCE WITH RESPECT TO THIS ESCROW AGREEMENT AND EACH OF ITS TERMS.

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19.    Entire Agreement; Modification. This Escrow Agreement supersedes all prior agreements and constitutes the entire agreement with respect to the subject matter hereof. It may not be altered or modified without the written consent of all Parties.

[Remainder of page intentionally blank. Signatures appear on following page.]

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IN WITNESS WHEREOF, the Parties have caused this Escrow Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARKWAY OPERATING PARTNERSHIP LP,
a Delaware limited liability company

By:	Parkway Properties General Partners, Inc., its general partner

By:
Name:
Title:

By:
Name:
Title:

PERMIAN INVESTOR LP,
a Delaware limited partnership

By:	Permian Investor GP LLC, a Delaware limited liability company, its general partner

By:
Name:
Title:

By:
Name:
Title:

CPPIB US RE-A, Inc.,
a corporation organized under the laws of Ontario

By:
Name:
Title:

By:
Name:
Title:

COMMONWEALTH LAND TITLE INSURANCE COMPANY

By:
Name:
Title:

EXHIBIT 1

CONTRIBUTION AND PARTIAL

INTEREST ASSIGNMENT AGREEMENT

EXHIBIT 2

DEPOSIT DELIVERY WIRE INSTRUCTIONS

EXHIBIT 15

WIRING INSTRUCTIONS

EXHIBIT 16

POPLP RETAINED RENT CONCESSION AMOUNT

EXHIBIT 17

ACCESS AND CONFIDENTIALITY AGREEMENT

PROPERTY ACCESS AND CONFIDENTIALITY AGREEMENT

This Property Access and Confidentiality Agreement (the “Agreement”) is entered into among (a) SP ACQUISITIONS LLC a Delaware limited liability company and THRE GLOBAL INVESTMENTS LLC, a Delaware limited liability company (each a “Grantee” and collectively and jointly and severally, the “Grantees”) and (b) PARKWAY OPERATING PARTNERSHIP LP, a Delaware limited partnership (“Grantor”).

W I T N E S S E T H :

WHEREAS, Grantor (together with Parkway, Inc. (an entity that directly and indirectly owns and controls Grantor) directly or indirectly, own one hundred percent (100%) of those certain entities listed on Exhibit A (collectively, the “Greenway Entities”) that directly or indirectly own certain real property (including all buildings, improvements, common areas, facilities and related property) as listed on Exhibit B (collectively, the “Property”); and

WHEREAS, Grantor and an entity to be formed by Grantees (“Investor”) are contemplating entering into a transaction whereby, if the transaction closes, Investor will own, indirectly, a portion of the ownership interests in the Property (the “Proposed Transaction”); and

WHEREAS, in connection with the Proposed Transaction: (a) Grantees would like the right to access the Property and certain other information relating to the business and affairs of the Property (the “Property Information”) in order to perform diligence; (b) Grantor has agreed to grant such access to Grantees, subject to the provisions of this Agreement; and (c) Grantees have agreed to such terms and conditions.

NOW, THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.    Grant of Access Rights to the Property. From the date of this Agreement through the Access Expiration Time (defined below), Grantees and their designated owners, officers, employees, agents, contractors, attorneys, accountants, representatives, potential investors and consultants (each, a “Grantee Representative” and collectively, the “Grantee Representatives”) may, during regular business hours and upon not less than two (2) business

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days’ prior written notice to Grantor, inspect the Property solely for the purpose of conducting surveys and performing non-invasive testing at the Property (including such environmental, structural and engineering tests or surveys as Grantees reasonably determine to be appropriate), provided that: (a) any access shall be subject to the terms and conditions of the parties to any leases, subleases, tenancies, concessions, licenses and occupancy rights affecting the Property (collectively, the “Tenant Parties”); (b) Grantees shall not (and shall not allow any Grantee Representative to), without the prior consent of Grantor, communicate with any of such Tenant Parties; (b) Grantees shall not (and shall not allow any Grantee Representative to) perform any tests with respect to the Property without the prior written consent of Grantor in each instance, which consent shall not be unreasonably withheld, conditioned or delayed; (c) such inspection, surveys and/or testing will be subject to the rights of the Tenant Parties and will not unreasonably disrupt or disturb: (i) any Tenant Parties; (ii) the ongoing operation of the Property; (iii) any services to the Property; or (iv) the normal operation of the Property; (d) Grantees, at Grantees’ sole cost and expense, subject to Section 4 below, shall restore the Property to the condition it was in immediately prior to such inspection, surveys and/or testing (reasonable wear and tear, pre-existing conditions, or matters merely discovered by Grantees excepted); and (e) Grantees shall (and shall cause all Grantee Representatives to): (i) exercise reasonable care at all times that Grantees and/or any Grantee Representatives shall be present upon the Property; (ii) at Grantees sole cost and expense, observe and comply with all applicable laws and, on receipt of notice from Grantor specifying a condition imposed by any insurance policy then in effect with respect to the Property, observe and comply with such condition; and (iii) on receipt of notice from Grantor of a violation or potential violation of any permit, license, mortgage or insurance policy pertaining to the Property, refrain from engaging in, or immediately cease, any activity which violates or would violate any such permit, license, mortgage or insurance policy. Grantor shall have the right to have a representative accompany any Grantee and/or any Grantee Representatives during any such communication or entry upon the Property.

2.    Liens Arising from Access. Grantees will promptly (a) pay for all work, labor, material or services procured by any Grantee and/or any Grantee Representatives in connection with the access granted hereunder and (b) discharge any liens arising from any such work, labor, material or services.

3.    No Governmental Contact without Consent. Except as otherwise provided below, Grantees shall not (and shall not allow any Grantee Representative to) contact any federal, state, county, municipal or other department or governmental agency regarding the Property or the condition of the Property without Grantor’s prior written consent. In addition, if Grantor’s consent is given, Grantor shall be entitled to receive at least two (2) business days prior written notice of the intended contact and shall be entitled to have a representative present when any

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Grantee (or any Grantee Representative ) has any such contact with any governmental official or representative. This Section 3 shall not prohibit Grantees, without Grantor’s consent, from (a) retaining a duly licensed environmental consultant to conduct such searches of public records as shall be necessary to complete its environmental site assessment of the Property or (b) obtaining customary “departmental searches” with respect to the Property through Commonwealth Land Title Insurance Company or its agents, or (c) engaging a zoning consultant to prepare a standard zoning and code compliance report; provided, however, no inquiries or requests of any kind shall be made to governmental authorities by such consultant (whether for zoning and no violation letters, or copies of licenses, permits and plans, or otherwise) without Grantor’s prior consent.

4.    Access Repair Obligations. Grantees shall, at their sole cost and expense, promptly repair all damage resulting from any such access by or at the direction of any Grantee so that the Property shall be restored to the same condition in which it existed immediately prior to such access (reasonable wear and tear by Grantees excepted). Notwithstanding the foregoing, Grantor shall have the right at Grantor’s option, on notice to Grantees, to complete any such necessary repair work. If Grantor elects to perform such repair work, Grantees will reimburse Grantor for the reasonable, actual cost of such work within ten (10) business days after Grantees’ receipt of a bill for the same. Notwithstanding the foregoing, Grantees shall have no obligation to remediate any pre-existing physical or environmental conditions or matters merely discovered by Grantees (provided Grantees shall be and remain liable to the extent of any exacerbation of any pre-existing condition or matter caused by Grantees or any Grantee Representative) or any conditions to the extent caused by the gross negligence or willful misconduct of Grantor or any Grantor Party (defined below).

5.    Property Access Indemnity. Grantees shall indemnify, defend and hold harmless: (a) Grantor; (b) Parkway Properties LP, Parkway Properties General Partners, Inc. and Parkway, Inc.: (c) Grantor’s direct and indirect owners and all entities in which Grantor has an interest that directly or indirectly own any portion of the Property and all officers, employees, shareholders, attorneys, agents and other representatives of each of the foregoing, each (together with Grantor, a “Grantor Party” and collectively, the “Grantor Parties”) from and against any and all liability, loss, cost, judgment, claim, damage or expense (including without limitation reasonable attorneys’ fees and expenses) actually incurred (collectively, “Claims and Losses”) arising directly from, out of or in connection with any inspection of and/or entry upon the Property by any Grantee and/or any Grantee Representative to the extent same shall result in or cause: (a) any actual damage to any property: (b) personal injury or death to any individual; and/or (c) claims by any third parties brought against any Grantor Party; provided, however, the foregoing indemnity shall not apply to the extent of (i) pre-existing conditions due to the mere discovery by Grantees of such conditions (provided Grantees shall be and remain liable to the

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extent of any exacerbation of any pre-existing condition or matter caused by Grantees or any Grantee Representative) in the course of such investigations or (ii) any Claims and Losses resulting from Grantor’s or any Grantor Party’s gross negligence or willful misconduct. Notwithstanding the foregoing, in no event shall any party hereto be responsible or liable to any other party hereto (or their agents or other indemnitees) for any exemplary, punitive, indirect or special damages resulting from a party’s breach of its obligations hereunder.

6.    Insurance. Prior to any entry on the Property, Grantees shall obtain and maintain, at Grantees sole cost and expense general liability insurance, from an insurer reasonably acceptable to Grantor, in an amount not less than $2,000,000 combined single limit for personal injury and property damage per occurrence, provided, that the foregoing requirement may be satisfied by a combination of primary and excess coverage. All such insurance shall name Grantor and such other parties designated by Grantor as additional insured. Prior to any access being granted, Grantees shall deliver to Grantor original certificates of insurance for the coverage required above.

7.    Data Room, Other Confidential Information and Grantees’ Confidentiality Obligations. In addition to the access to the Property as provided for above (and in furtherance of the Proposed Transaction), Grantees have requested that Grantor provide (and Grantor has agreed to provide) Grantees and the Grantee Representatives access to certain Property Information (including access to an electronic data room with certain Property Information) upon and subject to the terms of this Agreement. Actual access to the data room and other Property Information shall be at such times and under such additional conditions as Grantor and Grantees shall mutually and reasonable agree.

8.    No Reliance. Grantees acknowledge and agree that: (a) neither Grantor nor any Grantor Representative has (or, except as expressly provided for in clause (c) of this Section 8, will have) the authority to make any representation, warranty or other agreement about the truth, correctness or completeness of the Property Information; (b) Grantees have no right to rely upon the truth, correctness or completeness of the Property Information; (c) any representation, warranty or other agreement with respect to any Property Information shall only be as expressly set forth in a definitive agreement relating to the Proposed Transaction that has been executed and delivered by Grantor, Investor and other applicable parties (a “Transaction Agreement”); and (d) Grantor has no obligation of any kind of nature to enter into any Transaction Agreement with Investor and may decline to do so for any reason or no reason. Grantor acknowledges and agrees that Grantees have no obligation of any kind of nature to form Investor or to cause Investor to enter into a Transaction Agreement and may decline to do so for any reason or no reason.

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9.    Confidential Information and Grantees’ Confidentiality Obligations.

a.    Subject to the provisions of this Section 9 below, Grantees acknowledge and agree that the following constitutes confidential information (collectively, the “Confidential Information”): (i) the fact that they have entered into this Agreement, will be discussing the Proposed Transaction and/or a possible Transaction Agreement and the terms of the Proposed Transaction and/or a possible Transaction Agreement; (ii) any information the Grantees or any Grantee Representative learns from its or their physical inspections and searches as described in Sections 1 and 3 above; and (iii) any information the Grantees or any Grantee Representative learns from its or their review of any Property Information as described in Section 9 above.

b.    Grantees will maintain strict confidentiality of all Confidential Information and only use and disclose Confidential Information in connection with the performance of the due diligence contemplated by this Agreement (and for no other purpose) and may only use, discuss and disclose Confidential Information to such of Grantee Representatives who: (i) need such Confidential Information to perform their services; (ii) have been made aware of the confidentiality obligations of Grantees; and (iii) have agreed to comply with the confidentiality obligations as if they had executed this Agreement and were bound by this Section 9. Grantees shall be responsible for the breach of confidentiality with respect to any such Confidential Information by any Grantee Representatives.

c.    Within ten (10) business days after the Access Termination Time, (i) Grantees shall, upon written request from Grantor and at no additional cost to Grantees, at Grantor’s option, either (A) return (and cause all Grantee Representatives to return) to Grantor Confidential Information furnished to any Grantee or any such Grantee Representative or (B) destroy such Confidential Information and certify to Grantor in writing that it has done so; provided, however, in either case Grantees may retain copies of such Confidential Information which Grantee is required to maintain for legal requirements or in connection with Grantees’ record retention policies. Any retained copies shall remain confidential and subject to the terms and conditions of this Agreement until such time as the Confidential Information are disposed of in connection with Grantees’ record retention policies and (ii) deliver to Grantor true, complete and correct copies of all third-party reports obtained by Grantees in connection with its inspection of the Property (including without limitation all environmental reports, engineering reports, appraisals and similar materials), provided Grantor first executes a non-reliance letter reasonably acceptable to Grantee. The provisions of the paragraph shall survive the expiration or sooner termination of this Agreement.

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d.    Notwithstanding the definition of Confidential Information in Section 9(a), Confidential Information shall not including any information which: (i) at the date of its first disclosure to any Grantee or any Grantee Representative is publicly known; (ii) at any time after the date of its first disclosure to any Grantee or any Grantee Representative, becomes publicly known (other than by disclosure of such information by any Grantee or any Grantee Representative; (iii) was in the possession of Grantee or any Grantee Representative prior to the date of this Agreement and was not obtained from Grantor; (iv) was obtained by a third party who, to the knowledge of Grantee or Grantee’s Representative, did not obtain such information from Grantor and was not subject to any confidentiality agreement regarding such information or (v) was developed by any Grantee or any Grantee Representative without the use of any Confidential Information.

e.    Notwithstanding the confidentiality obligations in this Section 9, if any Grantee or any Grantee Representative receives a request to disclose Confidential Information under law, regulation, rule or legal process (including the terms of a valid and effective order issued by a court of competent jurisdiction, public authority or by a legislative body or committee), such disclosure by such party shall not constitute a violation of this Agreement provided that such party: (i) to the extent legally permitted, promptly notifies Grantor of the existence, terms and circumstances surrounding such request; (ii) to the extent legally permitted, consults with Grantor on the advisability of taking available legal steps to resist or narrow such request; and (iii) if disclosure of such Confidential Information is required or deemed advisable, exercises its reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the Confidential Information to be disclosed which Grantor so designates.

f.    Grantees shall indemnify, defend and hold harmless each applicable Grantor Party harmless from and against any and all liability, loss, cost, judgment, claim, damage or expense (including without limitation reasonable attorneys’ fees and expenses) actually incurred arising directly from, out of or in connection with any breach of any of Grantees’ confidentiality obligations in this Section 9. Grantees expressly acknowledge and agree that, in addition to the foregoing (i) a breach of any of Grantees’ confidentiality obligations in this Section 9 might result in irreparable injury to Grantor, for which money damages could not adequately compensate Grantor and (ii) in the event of any such breach or any threatened breach, Grantor shall be entitled to seek an injunction or restraining order from any court of competent jurisdiction enjoining and restraining the applicable Grantee Party from breaching or continuing any such breach. Such remedy shall not be deemed to be the exclusive remedy, but shall be in addition to all other remedies available at law or equity. Notwithstanding the foregoing, in no event shall any party hereto be responsible or liable to any other party hereto (or their agents or other indemnitees) for any exemplary, punitive, indirect or special damages resulting from a party’s breach of its obligations hereunder.

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10.    Grantor Has no Confidentiality Obligations. Grantees acknowledge and agree that: (a) Grantor is an affiliate of Parkway, Inc.; (b) Parkway, Inc. is publicly traded company; and (c) Grantor and Parkway, Inc. have the absolute right, without notice to or consent of Grantees, to make any disclosure of any Confidential Information that Grantor and/or Parkway, Inc. deem necessary, desirable or appropriate in order to comply with any applicable laws and as is consistent with past practices.

11.    Term and Access Termination and Survival.

a.    The rights granted to Grantees in Sections 1 and 7 shall, unless otherwise agreed to in writing by Grantor and Grantees continue from the date this Agreement has been fully executed and delivered through 11:59 PM (EST) on December 15, 2016 (the “Access Expiration Time”).

b.    Except as expressly provided for in Section 11(a), all covenants and agreements of the parties contained herein shall survive the Access Expiration Time until December 14, 2017 (the “Termination Date”), provided that if any party to this Agreement shall commence an action in a court of competent jurisdiction claiming a breach or violation of this Agreement by any other party (or parties) to this Agreement prior to the Termination Date, then all applicable provisions of this Agreement until finally resolved either by consummation of a settlement by the applicable parties or by the issuance (and, if applicable, satisfaction of) of a final non-appealable order by a court of competent jurisdiction.

12.    Notice. All notices must be in writing and addressed to the address set forth in each signature block to this Agreement. Notices are effective: (a) when delivered in person; (b) upon confirmation of a receipt when transmitted by facsimile transmission or by electronic mail; (c) upon receipt after dispatch by registered or certified mail, postage prepaid; (d) on the next business day if transmitted by overnight courier (with confirmation of delivery); or (e) three (3) days after the date of mailing, whichever is earlier.

13.    General Provisions. This Agreement is governed by the laws of the state where the Property is located. This Agreement does not create any agency, partnership or joint venture between the parties. This Agreement sets out all terms agreed between the parties and supersedes all other agreements between the parties relating to its subject matter. Any amendment to this Agreement must be in writing, signed by both parties, and expressly state that

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it is amending this Agreement. The parties may execute this Agreement in counterparts, including facsimile, PDF, and other electronic copies, which taken together will constitute one instrument.

14.    Joint and Several Liability. Each Grantee acknowledges and agrees that: (a) every acknowledgement, covenant and agreement of the Grantees in this Agreement shall be construed to be (and are hereby declared to be) the joint and several acknowledgements, covenants and agreements of each Grantee and shall be fully binding upon and enforceable against each Grantee; (b) the release of any Grantee from any of its obligations or liabilities under this Agreement shall not affect or release the obligations and liabilities of the other Grantee under this Agreement; (c) Grantor may, at its option, enforce this Agreement against one or all of the Grantees; and (d) Grantor shall not be required to resort to enforcement against both Grantees and the failure to proceed against or join any Grantee shall not affect the joint and several liability of the other Grantee.

SIGNATURE PAGE TO FOLLOW

8

IN WITNESS WHEREOF, the parties have executed this Agreement by persons duly authorized as of the Effective Date.

GRANTOR:

PARKWAY OPERATING PARTNERSHIP LP,
a Delaware limited partnership

By:	Parkway Properties General Partners, Inc., its general partner

By:

Name:	A. Noni Holmes-Kidd
Title:	Vice President and General Counsel
Notice Address:	390 N. Orange Avenue, Suite 2400
Orlando, FL 32801
Date:

GRANTEES:

SP ACQUISITIONS LLC
a Delaware limited liability company

By:

Name:	Mark Walsh
Title:
Notice Address:	SP Acquisitions LLC
c/o Silverpeak Real Estate Partners
40 West 57th Street, 29th Floor
New York, NY 10019
Date:

THRE GLOBAL INVESTMENTS LLC
a Delaware limited liability company

By:

Name:
Title:
Notice Address:	4675 MacArthur Court, Suite 1100
Newport Beach, CA 92660
Date:

EXHIBIT A

CG ENTITIES

1.	PKY 3200 SW Freeway, LLC (Phoenix Tower)

2.	Cousins Greenway Outparcel West, LLC (Tracts 9 & 10)

3.	Cousins Greenway East Parent LLC (Tracts 7 & 8)

4.	Cousins Greenway Central Plant LLC (Tract 11)

5.	Cousins Greenway West Parking LLC (Tracts 1 & 2)

6.	Cousins Greenway West First Parent LLC (Tracts 5 & 6)

7.	Cousins Greenway Edloe Parking LLC (Tract 13)

8.	Cousins Greenway Nine LLC (Tract 12)

9.	Cousins Greenway Eight Twelve LLC (Tracts 3 & 4)

EXHIBIT B

PROPERTY

1.	3200 Southwest Freeway (Phoenix Tower), Houston, TX

2.	3755 Richmond Avenue (Tony’s Restaurant), Houston, TX

3.	1-5 Greenway Plaza, the Shops at Greenway, 1 Greenway Garage, 2 Greenway Garage, Greenway East Garage and 3800 Buffalo Speedway, Houston, TX

4.	7 Greenway Plaza, Houston, TX

5.	3700 Colquitt Street (North Richmond Garage), Houston, TX

6.	3350 Edloe Street (Edloe Garage and Lot), Houston, TX

7.	9 Greenway Plaza, Houston, TX

8.	11 Greenway Plaza/1 City Club Drive (Houston City Club and Garage)/3707 Richmond Avenue (Frost Bank), Houston, TX

9.	8 Greenway Plaza, Houston, TX

10.	12 Greenway Plaza, Houston, TX

EXHIBIT 18

SCHEDULE OF LITIGATION

EXHIBIT 19

RENT ROLL

EXHIBIT 20

FORM OF TENANT ESTOPPELS

Greenway Plaza – [INSERT TENANT]

Tenant Estoppel Certificate

To:	Goldman Sachs Mortgage Company, together with its successors and assigns

6011 Connection Drive, Suite 550

Irving, Texas 75039

Attention: General Counsel

TIAA-CREF Global Investments LLC

Silverpeak Real Estate Partners

c/o Silverpeak Real Estate Partners

40 W 57th Street, 29th Floor

New York, NY 10019

Attn: Zachary Guy

Canada Pension Plan Investment Board

One Queen Street East, Suite 2500

Toronto, ON

M5C 2W5

Canada

Re:	Lease Agreement for premises at [ ] Greenway Plaza, Houston, Texas

1.    The undersigned, as Tenant of approximately                     square feet of space (the “Premises”) under that certain [Lease Agreement] dated                     made with                     , a                      (the “Landlord”), covering space in Landlord’s building (the “Building”) in Harris County, State of Texas known as [    ] Greenway Plaza, hereby certifies as follows:

(a)    That Exhibit A attached hereto is a true, correct and complete list of the lease documents including all amendments thereto (collectively, the “Lease”);

(b)    That the Lease is in full force and effect and has not been modified, supplemented or amended in any way except as set forth in Exhibit A. The interest of the undersigned in the Lease has not been assigned or encumbered;

(c)    That the Lease, as amended as indicated in Exhibit A, represents the entire agreement between the parties as to said leasing of the Premises, and that there are no other agreements, written or oral, which affect the occupancy of the Premises by the undersigned;

(d)    That the commencement date of the term of the Lease was                     ;

(e)    That the expiration date of the term of the Lease is                     , including any presently exercised option or renewal term, and that the undersigned has no rights to renew, extend or cancel the Lease or to lease additional space in the Premises or the Building, except as expressly set forth in the Lease;

Greenway Plaza – [INSERT TENANT]

(f)    That in addition to the Premises, the undersigned has the right to use or rent                      parking spaces in or near the Building and                      square feet of storage area during the term of the Lease;

(g)    That the undersigned has no option or preferential right to purchase all or any part of the Premises (or the land or Building of which the Premises are a part), and has no right or interest with respect to the Premises or the Building other than as Tenant under the Lease;

(h)    That all conditions of the Lease to be performed by Landlord and necessary to the enforceability of the Lease have been satisfied. On this date there are no existing defenses, offsets, claims or credits which the undersigned has against the enforcement of the Lease except for prepaid rent through                      (not to exceed one (1) month);

(i)    That all contributions required by the Lease to be paid by Landlord to date for improvements to the Premises have been paid in full. All improvements or work required under the Lease to be made by Landlord to date, if any, have been completed to the satisfaction of the undersigned. Charges for all labor and materials used or furnished in connection with improvements and/or alterations made for the account of the undersigned in the Building have been paid in full. The undersigned has accepted the Premises, subject to no conditions other than those set forth in the Lease. The undersigned has entered into occupancy of the Premises;

(j)    That the minimum rent payable as of February 2017 under the Lease is $             per month and such rent has been paid through                     ;

(k)    That additional rent is payable under the Lease for                     , as defined in                      of the Lease is currently $             per month.

(l)    That the undersigned has made no agreement with Landlord or any agent, representative or employee of Landlord concerning free rent, partial rent, rebate of rental payments or any other similar rent concession (except as expressly set forth in the Lease). No rents have been prepaid more than one (1) month in advance and full rental, including basic minimum rent, if any, has commenced to accrue;

(m)    That there are no defaults by the undersigned or Landlord under the Lease, and no event has occurred or situation exists that would, with the passage of time or with notice, constitute a default under the Lease;

(n)    That the undersigned has paid to Landlord a security deposit [or delivered a letter of credit] in the amount of $            ; and

(o)    That as of this date there are no actions, whether voluntary or otherwise, pending against the undersigned or any guarantor of the Lease under the bankruptcy or insolvency laws of the United States or any state thereof.

2.    The undersigned represents and warrants that it has not violated, and shall not violate, any laws affecting the Premises, including the Controlled Substances Act, or which could otherwise result in the commencement of a judicial or nonjudicial forfeiture or seizure proceeding by a governmental authority (including the commencement of any proceedings under the Civil Asset Forfeiture Reform Act) on the grounds that the Premises or any part thereof has been used to commit or

Greenway Plaza – [INSERT TENANT]

facilitate the commission of a criminal offense by any person, including the undersigned, pursuant to any law, including the Controlled Substances Act, regardless of whether or not the Premises is or shall become subject to forfeiture or seizure in connection therewith. As used herein, “Controlled Substances Act” means the Controlled Substances Act (21 U.S.C. Sections 801 et seq.), as amended from time to time, and any successor statute, and “Civil Asset Forfeiture Reform Act” means the Civil Asset Forfeiture Reform Act of 2000 (18 U.S.C. Sections 983 et seq.), as amended from time to time, and any successor statute.

EXECUTED this              day of                     .

By:
Name:
Title:

Phoenix Tower – [INSERT TENANT]

EXHIBIT A

[INSERT LIST OF LEASE DOCUMENTS]

Phoenix Tower – [INSERT TENANT]

Tenant Estoppel Certificate

To:	TIAA-CREF Global Investments LLC

Silverpeak Real Estate Partners

c/o Silverpeak Real Estate Partners

40 W 57th Street, 29th Floor

New York, NY 10019

Attn: Zachary Guy

Canada Pension Plan Investment Board

One Queen Street East, Suite 2500

Toronto, ON

M5C 2W5

Canada

Re:	Lease Agreement for premises at Phoenix Tower, Houston, Texas

1.    The undersigned, as Tenant of approximately                      square feet of space (the “Premises”) under that certain [Lease Agreement] dated                      made with                     , a                      (the “Landlord”), covering space in Landlord’s building (the “Building”) in Harris County, State of Texas, known as Phoenix Tower, hereby certifies as follows:

(a)    That Exhibit A attached hereto is a true, correct and complete list of the lease documents including all amendments thereto (collectively, the “Lease”);

(b)    That the Lease is in full force and effect and has not been modified, supplemented or amended in any way except as set forth in Exhibit A. The interest of the undersigned in the Lease has not been assigned or encumbered;

(c)    That the Lease, as amended as indicated in Exhibit A, represents the entire agreement between the parties as to said leasing of the Premises, and that there are no other agreements, written or oral, which affect the occupancy of the Premises by the undersigned;

(d)    That the commencement date of the term of the Lease was                     ;

(e)    That the expiration date of the term of the Lease is                     , including any presently exercised option or renewal term, and that the undersigned has no rights to renew, extend or cancel the Lease or to lease additional space in the Premises or the Building, except as expressly set forth in the Lease;

(f)    That in addition to the Premises, the undersigned has the right to use or rent                      parking spaces in or near the Building and                      square feet of storage area during the term of the Lease;

(g)    That the undersigned has no option or preferential right to purchase all or any part of the Premises (or the land or Building of which the Premises are a part), and has no right or interest with respect to the Premises or the Building other than as Tenant under the Lease;

Phoenix Tower – [INSERT TENANT]

(h)    That all conditions of the Lease to be performed by Landlord and necessary to the enforceability of the Lease have been satisfied. On this date there are no existing defenses, offsets, claims or credits which the undersigned has against the enforcement of the Lease except for prepaid rent through                      (not to exceed one (1) month);

(i)    That all contributions required by the Lease to be paid by Landlord to date for improvements to the Premises have been paid in full. All improvements or work required under the Lease to be made by Landlord to date, if any, have been completed to the satisfaction of the undersigned. Charges for all labor and materials used or furnished in connection with improvements and/or alterations made for the account of the undersigned in the Building have been paid in full. The undersigned has accepted the Premises, subject to no conditions other than those set forth in the Lease. The undersigned has entered into occupancy of the Premises;

(j)    That the minimum rent payable as of February 2017 under the Lease is $             per month and such rent has been paid through                     ;

(k)    That additional rent is payable under the Lease for                     , as defined in Section      of the Lease is currently $             per month.

(l)    That the undersigned has made no agreement with Landlord or any agent, representative or employee of Landlord concerning free rent, partial rent, rebate of rental payments or any other similar rent concession (except as expressly set forth in the Lease). No rents have been prepaid more than one (1) month in advance and full rental, including basic minimum rent, if any, has commenced to accrue;

(m)    That there are no defaults by the undersigned or Landlord under the Lease, and no event has occurred or situation exists that would, with the passage of time or with notice, constitute a default under the Lease;

(n)    That the undersigned has paid to Landlord a security deposit in the amount of $            ; and

(o)    That as of this date there are no actions, whether voluntary or otherwise, pending against the undersigned or any guarantor of the Lease under the bankruptcy or insolvency laws of the United States or any state thereof.

2.    The undersigned represents and warrants that it has not violated, and shall not violate, any laws affecting the Premises, including the Controlled Substances Act, or which could otherwise result in the commencement of a judicial or nonjudicial forfeiture or seizure proceeding by a governmental authority (including the commencement of any proceedings under the Civil Asset Forfeiture Reform Act) on the grounds that the Premises or any part thereof has been used to commit or facilitate the commission of a criminal offense by any person, including the undersigned, pursuant to any law, including the Controlled Substances Act, regardless of whether or not the Premises is or shall become subject to forfeiture or seizure in connection therewith. As used herein, “Controlled Substances Act” means the Controlled Substances Act (21 U.S.C. Sections 801 et seq.), as amended from time to time, and any successor statute, and “Civil Asset Forfeiture Reform Act” means the Civil Asset Forfeiture Reform Act of 2000 (18 U.S.C. Sections 983 et seq.), as amended from time to time, and any successor statute.

Phoenix Tower – [INSERT TENANT]

EXECUTED this                      day of                     .

By:
Name:
Title:

EXHIBIT A

[INSERT LIST OF LEASE DOCUMENTS]

EXHIBIT 21

MAJOR TENANTS

EXHIBIT 22

SCHEDULE OF LEASING AND BROKERAGE AGREEMENTS